Filed Pursuant to Rule 424(b)(3)

Registration No. 333-234195

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On September 11, 2019, Highlands Bankshares, Inc., or “Highlands,” and First Community Bankshares, Inc., or “First Community,” entered into an Agreement and Plan of Merger (which, as it may be amended, supplemented or modified from time to time, we refer to as the “merger agreement”), pursuant to which Highlands will merge with and into First Community (which we refer to as the “merger”). Immediately following the completion of the merger, Highlands Union Bank, Highlands’ wholly-owned bank subsidiary, will merge with and into First Community Bank, First Community’s wholly-owned bank subsidiary, with First Community Bank continuing as the surviving bank (which we refer to as the “bank merger”).

In the merger, each share of Highlands common stock and Series A Convertible Perpetual Preferred stock (which we refer to as “Highlands preferred stock”) issued and outstanding immediately prior to the completion of the merger (other than certain excluded shares as described in the attached proxy statement/prospectus) will be converted into the right to receive 0.2703 (the “exchange ratio”) shares of First Community common stock (which we refer to as the “merger consideration”). The exchange ratio is subject to an adjustment if the final costs associated with the termination of Highlands’ core processor contract are less than those budgeted by the parties, in which event the exchange ratio will be adjusted to permit Highlands shareholders to share in the cost savings in accordance with the terms set forth in the merger agreement. At this time, no adjustment to the exchange ratio is expected. Based on First Community’s closing price of $34.00 per share on September 11, 2019, the 0.2703 exchange ratio represented an implied value of approximately $9.19 for each share of Highlands common stock and Highlands preferred stock.

We encourage you to obtain current market quotations for the common stock of First Community and Highlands before you vote. First Community common stock is currently quoted on the Nasdaq Global Select Market (which we refer to as the “NASDAQ”) under the symbol “FCBC.” Highlands common stock is currently quoted on the OTCQX Marketplace under the symbol “HLND.”

Based on the number of shares of Highlands common stock and Highlands preferred stock outstanding on October 24, 2019, the record date for the Highlands special meeting, we expect that holders of shares of Highlands common stock and Highlands preferred stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 18% of the issued and outstanding shares of First Community common stock immediately following the closing of the merger (including shares received in respect of Highlands restricted stock and without giving effect to any shares of First Community common stock held by Highlands shareholders prior to the merger). As a result, current First Community shareholders will hold, in the aggregate, approximately 82% of the outstanding shares of First Community common stock immediately following the closing of the merger. An increase or decrease in the number of outstanding shares of Highlands common stock and Highlands preferred stock prior to completion of the merger could cause the actual number of shares issued upon completion of the merger to change.

The merger is intended to be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, and holders of Highlands common stock and holders of Highlands preferred stock are not expected to recognize any gain or loss for United States federal income tax purposes on the exchange of shares of Highlands common stock or Highlands preferred stock for shares of First Community common stock in the merger, except to the extent holders receive cash in lieu of any fractional shares of First Community common stock.

Highlands will hold a special meeting of its shareholders in connection with the merger. Holders of Highlands common stock and Highlands preferred stock, voting as separate groups, will be asked to vote to approve the merger agreement and to approve related matters, as described in the attached proxy statement/prospectus.

The special meeting of Highlands shareholders will be held on December 17, 2019 at 1:00 p.m. (local time) at the Southwest Virginia Higher Education Center, One Partnership Circle, Abingdon, Virginia 24210.

Your vote is important. We cannot complete the merger unless holders of Highlands common stock and Highlands preferred stock approve the merger agreement. Approval of the merger agreement requires the affirmative vote of the holders of (1) at least two-thirds of the outstanding shares of Highlands common stock entitled to vote on the proposal and (2) a majority of the outstanding shares of Highlands preferred stock entitled to vote on the proposal. Regardless of whether or not you plan to attend your special meeting, please take the time to vote your shares in accordance with the instructions contained in the enclosed proxy statement/prospectus.

The Highlands board of directors unanimously recommends that holders of Highlands common stock and holders of Highlands preferred stock vote “FOR” the approval of the merger agreement and “FOR” the other matters to be considered at the Highlands special meeting.

The enclosed proxy statement/prospectus describes the special meeting, the merger, the documents related to the merger and other related matters. Please carefully read the entire proxy statement/prospectus, including the section entitled “Risk Factors,” for a discussion of the risks relating to the proposed merger. You also can obtain information about the proposed merger, First Community and Highlands from documents that First Community and Highlands have filed with the Securities and Exchange Commission.

If you have any questions concerning the merger, please contact Robert M. Little, Jr., Corporate Secretary, 340 West Main Street, Abingdon, Virginia 24210 at (276) 619-2000. We look forward to seeing you at the special meeting.

Robert W. Moser, Jr. Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission or any other bank regulatory agency has approved or disapproved the securities to be issued in the merger or determined if the enclosed proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not deposit accounts or other obligations of any bank or non-bank subsidiary of either First Community or Highlands, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of the enclosed proxy statement/prospectus is October 30, 2019, and it is first being mailed or otherwise delivered to the respective shareholders of Highlands on or about November 8, 2019.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of Highlands Bankshares, Inc.:

Highlands Bankshares, Inc. (which we refer to as “Highlands”) will hold a special meeting of shareholders on December 17, 2019 at 1:00 p.m. (local time) at the Southwest Virginia Higher Education Center, One Partnership Circle, Abingdon, Virginia 24210, to consider and vote upon the following matters:

(1)

For the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve the Agreement and Plan of Merger, dated September 11, 2019, between Highlands and First Community Bankshares, Inc. (as such agreement may from time to time be amended, which we refer to as the “merger agreement”). We refer to this transaction as the “merger” and this proposal as the “common shareholder merger proposal.”

(2)

For the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve, on a non-binding, advisory basis, the compensation to be paid to Highlands’ named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Highlands Directors and Executive Officers in the Merger,” beginning on page 61. We refer to this proposal as the “merger-related compensation proposal.”

(3)

For the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands common stock in favor of the common shareholder merger proposal. We refer to this proposal as the “common shareholder adjournment proposal.”

(4)

For the holders of Highlands Series A Convertible Perpetual Preferred Stock (which we refer to as “Highlands preferred stock”), voting as a separate class from the Highlands common stock, to approve the merger agreement. We refer to this proposal as the “preferred shareholder merger proposal.”

(5)

For the holders of Highlands preferred stock, voting as a separate class from the Highlands common stock, to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands preferred stock in favor of the preferred shareholder merger proposal. We refer to this proposal as the “preferred shareholder adjournment proposal.”

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Highlands common stock, voting as a separate class from the Highlands preferred stock, is required to approve the common shareholder merger proposal. The affirmative vote of a majority of the votes cast by the holders of Highlands common stock is required to approve, on a non-binding, advisory basis, the merger-related compensation proposal and the common shareholder adjournment proposal.

The affirmative vote of the holders of a majority of the outstanding shares of Highlands preferred stock, voting as a separate class from the Highlands common stock, is required to approve the preferred shareholder merger proposal. The affirmative vote of a majority of the votes cast by the holders of Highlands preferred stock is required to approve the preferred shareholder adjournment proposal.

Highlands will transact no other business at the special meeting except for business properly brought before the special meeting or any adjournment or postponement thereof.

The merger cannot be completed unless Highlands common shareholders approve the common shareholder merger proposal and the Highlands preferred shareholders approve the preferred shareholder merger proposal. The voting by Highlands common shareholders on the merger-related compensation proposal is advisory only and will have no effect on the separate votes cast on the common shareholder merger proposal. The proxy statement/prospectus accompanying this notice explains the merger agreement and the transactions contemplated thereby, as well as the proposals to be considered at the special meeting. Please review the proxy statement/prospectus carefully.

We have fixed the close of business on October 24, 2019 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Highlands special meeting (which we refer to as the “Highlands record date”). Only holders of record of Highlands common stock and Highlands preferred stock at the close of business on that date are entitled to notice of, and to vote at, the Highlands special meeting or any adjournment or postponement thereof.

The Highlands board of directors has unanimously adopted the merger agreement and the merger and unanimously recommends that holders of Highlands common stock vote “FOR” the common shareholder merger proposal, the merger-related compensation proposal and the common shareholder adjournment proposal. The Highlands board of directors also unanimously recommends that holders of Highlands preferred stock vote “FOR” the preferred shareholder merger proposal and preferred shareholder adjournment proposal.

Your vote is very important. We cannot complete the merger unless holders of Highlands common stock and holders of Highlands preferred stock, voting separately, approve the merger agreement.

Whether or not you plan to attend the Highlands special meeting, we encourage you to execute and return the enclosed proxy card promptly in the enclosed self-addressed envelope or to vote your shares in advance of the Highlands special meeting by Internet or phone, as described in the accompanying proxy statement/prospectus. If you decide to attend the Highlands special meeting, then you may, if you desire, revoke the proxy and vote your shares in person. If you hold your shares in “street name” through a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished by the record holder.

You have the right to assert appraisal rights with respect to the merger and demand in writing that First Community pay the fair value of your shares of Highlands common stock or Highlands preferred stock under applicable provisions of Virginia law. In order to exercise and perfect appraisal rights, you must give written notice of your intent to demand payment for your shares to Highlands before the vote is taken on the merger agreement at the special meeting and you must not vote in favor of the merger. A copy of the applicable Virginia statutory provisions is included in the proxy statement/prospectus as Appendix C and a description of the procedures to demand and perfect appraisal rights is included in the section entitled, “The Merger – Dissenters’ Appraisal Rights for Highlands Shareholders,” beginning on page 65.

The enclosed proxy statement/prospectus provides a detailed description of the Highlands special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety.

If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus or need help voting your shares of Highlands common stock or Highlands preferred stock, please contact Highlands’ proxy solicitor, Regan & Associates, Inc., 505 Eighth Avenue – Suite 800, New York, NY 10018 at (800) 737-3426.

On behalf of the Highlands board of directors, thank you for your prompt attention to this important matter.

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Moser, Jr.
Chairman of the Board of Directors

REFERENCES TO ADDITIONAL INFORMATION

This document incorporates by reference important business and financial information about First Community from documents that are not included in or delivered with this document.

You can obtain documents incorporated by reference in this document free of charge through the Securities and Exchange Commission website (http://www.sec.gov) or by requesting them in writing or by telephone from First Community or Highlands at the following addresses:

First Community Bankshares, Inc. 29 College Drive Bluefield, Virginia 24605-0989 Attention: David D. Brown Telephone: (276) 326-9000	Highlands Bankshares, Inc. 340 West Main Street Abingdon, Virginia 24210-0989 Attention: Robert M. Little, Jr. Telephone: (276) 619-2000

Regan & Associates, Inc. 505 Eighth Avenue, Suite 800 New York, NY 10018 Attention: Artie Regan Telephone: (800) 737-3426

You will not be charged for any of these documents that you request. Highlands shareholders requesting documents should do so by December 10, 2019, in order to receive them before their special meeting.

You should rely only on the information contained or incorporated by reference into this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated October 30, 2019, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Highlands shareholders nor the issuance by First Community of shares of First Community common stock in connection with the merger will create any implication to the contrary.

Information on the websites of First Community or Highlands, or any subsidiary of First Community or Highlands, is not part of this document. You should not rely on that information in deciding how to vote.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Highlands has been provided by Highlands and information contained in this document regarding First Community has been provided by First Community.

See “Where You Can Find More Information,” beginning on page 118.

APPENDICES:

Appendix A -	Agreement and Plan of Merger dated September 11, 2019 by and between First Community Bankshares, Inc. and Highlands Bankshares, Inc.

Appendix B -	Opinion of Stephens Inc.

Appendix C -	Provisions of Virginia Stock Corporation Act Relating to Dissenters’ Appraisal Rights

ix

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE HIGHLANDS SPECIAL MEETING

The following are some questions that you may have about the merger and the Highlands special meeting and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger and the Highlands special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 118.

Q:	What are Highlands shareholders being asked to vote on?

A:	Holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, are being asked to vote on the following proposals:

1.	to approve the merger agreement (which we refer to as the “common shareholder merger proposal”);

2.

to approve, on a non-binding, advisory basis, the compensation to be paid to Highlands’ named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Highlands Directors and Executive Officers in the Merger,” beginning on page 61 (which we refer to as the “merger-related compensation proposal”); and

3.

to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands common stock in favor of the common shareholder merger proposal (which we refer to as the “common shareholder adjournment proposal”).

Holders of Highlands Series A Convertible Perpetual Preferred Stock (which we refer to as “Highlands preferred stock”), voting as a separate class from the Highlands common stock, are being asked to vote on the following proposals:

1.	to approve the merger agreement (which we refer to as the “preferred shareholder merger proposal”); and

2.

to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands preferred stock in favor of the preferred shareholder merger proposal (which we refer to as the “preferred shareholder adjournment proposal”).

The merger cannot be completed unless Highlands common shareholders approve the common shareholder merger proposal and Highlands preferred shareholders approve the preferred shareholder merger proposal.

Q:	What vote is required to approve each proposal at the special meeting?

A:

Common Shareholder Merger Proposal: The affirmative vote of the holders of at least two-thirds of the outstanding shares of Highlands common stock as of the record date and entitled to vote thereon is required to approve the common shareholder merger proposal.

Merger-Related Compensation Proposal: The affirmative vote of a majority of the votes cast by the holders of Highlands common stock on the merger-related compensation proposal is required to approve the merger-related compensation proposal. The merger-related compensation proposal is an advisory vote, and therefore is not binding on Highlands or First Community or the boards of directors or the compensation committees of Highlands or First Community. Since compensation and benefits to be paid or provided in connection with the merger are based on contractual arrangements with the named executive officers, the outcome of this advisory vote will not affect the obligation to make these payments. Highlands is seeking this non-binding advisory shareholder approval pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), which requires Highlands to provide its common shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Highlands’ named executive officers in connection with the merger. The merger-related compensation proposal gives Highlands common shareholders the opportunity to express their views on the merger-related compensation of Highlands’ named executive officers. Highlands common shareholders are not required to approve the merger-related compensation proposal in order for the merger to occur. If Highlands common shareholders fail to approve the merger-related compensation proposal, but approve the common shareholder merger proposal and the Highlands preferred shareholders approve the preferred shareholder merger proposal, the merger may nonetheless occur.

Common Shareholder Adjournment Proposal: The affirmative vote of a majority of the votes cast by the holders of Highlands common stock on the common shareholder adjournment proposal is required to approve the common shareholder adjournment proposal.

Preferred Shareholder Merger Proposal: The affirmative vote of the holders of a majority of the outstanding shares of Highlands preferred stock as of the record date is required to approve the preferred shareholder merger proposal.

Preferred Shareholder Adjournment Proposal: The affirmative vote of a majority of the votes cast by the holders of Highlands preferred stock on the preferred shareholder adjournment proposal is required to approve the preferred shareholder adjournment proposal.

Q:	How does the Highlands board of directors recommend that I vote?

A:

The Highlands board of directors recommends that holders of Highlands common stock vote “FOR” the common shareholder merger proposal, “FOR” the merger-related compensation proposal and “FOR” the common shareholder adjournment proposal (if necessary or appropriate), and recommends that holders of Highlands preferred stock vote “FOR” the preferred shareholder merger proposal and “FOR” the preferred shareholder adjournment proposal (if necessary or appropriate).

Q:	What will I receive in the merger?

A.

If the merger is completed, you will receive 0.2703 shares (which we refer to as the “exchange ratio”) of First Community common stock for each share of Highlands common stock and Highlands preferred stock that you hold immediately prior to the merger (which we refer to as the “merger consideration”). The exchange ratio is subject to an adjustment if the final costs associated with the termination of Highlands’ core processor contract are less than those budgeted by the parties, in which event the exchange ratio will be adjusted to permit Highlands shareholders to share in the cost savings in accordance with the terms set forth in the merger agreement. At this time, no adjustment to the exchange ratio is expected. First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Highlands shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying (1) the fraction of a share of First Community common stock to which the holder would otherwise be entitled by (2) the average closing price of First Community common stock reported on the Nasdaq Global Select Market (which we refer to as “NASDAQ”) for the 30 consecutive full trading days ending on and including the latest of the date on which the last regulatory approval is received (disregarding any waiting period) or the date on which the common shareholder merger proposal and preferred shareholder merger proposal are approved (which later date we refer to as the “determination date”) (which we refer to as the “First Community average closing price”). See the section entitled “The Merger Agreement—Terms of the Merger—Merger Consideration,” beginning on page 69.

Based on First Community’s closing price of $34.00 per share on September 11, 2019, the last trading day before the announcement of the merger agreement, the merger consideration represented an implied value of approximately $9.19 per share of Highlands common stock and Highlands preferred stock. Based on First Community’s closing price of $32.40 per share on October 29, the last practicable trading day before the mailing of this proxy statement/prospectus, the merger consideration represented an implied value of approximately $8.76 per share of Highlands common stock and Highlands preferred stock.

We encourage you to obtain current market quotations for the common stock of First Community and Highlands before you vote.

If the merger is completed, Highlands shareholders will be entitled to receive dividends with a record date after the effective time of the merger on shares of First Community common stock received in the merger. See the section entitled “The Merger Agreement—Terms of the Merger—Dividends and Distributions” on page 71.

Q.	What equity stake will First Community and Highlands shareholders hold in First Community immediately following the merger?

A.

As a result of the merger, based on the number of shares of Highlands common stock and Highlands preferred stock outstanding on the Highlands record date, we expect that holders of shares of Highlands common stock and Highlands preferred stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 18% of the issued and outstanding shares of First Community common stock immediately following the closing of the merger (including shares received in respect of Highlands restricted stock and without giving effect to any shares of First Community common stock held by Highlands shareholders prior to the merger). As a result, current First Community shareholders will hold, in the aggregate, approximately 82% of the outstanding shares of First Community common stock immediately following the closing of the merger.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

The value of the merger consideration may fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for First Community common stock. The exchange ratio in the merger is a fixed number of shares of First Community common stock. Any fluctuation in the market price of First Community common stock after the date of this proxy statement/prospectus and before the effective time of the merger will change the value of the shares of First Community common stock that Highlands shareholders will receive.

Highlands shareholders should obtain current sale prices for the First Community common stock. The First Community common stock is traded on the NASDAQ under the symbol “FCBC.”

Q:	How will the merger affect Highlands equity awards?

A:	At the effective time of the merger, referred to as the “effective time”, outstanding Highlands equity awards will be treated as follows:

●

Each share of restricted stock awarded to any employee or service provider of Highlands and its subsidiaries under Highlands’ Restricted Stock Plan that is unvested and subject to restrictions (which we refer to as “unvested Highlands restricted stock”) shall fully vest and shall be canceled and converted automatically into the right to receive the merger consideration payable pursuant to merger agreement on the shares of Highlands common stock underlying the unvested Highlands restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands restricted stock in the same manner as all other shares of Highlands common stock for such purposes.

●

Each share of restricted stock awarded to any employee of Highlands and its subsidiaries under Highlands’ Long-Term Incentive Program that is unvested and subject to restrictions (which we refer to as “unvested Highlands LTIP restricted stock”) shall vest at target-level performance goals and shall be canceled and converted automatically into the right to receive the merger consideration payable pursuant to the merger agreement on the shares of Highlands common stock underlying the unvested Highlands LTIP restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands LTIP restricted stock in the same manner as all other shares of Highlands common stock for such purposes.

Q:	When and where is the special meeting?

A:	The Highlands special meeting will be held on December 17, 2019 at 1:00 p.m. (local time) at the Southwest Virginia Higher Education Center, One Partnership Circle, Abingdon, Virginia 24210.

Q:	Who can vote at the special meeting of shareholders?

A:

Holders of shares of Highlands common stock and Highlands preferred stock at the close of business on October 24, 2019, which is the date that the Highlands board of directors has fixed as the record date for the Highlands special meeting, are entitled to vote at the Highlands special meeting.

Q:	What do I need to do now?

A:

After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Highlands special meeting.

If you are a shareholder of record of Highlands as of the Highlands record date, you may submit your proxy before the special meeting in one of the following ways:

●	Use the toll-free number shown on your proxy card;

●	Visit the website shown on your proxy card to vote via the Internet;

●	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope; or

●	You may also cast your vote in person at the special meeting.

If your shares are held in “street name” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the special meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	What constitutes a quorum for the special meeting?

A:

For the special meeting of Highlands shareholders, (i) the presence, in person or by proxy, of holders of a majority of the outstanding shares of Highlands common stock entitled to vote at the Highlands special meeting will constitute a quorum for the transaction of business, and (ii) the presence, in person or by proxy, of holders of a majority of the outstanding shares of Highlands preferred stock entitled to vote at the Highlands special meeting will constitute a quorum for the transaction of business.

Abstentions and broker non-votes, if any, will be included in determining the number of shares of Highlands common stock or Highlands preferred stock, as applicable, present at the Highlands special meeting for the purpose of determining the presence of a quorum.

Q:	Why is my vote important?

A:

If you do not return your proxy, it will be more difficult for Highlands to obtain the necessary quorum to hold the special meeting and to obtain the approval of the common shareholder merger proposal by at least two-thirds of the outstanding shares of Highlands common stock. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank, broker or other nominee how to vote, or abstention will have the same effect as a vote “AGAINST” the common shareholder merger proposal and the preferred shareholder merger proposal.

The merger agreement must be approved by the affirmative vote of (i) at least two-thirds of the outstanding shares of Highlands common stock as of the record date and entitled to vote on the merger agreement, and (ii) a majority of the outstanding shares of Highlands preferred stock as of the record date and entitled to vote on the merger agreement.

The Highlands board of directors unanimously recommend that Highlands common shareholders vote “FOR” the common shareholder merger proposal and that Highlands preferred shareholders vote “FOR” the preferred shareholder merger proposal.

Q:	If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your bank, broker or other nominee holds your shares of Highlands common stock in “street name,” your bank, broker or other nominee will vote your shares of Highlands common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote and will have the effect of a vote “AGAINST” the common shareholder merger proposal or the preferred shareholder merger proposal.

Q:	Can I attend the special meeting and vote my shares in person?

A:

Yes. All shareholders of Highlands, including shareholders of record and shareholders who hold their shares through banks, brokers or other nominees, are invited to attend the special meeting. If you are not a shareholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a bank, broker or other nominee, to be able to vote in person at the special meeting. Please bring proper identification to the special meeting, together with proof that you are a record owner of Highlands common stock or Highlands preferred stock, as the case may be. If your shares are held in street name, please bring acceptable proof of ownership to the special meeting, such as a letter from your broker or an account statement showing that you beneficially owned shares of Highlands common stock or Highlands preferred stock, as applicable, on the respective record date.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:

Except as described below, if you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares represented by your proxy will be voted as recommended by the Highlands board of directors. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the special meeting, as applicable.

Q:	Can I change my vote?

A:	Yes. If you are the record holder of your shares, you may revoke your proxy in any of the following ways:

●	submitting another valid proxy card bearing a later date;

●

prior to the special meeting, by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so, and following the instructions on the proxy card;

●	attending the special meeting and voting your shares in person; or

●

delivering prior to the Highlands special meeting a written notice of revocation to Highlands at the following address: 340 West Main Street, Abingdon, Virginia 24210, Attention: Robert M. Little, Jr., Secretary.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 5:00 P.M. (local time) on December 16, 2019 for the Highlands special meeting. Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Q:	Who may solicit proxies on Highlands behalf?

A:

In addition to solicitation of proxies by Highlands by mail, proxies may also be solicited by Highlands directors and employees personally, and by telephone, facsimile or other means. Highlands has also made arrangements with Regan & Associates, Inc. to assist in soliciting proxies. For more information on solicitation of proxies in connection with the special meeting of Highlands shareholders, see “Information About the Highlands Special Meeting – Solicitation of Proxies” beginning on page 39.

Q:	What are the U.S. federal income tax consequences of the merger to Highlands shareholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and First Community and Highlands will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and it is a condition to the respective obligations of First Community and Highlands to complete the merger that each of First Community and Highlands receives a legal opinion to that effect. Neither First Community nor Highlands currently intends to waive this opinion condition to its obligation to consummate the merger. If either First Community or Highlands waives this opinion condition after this proxy statement/prospectus is declared effective by the Securities and Exchange Commission (the “SEC”), and if the tax consequences of the merger to Highlands shareholders have materially changed, First Community and Highlands will recirculate appropriate soliciting materials to resolicit the votes of Highlands shareholders. Accordingly, holders of Highlands common stock and holders of Highlands preferred stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Highlands common stock or Highlands preferred stock, as applicable, for shares of First Community common stock in the merger, except with respect to any cash received in lieu of fractional shares of First Community common stock.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 86.

The U.S. federal income tax consequences described above may not apply to all holders of Highlands common stock or Highlands preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Am I entitled to appraisal rights?

A:

Yes. Highlands shareholders have the right to assert appraisal rights with respect to the merger and to demand in writing that First Community pay the fair value of their shares of Highlands common stock and Highlands preferred stock under applicable provisions of Virginia law. In order to exercise and perfect appraisal rights, a Highlands shareholder must give written notice of his, her or its intent to demand payment for his, her or its shares to Highlands, as applicable, before the vote is taken on the merger at the Highlands special meeting, as applicable, and must not vote in favor of the merger. A copy of the applicable Virginia statutory provisions is included in this proxy statement/prospectus as Appendix C.

A description of the procedures to demand and perfect appraisal rights is included in the following section: “The Merger – Dissenters’ Appraisal Rights for Highlands Shareholders,” beginning on page 65.

Q:	If I am a Highlands shareholder, should I send in my Highlands stock certificates now?

A:

No. Please do not send in your Highlands stock certificates with your proxy. After the completion of the merger, an exchange agent agreed upon by First Community and Highlands will send you instructions for exchanging Highlands stock certificates for the merger consideration. See the section entitled “The Merger Agreement—Terms of the Merger—Conversion of Shares; Exchange of Certificates” beginning on page 70.

Q:	What should I do if I hold my shares of Highlands common stock or Highlands preferred stock in book-entry form?

A:

You are not required to take any special additional actions if your shares of Highlands common stock or Highlands preferred stock are held in book-entry form. After the completion of the merger, the exchange agent will send you instructions for converting your book-entry shares into the merger consideration.

Q:	What should I do if I receive more than one set of voting materials?

A:

Highlands shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Highlands common stock or Highlands preferred stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Highlands common stock or Highlands preferred stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Highlands common stock or Highlands preferred stock that you own.

Q:	When do you expect to complete the merger?

A:

First Community and Highlands expect to complete the merger in the fourth quarter of 2019. However, neither First Community nor Highlands can assure you of when or if the merger will be completed. Highlands must first obtain the approval of Highlands shareholders for the merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger,” beginning on page 82.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Highlands common and preferred shareholders will not receive any consideration for their shares of Highlands common stock or Highlands preferred stock in connection with the merger. Instead, Highlands will remain an independent company and Highlands common stock and Highlands preferred stock will remain outstanding. In addition, if the merger agreement is terminated in certain circumstances, Highlands may be required to pay a termination fee. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 84, for a complete discussion of the circumstances under which a termination fee will be required to be paid.

Q:	Where can I find the voting results of the Highlands special meeting?

A:

The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, Highlands will disclose the final voting results of the Highlands special meeting on a Current Report on Form 8-K filed with the SEC.

Q:	Are there any risks that I should consider in deciding whether to vote for the approval of the merger agreement?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 27. You also should read and carefully consider the risk factors of First Community contained in the documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 118.

Q:	Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A:

If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need help voting your shares of Highlands common stock or Highlands preferred stock, you should contact Regan & Associates, Inc., (1) by mail at 505 Eighth Avenue- Suite 800, New York, NY 10018; or (2) by phone at (800) 737-3426.

SUMMARY

The following summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See the section entitled “Where You Can Find More Information,” beginning on page 118 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Unless the context otherwise requires throughout this proxy statement/prospectus, “First Community” refers to First Community Bankshares, Inc., “Highlands” refers to Highlands Bankshares, Inc. and “we,” and “our” refer collectively to First Community and Highlands.

Information Regarding First Community and Highlands:

First Community Bankshares, Inc. (see page 89)

29 College Drive

Bluefield, Virginia 24605

Attention: Sarah W. Harmon

Phone: (276) 326-9000

First Community, a financial holding company, was founded in 1989 and incorporated under the laws of the Commonwealth of Virginia in 2018. The Company is the successor to First Community Bancshares, Inc., a Nevada corporation, pursuant to an Agreement and Plan of Reincorporation and Merger, the sole purpose of which was to change the Company’s state of incorporation from Nevada to Virginia. The reincorporation was completed on April 24, 2018. The Company’s principal executive office is located at One Community Place, Bluefield, Virginia. The Company provides banking products and services to individual and commercial customers through its wholly owned subsidiary First Community Bank, a Virginia-chartered banking institution founded in 1874. First Community Bank operates as First Community Bank in Virginia, West Virginia, and North Carolina and People’s Community Bank, a Division of First Community Bank, in Tennessee. First Community Bank offers wealth management and investment advice through its Trust Division and wholly owned subsidiary First Community Wealth Management.

First Community focuses on building financial partnerships and creating enduring and complete relationships with businesses and individuals through a personal and local approach to banking and financial services. First Community strives to be the bank of choice in the markets we serve by offering impeccable service and a complete line of competitive products that include:

●	demand deposit accounts, savings and money market accounts, certificates of deposit, and individual retirement arrangements;

●	commercial, consumer, and real estate mortgage loans and lines of credit;

●	various credit card, debit card, and automated teller machine card services;

●	corporate and personal trust services; and

●	investment management services.

As of June 30, 2019, on a consolidated basis, First Community had total assets of $2.2 billion, total deposits of $1.8 billion, total net loans of $1.7 billion, and shareholders’ equity of $334 million.

Additional information about First Community is included in documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 118.

Highlands Bankshares, Inc. (see page 89)

340 West Main Street

Abingdon, Virginia 24210

Attention: Robert M. Little, Jr.

Phone: (276) 619-2000

Highlands Bankshares is a one-bank holding company organized under the laws of Virginia in 1995 and registered as a bank holding company under the BHCA. Highlands conducts the majority of its business operations through its wholly-owned bank subsidiary, Highlands Union Bank. Highlands’ single direct subsidiary is Highlands Union Bank, which is a Virginia state-chartered bank that was incorporated in 1985. Highlands Union Bank provides banking, insurance, wealth management, and other financial solutions through 14 banking offices, a loan production office, and 148 associates located in North Carolina, Tennessee, and Virginia. Highlands Union Bank offers retail and commercial banking products and services to individuals, businesses and local government customers.

These products and services include traditional deposit and loan options, including checking accounts, money market deposit accounts, interest-bearing demand deposit accounts, savings accounts, time deposits, residential 1-4 family loans, owner-occupied and non-owner occupied commercial real estate loans, second mortgage loans, home equity lines of credit, consumer, commercial/industrial, credit card and agricultural loans. Other products and services offered include automatic funds transfer, night depository, safe deposit, and other miscellaneous services normally offered by commercial banks.

Highlands Union Insurance Services, Inc. (“HUIS”), a wholly-owned subsidiary of Highlands Union Bank, was formed in 1999. Highlands Union Bank, through HUIS, joined a consortium of approximately 47 other financial institutions to form Bankers’ Insurance, LLC. Bankers’ Insurance, LLC has purchased multiple full-service insurance agencies across the Commonwealth of Virginia. HUIS sells insurance products and services through Bankers’ Insurance, LLC. Finally, Highlands Union Bank has a significant interest in Russell Road Properties, LLC, an entity that was created to hold and manage certain properties acquired by Highlands Union Bank through foreclosure or deed in lieu of foreclosure.

At June 30, 2019, Highlands had total consolidated assets of $611.72 million, net loans of $447.35 million, deposits of $518 million and stockholders’ equity of $60.03 million. Highlands common stock is quoted on the OTCQX under the symbol “HLND.”

The Merger (see page 43)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is included as Appendix A to this proxy statement/prospectus and is incorporated by reference herein. You should read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

In the merger, Highlands will merge with and into First Community, with First Community as the surviving corporation in the merger. Immediately following the effective time of the merger, Highlands Union Bank will merge into First Community Bank, with First Community Bank as the surviving bank in the bank merger.

Closing and Effective Time of the Merger (see page 69)

The closing date is currently expected to occur in the fourth quarter of 2019. On the closing date, First Community will file articles of merger with the State Corporation Commission of the Commonwealth of Virginia. The merger will become effective at such time as the articles of merger are filed or such later time as may be specified in the articles of merger (which we refer to as the “effective time”). Neither First Community nor Highlands can predict the actual date on which the merger will be completed because it is subject to factors beyond each company’s control, including whether or when the required regulatory approvals and Highlands shareholder approvals will be received.

Merger Consideration (see page 69)

Under the terms of the merger agreement, each share of Highlands common stock and Highlands preferred stock issued and outstanding immediately prior to the completion of the merger (other than (1) dissenting shares as described below and (2) shares of Highlands common stock owned directly or indirectly by Highlands or their wholly-owned subsidiaries (in each case, other than shares of Highlands common stock held in a fiduciary capacity or in connection with debts previously contracted) (together, the “excluded shares”)) will be converted into the right to receive 0.2703 shares of First Community common stock. The exchange ratio is subject to an adjustment if the final costs associated with the termination of Highlands’ core processor contract are less than those budgeted by the parties, in which event the exchange ratio will be adjusted to permit Highlands shareholders to share in the cost savings in accordance with the terms set forth in the merger agreement. At this time, no adjustment to the exchange ratio is expected.

First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Highlands shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of First Community common stock to which the holder would otherwise be entitled by the First Community average closing price.

First Community common stock trades on the NASDAQ under the symbol “FCBC.” Highlands common stock trades on the OTCQX Marketplace under the ticker symbol “HLND.” The following table presents the closing price of First Community common stock and Highlands common stock on September 11, 2019, the last trading day before the date of the public announcement of the merger agreement, and October 29, 2019, the last practicable trading day prior to the mailing of this proxy statement/prospectus. The table also presents the equivalent value of the merger consideration per share of Highlands common stock on those dates, calculated by multiplying the closing sales price of First Community common stock on those dates by the exchange ratio.

Date	First Community closing sale price	Highlands closing sale price	Equivalent Highlands per share value
September 11, 2019	$34.00	$7.35	$9.19
October 29, 2019	$32.40	$8.50	$8.76

Although the exchange ratio is fixed, the value of the shares of First Community common stock to be issued in the merger will fluctuate between now and the closing date of the merger. Highlands shareholders should obtain current sale prices for First Community common stock.

Conversion of Shares; Exchange of Certificates (see page 70)

Promptly after the effective time of the merger, First Community’s exchange agent will mail to each holder of record of Highlands common stock and Highlands preferred stock that is converted into the right to receive the merger consideration a letter of transmittal and instructions for the surrender of the holder’s Highlands stock certificate(s) for the merger consideration (including cash in lieu of any fractional First Community shares).

Please do not send in your certificate(s) until you receive these instructions.

Material U.S. Federal Income Tax Consequences of the Merger (see page 86)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Highlands and First Community to complete the merger that each of Highlands and First Community receives a legal opinion to that effect. Accordingly, the merger will generally be tax-free to holders of Highlands common stock and Highlands preferred stock for U.S. federal income tax purposes on the exchange of shares of Highlands common stock and Highlands preferred stock for shares of First Community common stock in the merger, except with respect to any cash received instead of fractional shares of First Community common stock that such holder of Highlands common stock and Highlands preferred stock would otherwise be entitled to receive. For further information, see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page 87.

The U.S. federal income tax consequences described above may not apply to all holders of Highlands common stock and Highlands preferred stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Dissenters’ Appraisal Rights for Highlands Shareholders (see page 65 and Appendix C)

Each Highlands shareholder has the right to assert appraisal rights with respect to the merger and demand in writing that he, she or it be paid the fair value of the shares of his, her or its Highlands common stock or Highlands preferred stock under the applicable provisions of Virginia law following the consummation of the merger. There are specific requirements that shareholders must follow to assert and perfect their appraisal rights.

A copy of the applicable Virginia statutory provisions is included in the proxy statement/prospectus as Appendix C, and a description of the procedures to demand and perfect appraisal rights is included in the section entitled, “The Merger – Dissenters’ Appraisal Rights for Highlands Shareholders,” beginning on page 65.

Due to the complexity of the procedures for exercising dissenters’ right to seek appraisal, Highlands shareholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable VSCA provisions will result in the loss of the right of appraisal.

Opinion of Highlands’ Financial Advisor (see page 52 and Appendix B)

On September 3, 2019, Stephens Inc. (which we refer to as “Stephens”), the financial advisor retained by Highlands to review the merger consideration, rendered an opinion to the Highlands board of directors to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Stephens as set forth in such opinion, the exchange ratio is fair to the public shareholders of Highlands from a financial point of view, to the public holders of Highlands common stock. The full text of the written opinion of Stephens is attached as Appendix B to this proxy statement/prospectus. Highlands shareholders should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Stephens in rendering its opinion.

The opinion of Stephens is addressed to the Highlands board of directors, is directed only to the fairness, from a financial point of view, of the exchange ratio to the public shareholders of Highlands common stock and does not constitute a recommendation to any holder of shares of Highlands common stock or Highlands preferred stock as to how such shareholder should vote with respect to the merger or any other matter at the Highlands special meeting.

For further information, see the section entitled “The Merger—Opinion of Highlands’ Financial Advisor.”

Recommendation of the Highlands Board of Directors (see page 48)

The Highlands board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Highlands and its shareholders and has unanimously adopted the merger agreement and approved the merger.

The Highlands board of directors unanimously adopted the merger agreement and approved the merger and unanimously recommends that Highlands common shareholders vote “FOR” the common shareholder merger approval, the merger-related compensation proposal and the adjournment proposal and that Highlands preferred shareholders vote “FOR” the preferred shareholder merger proposal and the preferred shareholder adjournment proposal.

For the factors considered by the Highlands board of directors in reaching its decision to approve the merger agreement, see the section entitled “The Merger—Recommendation of the Highlands Board of Directors and Highlands’ Reasons for the Merger,” beginning on page 48.

Interests of Highlands Directors and Executive Officers in the Merger (see page 61)

In considering the recommendation of the Highlands board of directors with respect to the merger agreement, Highlands shareholders should be aware that some of Highlands’ directors and executive officers have interests in the merger that are different from, or in addition to, the interests of Highlands shareholders generally. Interests of officers and directors that may be different from or in addition to the interests of Highlands shareholders include, among others:

●

The merger agreement provides for the acceleration of vesting of shares of the unvested Highlands restricted stock and the unvested Highlands LTIP restricted stock and the conversion of such shares into shares of First Community common stock in connection with the merger. Certain executive officers hold such shares of restricted stock.

●	Certain of Highlands’ executive officers are entitled to change-in-control payments upon a qualifying termination of employment in connection with or following the merger.

●

Bryan T. Booher, the Interim President and Chief Executive Officer of Highlands, will be employed as the Vice President of Credit Administration with First Community Bank and will receive a signing bonus in the form of First Community common stock valued at $75,000 on the date of hire, subject to vesting over a period of three years beginning on the first anniversary of the date of Mr. Booher’s hire.

●	Highlands’ directors and executive officers are entitled to continued indemnification and Director and Officer insurance coverage under the merger agreement.

These interests are discussed in more detail in the section entitled “The Merger—Interests of Highlands Directors and Executive Officers in the Merger,” beginning on page 61. The Highlands board of directors was aware of the different or additional interests set forth herein and considered such interests along with other matters in adopting and approving the merger agreement and the transactions contemplated thereby, including the merger.

Treatment of Highlands Restricted Stock (see page 70)

At the effective time of the merger, referred to as the effective time, outstanding Highlands equity awards will be treated as follows:

●

Each share of restricted stock awarded to any employee or service provider of Highlands and its subsidiaries under Highlands’ Restricted Stock Plan that is unvested and subject to restrictions (which we refer to as “unvested Highlands restricted stock”) shall fully vest and shall be canceled and converted automatically into the right to receive the merger consideration payable pursuant to merger agreement on the shares of Highlands common stock underlying the unvested Highlands restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands restricted stock in the same manner as all other shares of Highlands common stock for such purposes.

●	Each share of restricted stock awarded to any employee of Highlands and its subsidiaries under Highlands’ Long-Term Incentive Program that is unvested and subject to restrictions (which we refer to as “unvested Highlands LTIP restricted stock”) shall vest at target-level performance goals and shall be canceled and converted automatically into the right to receive the merger consideration payable pursuant to the merger agreement on the shares of Highlands common stock underlying the unvested Highlands LTIP restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands LTIP restricted stock in the same manner as all other shares of Highlands common stock for such purposes.

Regulatory Approvals (see page 64)

Completion of the merger and the bank merger are subject to various regulatory approvals and notifications, including approvals from the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”) and the Virginia State Corporation Commission Bureau of Financial Institutions. First Community and Highlands have agreed to use their reasonable best efforts to obtain all requisite regulatory approvals. On October 1, 2019, First Community and Highlands and/or their respective subsidiaries filed the necessary applications and notifications to obtain these regulatory approvals. Although the parties currently believe they should be able to obtain all regulatory approvals in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to or have a material adverse effect on the combined company after the completion of the merger. However, in no event will First Community be required, or will Highlands and its subsidiaries be permitted (without First Community’s prior written consent), to agree to any condition or restriction that would so materially and adversely impact the economic or business benefits to First Community of the transactions contemplated by the merger agreement that, had such condition or requirement been known, First Community would not, in its reasonable judgment, have entered into the merger agreement (we refer to such condition as a “burdensome condition”). The regulatory approvals to which the completion of the merger and bank merger are subject are described in more detail under the section entitled “The Merger—Regulatory Approvals,” beginning on page 64.

Conditions to Completion of the Merger (see page 82)

The completion of the merger depends on a number of conditions being satisfied or, where permitted, waived, including:

●	the approval of the merger agreement by holders of Highlands common stock and Highlands preferred stock;

●

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the merger agreement, and the expiration or termination of all statutory waiting periods;

●

the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the merger or the bank merger;

●

the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the First Community common stock to be issued upon the consummation of the merger under the Securities Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

●	the authorization of the listing of the First Community common stock to be issued upon the consummation of the merger on the NASDAQ, without objection to the listing from the NASDAQ;

●	receipt by each of First Community and Highlands of an opinion of its respective legal counsel as to certain tax matters;

●

the accuracy of the representations and warranties of each other party in the merger agreement as of September 11, 2019 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of certificates from the other party to such effect);

●

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and

●	the absence of a material adverse effect on the other party.

In addition, First Community’s obligation to complete the merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or condition that would so materially and adversely impact the economic or business benefits of the merger or the bank merger to First Community that, had such requirement or condition been known, First Community would not have entered into the merger agreement.

No assurance is given as to when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Agreement Not to Solicit Other Offers (see page 81)

Highlands has agreed to a number of limitations with respect to soliciting, negotiating and discussing acquisition proposals involving persons other than First Community, and to certain related matters. The merger agreement does not, however, prohibit Highlands from considering an unsolicited bona fide acquisition proposal from a third party if certain specified conditions are met. Highlands’ non-solicitation obligations are discussed in more detail in the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers,” beginning on page 81.

Termination of the Merger Agreement (see page 83)

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

●

Highlands shareholders do not approve the merger agreement at the Highlands special meeting, except that this right to terminate is only available to Highlands if it has materially complied with its obligation to use reasonable best efforts to obtain the Highlands shareholders’ approval;

●

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the transactions contemplated by the merger agreement, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements in the merger agreement;

●

the merger has not been consummated by June 30, 2020 (which we refer to as the “outside date”), except that this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the merger agreement is the reason for the failure to complete the merger by the outside date; or

●	there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the merger agreement.

First Community may also terminate the merger agreement if:

●

Highlands breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the merger agreement to Highlands shareholders for approval and to use reasonable best efforts to obtain the Highlands shareholders’ approval; or

●

if the Highlands board of directors does not publicly recommend in this proxy statement/prospectus that Highlands shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Community.

Highlands may also terminate the merger agreement if, within the five-day period commencing with the fifth day prior to the determination date, both of the following conditions are satisfied:

●	the number obtained by dividing the First Community average closing price by $33.08 is less than 0.80; and

●

the number obtained by dividing the First Community average closing price by $33.08 is less than the number obtained by (A) dividing (x) the average of the closing price of the NASDAQ Bank Index for the 30 consecutive full trading days ending on and including the determination date by (y) $3,537.13 and (B) subtracting 0.20.

However, if Highlands chooses to exercise this termination right, First Community has the option, within five business days of receipt of notice from Highlands, to adjust the merger consideration and prevent termination under this provision.

Termination Fee (see page 84)

Highlands will pay First Community a $4 million termination fee if the merger agreement is terminated in the following circumstances:

●

First Community terminates the merger agreement because (1) Highlands breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Highlands shareholders or (2) the Highlands board of directors does not publicly recommend in this proxy statement/prospectus that Highlands shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Community; and

●

if (1) the merger agreement is terminated (A) by either party because the Highlands shareholder approval has not been obtained at the Highlands shareholders’ meeting or (B) by either party because the merger has not occurred by the outside date and Highlands shareholder approval has not been obtained or (C) by First Community because of an uncured material breach by Highlands, (2) an acquisition proposal has been publicly announced or communicated and (3) within 12 months of such termination Highlands consummates or enters into an agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Except in the case of fraud or a willful and material breach of the merger agreement, the payment of the termination fee will fully discharge the party paying such fee from any losses that may be suffered by the other party arising out of the termination of the merger agreement.

Public Trading Markets (see page 63)

First Community will cause the shares of First Community common stock to be issued to the holders of Highlands common stock in the merger to be authorized for listing on the NASDAQ, subject to official notice of issuance, prior to the effective time of the merger.

Highlands Special Meeting (see page 36)

The special meeting is being held for the following purposes:

●	for the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve the merger (which we refer to as the “common shareholder merger proposal”);

●

for the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve, on a non-binding, advisory basis, the compensation to be paid to Highlands’ named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Highlands Directors and Executive Officers in the Merger,” beginning on page 61 (which we refer to as the “merger-related compensation proposal”);

●

for the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands common stock in favor of the common shareholder merger proposal (which we refer to as the “common shareholder adjournment proposal);

●	for the holders of Highlands preferred stock, voting as a separate class from the Highlands common stock, to approve the merger (which we refer to as the “preferred shareholder merger proposal”); and

●

for the holders of Highlands preferred stock, voting as a separate class from the Highlands common stock, to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands preferred stock in favor of the preferred shareholder merger proposal (which we refer to as the “preferred shareholder adjournment proposal”).

The Highlands Board of Directors has fixed the close of business on October 24, 2019 as the record date for determining the holders of Highlands common stock and the holders of Highlands preferred stock entitled to receive notice of and to vote at the special meeting.

As of the record date, there were 8,250,729 shares of Highlands common stock outstanding and entitled to vote at the Highlands special meeting held by 1,281 holders of record. Each share of Highlands common stock entitles the holder thereof as of the record date to one vote at the special meeting on each proposal to be considered at the special meeting by the common shareholders. As of the record date, there were 2,092,287 shares of Highlands preferred stock outstanding and entitled to vote at the Highlands special meeting held by one holder of record, TNH Financials Fund, L.P. (which we refer to as “TNH Financials”). Each share of Highlands preferred stock entitles the holder thereof as of the record date to one vote at the special meeting on each proposal to be considered at the special meeting by the preferred shareholders.

A total of 513,669 shares of Highlands common stock, representing approximately 6.22% of the outstanding shares of Highlands common stock entitled to vote at the Highlands special meeting and 2,092,287 shares of Highlands preferred stock, representing 100% of the outstanding shares of Highlands preferred stock entitled to vote at the Highlands special meeting, are subject to voting and support agreements between First Community, Highlands and each of Highlands’ directors and TNH Financials, the holder of all of the outstanding shares of Highlands preferred stock (which we refer to collectively as the “Highlands voting agreements”). Pursuant to the Highlands voting agreements, each director and TNH Financials has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of Highlands common stock and preferred stock, as applicable, beneficially owned by him or it in favor of the merger agreement and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or its shares of Highlands common stock and preferred stock.

The holders of a majority of the outstanding shares of Highlands common stock, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted upon by the common shareholders. The holders of a majority of the outstanding shares of Highlands preferred stock, present in person or represented by proxy, will constitute a quorum for purposes of the matters being voted upon by the preferred shareholders.

The affirmative vote of the holders of at least two-thirds of the outstanding shares of Highlands common stock entitled to vote thereon is required to approve the common shareholder merger proposal. The affirmative vote of a majority of the votes cast by the holders of Highlands common stock is required to approve, on a non-binding, advisory basis, the merger-related compensation proposal and the common shareholder adjournment proposal. The affirmative vote of the holders of a majority of the outstanding shares of Highlands preferred stock is required to approve the preferred shareholder merger proposal. The affirmative vote of a majority of the votes cast by the holders of Highlands preferred stock is required to approve the preferred shareholder adjournment proposal.

The merger cannot be completed unless Highlands common shareholders approve the common shareholder merger proposal and the Highlands preferred shareholders approve the preferred shareholder merger proposal. Therefore, it is essential that Highlands common shareholders approve the common shareholder merger proposal and that Highlands preferred shareholders approve the preferred shareholder merger proposal. If Highlands common shareholders fail to approve the merger-related compensation proposal or the common shareholder adjournment proposal, or if Highlands preferred shareholders fail to approve the preferred shareholder adjournment proposal, the merger may nonetheless occur provided that Highlands’ common shareholders approve the common shareholder merger proposal and Highlands preferred shareholders approve the preferred shareholder merger proposal.

Highlands Voting Agreements (see page 84)

Each of the directors of Highlands that hold shares of Highlands common stock and TNH Financials, solely in his or its capacity as a shareholder of Highlands, has entered into a voting and support agreement (which we refer to collectively as the “Highlands voting agreements”) with First Community and Highlands, in which each such person agreed, on the terms and subject to the conditions set forth therein, to vote the shares of Highlands common stock and Highlands preferred stock beneficially owned by him or it in favor of the common shareholder merger proposal and the preferred shareholder merger proposal, as applicable, and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or its shares of Highlands common stock and Highlands preferred stock.

For more information regarding the Highlands voting agreements, see the sections entitled “Information About the Highlands Special Meeting—Shares Subject to Voting Agreements” on page 39 and “The Merger Agreement—Highlands Voting Agreements,” beginning on page 84.

Comparison of Shareholders’ Rights (see page 110)

The rights of Highlands shareholders who continue as First Community shareholders after the merger will be governed by the articles of incorporation and bylaws of First Community rather than the articles of incorporation and bylaws of Highlands. For more information, see the section entitled “Comparison of Shareholders’ Rights,” beginning on page 110.

Risk Factors (see page 28)

Before voting at the Highlands special meeting, you should carefully consider all of the information contained or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” or described in First Community’s reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. For more information, see the sections entitled “References to Additional Information” and “Where You Can Find More Information,” beginning on page 118.

SUMMARY SELECTED FINANCIAL DATA

The following tables summarize selected historical consolidated financial data of First Community and Highlands for the periods and as of the dates indicated. This information has been derived from consolidated financial statements of First Community and Highlands filed with the SEC. Historical financial data as of and for the six months ended June 30, 2019 and June 30, 2018 are unaudited and include, in management’s opinion, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of First Community and Highlands, respectively. You should not assume the results of operations for past periods and for the six months ended June 30, 2019 and June 30, 2018 indicate results for any future period.

The following information should be read in conjunction with the audited consolidated financial statements of  First Community, which can be found in its Annual Report on Form 10-K for the year ended December 31, 2018 and with the unaudited consolidated financial statements of First Community in its Quarterly Report on Form 10-Q for the periods ended June 30, 2019 and June 30, 2018. See “Where You Can Find More Information,” beginning on page 118 for instructions on how to obtain this information.

First Community – Historical Financial Information

	As of and for the Six Months Ended June 30, (unaudited)		As of/or for the Year Ended December 31,
Dollars in thousands, except per share amounts	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Summary of Operations
Net interest income	$45,175	$44,641	$90,845	$87,218	$84,880	$84,753	$90,818
Provision for loan losses	2,805	990	2,393	2,771	1,255	2,191	145
Noninterest income	16,729	13,627	26,443	24,568	25,534	27,981	28,588
Noninterest expense	33,436	34,276	69,773	66,902	71,214	74,622	81,447
Income tax expense	5,581	5,068	8,782	20,628	12,819	11,381	12,324
Net income	20,082	17,934	36,340	21,485	25,126	24,540	24,490
Dividends on preferred stock	-	-	-	-	-	105	910
Net income available to common shareholders	20,082	17,934	36,340	21,485	25,126	24,435	24,580

Per Share Data
Basic earnings per common share	$1.27	$1.06	$2.19	$1.26	$1.45	$1.32	$1.34
Diluted earnings per common share	1.27	1.06	2.18	1.26	1.45	1.31	1.31
Cash dividends per common share	0.46	0.84	1.26	0.68	0.60	0.54	0.50
Book value per common share at period-end (1)	21.34	18.26	20.79	20.63	19.95	18.95	18.06
Weighted average basic shares outstanding	15,775,462	16,821,842	16,587,504	17,002,116	17,319,689	18,531,039	18,406,363
Weighted average diluted shares outstanding	15,847,498	16,912,872	16,666,385	17,077,842	17,365,524	18,727,464	19,483,054

Selected Ratios
Return on average assets	1.82%	1.53%	1.56%	0.91%	1.02%	0.97%	0.94%
Return on average common equity	12.17%	10.49%	10.64%	6.14%	7.42%	7.08%	7.51%
Allowance for loan losses to total loans	1.08%	1.09%	1.03%	1.06%	0.97%	1.19%	1.20%
Shareholders’ equity to total assets	15.09%	14.44%	14.83%	14.68%	14.21%	13.93%	13.47%
Dividend payout	36.22%	79.25%	57.53%	53.97%	41.38%	40.91%	37.44%
Tier 1 risk-based capital ratio	14.29%	13.75%	13.72%	13.98%	14.74%	14.73%	16.43%
Total risk-based capital ratio	15.42%	14.88%	14.79%	15.06%	15.79%	15.95%	17.68%
Tier 1 leverage ratio	11.15%	10.58%	10.95%	11.06%	11.07%	10.62%	10.12%
Common equity Tier 1 ratio(2)	14.29%	13.75%	13.72%	13.98%	13.88%	14.54%	N/A

Selected Balance Sheet Information
Total Assets	$2,212,027	$2,348,120	$2,244,374	$2,388,460	$2,386,398	$2,462,276	$2,607,936
Securities	119,076	221,507	178,129	190,674	212,639	438,642	383,826
Loans	1,720,928	1,799,031	1,775,084	1,817,184	1,852,948	1,706,541	1,691,208
Deposits	1,848,038	1,904,738	1,855,750	1,929,891	1,841,338	1,873,259	2,000,759
Total Stockholders’ equity	333,686	339,121	332,857	350,714	339,057	343,017	351,374

(1) Book value per common share is defined as stockholders’ equity divided by as-converted common shares outstanding.
(2) The common equity Tier 1 ratio became effective on January 1, 2015.

Highlands – Historical Financial Information

The following information should be read in conjunction with the audited consolidated financial statements and related notes of Highlands and the unaudited consolidated financial statements and related notes of Highlands, beginning on page F-1.

	As of and for the Six Months Ended June 30, (unaudited)		As of/or for the Year Ended December 31,
Dollars in thousands, except per share amounts	2019	2018	2018	2017	2016	2015	2014
	(Unaudited)
Summary of Operations
Net interest income	$10,191	$10,021	$20,586	$18,928	$19,219	$18,206	$17,947
Provision for loan losses	939	344	738	120	1,526	1,469	1,324
Noninterest income	1,823	2,071	4,267	6,036	4,868	3,932	4,275
Noninterest expense	9,087	9,798	19,574	19,587	22,909	20,537	19,149
Income tax expense	357	417	949	5,694	(360)	(1,205)	(777)
Net Income	1,631	1,533	3,592	(437)	12	1,337	2,526
Dividends on preferred stock	-	-	-	-	-	-	-
Net income available to common shareholders	1,631	1,533	3,592	(437)	12	1,337	2,526

Per Share Data
Basic earnings per common share	$0.20	$0.19	$0.44	$(0.05)	$0.00	$0.17	$0.36
Diluted earnings per common share	0.16	0.15	0.35	(0.05)	0.00	0.13	0.28
Cash dividends per common share	-	-	-	-	-	-	-
Book value per common share at period-end (1)	5.80	5.24	5.48	5.23	5.22	5.20	5.13
Weighted average basic shares outstanding	8,250,729	8,199,229	8,220,687	8,199,000	8,107,000	7,851,000	6,964,000
Weighted average diluted shares outstanding	10,343,016	10,291,516	10,312,974	10,285,000	10,285,000	9,943,000	9,056,000

Selected Ratios
Return on average assets	0.54%	0.52%	0.68%	-0.07%	0.00%	0.22%	0.42%
Return on average common equity	5.67%	5.74%	7.25%	-0.78%	0.02%	2.48%	5.46%
Allowance for loan losses to total loans	0.94%	0.94%	0.98%	0.92%	1.18%	1.31%	1.35%
Shareholders’ equity to total assets	9.81%	9.27%	9.57%	9.06%	8.77%	8.68%	8.73%
Dividend payout	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Tier 1 risk-based capital ratio	12.89%	12.22%	12.31%	12.15%	11.78%	11.28%	12.93%
Total risk-based capital ratio	13.87%	13.20%	13.30%	13.11%	13.02%	12.55%	14.19%
Tier 1 leverage ratio	9.19%	8.85%	9.14%	8.36%	7.59%	7.33%	7.71%
Common equity Tier 1 ratio(2)	12.89%	12.22%	12.31%	12.15%	11.78%	11.28%	N/A

Selected Balance Sheet Information
Total Assets	$611,721	$584,079	$591,941	$594,097	$612,678	$616,982	$605,114
Securities	66,227	70,777	68,631	78,527	95,073	79,860	84,335
Loans	451,590	441,460	448,121	431,574	409,667	432,083	406,997
Deposits	518,444	498,316	502,816	498,783	489,869	494,912	483,497
Total Stockholders’ equity	60,031	54,161	56,641	53,804	53,758	53,560	52,802

(1) Book value per common share is defined as stockholders’ equity divided by as-converted common shares outstanding.
(2) The common equity Tier 1 ratio became effective on January 1, 2015.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED
CONSOLIDATED FINANCIAL DATA

The following table shows selected unaudited pro forma condensed combined financial information about the financial condition and results of operations of First Community giving effect to the merger, for the year ended December 31, 2018 and as of and for the six months ended June 30, 2019.

The selected unaudited pro forma condensed combined consolidated financial information has been prepared using the acquisition method of accounting, adjusted from First Community’s unaudited interim financial statements as of and for the period ended June 30, 2019 and First Community’s audited financial statements for the year ended December 31, 2018 to give effect to the merger and the estimated acquisition accounting adjustments resulting from the merger. The selected unaudited pro forma condensed combined consolidated balance sheet as of June 30, 2019 in the tables below are presented as if the merger had occurred on June 30, 2019, and the unaudited pro forma condensed combined consolidated statements of income statements for the year ended December 31, 2018 and the six months ended June 30, 2019 are presented as if the merger had occurred on January 1, 2019. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the merger and, with respect to the income statement only, expected to have a continuing impact on consolidated results of operations; as such, one-time merger costs are not included.

The selected unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had First Community and Highlands actually been combined as of the dates indicated and at the beginning of the periods presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined entities, which could differ materially from those shown in this information. The selected unaudited pro forma condensed combined consolidated financial information does not reflect the benefits of expected synergies or other factors that may result as a consequence of the merger.

The selected unaudited pro forma condensed combined consolidated financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined consolidated financial information, including the notes thereto, which is included in this proxy statement/prospectus under the section entitled “Summary Selected Financial Data.”

First Community Bankshares, Inc.

Unaudited Selected Pro Forma Condensed Combined Financial Information

(Amounts in thousands)	Six Months Ended	Year Ended
	June 30, 2019	December 31, 2018
INCOME STATEMENT:
Net interest income	$55,366	$111,431
Provision for loan losses	3,744	3,131

Net interest income after provision for loan losses	51,622	108,300
Noninterest income	18,552	30,710
Noninterest expense	39,393	83,087

Income before income taxes	30,781	55,923
Income taxes	6,627	11,108

Net income	24,154	44,815

As of June 30, 2019
BALANCE SHEET:
Cash and cash equivalents	$198,600
Total loans	2,140,214
Total assets	2,849,521
Deposits	2,366,482
Other Borrowings	33,150
Shareholders’ equity	419,489

First Community Bankshares, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2019

	First Community Bankshares, Inc.	Highlands Bankshares, Inc.	Pro Forma Adjustments (1)		Pro Forma Combined First Community Bankshares, Inc.
(Amounts in thousands, except share and per share data)
Assets
Cash and cash equivalents	$156,478	$47,822	$(5,700)	B	$198,600
Debt securities available for sale	119,076	66,227	-		185,303
Total loans	1,702,388	448,210	(10,384)	C	2,140,214
Goodwill	92,744	-	33,535	E	126,279
Core deposit intangible	4,532	-	9,300	F	13,832
Other assets	136,809	49,462	(2,900)	D	183,371
			1,922	G	1,922
Total Assets	$2,212,027	$611,721	$25,773		$2,849,521

Liabilities and Stockholders' Equity
Deposits	$1,848,038	$518,444	$-		$2,366,482
Other borrowings	3,083	30,067	-		33,150
Other liabilities	27,220	3,179	-		30,399
Total Liabilities	1,878,341	551,690	-		2,430,031
Stockholders' Equity	333,686	60,031	90,478	A	484,195
			(28,632)	H	(28,632)
			(36,436)	I	(36,436)
			363	J	363
	333,686	60,031	25,773		419,490
Total Liabilities and Stockholders' Equity	$2,212,027	$611,721	$25,773		$2,849,521
Book value per common share (1)	$21.34	$5.80			$22.76
Tangible book value per common share	$15.41	$5.80			$15.91
Shares outstanding (1)	15,633,388	10,344,012			18,433,963

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

(1) preferred stock of 2,092,000 shares are assumed to have converted to common shares.

First Community Bankshares, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the six months ended June 30, 2019

	First Community Bankshares, Inc.	Highlands Bankshares, Inc.	Pro Forma Adjustments (1)		Pro Forma Combined First Community Bankshares, Inc.
(Amounts in thousands, except share and per share data)
Interest Income
Loans	$44,900	$11,305	$-		$56,205
Securities and other	3,093	1,213	-		4,306
Total Interest Income	47,993	12,518	-		60,511
Interest Expense
Deposits	2,697	1,779	-		4,476
Other borrowings	121	548	-		669
Total Interest Expense	2,818	2,327	-		5,145
Net Interest Income	45,175	10,191	-		55,366
Provision for loan losses	2,805	939	-		3,744
Net Interest Income After Provision	42,370	9,252	-		51,622
Noninterest Income	16,729	1,823	-		18,552
Noninterest Expense	33,436	9,087	(3,595)	AA	38,928
			465	BB	465
Income Before Income Taxes	25,663	1,988	3,130		30,781
Income tax expense	5,581	357	689	CC	6,627
Net Income	$20,082	$1,631	$2,441		$24,154
Earnings Per Common Share
Basic	$1.27	$0.20			$1.35
Diluted	$1.27	$0.16			$1.30
Average Common Shares Outstanding
Basic	15,775,462	8,250,729			17,937,862
Diluted	15,847,498	10,343,016			18,643,211

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

First Community Bankshares, Inc.

Unaudited Pro Forma Condensed Combined Statement of Income

For the year ended December 31, 2018

	First Community Bankshares, Inc.	Highlands Bankshares, Inc.	Pro Forma Adjustments (1)		Pro Forma Combined First Community Bankshares, Inc.
(Amounts in thousands, except share and per share data)
Interest Income
Loans	$91,671	$21,936	$-		$113,607
Securities and other	6,623	2,057	-		8,680
Total Interest Income	98,294	23,993	-		122,287
Interest Expense
Deposits	5,144	2,090	-		7,234
Other borrowings	2,305	1,317	-		3,622
Total Interest Expense	7,449	3,407	-		10,856
Net Interest Income	90,845	20,586	-		111,431
Provision for loan losses	2,393	738	-		3,131
Net Interest Income After Provision	88,452	19,848	-		108,300
Noninterest Income	26,443	4,267	-		30,710
Noninterest Expense	69,773	19,574	(7,190)	AA	82,157
			930	BB	930
Income Before Income Taxes	45,122	4,541	6,260		55,923
Income tax expense	8,782	949	1,377	CC	11,108
Net Income	$36,340	$3,592	$4,883		$44,815
Earnings Per Common Share
Basic	$2.19	$0.44			$2.39
Diluted	$2.18	$0.35			$2.30
Average Common Shares Outstanding
Basic	16,587,504	8,220,687			18,749,904
Diluted	16,666,385	10,312,974			19,462,098

See Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Note 1. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information presents the combined financial statements of First Community and Highlands after giving effect to the merger assuming the merger had occurred as of June 30, 2019, for purposes of balance sheet presentation and January 1, 2018, for purposes of the presentation of the statements of income for the six months ended June 30, 2019, and for the year ended December 31, 2018.

The unaudited pro forma condensed combined consolidated balance sheet includes the effect of preliminary estimated adjustments to record Highlands’ assets acquired and liabilities assumed at their respective fair values based on management’s best estimate using information available at this time.  The final determination of estimated fair values of Highlands’ assets and liabilities cannot be made until the completion of the merger and will be based on the actual assets and liabilities that exist as of the date of the completion of the merger.  Consequently, fair value adjustments and amounts preliminarily allocated to assets, including identifiable intangible assets, goodwill and liabilities could change significantly from amounts preliminarily allocated in the unaudited pro forma condensed combined consolidated financial statements presented herein.  In addition, the value of the final purchase price of the merger will be based on the closing price of First Community’s common stock on the date preceding the date of the merger.  For purposes of the unaudited pro forma condensed combined consolidated financial information, the fair value of First Community’s common stock is $32.36 per share, which was its closing price per share on October 3, 2019.  The actual value of First Community’s common stock at the completion of the merger could differ.

First Community and Highlands anticipate that nonrecurring charges, such as systems conversion costs, legal, investment banking and accounting fees, fees paid to regulatory agencies, severance costs, change-in-control payments, and other merger-related costs will be incurred. First Community also anticipates that as a result of the integration following the completion of the merger, there will be certain cost savings resulting from the integration of the operations of the companies.  The unaudited pro forma condensed combined consolidated statements of income do not include the effects of the costs associated with any nonrecurring charges or integration activities resulting from the merger, as they are nonrecurring in nature and not factually supportable at this time.  In addition, the unaudited pro forma condensed combined consolidated financial information does not include any expected cost savings to be realized as a result of the merger.  However, these charges and savings will affect the statement of income of the combined company following the completion of the merger and in the periods in which they are recorded and/or realized. The unaudited pro forma condensed combined consolidated balance sheet does include a pro forma adjustment to reduce cash, other liabilities and shareholders’ equity to reflect the payment of certain anticipated merger and integration costs, including amounts paid for systems conversion costs, legal, investment banking, severance costs, change-in-control payments, and other merger-related costs.

Note 2. Pro Forma Adjustments

The merger will be accounted for under the acquisition method of accounting, whereby the acquired assets and assumed liabilities of Highlands will be recorded by First Community at their estimated fair values as of the date of the completion of the merger.  The following summarizes the estimated fair value adjustments reflected in the unaudited condensed combined balance sheet as if the merger had been completed on June 30, 2019, and the estimated effect of these adjustments for the unaudited condensed combined statements of income for the six months ended June 30, 2019, and for the year ended December 31, 2018, as if the merger had been completed on January 1, 2018.  The estimated fair value and other acquisition accounting adjustments are preliminary; actual amounts could differ significantly.

Balance Sheet Adjustments

(A)	Effect of stock consideration paid by First Community to Highlands shareholders in conjunction with the merger and record cash paid for its estimated direct transaction costs. Under terms of the merger agreement, each outstanding share of Highlands common stock and Highlands preferred stock will be canceled and converted into the right to receive 0.2703 shares of First Community common stock.

(B)	Adjustment to reflect the payment of estimated costs related to the completion of the merger, including systems conversion costs, legal, investment banking and accounting fees, fees paid to regulatory agencies, severance costs, and other merger-related expenses.

(C)	Adjustment to reflect credit adjustment to Highlands’ loan portfolio and to eliminate Highlands’ existing allowance for loan losses.

(D)	Adjustment to reflect Highlands’ other real estate owned at fair value.

(E)	Adjustment to reflect the estimated goodwill resulting from the allocation of the total price in excess of the estimated fair value of identifiable net assets acquired. See Note 3, “Pro Forma Allocation of Purchase Price” below for additional information.

(F)	Adjustment to reflect the addition of the estimated core deposit intangible.

(G)	Adjustment reflects deferred tax assets related to the purchase accounting adjustments.

(H)	Adjustment to eliminate 10,343,016 shares and related surplus of Highlands’ common stock as of June 30, 2019.

(I)	Adjustment reflects elimination of Highlands’ retained earnings and First Community’s estimated merger-related costs, net of taxes of $4.33 million.

(J)	Adjustment to eliminate Highlands’ accumulated other comprehensive income, net of tax, as of June 30, 2019.

Income Statement Adjustments

(AA)	Adjustment represented expense savings resulting from the merger.

(BB)	Adjustment represents the amortization of the core deposit intangible asset resulting from the merger over a period of ten years.

(CC)	Adjustment represents income taxes associated with the pre-tax pro forma adjustments assuming a 22% effective rate for all periods.

Note 3. Pro Forma Allocation of Purchase Price

The following table presents the pro forma allocation of the purchase price paid for the net assets of Highlands and the estimated goodwill resulting from the allocation of the purchase price.  Purchase consideration is based on First Community’s October 4, 2019, common stock closing price. Final consideration could differ significantly.  Fair value adjustments are preliminary and final fair value adjustments could also differ significantly.

(Amounts in thousands, unaudited)
Purchase Price
Issuance of Common Stock		$90,478
Highlands’ net assets at estimated fair value:
Highlands’ equity at June 30, 2019	$60,031
Less estimated merger transaction costs of Highlands prior to close	-
Highlands’ equity at June 30, 2019, as adjusted	$60,031
Estimated fair value adjustments
Eliminate existing allowance for loan losses	$4,651
Loans	$(15,035)
OREO	$(2,900)
Core deposit intangible	$9,300
Net deferred tax asset on acquisition accounting adjustments	$896
Estimated fair value of identifiable net assets acquired		56,943
Purchase price in excess of fair value of net identifiable assets acquired		33,535
Goodwill		$33,535

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are First Community’s historical per share data for the year ended December 31, 2018, as derived from audited financial statements of First Community, and the six months ended June 30, 2019, derived from the unaudited financial statements of First Community. Also presented below are Highlands’ historical per share data for the year ended December 31, 2018, as derived from audited financial statements of Highlands, and the six months ended June 30, 2019, derived from the unaudited financial statements of Highlands. The pro forma combined per share data for the year ended December 31, 2018 and six months ended June 30, 2019 and the per equivalent Highlands share information provided in the table below are unaudited. The unaudited pro forma data and equivalent per share information give effect to the merger as if the transaction had been effective on the dates presented, in the case of the book value data, and as if the transactions had become effective on beginning of the fiscal year or period presented, in the case of the earnings per share and dividends declared data. For a discussion of the assumptions and adjustments made in preparing the pro forma financial information presented in this proxy statement/prospectus, see the section entitled “Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data,” beginning on page 20.

The information presented below should be read together with: (1) First Community’s consolidated financial statements and related notes thereto filed by First Community with the SEC, and incorporated by reference in this proxy statement/prospectus; (2) Highlands’ consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus; and (3) the unaudited pro forma combined consolidated financial information included in this proxy statement/prospectus. See the sections entitled “Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data,” beginning on page 20, “Where You Can Find More Information,” beginning on page 118, and Highlands’ consolidated financial statements beginning on page F-1.

The unaudited pro forma financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The unaudited pro forma financial information also does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

	First Community	Highlands	Pro Forma Combined	Pro Forma Equivalent Highlands
Earnings per share for the six months ended June 30, 2019:
Basic	$1.27	$0.20	$1.35	$0.16
Diluted	$1.27	$0.16	$1.30	$0.19
Cash dividends per share declared for the six months ended June 30, 2019(1)	$0.46	-	$0.46	$0.06
Book value per common share as of June 30, 2019	$21.34	$5.80	$22.76	$3.46
Earnings per share for the fiscal year ended December 31, 2018:
Basic	$2.19	$0.44	$2.39	$0.28
Diluted	$2.18	$0.35	$2.30	$0.33
Cash dividends per share declared for the fiscal year ended December 31, 2018(1)	$1.26	-	$1.26	$0.15
Book value per common share as of the fiscal year ended December 31, 2018	$21.34	$5.48	$22.54	$3.42

(1) Pro forma dividends per share represent First Community’s historical dividends per share.

MARKET PRICES AND DIVIDEND INFORMATION

First Community common stock is listed and trades on the NASDAQ under the ticker symbol “FCBC.” As of October 24, 2019, there were 15,580,155 shares of First Community common stock outstanding and approximately 2,166 holders of record.

Highlands common stock is quoted on the OTCQX Marketplace under the ticker symbol “HLND.” As of the Highlands record date, there were 8,250,729 shares of Highlands common stock outstanding and approximately 1,281 holders of record.

The following table shows, for the indicated periods, the high and low sales prices per share for First Community common stock, as reported on the NASDAQ and Highlands common stock as reported in the OTCQX Market. Cash dividends declared and paid per share on First Community and Highlands common stock are also shown for the periods indicated below.

	First Community			Highlands Common Stock
	High	Low	Dividend	High	Low	Dividend
2019
First Quarter	$36.48	$30.96	$0.21	$7.00	$5.18	-
Second Quarter	$35.23	$32.12	$0.25	$7.10	$6.05	-
Third Quarter	$34.15	$30.78	$0.25	$8.80	$6.95	-
Fourth Quarter (through October 8, 2019)	$32.66	$31.61	-	$8.50	$8.37	-

2018
First Quarter	$31.15	$25.85	$0.66	$8.00	$7.11	-
Second Quarter	$36.09	$29.30	$0.18	$8.00	$7.16	-
Third Quarter	$34.80	$31.51	$0.21	$7.75	$7.12	-
Fourth Quarter	$36.03	$27.06	$0.21	$7.26	$5.06	-

2017
First Quarter	$30.86	$26.15	$0.16	$7.28	$5.95	-
Second Quarter	$28.80	$23.23	$0.18	$7.50	$6.65	-
Third Quarter	$29.80	$24.02	$0.18	$7.25	$6.86	-
Fourth Quarter	$32.24	$26.97	$0.18	$7.56	$6.92	-

The above table shows only historical comparisons. These comparisons may not provide meaningful information to First Community and Highlands shareholders in determining whether to approve the merger agreement. Each First Community and Highlands shareholder is advised to obtain current market quotations for First Community common stock and Highlands common stock. The market price of First Community common stock and Highlands common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of First Community common stock or Highlands common stock before or after the effective date of the merger. Changes in the market price of First Community common stock prior to the completion of the merger will affect the market value of the merger consideration that Highlands shareholders will receive upon completion of the merger.

Historical Market Price

	First Community	Highlands	Highlands Equivalent Pro Forma Market Value
September 11, 2019	$34.00	$7.35	$9.19
October 29, 2019	$32.40	$8.50	$8.76

Once the merger is completed, there will be no further private or public market for Highlands common stock.

The market prices of both First Community common stock and Highlands common stock will fluctuate prior to the merger. Highlands shareholders should obtain current stock price quotations for First Community common stock.

RISK FACTORS

In addition to general investment risks and the other information contained in, or incorporated by reference into, this proxy statement/prospectus, including the matters described under the caption “Risk Factors” in the Annual Report on Form 10-K filed by First Community for the year ended December 31, 2018, and the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 34. Highlands shareholders should consider the matters described below carefully in determining whether to vote to approve the merger agreement.

Risks Related to the Merger and First Community’s Business Upon Completion of the Merger

Because the sale price of the First Community common stock may fluctuate, you cannot be sure of the value of the merger consideration that you will receive in the merger.

Under the terms of the merger agreement, each share of Highlands common stock and Highlands preferred stock issued and outstanding immediately prior to the completion of the merger (other than (1) dissenting shares as described below and (2) shares of Highlands common stock owned directly or indirectly by Highlands or their wholly-owned subsidiaries (in each case, other than shares of Highlands common stock held in a fiduciary capacity or in connection with debts previously contracted (together, the “excluded shares”)) will be converted into the right to receive 0.2703 shares of First Community common stock. The exchange ratio is subject to an adjustment if the final costs associated with the termination of Highlands’ core processor contract are less than those budgeted by the parties, in which event the exchange ratio will be adjusted to permit Highlands shareholders to share in the cost savings in accordance with the terms set forth in the merger agreement. At this time, no adjustment to the exchange ratio is expected.

The market price of First Community’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding First Community’s operations or business prospects, including market sentiment regarding First Community’s entry into the merger agreement. These risks may be affected by:

●	operating results that vary from the expectations of First Community management or of securities analysts and investors;

●	developments in First Community’s business or in the financial services sector generally;

●	regulatory or legislative changes affecting First Community’s industry generally or its business and operations;

●	operating and securities price performance of companies that investors consider to be comparable to First Community;

●	changes in estimates or recommendations by securities analysts or rating agencies;

●	announcements of strategic developments, acquisitions, dispositions, financings, and other material events by First Community or its competitors; and

●	changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Many of these factors are beyond the control of First Community and Highlands. We make no assurances as to whether or when the merger will be completed. Highlands shareholders should obtain current sale prices for shares of First Community common stock before voting their shares of Highlands common stock and preferred stock at the Highlands special meeting.

The market price of First Community common stock after the merger may be affected by factors different from those affecting the shares of Highlands or First Community currently.

Upon completion of the merger, holders of Highlands common stock will become holders of First Community common stock. First Community’s business differs from that of Highlands, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of First Community and Highlands. For a discussion of the businesses of First Community and Highlands and of certain factors to consider in connection with those businesses, see the documents incorporated by reference or described elsewhere in this proxy statement/prospectus.

First Community may fail to realize all of the anticipated benefits of the merger.

First Community and Highlands have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on First Community’s ability to successfully combine and integrate the businesses of First Community and Highlands in a manner that permits growth opportunities and does not materially disrupt the existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect First Community’s ability to successfully conduct its business, which could have an adverse effect on First Community’s financial results and the value of First Community common stock. If First Community experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause First Community and/or Highlands to lose customers or cause customers to remove their accounts from First Community and/or Highlands and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of First Community and Highlands during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.

The success of the merger will also depend on First Community’s ability to:

●	Maintain existing relationships with depositors of Highlands to minimize withdrawals of deposits prior to and subsequent to the merger;

●	Maintain and enhance existing relationships with borrowers to limit unanticipated losses from loans of Highlands;

●	Control the non-interest expense to maintain overall operating efficiencies; and

●	Compete effectively in the communities served by First Community and Highlands and in nearby communities.

First Community may not be able to manage effectively its growth resulting from the merger.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the transactions contemplated by the merger agreement, including the merger and the bank merger, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under the section entitled “The Merger—Regulatory Approvals” beginning on page 64. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See the section entitled “The Merger—Regulatory Approvals,” beginning on page 64.

The regulatory approvals may not be received at all, may not be received in a timely fashion, and may contain conditions on the completion of the merger that are not anticipated or cannot be met. If the consummation of the merger is delayed, including by a delay in receipt of necessary governmental approvals, the business, financial condition and results of operations of each company may also be materially adversely affected.

First Community may fail to realize the cost savings estimated for the merger.

Although First Community estimates that it will realize pre-tax cost savings of approximately $7.19 million annually (excluding one-time costs and expenses associated with the merger with Highlands) from the merger when fully phased in, it is possible that the estimates of the potential cost savings could turn out to be incorrect. In addition, future business developments may require First Community to continue to operate or maintain some facilities or support functions that are currently expected to be combined or reduced. The cost savings estimates also depend on First Community’s ability to combine the businesses of First Community and Highlands in a manner that permits those costs savings to be realized. If the estimates turn out to be incorrect or First Community is not able to combine the two companies successfully, the anticipated cost savings may not be fully realized or realized at all, or may take longer to realize than expected.

The combined company may be unable to retain First Community and/or Highlands personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by First Community and Highlands. It is possible that these employees may decide not to remain with First Community or Highlands, as applicable, while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Highlands to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, First Community and Highlands may not be able to locate suitable replacements for any key employees who leave either company, or to offer employment to potential replacements on reasonable terms.

The unaudited pro forma combined consolidated financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations of First Community after the merger may differ materially.

The unaudited pro forma combined consolidated financial information in this proxy statement/prospectus is presented for illustrative purposes only and are not necessarily indicative of what First Community’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma combined consolidated financial information reflect adjustments, which are based upon preliminary estimates, to record the Highlands identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this proxy statement/prospectus is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Highlands as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this proxy statement/prospectus. For more information, see the section entitled “Selected Unaudited Pro Forma Condensed Combined Consolidated Financial Data,” beginning on page 20.

Highlands’ directors and executive officers have interests in the merger that may differ from the interests of Highlands shareholders.

Highlands shareholders should be aware that some of Highlands’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Highlands shareholders generally. The Highlands board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Highlands shareholders vote in favor of approving the merger agreement.

For a more complete description of these interests, see the section entitled “The Merger—Interests of Highlands Directors and Executive Officers in the Merger,” beginning on page 61.

Termination of the merger agreement could negatively impact First Community and Highlands.

The merger may be terminated as a result of factors beyond First Community’s and Highlands’ control. See the section entitled “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 83 for a complete discussion of the circumstances under which the merger agreement may be terminated. If the merger agreement is terminated, there may be various consequences. For example, First Community’s or Highlands’ businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of the First Community common stock or the Highlands common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, subject to conditions and exceptions, Highlands may be required to pay to First Community a termination fee of $4 million. See the section entitled “The Merger Agreement—Termination Fee” beginning on page 84, for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the merger.

First Community and Highlands will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Highlands and First Community. These uncertainties may impair First Community’s or Highlands’ ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with us to seek to change existing business relationships with us or fail to extend an existing relationship with us. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

First Community and Highlands have a small number of key personnel. The pursuit of the merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.

In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions may, among other matters, prevent such party from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to such party’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. See the section entitled “The Merger Agreement—Conduct of Business Pending the Completion of the Merger,” beginning on page 73 for a description of the restrictive covenants applicable to Highlands and First Community.

The merger may distract management of First Community and Highlands from their other responsibilities.

The merger could cause the respective management groups of First Community and Highlands to focus their time and energies on matters related to the transaction that otherwise would be directed to their business and operations. Any such distraction on the part of either company’s management, if significant, could affect its ability to service existing business and develop new business and adversely affect the business and earnings of First Community or the business and earnings of the combined company.

If the merger is not completed, First Community and Highlands will have incurred substantial expenses without realizing the expected benefits of the merger.

Each of First Community and Highlands has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Community and Highlands would have to recognize these expenses without realizing the expected benefits of the merger.

Failure to complete the merger could negatively affect the market price of Highlands common stock.

If the merger is not completed for any reason, Highlands will be subject to a number of material risks, including the following:

●	The market price of its common stock may decline to the extent that the current market prices of its shares reflect a market assumption that the merger will be completed;

●	Costs relating to the merger, such as legal, accounting and financial advisory fees, and, in specified circumstances, termination fees, must be paid even if the merger is not completed;

●

The diversion of management’s attention from the day-to-day business operations and the potential disruption to Highlands’ employees and business relationships during the period before the completion of the merger may make it difficult to regain financial and market positions if the merger does not occur; and

●

If Highlands’ board of directors seeks another merger or business combination, Highlands shareholders cannot be certain that Highlands will be able to find a party willing to pay an equivalent or greater consideration than that which First Community has agreed to pay in the merger.

The merger agreement limits Highlands’ ability to pursue alternative acquisition proposals and requires Highlands to pay a termination fee of $4 million under limited circumstances, including circumstances relating to acquisition proposals.

The merger agreement prohibits Highlands from soliciting, initiating, inducing or encouraging, or taking any action to facilitate certain third-party acquisition proposals. See the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers,” beginning on page 81. The merger agreement also provides that Highlands will be required to pay a termination fee in the amount of $4 million in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the Highlands board of directors. See the sections entitled “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 83 and “The Merger Agreement—Termination Fee,” beginning on page 84. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Highlands from considering or proposing such an acquisition.

The merger will not be completed unless important conditions are satisfied.

Specified conditions set forth in the merger agreement must be satisfied or waived to complete the merger. If the conditions are not satisfied or waived, to the extent permitted by law or stock exchange rules, the merger will not occur or will be delayed and each of First Community and Highlands may lose some or all of the intended benefits of the merger. The following conditions, in addition to other closing conditions, must be satisfied or waived, if permissible, before First Community and Highlands are obligated to complete the merger:

●	The merger agreement and merger must be duly approved by the requisite vote of the shareholders of Highlands;

●	All required regulatory approvals must be obtained;

●	The absence of any law or order by a court or governmental authority that prohibits, restricts or makes illegal the merger;

●

The registration statement on Form S-4 shall become effective under the Securities Act of 1933, as amended, or the Securities Act, and no stop order shall have been issued or threatened by the SEC; and

●	To the extent required, the shares of First Community common stock to be issued in the merger must be approved for listing on NASDAQ.

The shares of First Community common stock to be received by Highlands shareholders as a result of the merger will have different rights from the shares of Highlands common stock and Highlands preferred stock.

Upon completion of the merger, Highlands shareholders will become First Community shareholders and their rights as shareholders will be governed by the First Community articles of incorporation and bylaws. The rights associated with Highlands common stock and Highlands preferred stock are different from the rights associated with First Community common stock. See the section entitled “Comparison of Shareholders’ Rights,” beginning on page 110 for a discussion of the different rights associated with First Community common stock.

First Community shareholders and Highlands shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in First Community and Highlands, respectively.

First Community shareholders and Highlands shareholders currently have the right to vote in the election of the board of directors and on other matters affecting First Community and Highlands, respectively. Upon completion of the merger, each Highlands shareholder who receives shares of First Community common stock will become a First Community shareholder, with a percentage ownership of First Community that is smaller than such shareholder’s percentage ownership of Highlands. Based on the number of shares outstanding on the Highlands record date, we expect that holders of shares of Highlands common stock and Highlands preferred stock as of immediately prior to the closing of the merger will hold, in the aggregate, approximately 18% of the issued and outstanding shares of First Community common stock immediately following the closing of the merger (including shares received in respect of Highlands restricted stock and without giving effect to any shares of First Community common stock held by Highlands shareholders prior to the merger). As a result, current First Community shareholders will hold, in the aggregate, approximately 82% of the outstanding shares of First Community common stock immediately following the closing of the merger. Because of this, Highlands shareholders may have less influence on the management and policies of First Community than they now have on the management and policies of Highlands.

If the merger and the bank merger do not constitute a reorganization under Section 368(a) of the Code, then each Highlands shareholder may be responsible for payment of U.S. income taxes related to the merger.

The United States Internal Revenue Service, or the IRS, may determine that the merger does not qualify as a nontaxable reorganization under Section 368(a) of the Code. In that case, each Highlands shareholder would recognize a gain or loss equal to the difference between the (i) the sum of the fair market value of First Community common stock and the amount of cash consideration, if any, received by the Highlands shareholder in the merger and (ii) the Highlands shareholder’s adjusted tax basis in the shares of Highlands common stock or Highlands preferred stock exchanged therefor.

The opinion of Highlands’ financial advisor delivered to its board of directors prior to the signing of the merger agreement will not reflect changes in circumstances following the date of the opinion.

The Highlands board of directors received an opinion (initially rendered verbally and confirmed in a written opinion, dated September 3, 2019), from its financial advisor regarding the fairness of the exchange ratio, from a financial point of view as of the date of such opinion to the public holders of Highlands common stock. The fairness opinion from Stephens does not address the fairness of the exchange ratio to the holders of Highlands preferred stock or any directors, officers, managers or affiliates of Highlands who are holders of common stock. Subsequent changes in the operation and prospects of First Community or Highlands, general market and economic conditions and other factors that may be beyond the control of First Community or Highlands may significantly alter the value of First Community or Highlands or the prices of the shares of First Community common stock or Highlands common stock and Highlands preferred stock by the time the merger is completed. The opinion of Highlands’ financial advisor did not address the fairness of the exchange ratio, from a financial point of view at the time the merger is completed, or as of any other date other than the date of such opinion. For a description of the opinions of the parties’ respective financial advisors, see the sections entitled “The Merger—Opinion of Highlands’ Financial Advisor,” beginning on page 52.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included in, or incorporated by reference into, this proxy statement/prospectus, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to: (1) statements about the benefits of the merger, including future financial and operating results and cost savings that may be realized from the merger; (2) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (3) other statements identified by words such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond First Community’s and Highlands’ control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward-looking statements.

Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under the section entitled “Risk Factors” and those discussed in the filings of First Community with the SEC that are incorporated by reference into this proxy statement/prospectus, as well as the following:

●	the inability to close the merger and the bank merger in a timely manner;

●	the failure to complete the merger due to the failure of Highlands shareholders to approve the merger;

●	failure to obtain the requisite regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

●	the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees and competitors;

●	business disruption following the merger;

●	First Community’s potential exposure to unknown or contingent liabilities of Highlands;

●	the challenges of integrating, retaining, and hiring key personnel;

●	failure to attract new customers and retain existing customers in the manner anticipated;

●	the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

●

changes in First Community’s share price before closing, including as a result of the financial performance of First Community and Highlands prior to closing, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

●

the expected cost savings, synergies and other financial benefits from the merger might not be realized within the expected time frames or at all as a result of, among other things, changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the markets in which First Community and Highlands operate;

●	Highlands’ business may not be integrated into First Community’s business successfully, or such integration may take longer to accomplish than expected;

●	operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with employees, may be greater than expected; and

●	management time and effort may be diverted to the resolution of merger-related issues.

Because these forward-looking statements are subject to assumptions and uncertainties, First Community’s and the combined company’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference into this proxy statement/prospectus. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus, and attributable to First Community, Highlands or any person acting on their behalf, respectively, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 34. Neither First Community nor Highlands undertakes any obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

INFORMATION ABOUT THE HIGHLANDS SPECIAL MEETING

This section contains information about the special meeting that Highlands has called to allow Highlands common shareholders to vote on the common shareholder merger proposal, the merger-related compensation proposal and the common shareholder adjournment proposal and to allow the Highlands preferred shareholders to vote on the preferred shareholder merger proposal and the preferred shareholder adjournment proposal.

The Highlands board of directors is mailing this proxy statement/prospectus to you, as a Highlands shareholder, on or about November 8, 2019. Together with this proxy statement/prospectus, the Highlands board of directors is also sending to you a notice of the special meeting of Highlands shareholders and a form of proxy that the Highlands board of directors is soliciting for use at the Highlands special meeting and at any adjournments or postponements of the Highlands special meeting.

Time, Date, and Place

The special meeting is scheduled to be held on December 17, 2019 at 1:00 p.m. (local time) at the Southwest Virginia Higher Education Center, One Partnership Circle, Abingdon, Virginia 24210.

Purpose of the Special Meeting

The special meeting is being held for the following purposes:

1.

for the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve the merger agreement (which we refer to as the “common shareholder merger proposal”);

2.

for the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve, on a non-binding, advisory basis, the compensation to be paid to Highlands’ named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Interests of Highlands Directors and Executive Officers in the Merger,” beginning on page 61 (which we refer to as the “merger-related compensation proposal”);

3.

for the holders of Highlands common stock, voting as a separate class from the Highlands preferred stock, to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands common stock in favor of the common shareholder merger proposal (which we refer to as the “common shareholder adjournment proposal);

4.

for the holders of Highlands preferred stock, voting as a separate class from the Highlands common stock, to approve the merger agreement (which we refer to as the “preferred shareholder merger proposal”); and

5.

for the holders of Highlands preferred stock, voting as a separate class from the Highlands common stock, to approve one or more adjournments of the special meeting, if necessary or appropriate to permit further solicitation of proxies from the holders of Highlands preferred stock in favor of the preferred shareholder merger proposal (which we refer to as the “preferred shareholder adjournment proposal”).

Recommendation of the Highlands Board of Directors

The Highlands board of directors recommends that holders of Highlands common stock vote “FOR” the common shareholder merger proposal, “FOR” the merger-related compensation proposal and “FOR” the common shareholder adjournment proposal (if necessary or appropriate), and recommends that holders of Highlands preferred stock vote “FOR” the preferred shareholder merger proposal and “FOR” the preferred shareholder adjournment proposal (if necessary or appropriate). See “The Merger—Recommendation of the Highlands Board of Directors and Highlands’ Reasons for the Merger,” beginning on page 48.

Required Vote

Preferred Shareholder Merger Proposal

The affirmative vote of the holders of a majority of the outstanding shares of Highlands preferred stock as of the record date is required to approve the preferred shareholder merger proposal.

Common Shareholder Merger Proposal

The affirmative vote of the holders of at two-thirds of the outstanding shares of Highlands common stock as of the record date and entitled to vote thereon is required to approve the common shareholder merger proposal.

Merger-Related Compensation Proposal

The affirmative vote of a majority of the votes cast by the holders of Highlands common stock on the merger-related compensation proposal is required to approve the merger-related compensation proposal.

Common Shareholder Adjournment Proposal

The affirmative vote of a majority of the votes cast by the holders of Highlands common stock on the common shareholder adjournment proposal is required to approve the common shareholder adjournment proposal.

Preferred Shareholder Adjournment Proposal

The affirmative vote of a majority of the votes cast by the holders of Highlands preferred stock is required to approve the preferred shareholder adjournment proposal.

Treatment of Abstentions; Failure to Vote

For purposes of the special meeting, an abstention occurs when a Highlands shareholder attends the Highlands special meeting, either in person or by proxy, but abstains from voting.

●	For the preferred shareholder merger proposal and the common shareholder merger proposal, an abstention or failure to vote will have the same effect as a vote cast “AGAINST” such proposals.

●

For the merger-related compensation proposal, the common shareholder adjournment proposal and the preferred shareholder adjournment proposal, an abstention or failure to vote will have no effect on the outcome of the vote. For each of these proposals, abstentions are not treated as votes cast and will have no effect on the outcome of the vote, though abstentions are counted towards establishing a quorum.

Record Date and Quorum

October 24, 2019 has been fixed as the record date for the determination of Highlands shareholders entitled to notice of, and to vote at, the Highlands special meeting and any adjournment or postponement thereof. At the close of business on the Highlands record date, there were 8,250,729 shares of Highlands common stock outstanding and entitled to vote at the Highlands special meeting and approximately 1,281 holders of record.

The presence at the Highlands special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Highlands common stock entitled to vote at the Highlands special meeting will constitute a quorum for the transaction of business. All shares of Highlands common stock present in person or represented by proxy, including abstentions and broker non-votes, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Highlands special meeting.

How to Vote

Each copy of this proxy statement/prospectus mailed to holders of Highlands common stock is accompanied by a form of proxy with instructions for voting.

If you hold stock in your name as a shareholder of record, you should complete and return the proxy card accompanying this proxy statement/prospectus, regardless of whether you plan to attend the Highlands special meeting.

●	Toll-Free Number. You may use the toll-free number shown on your proxy card to vote your shares.

●	Voting by Internet. You may vote your shares by visiting the website shown on your proxy card to vote via the Internet.

●

Voting by Proxy. Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by proxy, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the common shareholder merger proposal, “FOR” the merger-related compensation proposal, “FOR” the common shareholder adjournment proposal, “FOR” the preferred shareholder merger proposal, and “FOR” the preferred shareholder adjournment proposal.

●

Voting in Person. If you are a shareholder of record, you can vote in person by submitting a ballot at the Highlands special meeting. Nevertheless, we recommend that you vote by proxy as promptly as possible, even if you plan to attend the Highlands special meeting. This will ensure that your vote is received. If you attend the Highlands special meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee how to vote in accordance with the instructions you have received from your bank, broker or other nominee.

All shares represented by valid proxies that Highlands receives through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” the common shareholder merger proposal, “FOR” the merger-related compensation proposal, “FOR” the common shareholder adjournment proposal, “FOR” the preferred shareholder merger proposal, and “FOR” the preferred shareholder adjournment proposal. No matters other than the matters described in this proxy statement/prospectus are anticipated to be presented for action at the Highlands special meeting or at any adjournment or postponement of the Highlands special meeting.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. SHAREHOLDERS WHO ATTEND THE HIGHLANDS SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING IN PERSON.

Shares Held in “Street Name”; Broker Non-Votes

If your bank, broker or other nominee holds your shares of Highlands common stock in “street name,” your bank, broker or other nominee will vote your shares of Highlands common stock only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your bank, broker or other nominee with this proxy statement/prospectus. Any such shares for which you do not give voting instructions will constitute a broker non-vote, and will have the effect of a vote “AGAINST” the common shareholder merger proposal. Broker non-votes will have no effect on the outcome of the Highlands adjournment proposal.

Revocation of Proxies

You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:

●	submitting another valid proxy card bearing a later date;

●

prior to the Highlands special meeting, logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

●	attending the Highlands special meeting and voting your shares in person; or

●

delivering prior to the Highlands special meeting a written notice of revocation to Highlands at the following address: Robert M. Little, Jr. Secretary, Highlands Bankshares, Inc., 340 West Main Street, P. O. Box 1128, Abingdon, Virginia 24212-1128.

If you choose to send a completed proxy card bearing a later date or a notice of revocation, the new proxy card or notice of revocation must be received by 5:00 P.M. (local time) on December 16, 2019. Attendance at the Highlands special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote.

Shares Subject to Voting Agreements

A total of 513,669 shares of Highlands common stock, representing approximately 6.22% of the outstanding shares of Highlands common stock entitled to vote at the Highlands special meeting and 2,092,287 shares of Highlands preferred stock, representing 100% of the outstanding shares of Highlands preferred stock entitled to vote at the Highlands special meeting, are subject to voting and support agreements between First Community, Highlands and each of Highlands’ directors and TNH Financials Fund, L.P. (which we refer to as “TNH Financials”), the holder of all of the outstanding shares of Highlands preferred stock (which we refer to collectively as the “Highlands voting agreements”). Pursuant to the Highlands voting agreements, each director and TNH Financials has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of Highlands common stock and preferred stock as applicable, beneficially owned by him or her in favor of the merger agreement and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or its shares of Highlands common stock and preferred stock.

The foregoing description of the Highlands voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Highlands voting agreements, a form of which is included as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A.

Shares Held by Directors and Executive Officers

As of the Highlands record date, Highlands’ directors and executive officers and their affiliates beneficially owned and were entitled to vote, in the aggregate, a total of 248,896 shares of Highlands common stock (excluding restricted shares), representing approximately 3.0% of the outstanding shares of Highlands common stock entitled to vote at the Highlands special meeting. For more information about the beneficial ownership of Highlands common stock by each greater than 5% beneficial owner of Highlands common stock, each director and executive officer of Highlands and all Highlands directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management of Highlands” on page 109.

Solicitation of Proxies

Proxies for the Highlands special meeting are being solicited on behalf of the Highlands board of directors. Highlands will bear the entire cost of soliciting proxies from you. Highlands will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Highlands common stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Highlands in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Highlands has also made arrangements with Regan & Associates, Inc. to assist it in soliciting proxies and has agreed to pay it approximately $15,000 for these services.

Attending the Highlands Special Meeting

All holders of Highlands common stock, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend the Highlands special meeting. Shareholders of record can vote in person at the Highlands special meeting. If you are not a shareholder of record, you must obtain a proxy executed in your favor from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the Highlands special meeting. If you plan to attend the Highlands special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. Highlands reserves the right to refuse admittance to anyone without proper proof of share ownership and without proper photo identification. The use of cameras, sound recording equipment, communications devices or any similar equipment during the Highlands special meeting is prohibited without Highlands’ express written consent.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Highlands at:

Highlands Bankshares, Inc. 340 West Main Street Abingdon, VA 24210 Attention: Robert M. Little, Jr. Phone: (276) 619-2000	Regan & Associates, Inc. Eighth Avenue – Suite 800 New York, NY 10018 Phone: (800) 737-3426

HIGHLANDS PROPOSALS

PROPOSAL NO. 1: COMMON SHAREHOLDER MERGER PROPOSAL

Highlands is asking its common shareholders to approve the common shareholder merger proposal. Holders of Highlands common stock should read this proxy statement/prospectus carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

The Highlands board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Highlands and its shareholders and has unanimously adopted the merger agreement and approved the merger. See the section entitled “The Merger—Recommendation of the Highlands Board of Directors and Highlands’ Reasons for the Merger,” beginning on page 48 for a more detailed discussion of the recommendation of the Highlands board of directors.

The Highlands board of directors unanimously recommends a vote “FOR” the common shareholder merger proposal.

PROPOSAL NO. 2: ADVISORY (NON-BINDING) VOTE ON CERTAIN MERGER-RELATED COMPENSATION FOR HIGHLANDS NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act require that Highlands seek a non-binding advisory vote from its common shareholders to approve the “golden parachute” compensation that its named executive officers will receive in connection with the merger discussed in “The Merger – Interests of Certain Highlands’ Directors and Executive Officers in the Merger – Certain Compensation for Highlands’ Named Executive Officers,” beginning on page 63. As required by these provisions, Highlands is asking the Highlands common shareholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid to the named executive officers of Highlands in connection with or as a result of the merger, and the agreements pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in “The Merger – Interests of Certain Highlands’ Directors and Executive Officers in the Merger – Certain Compensation for Highlands’ Named Executive Officers” are hereby APPROVED.”

Approval of the merger-related compensation proposal by the holders of Highlands common stock is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote on the common shareholder merger proposal. Because this proposal is advisory in nature only, a vote for or against approval will not be binding on either Highlands or First Community.

The compensation that is subject to this proposal is a contractual obligation of Highlands and/or Highlands Union Bank and First Community Bank as the successors thereto. If the merger is approved and completed, such compensation may be paid, subject only to the conditions applicable thereto, even if shareholders fail to approve this proposal. If the merger is not completed, the Highlands board of directors will consider the results of the vote in making future executive compensation decisions.

Approval of the merger-related compensation proposal requires the affirmative vote of a majority of the votes cast by holders of common stock on the proposal, assuming a quorum is present. Abstentions will be counted toward a quorum at the Highlands special meeting but will have no effect on the vote on this proposal.

If you return a properly executed proxy card but do not indicate instructions on your proxy card, your shares of Highlands common stock represented by such proxy card will be voted “FOR” approval of the merger-related compensation proposal.

The Highlands board of directors unanimously recommends that Highlands shareholders vote “FOR” approval of the merger-related compensation proposal.

PROPOSAL NO. 3: COMMON SHAREHOLDER ADJOURNMENT PROPOSAL

The Highlands special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the common shareholder merger proposal.

If, at the Highlands special meeting, the number of shares of Highlands common stock present or represented and voting in favor of the common shareholder merger proposal is insufficient to approve such proposal, Highlands intends to move to adjourn the Highlands special meeting in order to solicit additional proxies for the approval of the common shareholder merger proposal.

In this proposal, Highlands is asking its common shareholders to authorize the holder of any proxy solicited by the Highlands board of directors on a discretionary basis to vote in favor of adjourning the Highlands special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Highlands common shareholders who have previously voted.

The Highlands board of directors unanimously recommends a vote “FOR” the common shareholder adjournment proposal.

PROPOSAL NO. 4: PREFERRED SHAREHOLDER MERGER PROPOSAL

Highlands is asking its preferred shareholders to approve the preferred shareholder merger proposal. Holders of Highlands preferred stock should read this proxy statement/prospectus carefully and in its entirety for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix A.

The Highlands board of directors has determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Highlands and its shareholders and has unanimously adopted the merger agreement and approved the merger. See the section entitled “The Merger—Recommendation of the Highlands Board of Directors and Highlands’ Reasons for the Merger” beginning on page 48 for a more detailed discussion of the recommendation of the Highlands board of directors.

The Highlands board of directors unanimously recommends a vote “FOR” the preferred shareholder merger proposal.

PROPOSAL NO. 5: PREFERRED SHAREHOLDER ADJOURNMENT PROPOSAL

The Highlands special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes of preferred stock in favor of the preferred shareholder merger proposal.

If, at the Highlands special meeting, the number of shares of Highlands preferred stock present or represented and voting in favor of the preferred shareholder merger proposal is insufficient to approve such proposal, Highlands intends to move to adjourn the Highlands special meeting in order to solicit additional proxies for the approval of the preferred shareholder merger proposal.

In this proposal, Highlands is asking its preferred shareholders to authorize the holder of any proxy solicited by the Highlands board of directors on a discretionary basis to vote in favor of adjourning the Highlands special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from Highlands preferred shareholders who have previously voted.

The Highlands board of directors unanimously recommends a vote “FOR” the preferred shareholder adjournment proposal.

THE MERGER

Terms of the Merger

Each of the First Community board of directors and the Highlands board of directors has unanimously approved the merger agreement. The merger agreement provides for the merger of Highlands with and into First Community, with First Community continuing as the surviving corporation. Immediately following the completion of the merger, Highlands Union Bank will merge with and into First Community Bank, with First Community Bank continuing as the surviving bank.

In the merger, each share of Highlands common stock and Highlands preferred stock issued and outstanding immediately prior to the completion of the merger (other than the excluded shares) will be converted into the right to receive the merger consideration.

First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Highlands shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of First Community common stock to which the holder would otherwise be entitled by the First Community average closing price. For a discussion of the treatment of awards outstanding under Highlands’ equity plans outstanding as of the effective time, see the section entitled “The Merger Agreement—Treatment of Highlands Equity Awards” beginning on page 70.

Highlands shareholders are being asked to approve the merger agreement. See the section entitled “The Merger Agreement,” beginning on page 68 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. In this process, management and representatives of Highlands and First Community had many conversations, both by telephone and in person, about the potential transaction and alternatives. The chronology below covers only key events leading up to signing of the merger agreement and does not purport to catalogue every related conversation among or between the parties.

The Highlands board of directors regularly discusses opportunities for increasing shareholder value, and, as a result, has had several meetings with Stephens Inc. (which we refer to as “Stephens”), an investment banking firm, since May 2018 to discuss potential paths for Highlands’ long-term growth opportunities, including (i) remaining an independent institution focused on organic growth; (ii) remaining an independent institution to pursue mergers and acquisitions and other strategic investments; (iii) pursuing a strategic alternative through a partnership or merger; or (iv) pursuing a strategic alternative through the sale of the institution. After several discussions over the course of several months, the Highlands board of directors determined after reviewing the qualitative considerations of each potential path, including the near- and long-term value to shareholders, shareholder liquidity, execution risk, regulatory environment and macro-economic conditions, that it should narrow its focus to, and requested additional analysis from Stephens with respect to, either remaining an independent institution or pursuing a strategic alternative through the sale of the institution.

The Highlands board of directors invited Stephens to present at the board’s strategic planning session on January 24, 2019. Stephens provided an update on industry trends and the market generally, an overview of the four potential paths for Highlands including the impact of current market conditions on each strategic alternative, and a summary of potential partners for Highlands. The Highlands board discussed Highlands’ long-term objectives including efforts to enhance long-term value for its shareholders. Following these discussions, and after consulting with Stephens, the board requested that Stephens run a process to determine the value at which Highlands could either sell or raise capital for the purpose of pursuing mergers and acquisitions and other strategic investments and potentially provide liquidity to certain investors.

From late January through early April 2019, Stephens worked with Highlands to create a company overview presentation. In March 2019, Highlands engaged Nelson Mullins Riley & Scarborough LLP (which we refer to as “Nelson Mullins”), as special legal counsel to assist it in considering a potential business combination.

On March 15, 2019, Stephens provided Highlands with information regarding potential business combination partners. On March 19, 2019, the Highlands board held a meeting that was also attended by a representative of Nelson Mullins to discuss the list of potential business combination partners.

Before Highlands determined to engage Stephens as its exclusive financial advisor, the board considered, among other things, Stephens’ industry experience and long-standing relationship with the board. The board was aware that Edward Rosinus, a director of Highlands, was also a senior vice president of Stephens. On April 4, 2019, the board entered into an engagement letter with Stephens. Stephens then immediately began contacting potential business combination partners on behalf of Highlands. In total, 29 parties were contacted by Stephens, including 27 financial institutions ranging in asset size from approximately $500 million to $40.0 billion and two investors that specialize in bank investments. Out of the 29 parties contacted, 12 parties executed nondisclosure agreements and received the company overview presentation. In addition, Stephens had a “no-names” discussion with a leading attorney that advises credit unions on bank acquisitions but concluded that, given Highlands’ asset size and markets, such a transaction would not be feasible. Through April 2019, Stephens had numerous conversations and two in-person meetings with the parties under nondisclosure agreements.

On April 26, 2019, Timothy K. Schools announced his resignation as chief executive officer, president and as a director of Highlands to pursue another opportunity. The board of Highlands appointed Bryan T. Booher as interim president and chief executive officer. The board also resolved to initiate a search process to identify a permanent chief executive officer. Stephens informed the parties under nondisclosure agreements of this new development.

In early May 2019, five financial institutions submitted initial indications of interest, one of which was First Community. Four of the five bids had contemplated a change in control transaction and valued Highlands at implied prices that ranged from the low end of $7.53 per share of Highlands stock to the high end of $9.50 per share of Highlands stock, all subject to further due diligence. The fifth bid was in the form of a merger-of-equals transaction which focused on ownership in the combined entity. First Community’s initial indication of interest proposed a 100% stock transaction with a value range of $8.00 to $9.00 per share of Highlands stock.

One of the bidders, which we refer to as Institution A, submitted a bid with a value range of $8.50 to $9.50 per share of Highlands stock, subject to further due diligence, in an 80% stock and 20% cash transaction. The next highest bid, other than First Community, had a high-end range of $8.00 per share of Highlands stock in an 80% stock and 20% cash transaction.

The Highlands board scheduled a meeting on May 21, 2019 to review the indications of interest. On the evening of May 20, 2019, in an effort to eliminate other bidders from the process and avoid a second round of bids, First Community, based upon feedback from BSP’s discussions with Stephens, submitted a revised indication of interest to Highlands that increased the value range to $8.75 to $9.35 per share of Highlands stock.

On May 21, 2019, the Highlands board held a meeting to evaluate each of the five indications of interest (including First Community’s revised indication of interest) and other strategic alternatives potentially available to Highlands. Representatives from Stephens and Nelson Mullins attended the meeting. At the outset of the meeting, Chairman Moser informed the board that the Board of Governors of the Federal Reserve System had announced the termination of the written agreement with Highlands. The board reviewed with Stephens and Nelson Mullins the terms of each indication of interest including, among other things, the background of each party, strategic rationale, transaction structure, the range of the purchase price per share, form of consideration, financing and other contingencies and approvals, and the potential pro forma effects of the five proposed transactions. Representatives from Stephens also provided an overview of Highlands’ financial position as a standalone company. Representatives from Nelson Mullins then reviewed with the board of directors their fiduciary duties in connection with consideration of a business combination transaction.

The Highlands board asked questions of Stephens and Nelson Mullins throughout the meeting, and the members discussed, among other things, opportunities to conduct reverse due diligence, the current state of the economic environment, and execution risk for each potential transaction. The Highlands board then had an extensive discussion regarding the proposed combination with First Community, including that First Community’s lower end of the value range of $8.75 per share for the Highlands stock was higher than Institution A’s lower end of the value range of $8.50 per share for the Highlands stock; First Community’s history of declaring regular dividends was at historically higher levels than Institution A; First Community’s financial performance and the preliminary pro forma estimates for First Community were more attractive to the board than that of Institution A; the execution risk of a proposed combination with First Community, including relative to the proposed combination with Institution A, as First Community had expressed its desire to move quickly and efficiently through due diligence to the signing of a definitive merger agreement; one of the Highlands directors would be appointed to the First Community Bank board; and First Community’s branch network complemented Highlands’ branch network and customer base. Three board members raised concerns about whether it was the right time to pursue a sale of the institution, particularly given the recent termination of the written agreement with the Federal Reserve and the pending search for a new chief executive officer. The board also discussed concerns with respect to the impact on First Community’s financial position as a result of the declining coal market.

Following these discussions, and based on the presentation by Stephens, including the financial analysis of Highlands remaining a stand-alone institution, the regulatory pressures and costs to Highlands as a stand-alone institution, and the terms of the offer being made by First Community (including First Community’s current dividend policy), the majority of the board concluded that it was in the best interests of Highlands and its shareholders to move forward exclusively with First Community. Three members of the Highlands board preferred to wait and remain a stand-alone institution. On May 24, 2019, Highlands signed the indication of interest with First Community committing to a 60-day exclusivity period.

Between late May 2019 through the end of June 2019, First Community conducted due diligence on Highlands. Meetings and merger negotiations between the management teams of each company continued throughout the diligence period both on an impromptu and scheduled basis and via both telephone and in-person meetings. In addition, each company exchanged materials and information in an online data room and scheduled and conducted on-site meetings to facilitate mutual due diligence.

On June 13, 2019, the Highlands board met to determine how to proceed with the chief executive officer search. The board determined to proceed down dual paths and to continue its search for a chief executive officer in the event Highlands and First Community did not enter into a transaction.

On June 18, 2019, Messrs. David Brown, Gary Mills, and Will Stafford, members of First Community’s executive management team, together with representatives from Banks Street Partners, First Community’s financial advisor (which we refer to as “BSP”), met with the Highlands board, together with representatives from Stephens and Nelson Mullins, to discuss First Community’s strategic plans with respect to its acquisition of Highlands, its business strategy for the Highlands region, its publicly disclosed capital management plan, which includes regular quarterly dividends, share repurchases and special dividends when appropriate, and proposed terms of the potential business combination. Highlands board members were actively engaged in the discussion, asking questions of First Community’s team that were duly addressed.

On July 1, 2019, First Community’s financial advisor, BSP, contacted Stephens to verbally communicate the results of the due diligence and First Community’s proposed post-due diligence price of $9.00 per share of Highlands stock, assuming 100% stock consideration and a fixed exchange ratio to be determined immediately prior to the signing of the definitive merger agreement. The remaining material outstanding diligence item was to determine the amount of the total fees associated with the termination of Highlands’ agreement with its core processor and the parties agreed to work diligently to obtain the same and negotiate in good faith depending on the final quote. On July 4, 2019, First Community’s counsel provided an initial draft of the definitive merger agreement, which included ordinary and customary representations and warranties including a unanimous vote in favor of the transaction by each party’s board of directors. Over the next two and a half weeks, the parties exchanged drafts of the definitive merger agreement, disclosure schedules and other ancillary transaction documents.

On July 16, 2019, the Highlands board held a meeting to discuss the potential business combination transaction with First Community, including the status of negotiations, the results of Highlands’ reverse due diligence on First Community, and related financial considerations, with the intention to meet again the following week to vote on whether to enter into the merger agreement. The meeting was attended by representatives of Stephens and Nelson Mullins. Representatives from Stephens presented an overview of the proposed business combination with First Community, including that the transaction would be a 100% stock transaction with a current implied value of $8.98 per share of Highlands stock based on First Community’s trading valuation at the time plus an implied dividend of $0.27 per share annually. Representatives of Nelson Mullins then reviewed with the Highlands board the material terms of the current draft definitive merger agreement. The terms discussed included, among others, the form of consideration, the scope of the representations and warranties, the scope of covenants, termination fees and termination provisions, the double trigger walk-away right and closing conditions. Nelson Mullins also provided a due diligence update and confirmed that no material issues had arisen during the due diligence process on either side other than the outstanding core processor termination quote. Nelson Mullins also informed the board of its discussions with First Community regarding the provision of change in control or retention incentives for key employees at Highlands. First Community had to complete its analysis of which employees it intended to retain but confirmed that it would provide severance benefits under its standard severance policy to any Highlands employee terminated as a result of the merger.

On July 19, 2019, Highlands’ core processor provided an initial estimate of early termination fees which was significantly higher than either of the parties had anticipated and did not include estimates of all termination fees. As a result, First Community lowered the purchase price to $8.94 per share of Highlands commons stock but agreed to an upward adjustment in the exchange ratio on a dollar-for-dollar basis up to $9.00 if the termination fees actually paid were reduced below the original estimate.

On July 23, 2019, the Highlands board held a meeting to consider the draft definitive merger agreement. Representatives from Stephens and Nelson Mullins attended the meeting. Representatives of Nelson Mullins discussed with the board the material terms of the merger agreement and responded to questions. Representatives of Stephens then presented a detailed analysis of the financial aspects of the proposed merger and orally delivered its opinion (subsequently confirmed in writing) that the exchange ratio was fair, from a financial point of view, to the public shareholders of Highlands holding common stock. The board then had an extensive discussion regarding the proposed combination with First Community, including consideration of the presentations given by Nelson Mullins and Stephens, and the factors described under “The Merger—Recommendation of the Highlands Board of Directors and Highlands’ Reasons for the Merger,” beginning on page 48, and voted four-to-three that the merger agreement with First Community and the transactions contemplated by the merger agreement, including the merger, were advisable and in the best interests of Highlands and its shareholders. The Highlands board members that did not vote in favor of the merger agreement and the merger raised the same concerns previously raised at the May 21st board meeting with respect to Highlands remaining a stand-alone institution.

That same day, the First Community board of directors held a meeting in which it adopted the merger agreement and approved the merger.

After the meeting, Nelson Mullins and Stephens informed their respective counterparties of First Community that the Highlands board adopted and approved the merger agreement and the merger by a four-to-three vote, which did not meet First Community’s condition for entering into the merger agreement of unanimous board approval.

Following the board meetings of both Highlands and First Community on July 23, 2019, First Community through its counsel and investment banker informed Highlands that, as this vote was inconsistent with the terms of the merger agreement approved by the First Community board, First Community would not move forward with the proposed merger.

Between July 24, 2019 and July 30, 2019, Highlands, along with Stephens and Nelson Mullins, performed an analysis of Highlands shareholder base to determine whether Highlands could obtain the requisite shareholder vote to approve the merger and First Community shared with the Highlands board examples of its community involvement in its existing markets. During this time, the Chairman of Highlands and other board members in support of the merger agreement and merger also reached out to the board members that voted against the merger in an attempt to address the concerns that had been expressed by the opposing board members. First Community and BSP were kept apprised of the results of this analysis and efforts to obtain unanimous board support and continued to engage in discussions in hopes of finding a mutually amicable way to move forward with the transaction. Despite these efforts, Highlands was unable to obtain increased board support, and on July 30, 2019, First Community formally withdrew its offer, terminating the indication of interest but agreed to continue dialogue.

On August 1, 2019, Edward M. Rosinus, a director of Highlands, resigned from the board of directors. Edward M. Rosinus was appointed as a board representative of TNH Financials in 2014, pursuant to a securities purchase agreement entered into between Highlands and TNH Financials as a result of the recapitalization of Highlands that occurred in 2014. Pursuant to the securities purchase agreement, TNH Financials was entitled to designate a replacement director and designated Michael F. Rosinus, the father of Edward M. Rosinus, to the board of directors of Highlands effective August 1, 2019.

Given that the merger negotiations had stalled and the board’s concern that Highlands retain its current management team, the Highlands board engaged counsel to draft change in control agreements for four of its executive officers. On August 1, 2019, the board reviewed a form of change in control agreement to consider which would provide a payout equal to each executive’s annual salary if a change in control transaction occurred and the executive was terminated without cause or resigned for good reason. The board unanimously approved the form change in control agreement. The concept of the change of control agreements was discussed with the executives.

In early August 2019, representatives of Stephens and BSP remained in touch with their respective clients regarding the parties’ interest in reviving merger discussions. Stephens and BSP periodically discussed their clients’ positions.

On August 14, 2019, BSP contacted Stephens to reengage negotiations. BSP relayed that, based on additional shareholder analysis performed by BSP, First Community would consider moving forward with increased, even if not unanimous, board approval. In an effort to relieve the concerns of the dissenting directors and increase board support, First Community also reiterated the emphasis that it would place on its community involvement in the communities in which Highlands operates and offered to formalize its agreement to create an advisory board comprised of community members in the Abingdon, Virginia market. On August 15, 2019, the Highlands board met, along with representatives from Stephens and Nelson Mullins, to discuss the renewed First Community proposal which had not otherwise changed from the proposal adopted and approved by the board on July 23, 2019.

On August 21, 2019, the Highlands board met again to discuss the status of the merger negotiations and the change in control agreements. During the meeting, the board discussed the reasons to partner with First Community, including new developments that had occurred since the July 23rd meeting. These developments included the receipt of initial results of the pending chief executive officer search, which led the board to conclude that the search would be more difficult and take longer than original anticipated and the second quarter financial results of Highlands, which were less than forecasted results, both of which raised concerns for the board that the bank’s condition could begin to deteriorate if it did not partner with First Community. The board also took into account First Community’s emphasis on community involvement and inquiries board members had received from shareholders regarding Highlands’ plans given that it had been nearly four months since Tim Schools had resigned as chief executive officer. Chairman Moser conducted a straw vote and the response was unanimous in favor of the merger. Given that the board was now prepared to unanimously support the merger, the board also requested that Chairman Moser ask First Community for both an increase in the exchange ratio and absorption of the change in control payments.

In late August 2019, Highlands board presented the revised change in control agreements to each of the executives.

After the August 21st meeting, Chairman Moser contacted Mr. Stafford to inform him of the Highlands board’s support for the merger and to request that First Community absorb the change in control payments. Mr. Stafford informed Chairman Moser that First Community would absorb the change in control expenses, but was still concerned about the unknown termination fees with respect to Highlands’ core processor agreement and that the exchange ratio could not be finalized until Highlands obtained the remaining unknown amounts. Highlands continued during this time to request a complete final invoice from its core processor.

On September 3, 2019, the Highlands board met to reconsider the definitive merger agreement. Representatives from Stephens and Nelson Mullins attended the meeting. Representatives of Nelson Mullins provided an update with respect to the draft definitive merger agreement noting that the fixed exchange ratio of 0.2703 was based on the 20-day average closing price of First Community’s stock as of July 23, 2019 and that there were no other material changes from the draft merger agreement that had been approved by the Highlands board on July 23, 2019. Representatives of Stephens then provided a detailed analysis of the financial aspects of the proposed merger and orally delivered its opinion (subsequently confirmed in writing) that the exchange ratio was fair, from a financial point of view, to the public common shareholders of Highlands. A copy of Stephens’ written opinion is attached to this document as Appendix B and a summary of the fairness opinion is included below in “Opinion of Highlands’ Financial Advisor,” beginning on page 52. Chairman Moser also discussed the change in control agreements that had been previously approved by the board and stated that Highlands would enter into four change in control agreements with Messrs. Bryan Booher, the interim chief executive officer, Michael Hill, the chief banking officer, John Gray, the chief financial officer, and Robert M. Little, Jr., the controller, at the same time as the execution of the definitive merger agreement. For more information on the terms of the change in control agreements, see “—Interests of Highlands Directors and Executive Officers in the Merger,” beginning on page 61. The board then moved to unanimously adopt and approve the definitive merger agreement.

As of September 3, 2019, the only remaining open item related to the termination costs associated with the termination of the agreement with Highlands’ core processor. Between September 3, 2019 and September 11, 2019, Highlands repeatedly attempted to obtain a final estimate of termination charges from its core processor. When Highlands finally obtained a revised but not complete termination estimate, the associated costs were significantly more than the prior estimates. However, First Community agreed not to lower the exchange ratio as a result of this increase. On September 11, 2019, the Highlands board confirmed its unanimous adoption of the merger agreement and approval of the merger. On the same date, the First Community board adopted the merger agreement and approved the merger. On September 11, 2019, Highlands and First Community executed the definitive merger agreement and then on September 11, 2019, the parties issued a joint press release publicly announcing the transaction prior to the opening of the financial markets.

Recommendation of the Highlands Board of Directors and Highlands’ Reasons for the Merger

The Highlands board of directors unanimously determined that the proposed merger is in the best interests of Highlands and its shareholders. In reaching its determination, the Highlands board of directors considered factors affecting the business, operations, financial condition, earnings and future prospects of Highlands. The material factors considered by the Highlands board of directors included:

●	the business strategy and strategic plan of Highlands, its prospects for the future, and its projected financial results;

●	a review of the risks and prospects of Highlands remaining independent, including the challenges of the current financial, operating and regulatory environment;

●

Highlands’ stand-alone financial projections, which estimated that, even if fully executed, Highlands would not achieve through organic growth a comparable level of shareholder value that the merger is expected to offer;

●	Highlands management’s assessment of the execution risks involved in attaining the performance levels assumed by the financial projections;

●

conditions and activity in the mergers and acquisition market providing a unique window of opportunity with respect to a merger of Highlands and delivering accelerated and enhanced shareholder value, as compared to organic growth;

●	the anticipated costs and necessary investments associated with continuing to develop and enhance Highlands’ business capabilities;

●	the lack of permanent leadership at Highlands as a result of the resignation of Highlands’ chief executive officer;

●	the purchase price per share to be paid by First Community and the resulting valuation multiples;

●	the employment prospects for Highlands’ employees within the larger combined company;

●	the favorable results of Highlands’ due diligence investigation of First Community;

●	Highlands’ and First Community’s shared corporate values and commitment to serve their customers and communities;

●	First Community’s historically strong financial condition and results of operations;

●	First Community’s current dividend policy, including the declaration of regular dividends to its shareholders;

●	the ability of First Community to complete the merger from a business, financial and regulatory perspective;

●	the merger would combine two established banking franchises to create a well-positioned community bank with nearly $2.8 billion in assets;

●	the scale, scope, strength and diversity of operations, product lines and delivery systems that could be achieved by the combined company;

●	the likelihood of successful integration and operation of the combined company;

●	the likelihood of obtaining the shareholder and regulatory approvals needed to complete the transaction;

●	the results of the solicitation process conducted by Highlands, with the advice and assistance of its advisors;

●	Certain structural protections included in the merger agreement, including:

●

that it does not preclude a third party from making an unsolicited acquisition proposal to Highlands and that, under certain circumstances, Highlands may furnish non-public information to and engage in discussions with such a third party regarding an acquisition proposal, as more fully described under the section entitled “The Merger Agreement—Agreement Not to Solicit Other Offers,” beginning on page 81;

●

the ability of the Highlands board of directors to submit the merger agreement to shareholders without a favorable recommendation or any recommendation, as more fully described under the section entitled “The Merger Agreement—Highlands Shareholder Meeting and Recommendation of the Highlands Board of Directors,” beginning on page 80;

●

Highlands’ ability to terminate the merger agreement if the trading price of First Community common stock declines under circumstances provided for in the merger agreement, as more fully described under the section entitled “The Merger Agreement—Termination of the Merger Agreement,” beginning on page 83; and

●	First Community’s agreement to use its reasonable best efforts to obtain regulatory approval.

●

The financial presentation, dated September 3, 2019, of Stephens to the Highlands board of directors and the opinion, dated September 3, 2019, of Stephens to the Highlands board of directors as to the fairness, from a financial point of view, as of the date of the opinion, of the exchange ratio to the public shareholders of Highlands common stock, as more fully described below under the section entitled “—Opinion of Highlands’ Financial Advisor,” beginning on page 52.

The Highlands board of directors also considered several potential risks and uncertainties with respect to the merger, and factors unique to certain shareholders of Highlands, including, without limitation, the following:

●	The challenges of integrating Highlands’ business, operations and employees with those of First Community;

●	The need to and likelihood of obtaining requisite shareholder and regulatory approvals to complete the merger;

●	The risks and costs associated with entering into the merger agreement and restrictions on the conduct of Highlands’ business before the merger is completed;

●

The form and amount of the merger consideration, including the increased volatility associated with all-stock consideration and the risk that the consideration to be paid to Highlands shareholders could be adversely affected by a decrease in the trading price of First Community common stock during the pendency of the merger;

●

The fact that a termination fee of $4.0 million would have to be paid to First Community under certain circumstances described in the merger agreement and discussed further under the section entitled “The Merger Agreement—Termination Fee” beginning on page 84;

●	The impact that provisions of the merger agreement relating to payment of a termination fee by Highlands may have on Highlands receiving an alternative acquisition proposal;

●	The potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees;

●

The potential for diversion of Highlands management and employee attention, and for employee attrition, during the pendency of the merger, and the potential effect on Highlands’ business and its relations with customers, service providers and other stakeholders, regardless whether the merger is completed;

●	The possibility of litigation relating to the merger; and

●

The interests of Highlands’ directors and executive officers in the merger that are different from or in addition to those of its shareholders generally, as more fully described under the section entitled “—Interests of Highlands’ Directors and Executive Officers in the Merger,” beginning on page 61.

The foregoing discussion of the material information and factors considered by the Highlands board of directors is not intended to be exhaustive. The Highlands board of directors evaluated the above factors and unanimously determined that the merger was in the best interests of Highlands and its shareholders. In reaching its determination to approve the merger and recommend that Highlands shareholders approve the merger, the Highlands board of directors considered the totality of the information presented to it and did not assign any relative or specific weights to any of the individual factors considered, although individual directors may have given different weights to different factors. The Highlands board of directors considered these factors, including the potential risks, uncertainties and disadvantages associated with the merger, in the aggregate rather than separately and determined the benefits of the merger to be favorable to and outweigh the potential risks, uncertainties and disadvantages of the merger. This explanation of the Highlands board of directors’ reasoning and certain other information presented in this section are forward-looking in nature and, therefore, should be read in the context of the factors discussed under “Cautionary Statement Concerning Forward-Looking Statements,” beginning on page 34.

The Highlands board of directors determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Highlands and its shareholders. The Highlands board also unanimously determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, Highlands’ business strategies.

Accordingly, the Highlands board of directors unanimously approved and adopted the merger agreement and approved the merger and unanimously recommends that Highlands common shareholders vote “FOR” the common shareholder merger approval, the merger-related compensation proposal and the adjournment proposal and that preferred shareholders vote “FOR” the preferred shareholder merger proposal and the preferred shareholder adjournment proposal.

First Community’s Reasons for the Merger

After careful consideration, the First Community board of directors, at a series of meetings, culminating with a meeting held on September 11, 2019, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of First Community and its shareholders.

In reaching its decision to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the First Community board of directors evaluated the merger agreement and the merger in consultation with First Community management, as well as with First Community’s outside financial and legal advisors, and considered a number of factors, including the following material factors:

●

each of First Community’s, Highlands’ and the combined company’s businesses, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the First Community board of directors considered its view that Highlands’ financial condition and asset quality are sound, that Highlands’ business and operations complement those of First Community, and that the merger and the other transactions contemplated by the merger agreement would result in a combined company with a larger and more diversified market presence and a more attractive funding base, than First Community on a stand-alone basis. The First Community board of directors further considered that Highlands’ earnings and prospects, and the synergies potentially available in the proposed merger, create the opportunity for the combined company to have superior future earnings and prospects compared to First Community’s earnings and prospects on a stand-alone basis. In particular, the First Community board of directors considered the following:

●

the strategic rationale for the merger, given its potential of increasing First Community’s market share in the markets of Northwestern North Carolina, Eastern Tennessee and Western Virginia and the overlap of Highlands’ and First Community’s existing franchise;

●

its belief that the merger will combine two strong banking institutions to create a leading regional banking franchise with enhanced commercial and community banking expertise and complementary product sets, bolstering First Community’s presence in the highly attractive Bristol Virginia/Tennessee markets and filling gaps in First Community’s footprint in Northwestern North Carolina;

●	the potential for bringing together seasoned bank operators built on a common vision with similar values, with talented, motivated workforces and compatible corporate cultures; and

●	the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, and footprint.

●	the anticipated pro forma impact of the merger on the combined company, including the expected positive impact on certain financial metrics;

●

its understanding of the current and prospective environment in which First Community and Highlands operate, the competitive environment for financial institutions generally and the likely effect of these factors on First Community both with and without the merger;

●	its review and discussions with First Community management concerning the due diligence examination of Highlands’ business;

●	its expectation that First Community will retain its strong capital position and asset quality upon completion of the transaction;

●

the continued employment of certain Highlands’ senior executive officers and many of Highlands’ other employees and the participation of one of Highlands’ directors as a director of First Community Bank, which the First Community board of directors believed will enhance the likelihood of realizing the strategic benefits that First Community expects to derive from the merger;

●

the opinion dated September 11, 2019, of BSP, First Community’s financial advisor, to the First Community board of directors, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by BSP, as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to First Community; and

●	its review with its outside legal advisor, Pitman Law Firm, LLC and Fox Rothschild LLP, of the terms of the merger agreement, including the tax treatment, deal protection and termination provisions.

The First Community board of directors also considered potential risks relating to the merger, including the following:

●

First Community may not realize all of the anticipated benefits of the merger, including the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

●	the possibility of encountering difficulties in successfully integrating Highlands’ business, operations and workforce with those of First Community;

●

the regulatory and other approvals required in connection with the merger and the bank merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions;

●	the substantial costs that First Community will incur in connection with the merger even if it is not consummated; and

●	the diversion of management attention and resources from the operation of First Community’s business and toward the completion of the merger.

While the First Community board of directors considered the foregoing potentially positive and potentially negative factors, the First Community board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors. Accordingly, the First Community board of directors unanimously determined the merger agreement to be fair, advisable and in the best interests of First Community and its shareholders, as well as First Community’s other constituencies.

The foregoing discussion of the information and factors considered by the First Community board of directors is not intended to be exhaustive, but includes the material factors considered by the First Community board of directors. In view of the wide variety of the factors considered in connection with its evaluation of the merger and the complexity of these matters, the First Community board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, the individual members of the First Community board of directors may have given different weight to different factors. The First Community board of directors considered all these factors as a whole and considered the factors overall to be favorable to, and to support, its determination.

The foregoing explanation of the First Community board of directors’ reasoning and all other information presented in this section contains information that is forward-looking in nature, and therefore should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements,” beginning on page 34.

Opinion of Highlands’ Financial Advisor

Highlands engaged Stephens to render financial advisory and investment banking services to Highlands, including providing an opinion to the Highlands board of directors as to the fairness, from a financial point of view, to the public shareholders of Highlands common stock, of the exchange ratio in the proposed merger of Highlands with and into First Community. Public shareholders of Highlands common stock are the holders of outstanding shares of Highlands common stock, other than First Community and its directors, officers and affiliates and the directors, officers, managers and affiliates of Highlands. Highlands selected Stephens because Stephens is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, Stephens is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

As part of Stephens’ engagement, a representative of Stephens participated in the meeting of the Highlands board of directors held telephonically on September 3, 2019 and rendered Stephens’ oral opinion, which was subsequently confirmed by delivery of a written opinion to the board as of the same date, as to the fairness, as of such date, from a financial point of view, to the public shareholders of Highlands common stock, of the exchange ratio in the proposed merger of Highlands with and into First Community, based upon and subject to the qualifications, assumptions and other matters considered in connection with the preparation of Stephens’ opinion.

The full text of Stephens’ written opinion is attached as Appendix B to this proxy statement/prospectus. The summary of Stephens’ opinion set forth in this document is qualified in its entirety by reference to the full text of Stephens’ written opinion. Holders of Highlands common stock are urged to read this opinion in its entirety.

Stephens provided its opinion for the information of the Highlands board of directors (solely in its capacity as such) in connection with, and for purposes of, its consideration of the proposed merger of Highlands with and into First Community, and its opinion only addresses whether the exchange ratio in the proposed merger of Highlands with and into First Community was fair, from a financial point of view, to the public shareholders of Highlands common stock. Stephens’ opinion does not address any other term or aspect of the merger agreement or the merger contemplated thereby. Stephens’ opinion does not constitute a recommendation to the Highlands board of directors or to any holder of Highlands common stock as to how the board, such shareholder or any other person should vote or otherwise act with respect to the merger or any other matter.

In connection with its review of the proposed merger and the preparation of its opinion, Stephens, among other things:

●	analyzed certain publicly available financial statements and reports regarding Highlands and First Community;

●	analyzed certain audited financial statements regarding Highlands and First Community;

●	analyzed certain internal financial statements and other financial and operating data concerning Highlands and First Community prepared by management of Highlands and First Community;

●	reviewed the reported prices and trading activity for the common stock of Highlands and First Community;

●

compared the financial performance of Highlands and First Community with that of certain other publicly-traded companies and their securities that Stephens deemed relevant to its analysis of the merger;

●	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that Stephens deemed relevant to its analysis of the merger;

●

analyzed, on a pro forma basis, in reliance upon financial projections and other information concerning Highlands and First Community prepared by and assumptions provided by the managements of Highlands and First Community, the effect of the merger on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of First Community;

●	reviewed the then most recent draft of the merger agreement and related documents provided to Stephens by Highlands;

●

discussed with management of Highlands and First Community the operations of and future business prospects for Highlands and First Community and the anticipated financial consequences of the merger to Highlands and First Community;

●	assisted in Highlands’ deliberations regarding the material terms of the merger and Highlands’ negotiations with First Community; and

●	performed such other analyses and provided such other services as Stephens deemed appropriate.

Stephens relied on the accuracy and completeness of the information and financial data provided to it by Highlands and First Community and of the other information reviewed by it in connection with the preparation of its opinion, and its opinion is based upon such information. Stephens has not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The management of Highlands assured Stephens that it is not aware of any relevant information that has been omitted or remains undisclosed to Stephens. Stephens has not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of Highlands or of First Community, and Stephens was not furnished with any such evaluations or appraisals. Also, Stephens did not evaluate the solvency or fair value of Highlands or of First Community under any laws relating to bankruptcy, insolvency or similar matters. Stephens has not assumed any obligation to conduct any physical inspection of the properties or facilities of Highlands or First Community. With respect to the financial forecasts prepared by Highlands and First Community, including the forecasts of potential cost savings and transaction costs, Stephens has assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of Highlands and First Community and that the financial results reflected by such projections will be realized as predicted. Stephens has also assumed that the representations and warranties contained in the merger agreement and all related documents are true, correct and complete in all material respects. Stephens was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the merger to the holders of any class of securities, creditors or other constituencies of Highlands, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion; or (2) the fairness of the transaction to any one class or group of Highlands’ or any other party’s security holders or other constituents vis-à-vis any other class or group of Highlands’ or such other party’s security holders or other constituents. In formulating its opinion, Stephens did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Highlands, or such class of persons, in connection with the merger relative to the compensation to the public shareholders of Highlands.

Material Financial Analyses. The following summarizes the material financial analyses reviewed by Stephens with the Highlands board of directors at its telephonic meeting on September 3, 2019, which material was considered by Stephens in rendering its opinion. No company or transaction used in the analyses described below is identical or directly comparable to Highlands, First Community or the contemplated merger. For purposes of the financial analyses described below, Stephens utilized an indicative transaction value of $8.60 per Highlands share, or $88.9 million in the aggregate, for the proposed acquisition based on a $31.81 per share price of First Community common stock (closing price as of August 30, 2019) and the 0.2703x fixed exchange ratio.

Contribution Analysis. Stephens compared certain historical and projected financial information for Highlands and First Community relative to the exchange ratio. Based on this analysis, Highlands’ average contribution to this transaction was 15.8% for an implied exchange ratio of 0.2926x and Highlands’ median contribution to this transaction was 15.9% for an implied exchange ratio of 0.2862x. This compares to the fixed exchange ratio of 0.2703x, which equates to approximately 15.0% pro forma ownership for Highlands shareholders. The analysis is illustrated below:

	Contribution ($M)				Contribution (%)			Vs. Exchange
	FCBC	HLND	Pro Forma		FCBC	HLND	Implied Exchange Ratio	Ratio of 0.2703x
Balance Sheet
Total Assets	2,212.0	611.7	2,823.7		78.3	21.7	0.4196x	55%
Gross Loans	1,720.9	452.5	2,173.4		79.2	20.8	0.3989x	48%
Deposits	1,848.0	518.4	2,366.5		78.1	21.9	0.4257x	58%
Tangible Equity	236.4	60.0	296.4		79.7	20.3	0.3853x	43%

				Average	78.8	21.2	0.4074x	51%

Profitability
FY 2018 Net Income	36.3	3.6	39.9		91.0	9.0	0.1500x	-45%
YTD 2019 Net Income (Q2'19)	20.1	1.6	21.7		92.5	7.5	0.1232x	-54%

FY 2019E Net Income	37.5	5.0	42.5		88.3	11.7	0.2005x	-26%
FY 2020E Net Income	34.0	5.5	39.5		86.1	13.9	0.2443x	-10%
FY 2021E Net Income	34.7	6.5	41.2		84.1	15.9	0.2862x	6%

				Average	88.4	11.6	0.2008x	-26%

				Mean	84.2	15.8	0.2926x	8%

				Median	84.1	15.9	0.2862x	6%

Selected Public Companies Analysis. Using publicly available information, Stephens compared the financial performance and financial condition of Highlands to 28 selected banks and thrifts headquartered in North Carolina, South Carolina, Tennessee, Virginia, West Virginia and Kentucky that were traded on NASDAQ, NYSE or OTC exchanges with total assets between $400 million and $1.0 billion, LTM Core ROAA greater than 0.50%, NPAs / Assets less than 5% and Equity / Assets less than 12%. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:

●	Security Federal Corp.
●	Chesapeake Financial Shares, Inc.
●	Mountain Commerce Bancorp, Inc.
●	GrandSouth Bancorporation
●	Eagle Financial Services, Inc.
●	F&M Bank Corp.
●	First National Corporation
●	Union Bank
●	Benchmark Bankshares, Inc.
●	Fauquier Bankshares, Inc.
●	Bank of the James Financial Group, Inc.
●	South Atlantic Bancshares, Inc.
●	Parkway Acquisition Corp.
●	Virginia National Bankshares Corporation
●	Blue Ridge Bankshares, Inc.
●	Boyle Bancorp, Inc.
●	InsCorp, Inc.
●	Village Bank and Trust Financial Corp.
●	Potomac Bancshares, Inc.
●	Truxton Corporation
●	Pinnacle Bankshares Corporation
●	Aquesta Financial Holdings, Inc.
●	Oak Ridge Financial Services, Inc.
●	Farmers Bankshares, Inc.

●	Bank of Botetourt
●	Touchstone Bank
●	Bank of South Carolina Corporation
●	Paragon Financial Solutions, Inc.

To perform this analysis, Stephens used last twelve months (“LTM”) profitability data and other financial information as of June 30, 2019 and market price information as of August 30, 2019. Stephens’ analysis showed the financial performance and condition of Highlands and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the selected companies. The results of this analysis are illustrated below:

	Highlands	75th Percentile	Median	25th Percentile

Total Assets ($M)	$611.7	$771.7	$605.3	$485.2
Equity / Assets	9.8%	10.3%	9.8%	8.6%
NPAs / Assets	2.6%	1.0%	0.9%	0.3%
LTM Core ROAA	0.6%	1.2%	0.9%	0.8%
LTM Core ROAE	6.5%	12.0%	9.9%	7.8%
LTM Efficiency Ratio	75.0%	76.0%	70.0%	66.3%
LTM NIM	3.9%	4.2%	3.8%	3.8%
Market Capitalization ($M)	$76.1	$95.1	$80.8	$52.5
Price / TBV	126.7%	128.9%	115.5%	106.6%
Price / LTM EPS	20.4x	13.7x	12.6x	10.7x
Dividend Yield	0.0%	2.6%	2.0%	1.2%
30-day Avg. Daily Volume	7,554	2,152	1,180	658
YTD Stock Performance	41.5%	11.7%	6.4%	-2.3%

Additionally, using publicly available information, Stephens compared the financial performance and financial condition of Highlands to 18 selected banks and thrifts headquartered in United States that were traded on NASDAQ and NYSE with total assets between $500 million and $1.3 billion, LTM ROAA > 50 bps, NPAs / Assets <5%, TCE / TA <12% and which had analyst EPS estimates for 2019-2020. Stephens also reviewed the market performance of the selected companies. The selected companies were as follows:

●	1st Constitution Bancorp
●	First Financial Northwest, Inc.
●	Middlefield Banc Corp.
●	Malvern Bancorp, Inc.
●	Capital Bancorp, Inc.
●	First Savings Financial Group
●	First Western Financial, Inc.
●	Riverview Bancorp, Inc.
●	DNB Financial Corporation
●	Two River Bancorp
●	Salisbury Bancorp, Inc.
●	First Community Corporation
●	Meridian Corporation
●	Coastal Financial Corporation
●	Eagle Bancorp Montana, Inc.
●	Guaranty Federal Bancshares, Inc.
●	Bank7 Corp.
●	American River Bankshares

To perform this analysis, Stephens used LTM profitability data and other financial information as of June 30, 2019 and market price information as of August 30, 2019. Stephens’ analysis showed the financial performance and condition of Highlands and the selected companies. In addition, Stephens’ analysis also showed certain market performance metrics for the selected companies. For Highlands, Stephens used EPS estimates for FY 2019 and 2020 prepared by Highlands’ management. The results of this analysis are illustrated on the following page.

	Highlands	75th Percentile	Median	25th Percentile

Total Assets ($M)	$611.7	$1,233.0	$1,154.1	$1,037.2
TCE / TA	9.8%	11.4%	10.5%	10.2%
NPAs / Assets	2.6%	1.1%	0.8%	0.5%
LTM Core ROAA	0.6%	1.2%	1.0%	0.9%
2019 ROAA	0.8%	1.1%	1.0%	0.9%
2020 ROAA	0.8%	1.1%	1.0%	0.9%
LTM Core ROAE	6.5%	12.4%	10.2%	9.0%
LTM Efficiency Ratio	75.0%	71.2%	65.9%	62.3%
LTM NIM	3.9%	4.1%	3.7%	3.5%
Market Capitalization ($M)	$76.1	$163.8	$143.9	$112.5
Price / TBV	126.7%	143.7%	131.7%	116.2%
Price / LTM EPS	20.4x	14.9x	12.6x	10.8x
Price / 2019 EPS	15.3x	13.9x	11.9x	10.8x
Price / 2020 EPS	13.9x	12.7x	10.7x	9.3x
Dividend Yield	0.0%	2.5%	2.2%	1.5%
30-day Avg. Daily Volume	7,554	19,551	11,630	5,456
YTD Stock Performance	41.5%	12.3%	6.2%	-3.1%

Selected Transaction Analysis. Stephens analyzed publicly available information relating to 48 selected transactions announced since January 1, 2014 involving targets headquartered in the United States, excluding transactions in selected metro markets with larger populations and higher growth rates, with announced transaction values greater than $20.0 million and the total assets contributed by the target between $400.0 million and $800.0 million. Other target criteria included; last-twelve months (“LTM”) ROAA greater than 0.25%, Non-performing assets as a percent of total assets less than 5.0%, and tangible common equity as a percent of tangible assets between 6.0% - 13.0%. Financial data for the selected targets was based on the most recent LTM financial data reported prior to announcement of the respective transaction. The results of this analysis are illustrated below:

	Highlands	75th Percentile	Median	25th Percentile
Total Assets ($M)	$612	$628	$501	$468
TCE / TA	9.8%	10.7%	9.7%	9.0%
NPAs / Assets	2.6%	1.8%	1.2%	0.5%
LTM ROAA	0.62%	1.02%	0.80%	0.66%
LTM ROACE	6.5%	11.4%	8.5%	6.4%
LTM Efficiency Ratio	75.0%	75.2%	68.0%	64.7%

Transaction Value ($M)	$88.9	$100.9	$78.0	$70.4
Price / TBV	1.48x	1.79x	1.62x	1.36x
Price / LTM Earnings(1)	23.9x	20.1x	15.5x	13.3x
Core Deposit Premium	6.4%	11.2%	8.5%	5.0%

(1)

LTM pre-tax earnings, tax effected at 21% effective rate for illustrative purposes. Price / EPS multiples greater than 25.0x and less than 0.0x are considered non-meaningful for the purpose of this analysis.

Discounted Cash Flow Analysis. Stephens performed a discounted cash flow analysis to estimate a valuation range for Highlands stock. In this analysis, Stephens used financial forecasts and projections relating to the earnings and assets for Highlands prepared, and provided to Stephens, by Highlands’ management, and assumed discount rates ranging from 10.3% to 16.3%. The range of values was derived by adding (i) the present value of the estimated free cash flows that Highlands could generate over the period from June 30, 2019 to December 31, 2024 as a standalone company, and (ii) the present value of Highlands implied terminal value at the end of such period. Stephens assumed that Highlands would maintain a tangible common equity to tangible assets ratio of 10.00% and would retain sufficient earnings to maintain that level. In calculating Highlands’ terminal value, Stephens applied an 11.0x to 13.0x multiple to the estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Highlands common stock of approximately $5.38 to $8.25. This compares to an implied price per share of $8.60 based on the fixed exchange ratio and First Community’s closing stock price of $31.81 as of August 30, 2019.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Highlands. For all of the above, the actual results may vary from the projected results, and the variations may be material.

Pro Forma Financial Impact Analysis. Stephens performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Highlands and First Community assuming a closing date of the transaction to be December 31, 2019. This analysis indicated the merger to be accretive to First Community’s estimated EPS for 2020 through 2024 and accretive to First Community’s estimated tangible book value per share. Furthermore, the analysis indicated that, pro forma for the proposed merger, each of First Community’s capital levels would remain at or above well-capitalized levels. This analysis indicated the merger to be accretive to Highlands estimated EPS for 2020 and 2021 and would also result in a dividend of $0.27 per Highlands share in 2020.

Additional Considerations. The preparation of a fairness opinion is a complex process and is not susceptible to a partial analysis or summary description. Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Stephens considered the results of all such analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgements as to significance and relevance of each analysis and factor, so the results from any particular analysis described above should not be taken to be the view of Stephens as to the actual value of Highlands or the appropriate exchange ratio.

In performing its analyses, Stephens made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of Highlands or First Community. The analyses performed by Stephens are not necessarily indicative of actual values, trading values or the actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by such analyses. Such analyses were provided to the Highlands board of directors (solely in its capacity as such) and were prepared solely as part of the analysis of Stephens of the fairness, from a financial point of view, to the public shareholders of Highlands common stock, of the exchange ratio to be received by such holders in connection with the proposed merger of Highlands with and into First Community pursuant to the merger agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Stephens was one of many factors taken into account by the Highlands board in making its determination to adopt the merger agreement and approve the merger. Neither Stephens’ opinion nor the analyses described above should be viewed as determinative of the Highlands board of directors’ or Highlands management’s views with respect to Highlands, First Community or the merger. Stephens provided advice to Highlands with respect to the proposed merger. Stephens did not, however, recommend any specific exchange ratio to the Highlands board or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger. Highlands placed no limits on the scope of the analysis performed, or opinion expressed, by Stephens.

The Stephens opinion was necessarily based upon market, economic, and other circumstances and conditions existing and can be evaluated on, and on the information made available to Stephens as of September 3, 2019. It should be understood that subsequent developments may affect the opinion of Stephens and that Stephens does not have any obligation to update, revise or reaffirm its opinion. Stephens has assumed that the transaction will be consummated on the terms of the latest draft of the merger agreement provided to it, without material waiver or modification. Stephens has also assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the merger to the shareholders of Highlands.

Highlands has agreed to pay Stephens a fee for advisory services in connection with the merger in an amount equal to the greater of (i) $750,000 or (ii) 1.35% of the transaction value of the merger consideration, which based on the First Community’s closing price of $34.00 on September 12, 2019 would be approximately $1,285,000. A substantial portion of this fee is contingent upon the closing of the transaction. For services rendered in connection with the delivery of its opinion, Highlands paid Stephens a fee of $150,000 upon delivery of its opinion. Highlands has also agreed to reimburse Stephens for its expenses incurred in connection with its services, including the fees and expenses of its counsel, and will indemnify Stephens against certain liabilities arising out of its engagement, including potential liabilities that could arise in connection with its opinion. During the past two years, Highlands has paid Stephens $375,000 in fees (which includes the fee for the fairness opinion) for the financial advisory services provided in connection with this merger. This amount will be credited against the contingent portion of the fee to be paid to Stephens at the closing of the merger.

Stephens is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Highlands or of any other participant in the merger. Please note that an officer of Stephens is a former member of the board of directors of Highlands and is also a son of a current member of the board of directors of Highlands.

Certain First Community and Highlands Unaudited Prospective Financial Information

First Community and Highlands do not as a matter of course publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results because of, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, First Community and Highlands are including in this proxy statement/prospectus certain limited unaudited prospective financial information for First Community and Highlands. Such information contains unaudited prospective financial information for First Community and Highlands on a stand-alone, pre-merger basis, respectively, to give First Community and Highlands shareholders access to certain information that was provided to the First Community board of directors and the Highlands board of directors, respectively, and to Stephens in connection with its fairness opinion. We refer to such prospective information as “First Community prospective information,” and “Highlands prospective information,” respectively, and “prospective information” collectively. The prospective information may differ in certain respects from what First Community and Highlands use for their respective internal purposes.

The prospective information provided was prepared in good faith on a reasonable basis based on the best available information at the time, but was not prepared for the purpose of public disclosure. As such, the inclusion of such information in this proxy statement/prospectus should not be regarded as an indication that First Community, Highlands or any other recipient of such information considered, or now considers, such information to be necessarily predictive of actual future results. The First Community prospective financial information and the Highlands prospective financial information were not prepared with a view toward complying with the guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of financial information. Neither Dixon Hughes Goodman LLP, the independent registered public accounting firm for First Community, nor Brown Edwards & Company LLP, the independent auditors for Highlands, nor any other independent registered public accountants or independent accountants have compiled, examined or performed any procedures with respect to such information, or expressed any opinion or any other form of assurance on such information or their achievability.

The First Community prospective financial information and the Highlands prospective financial information reflect numerous estimates and assumptions made by First Community and Highlands, respectively, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to First Community’s and Highlands’ respective businesses, all of which are difficult to predict and many of which are beyond First Community’s and Highlands’ respective control. Such information also reflects assumptions as to certain business decisions that are subject to change. The First Community prospective financial information and the Highlands prospective financial information reflect subjective judgment in many respects and are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Accordingly, such information constitutes forward-looking information and is subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information, including, but not limited to, First Community’s and Highlands’ performance, industry performance, general business and economic conditions, customer requirements, competition, adverse changes in applicable laws, regulations or rules, and the various risks set forth in this proxy statement/prospectus and in the reports filed by First Community with the SEC. For other factors that could cause the actual results to differ, see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The prospective information does not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the merger agreement, and do not take into account the effect of any possible failure of the merger to occur. None of First Community, Highlands nor any of their financial advisors nor any of their affiliates intends to, and each of them disclaims any obligation to, update, revise or correct the First Community prospective financial information or the Highlands prospective financial information if they are or become inaccurate, even in the short-term. The inclusion of such information in this proxy statement/prospectus is not and should not be deemed an admission or representation by First Community or Highlands that such information is viewed by First Community or Highlands as material information of First Community or Highlands, respectively, particularly in light of the inherent risks and uncertainties associated with such information. The prospective information presented below is not meant to influence your decision whether to vote in favor of the common shareholder merger proposal, the preferred shareholder merger proposal, the merger-related compensation proposal or any other proposal to be considered at the special meeting but is being presented solely because it was made available to and considered by First Community’s and Highlands’ respective boards of directors and financial advisors in connection with the merger.

First Community Prospective Financial Information. The following First Community prospective financial information was utilized by Stephens in performing its financial analyses in connection with its fairness opinion: (1) net income in 2019 of $34 million, with 2% growth in 2021 and 3% annual growth in 2022 through 2024; (2) asset growth of 3% per year for 2020 through 2024; and (3) dividends of $1.00 per share in 2020 with 4% growth in 2021 through 2024.

Highlands Prospective Financial Information. The following Highlands prospective financial information, as per guidance from Highlands management, was utilized by Stephens in performing financial analyses in connection with its fairness opinion:

The following table presents selected items of the Highlands Bankshares, Inc. management projections.

	For the Projected FYE 12/31
Dollars in thousands, except per share amounts	2019	2020	2021	2022	2023	2024
Balance Sheet:
Total Assets	$641,939	$693,154	$748,500	$807,770	$872,185	$942,262
Total Gross Loans	$494,826	$544,309	$598,739	$650,701	$706,496	$767,054
Total Deposits	$549,518	$593,479	$640,958	$692,235	$747,615	$807,425
Total Equity	$62,436	$67,909	$74,450	$82,443	$91,478	$101,746
Tangible Book Value Per Share[1]	$6.04	$6.57	$7.20	$7.97	$8.84	$9.84
Income Statement:
Net Income	$4,954	$5,473	$6,541	$7,993	$9,035	$10,268
Diluted Earnings Per Share[1]	$0.48	$0.53	$0.63	$0.77	$0.87	$0.99
Ratios:
Return on Average Assets	0.81%	0.82%	0.91%	1.03%	1.08%	1.13%
Return on Average Equity	8.19%	8.40%	9.19%	10.19%	10.39%	10.63%
Net Interest Margin	3.90%	3.90%	3.90%	3.88%	3.88%	3.89%

1 Assumes total shares, including preferred equity, of 10,344,012 for FY 2019-2024

Certain Unaudited Prospective Pro Forma Financial Information. The following unaudited pro forma financial information reflecting the effect of the merger was used by Stephens in performing its financial analyses in connection with its fairness opinion following discussions with senior management of Highlands and BSP on behalf of First Community:

●	Cost savings equal to 36% of Highlands’ projected non-interest expense (100% realized in 2020);

●	Total combined transaction expenses of $5.5 million after tax;

●	Fair value adjustment on loan portfolio of $15 million; and

●	Core deposit intangible of $9.3 million, or 1.86%, amortized over a 10-year period based on a straight-line methodology.

Interests of Highlands Directors and Executive Officers in the Merger

In the merger, the directors and executive officers of Highlands will receive the same merger consideration for their Highlands shares as the other Highlands shareholders. In considering the recommendation of the Highlands board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Highlands may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Highlands shareholders generally. The Highlands board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that you vote in favor of approving the merger agreement. See the section entitled “—Background of the Merger” and “—Recommendation of the Highlands Board of Directors and Highlands’ Reasons for the Merger,” beginning on page 48, Highlands shareholders should take these interests into account in deciding whether to vote “FOR” the common shareholder merger proposal and “FOR” the preferred shareholder merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below.

For purposes of this disclosure, Highlands’ executive officers are: Bryan T. Booher, Interim President and Chief Executive Officer, Michael J. Hill, Chief Banking Officer, and John H. Gray, Chief Financial Officer.

Treatment of Highlands Equity Awards

At the effective time of the merger, referred to as the effective time, (i) each share of restricted stock that is unvested shall fully vest and shall convert automatically into the right to receive the merger consideration payable pursuant to merger agreement on the shares of Highlands common stock underlying the unvested Highlands restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands restricted stock in the same manner as all other shares of Highlands common stock for such purposes, and (ii) each share of unvested Highlands LTIP restricted stock shall vest at target-level performance goals and convert automatically into the right to receive the merger consideration payable pursuant to the merger agreement on the shares of Highlands common stock underlying the unvested Highlands LTIP restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands LTIP restricted stock in the same manner as all other shares of Highlands common stock for such purposes.

As of the date of the merger agreement, Michael J. Hill had 2,000 shares of unvested Highlands restricted stock.

As of the date of the merger agreement, John H. Gray had 1,000 shares of unvested Highlands restricted stock and, pursuant to the terms of the merger agreement, will have 2,046 shares of unvested Highlands LTIP restricted stock that will vest in connection with the merger and be converted into shares of First Community common stock.

As of the date of the merger agreement, Bryan T. Booher had 10,000 shares of unvested Highlands restricted stock and, pursuant to the terms of the merger agreement, will have 3,070 shares of unvested Highlands LTIP restricted stock that will vest in connection with the merger and be converted into shares of First Community common stock.

Change In Control Agreements

In connection with the execution of the merger agreement, Highlands and Highlands Union Bank entered into change in control agreements with each of the following named executive officers: Michael J. Hill, John H. Gray and Bryan T. Booher. The change in control agreements provide that each executive is entitled to receive a change-in-control payment if such executive is terminated (other than for cause) or quits for good reason within 12 months after the consummation of the merger, provided that the executive enters into a mutually satisfactory release within 60 days following the date of termination.

In exchange for those change-in-control payments, for the period of time that corresponds with the duration of time used to calculate the amount of the applicable change-in-control payment (not to exceed 12 months after the consummation of the merger) each executive agreed not to (i) solicit customers of Highlands or Highlands Union Bank or their successors, including First Community and First Community Bank, as applicable for any competing insured depository institution, (2) solicit employees of Highlands or Highlands Union Bank or their successors, including First Community and First Community Bank, as applicable, to terminate their employment with any of the foregoing companies, and (3) compete against Highlands or Highlands Union Bank or their successors, including First Community and First Community Bank, as applicable, within a 30-mile radius of the main office or any branch office of Highlands Union Bank, and, if the executive continues employment after the effective time, the main office or any branch office of First Community and First Community Bank.

The change in control agreement with Michael J. Hill contemplates a maximum change-in-control payment of $205,000, subject to a reduction based upon the salary and bonus paid by First Community Bank to Mr. Hill for work for First Community Bank after the consummation of the merger. The change in control agreement with John H. Gray contemplates a change-in-control payment of $150,000, subject to a reduction based upon the salary and bonus paid by First Community Bank to Mr. Gray for work for First Community Bank after the consummation of the merger. The change in control agreement with Bryan T. Booher contemplates a change-in-control payment of $150,000, subject to a reduction based upon the salary and bonus paid to Mr. Booher for work for First Community Bank after the consummation of the merger.

Indemnification and Insurance

As described under the section entitled “The Merger Agreement—Director and Officer Indemnification and Insurance” beginning on page 80 from and after the completion of the merger, First Community will indemnify and hold harmless all current and former directors, officers and employees of Highlands or any of its subsidiaries against all liabilities arising out of the fact that such person is or was a director, officer or employee of Highlands or any of its subsidiaries if the claim is based in or arises out of any matter of fact existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent such person would have been indemnified under articles of incorporation and bylaws of Highlands as in effect on September 11, 2019 and as permitted by applicable law.

The merger agreement requires First Community to maintain for a period of six years after completion of the merger Highlands’ currently existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, First Community is not required to spend in the aggregate an amount more than 200% of the annual premium payment on Highlands’ current directors’ and officers’ liability insurance policy. If First Community is unable to maintain a policy as described for less than that amount, First Community will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, (1) First Community may substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the indemnified parties than Highlands’ existing policy as of September 11, 2019 or (2) First Community may request that Highlands obtain extended coverage for the six-year period under Highlands’ existing insurance programs. If First Community (or any of its successors or assigns) merges with another person and is not the continuing entity, or if First Community transfers or conveys all or substantially all of its properties or assets to another person, then First Community will ensure that its successors and assigns assume First Community’s indemnification and insurance obligations.

Employment of Executive Officer

In connection with the merger, First Community Bank has made an offer to Bryan T. Booher to serve as the Vice President of Credit Administration of First Community Bank following consummation of the merger. Mr. Booher will be paid annual compensation of $155,000 and will be provided a signing bonus in the form of First Community common stock valued at $75,000 as of the date of Mr. Booher’s hire. The stock bonus will vest over a period of three years, beginning on the first anniversary of Mr. Booher’s date of hire and will be contingent on Mr. Booher’s continued employment with First Community Bank.

Certain Compensation for Highlands Named Executive Officers

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC, regarding certain merger-related compensation that the Highlands named executive officers may be entitled to receive pursuant to their existing agreements with Highlands. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on December 31, 2019. The merger-related compensation payable to the Highlands named executive officers is subject to a non-binding advisory vote of the Highlands common shareholders, as described under “Proposal No. 2 – Advisory (Non-Binding) Vote on Certain Merger-Related Compensation for Highlands Named Executive Officers” on page 41.

Name	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)	Tax Reimbursements ($)	Other ($)	Total ($)
Bryan T. Booher	$150,000	$114,817	-	-	-	-	$264,817
John H. Gray	$150,000	$26,758	-	-	-	-	$176,758
Michael J. Hill	$205,000	$17,570	-	-	-	-	$222,570

(1) The amounts set forth represent double trigger payments (i.e., amounts triggered by a change in control for which payment is conditioned upon the executive officer’s termination without cause or resignation for good reason within a twelve-month time period following the change in control) due to the named executive officer pursuant to their change in control agreements. The change in control payment will be reduced dollar-for-dollar by the amount of any compensation paid by First Community to the executive officer after the closing of the merger.

(2) The amounts set forth represent the value attributable to the vesting of the restricted stock previously granted to Messers. Booher, Gray and Hill that will vest immediately upon completion of the merger. These values were determined based on the acceleration of vesting upon a change in control of all unvested restricted stock assuming the change in control occurs on December 31, 2019, and a value per share of First Community common stock of $32.50 which was calculated by determining the average of the closing price of First Community common stock over the first five business days following the announcement of the merger agreement.

Public Trading Markets

The First Community common stock is listed for trading on the NASDAQ under the symbol “FCBC,” and the Highlands common stock is quoted on the OTCQX Marketplace under the symbol “HLND.” Upon completion of the merger, the Highlands common stock will no longer be quoted on the OTCQX Marketplace. Following the merger, shares of First Community common stock will continue to be traded on the NASDAQ.

Under the merger agreement, First Community will cause the shares of First Community common stock to be issued or reserved for issuance in the merger to be approved for listing on the NASDAQ, subject to notice of issuance. The merger agreement provides that neither First Community nor Highlands will be required to complete the merger if such shares are not authorized for listing on the NASDAQ, subject to notice of issuance.

First Community’s Dividend Policy

On July 23, 2019, the First Community board of directors declared a quarterly cash dividend of $0.25 per share on First Community common stock, which was paid on August 16, 2019 to shareholders of record as of the close of business on August 2, 2019. Historically, First Community has paid a regular quarterly dividend to holders of its common stock in February, May, August and November of each calendar year.

First Community’s principal source of cash flow is derived from dividends paid by First Community Bank. There are various restrictions by regulatory agencies related to dividends paid by First Community Bank to First Community and dividends paid by First Community to its shareholders. The payment of dividends by First Community and First Community Bank may be limited by certain factors, such as requirements to maintain capital above regulatory guideline minimums.

Prior approval from the Federal Reserve Board is required for First Community Bank to declare or pay a dividend to First Community if the total of all dividends declared in any given year exceed the total of First Community Bank’s net profits for that year and its retained profits for the preceding two years, less any required transfers to surplus or to fund the retirement of preferred stock. Dividends paid by First Community to shareholders are subject to oversight by the Federal Reserve Board. Federal Reserve Board policy states that bank holding companies generally should pay dividends on common stock only from income available over the past year if prospective earnings retention is consistent with the organization’s expected future needs, asset quality, and financial condition.

Regulatory agencies have the authority to limit or prohibit First Community and First Community Bank from paying dividends if the payments are deemed to constitute an unsafe or unsound practice. The appropriate regulatory authorities have stated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsafe and unsound banking practice and that banking organizations should generally pay dividends only from current operating earnings. In addition, First Community Bank may not declare or pay a dividend if, after paying the dividend, First Community Bank would be classified as undercapitalized. In the current financial and economic environment, the Federal Reserve Board has discouraged payout ratios that are at maximum allowable levels, unless both asset quality and capital are very strong, and has noted that bank holding companies should carefully review their dividend policy. Bank holding companies should not maintain dividend levels that undermine their ability to be a source of strength to their banking subsidiaries.

No assurances can be given that any dividends will be paid by First Community or that dividends, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by the policies and regulations of the Federal Reserve Board, be paid in addition to, or in lieu of, regular cash dividends. Dividends from First Community will depend, in large part, upon receipt of dividends from First Community Bank, and any other banks which First Community acquires, because First Community will have limited sources of income other than dividends from First Community Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by First Community. The First Community board of directors may change its dividend policy at any time, and the payment of dividends by bank holding companies is subject to legal and regulatory limitations as discussed above. For further information, see the section entitled “Comparative Historical and Unaudited Pro Forma Per Share Data,” beginning on page 26.

Regulatory Approvals

First Community and Highlands have agreed to use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the merger agreement. However, in no event will First Community be required, or will Highlands and its subsidiaries be permitted (without First Community’s prior written consent), to agree to any condition or restriction that would so materially and adversely impact the economic or business benefits to First Community of the transactions contemplated by the merger agreement that, had such condition or requirement been known, First Community would not, in its reasonable judgment, have entered into the merger agreement (we refer to such condition as a “burdensome condition”). First Community and Highlands have filed all the applications, notices, requests and letters necessary to obtain the required regulatory determinations.

Federal Reserve Board. The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended (12 U.S.C. § 1842(c)) (which we refer to as the “BHC Act”) and the federal Bank Merger Act (12 U.S.C. § 1828(c)). The Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act and section 225.13 of Regulation Y (12 CFR 225.13) and the Bank Merger Act. These factors include the financial condition of the bank holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

Additionally, as required by the Community Reinvestment Act (which we refer to as the “CRA”), and in reviewing the convenience and needs of the communities to be served, the Federal Reserve Board will consider the records of performance of the relevant insured depository institutions under the CRA. As of their last respective CRA examinations, First Community Bank received an overall “satisfactory” regulatory rating and Highlands Union Bank received a “needs to improve” with respect to CRA compliance.

Virginia Department of Financial Institutions. To complete the merger and the bank merger, First Community and First Community Bank are required to submit applications to, and receive approval from, the Virginia State Corporation Commission Bureau of Financial Institutions (which we refer to as the “VBFI”). The VBFI will review the application to determine whether the merger and the bank merger complies with Virginia law. The criteria considered by the VBFI are similar to those considered by the Federal Reserve Board.

Public Notice and Comments. The BHC Act, the Bank Merger Act, Virginia law and applicable regulations require published notice of, and the opportunity for public comment on these applications. Federal law also authorizes the Federal Reserve Board to hold a public hearing or meeting if either agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.

Waiting Periods. Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice (which we refer to as the “DOJ”) may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Based on information available to us as of the date hereof, First Community and Highlands believe that the merger does not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. However, neither First Community nor Highlands can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, First Community’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger.

Neither First Community nor Highlands is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Dissenters’ Appraisal Rights for Highlands Shareholders

Highlands shareholders will have the right to assert appraisal rights with respect to the merger and demand in writing to be paid the fair value of their shares of Highlands common stock or preferred stock under applicable provisions of Virginia law following consummation of the merger by First Community as the surviving company following the merger. In order to exercise and perfect appraisal rights, you must generally give written notice of your intent to demand payment for your shares to First Community before the vote is taken on the merger at the Highlands special meeting and you must not vote in favor of the merger. A copy of the applicable Virginia statutory provisions is included in this proxy statement/prospectus as Appendix C.

The following is only a summary of the rights of a dissenting Highlands shareholder, is not a complete statement of law pertaining to appraisal rights under the Virginia Stock Corporation Act (which we refer to as the “VSCA”), and is qualified in its entirety by reference to the full text of the provisions of the VSCA pertaining to appraisal rights, a copy of which is attached as Appendix C hereto and incorporated into this discussion by reference. If you intend to exercise your right to dissent, you should carefully review the following summary and comply with all requirements of the VSCA. You should also consult with your attorney. No further notice of the events giving rise to appraisal rights will be furnished to you by First Community.

The VSCA provides in detail the procedure you must follow if you wish to exercise your appraisal rights. In summary, to exercise appraisal rights:

●

you must deliver to First Community before the vote on the merger agreement is taken at the special meeting of Highlands shareholders written notice of your intent to demand payment for your shares if the merger is completed; and

●	you must not vote your shares in favor of the merger agreement at the Highlands special meeting, as applicable.

In other words, you do not have to vote against the merger agreement, or even vote at all, in order to exercise appraisal rights, but you may not vote in favor of the merger agreement, and in all cases you must give the required written notice. If you fail to satisfy these requirements, you will not be entitled to exercise appraisal rights or to receive payment for your shares under the provisions of the VSCA pertaining to appraisal rights. Even if you vote against the merger agreement (either in person or by proxy), you still have to send the required notice of intent in order to exercise appraisal rights. You should remember that, as described in the sections entitled, “Information About the Highlands Special Meeting — How to Vote,” beginning on page 37, if you return a signed proxy card but fail to provide instructions as to the manner in which your shares are to be voted, you will be considered to have voted in favor of the merger agreement and you will not be able to assert appraisal rights. If you do not return a proxy card or otherwise vote at all at the Highlands special meeting, as applicable, you will not be treated as waiving your appraisal rights as long as you have given the required notice of intent as described above.

If you are a Highlands shareholder and you intend to assert your appraisal rights, your notice of intent should be mailed or delivered to Highlands’ corporate secretary at Highlands’ corporate office located at 340 West Main Street, Abingdon, Virginia 24210, or it may be hand delivered to Highlands’ corporate secretary at the Highlands special meeting (before the voting on the merger agreement begins). Notice of intent is effective at the earliest of the following:

●	when received by Highlands at its address prior to the Highlands special meeting;

●

five days after its deposit in the United States mail, as evidenced by the postmark, if mailed postage prepaid and correctly addressed to Highlands at its address prior to the Highlands special meeting; or

●

on the date shown on the return receipt, if sent by registered or certified mail, return receipt requested, and if the receipt is signed by or on behalf of Highlands prior to the Highlands special meeting.

If you deliver a timely notice of intent, do not vote in favor of the merger agreement and the merger agreement is approved by Highlands shareholders at the Highlands special meeting (or any adjournment of the Highlands special meeting), then, within ten days following the effective date of the merger, First Community, as the company surviving the merger, will send you a written notice called an appraisal notice, by first-class mail, postage prepaid, to your address shown in Highlands’ current record of shareholders, as long as you have satisfied the requirements to exercise appraisal rights. The appraisal notice will include another copy of the provisions of the VSCA, pertaining to appraisal rights and will:

●

include a form you can use for demanding payment that will (i) specify the first date of any announcement to Highlands shareholders of the terms of the merger, (ii) require you to certify whether you acquired beneficial ownership of your shares of Highlands common stock or preferred stock before that date, and (iii) require you to certify that you did not vote for or consent to the merger;

●	state where your Highlands share certificates must be deposited and the date by which those certificates must be deposited;

●

specify where the form described above must be sent and the date by which First Community must receive the form (which may not be fewer than 40 nor more than 60 days after the date of mailing of the appraisal notice), and state that you will have waived the right to demand appraisal with respect to your shares unless the form is received by First Community by such date;

●	state First Community’s estimate of the fair value of the shares;

●

state that, if requested in writing, First Community will provide, to the shareholder, within 10 days after the date by which First Community must receive the form, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

●	state the date by which the notice to withdraw must be received, which date must be within 20 days after the date by which First Community must receive the form.

After receipt of the appraisal notice, you must deliver to First Community a written payment demand and, in the case of certificated shares, deposit your Highlands share certificates with First Community by the date set forth in and in accordance with the terms and conditions of the appraisal notice and certify whether you acquired beneficial ownership of your shares of Highlands common stock and/or Highlands preferred stock before the announcement date. Otherwise, you will not be entitled to payment for your shares. Additionally, if you were not the beneficial owner of your shares of Highlands common stock and/or preferred stock on the announcement date as set forth in the appraisal notice, First Community may elect to withhold payment. If you deliver a payment demand, certify your beneficial ownership and deposit your share certificates as required by the appraisal notice, you will lose all rights as a Highlands shareholder, as applicable, unless you withdraw your payment demand by the date specified in the appraisal notice.

Within 30 days after the form is due, First Community will pay you (provided that you have satisfied all requirements to exercise appraisal rights) the amount First Community estimates to be the fair value of your shares, plus interest accrued to the date of payment. First Community’s payment will be accompanied by:

●

the annual financial statements of First Community, which shall be as of a date ending not more than 16 months before the date of payment, or, if such annual financial statements are not available, First Community shall provide reasonably equivalent information;

●	the latest available quarterly financial statements of First Community;

●	a statement of First Community’s estimate of the fair value of the shares, which estimate must equal or exceed First Community’s estimate given in the appraisal notice; and

●

a statement of your right to demand further payment if you are not satisfied with the payment and that failure to demand further payment within a specified time will be deemed acceptance of First Community’s estimate as full payment.

If you believe that the amount paid by First Community, or the amount of First Community’s payment offer, as described above is less than the fair value of your shares of Highlands common stock or preferred stock or that the interest due is incorrectly calculated, then you may notify First Community in writing of your own estimate of the fair value of your shares of Highlands common stock or preferred stock and may demand payment of your estimate plus interest. A shareholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest. If you fail to take any such action within the 30 days after First Community makes or offers payment for your shares, you will be deemed to have waived your rights to demand payment and shall be entitled only to the payment of fair value as calculated by First Community.

If you have taken all required actions and your demand for payment remains unsettled, First Community may file a lawsuit within 60 days after receiving the payment demand and petition the appropriate circuit court to determine the fair value of the shares and accrued interest. If First Community does not begin the action within the 60-day period, it will pay each shareholder who asserts appraisal rights whose demand remains unsettled the amount demanded. In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. In addition, First Community will make all shareholders who assert appraisal rights whose demands remain unsettled parties to the proceeding. Each shareholder who asserts appraisal rights made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of his, her or its shares, plus interest, to exceed the amount paid by First Community, or for the value, plus accrued interest, of his, her or its after-acquired shares for which First Community elected to withhold payment.

The court will determine the cost of any court proceeding, including reasonable compensation and reimbursement of expenses for appraisers appointed by the court. Those costs will be assessed against First Community unless the court determines that some or all of the shareholders who assert appraisal rights acted arbitrarily, vexatiously or not in good faith in demanding payment, in which event the court may assess costs against those shareholders. The court may assess the fees and expenses of experts and counsel against First Community if it finds that it did not substantially comply with the requirements of the statutes, or against any party who acted arbitrarily, vexatiously or not in good faith in asserting or defending against appraisal rights. If the court finds that the services of counsel for any shareholder who asserts appraisal rights were of substantial benefit to other shareholders similarly situated, the court may award counsel fees, to be paid out of the amounts awarded the shareholders who asserted appraisal rights who were benefited. If a shareholder who asserts appraisal rights must bring an action against First Community to require it to pay the amount First Community estimates to be the fair value of the shares, plus interest and the shareholder is successful, the court will assess costs against First Community.

Board of Directors and Management of First Community Following the Merger

Under the merger agreement, First Community has agreed, prior to the closing date, to appoint one member of the current board of directors of Highlands, selected by First Community in consultation with Highlands (which we refer to as the “Highlands Designee”), to the board of directors of First Community Bank. The directors of First Community holding office immediately prior to the effective time, will serve as the directors of the surviving corporation from and after the effective time of the merger and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Additionally, First Community shall consult with Highlands board of directors to form an advisory board of community members in the Abingdon, Virginia market.

The executive officers of First Community immediately prior to the effective time of the merger will be the executive officers of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Information regarding the executive officers and directors of First Community is contained in documents filed by First Community with the SEC and incorporated by reference into this proxy statement/prospectus, including First Community’s Annual Report on Form 10-K for the year ended December 31, 2018 and its definitive proxy statement on Schedule 14A for its 2019 annual meeting, filed with the SEC on April 11, 2019. See the section entitled “Where You Can Find More Information.”

Information regarding the directors of Highlands is included in this proxy statement/prospectus under the section entitled “Security Ownership of Certain Beneficial Owners and Management of Highlands,” beginning on page 109.

THE MERGER AGREEMENT

The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about First Community and Highlands contained in this proxy statement/prospectus or in the public reports of First Community or Highlands filed with the SEC may supplement, update or modify the factual disclosures about First Community and Highlands contained in the merger agreement. The merger agreement contains representations and warranties by First Community, on the one hand, and by Highlands, on the other hand. The representations, warranties and covenants made in the merger agreement by First Community and Highlands were qualified and subject to important limitations agreed to by First Community and Highlands in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC and some were qualified by the matters contained in the confidential disclosure schedules that First Community and Highlands each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since September 11, 2019.

For the foregoing reasons, the representations and warranties or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of First Community or Highlands or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information,” beginning on page 118.

Terms of the Merger

Effect of the Merger

Each of the First Community board of directors and the Highlands board of directors has unanimously adopted and approved the merger agreement. Pursuant to the merger agreement, Highlands will merge with and into First Community with First Community surviving the merger as the surviving corporation. We sometimes refer to First Community following the merger as the “surviving corporation.” As a result of the merger, there will no longer be any publicly held shares of Highlands common or preferred stock. Highlands shareholders will participate in the surviving corporation’s future earnings and potential growth only through their ownership of First Community common stock. All of the other incidents of direct ownership of Highlands common or preferred stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Highlands, will be extinguished upon completion of the merger but will become analogous rights in First Community. Although both First Community and Highlands are Virginia corporations, your rights under the First Community articles of incorporation and First Community bylaws will differ in some respects from your rights under the Highlands articles of incorporation and Highlands bylaws. For more detailed information regarding a comparison of your rights as a shareholder of Highlands and First Community, see the section entitled “Comparison of Shareholders’ Rights,” beginning on page 110.

From and after the effective time, the surviving corporation will possess all of the properties, rights, privileges, powers and franchises of Highlands and be subject to all debts, liabilities and obligations of Highlands.

Closing and Effective Time

On the closing date, the surviving corporation will effect the merger by filing articles of merger with the State Corporation Commission of the Commonwealth of Virginia. The merger will become effective as of the date and time of filing the articles of merger or, if mutually agreed upon by the parties, at a later time specified in such articles of merger, which we refer to as the “effective time.”

The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived. See the section entitled “—Conditions to Completion of the Merger,” beginning on page 82. It currently is anticipated that the completion of the merger will occur in the fourth quarter of 2019, subject to the receipt of regulatory approvals and other customary closing conditions, but neither Highlands nor First Community can guarantee when or if the merger will be completed.

Merger Consideration

Under the terms of the merger agreement, each share of Highlands common stock and Highlands preferred stock issued and outstanding immediately prior to the completion of the merger (other than (1) dissenting shares as described below and (2) shares of Highlands common stock owned directly or indirectly by Highlands or their wholly-owned subsidiaries (in each case, other than shares of Highlands common stock held in a fiduciary capacity or in connection with debts previously contracted) (together, the “excluded shares”)) will be converted into the right to receive 0.2703 shares of First Community common stock (which we refer to as the “exchange ratio”).   The exchange ratio was determined by dividing $8.94 by $33.08 (which we refer to as the “average starting price”).

If the aggregate amount of all fees and costs as a result of the termination of Highlands’ agreements with its core processor prior to the effective time (which we refer to as the “CP final termination charge”) is less than $1,118,967 (which amount we refer to as the “CP preliminary termination charge,” and which difference, we refer to as the “CP termination charge savings”), then the $8.94 referenced in the exchange ratio calculation will be increased by an amount equal to the quotient of (A) the product of (i) the amount of the CP termination charge savings multiplied by (ii) 0.79, divided by (B) the total number of shares of Highlands common stock and Highlands preferred stock outstanding immediately prior to the effective time, and the exchange ratio will be adjusted accordingly. If the CP final termination charge exceeds the CP preliminary termination charge, then there will be no adjustment to the exchange ratio is expected. As of the date of this proxy statement/prospectus, no adjustment to the exchange ratio is expected.

If the shares of common stock of either First Community or Highlands are increased, decreased or changed into or exchanged for a different number or kind of shares or securities before the merger is completed as a result of a stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar change in capitalization, or if there is any extraordinary dividend or distribution paid, then the merger consideration will be proportionately adjusted to give holders of Highlands common stock the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

First Community will not issue any fractional shares of First Community common stock in the merger. Instead, a Highlands shareholder who otherwise would have received a fraction of a share of First Community common stock will receive an amount in cash rounded to the nearest whole cent. This cash amount will be determined by multiplying the fraction of a share of First Community common stock to which the holder would otherwise be entitled by the First Community average closing price.

Treatment of Highlands Restricted Stock Awards

At the effective time of the merger, referred to as the effective time, outstanding Highlands equity awards will be treated as follows:

●

Each share of restricted stock awarded to any employee or service provider of Highlands and its subsidiaries under Highlands’ Restricted Stock Plan that is unvested and subject to restrictions (which we refer to as “unvested Highlands restricted stock”) shall fully vest and shall be canceled and converted automatically into the right to receive the merger consideration payable pursuant to merger agreement on the shares of Highlands common stock underlying the unvested Highlands restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands restricted stock in the same manner as all other shares of Highlands common stock for such purposes.

●

Each share of restricted stock awarded to any employee of Highlands and its subsidiaries under Highlands’ Long-Term Incentive Program that is unvested and subject to restrictions (which we refer to as “unvested Highlands LTIP restricted stock”) shall vest at target-level performance goals and shall be canceled and converted automatically into the right to receive the merger consideration payable pursuant to the merger agreement on the shares of Highlands common stock underlying the unvested Highlands LTIP restricted stock, treating the shares of Highlands common stock subject to such unvested Highlands LTIP restricted stock in the same manner as all other shares of Highlands common stock for such purposes.

Conversion of Shares; Exchange of Certificates

The conversion of Highlands common stock and Highlands preferred stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. After completion of the merger, the exchange agent will exchange certificates representing shares of Highlands common stock and Highlands preferred stock or book-entry shares for the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the First Community common deliverable in respect of each share of Highlands common stock and Highlands preferred stock to be exchanged pursuant to the terms of the merger agreement.

As soon as reasonably practicable after the effective time, the exchange agent will mail appropriate transmittal materials and instructions to those persons who were holders of record of Highlands common stock and Highlands preferred stock. These materials will contain instructions on how to surrender shares of Highlands common stock and Highlands preferred stock in exchange for the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the First Community common stock deliverable in respect of each share of Highlands common stock that the holder is entitled to exchange under the merger agreement.

If a certificate for Highlands common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration, with any cash in lieu of fractional shares, and any unpaid dividends and distributions on the First Community common or preferred stock deliverable in respect of each share of Highlands common or preferred stock to which such Highlands common stock is entitled upon receipt of (1) an affidavit of that fact by the claimant and (2) such bond as the exchange agent may direct as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed certificate.

After completion of the merger, there will be no further transfers on the stock transfer books of Highlands.

Withholding

First Community and the exchange agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any Highlands shareholder such amounts as First Community (or any of its affiliates) or the exchange agent, as applicable, is required to deduct and withhold under any applicable federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the Highlands shareholders from whom they were withheld.

Dividends and Distributions

Whenever a dividend or other distribution is declared by First Community on First Community common stock, for which the record date is after the effective time of the merger, the declaration will include dividends or other distributions on all shares of First Community common stock issuable under the merger agreement, but such dividends or other distributions will not be paid to the holder thereof until such holder has duly surrendered or transferred his, her or its Highlands stock certificates or book-entry shares.

Organizational Documents of the Surviving Corporation

The articles of incorporation and bylaws of First Community that are in effect immediately prior to the effective time will be the articles of incorporation and bylaws of the surviving corporation.

Board of Directors

Prior to the closing date, First Community Bank will appoint the Highlands Designee to the board of directors of First Community Bank. The directors of First Community holding office immediately prior to the effective time will serve as the directors of the Surviving Corporation of the Merger from and after the effective time. The directors of First Community Bank holding office immediately prior to the effective time, will serve as the directors of the surviving corporation from and after the effective time.

Representations and Warranties

The merger agreement contains customary representations and warranties of First Community and Highlands relating to their respective businesses. The representations and warranties in the merger agreement will not survive the effective time of the merger.

The representations and warranties made by Highlands to First Community relate to a number of matters, including the following:

●	corporate matters, including due organization, qualification and the organizational structure;

●	capitalization;

●

authority relative to execution and delivery of the merger agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the merger;

●	governmental filings and consents necessary to complete the merger;

●	the timely filing of regulatory and/or securities reports;

●	financial statements;

●	undisclosed liabilities;

●	the absence of any event or action that would, or would reasonably be expected to, constitute a material adverse effect since December 31, 2018;

●	litigation matters;

●	the absence of regulatory actions;

●	compliance with applicable laws;

●	tax matters;

●	certain material contracts;

●	intellectual property and IT systems;

●	labor matters;

●	employee benefit matters;

●	real and personal property;

●	receipt of a fairness opinion regarding the merger consideration;

●	compliance with applicable environmental laws;

●	loan portfolio matters;

●	anti-takeover provisions;

●	insurance matters;

●	corporate documents and records;

●	community reinvestment act and regulatory compliance matters;

●	internal controls; and

●	tax treatment of the merger.

The merger agreement contains certain additional representations and warranties made by Highlands to First Community, including the following:

●	interests of certain persons in Highlands’ business;

●	investment securities and derivative instruments;

●	related party transactions;

●	brokers or financial advisor fees;

●	indemnification;

●	trust accounts; and

●	securities filings.

Certain representations and warranties of First Community and Highlands are qualified as to “materiality” or “material adverse effect.”

For purposes of the merger agreement, a “material adverse effect,” when used in reference to Highlands or First Community, means an effect, circumstance, occurrence or change that, individually or in the aggregate, (1) is material and adverse to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, or (2) materially prevents, impairs or threatens the ability of such party to perform its obligations under the merger agreement or timely consummate the transactions contemplated by the merger agreement; however in the case of clause (1) of this sentence only, a material adverse effect will not be deemed to include any effect, circumstance, occurrence or change resulting from:

●

changes, after September 11, 2019, in laws, rules or regulations, GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

●

changes, after September 11, 2019, in economic conditions affecting financial institutions generally, including changes in the general level of market interest rates, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

●

actions and omissions of First Community or Highlands required under the merger agreement including expenses incurred by the parties in consummating the transactions contemplated by the merger agreement;

●

worsening of national or international political or social conditions, including the engagement by the United States in hostilities or the occurrence of any military or terrorist attack upon or within the United States, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations;

●

natural disaster or other force majeure event, except to the extent that the effects of such changes are materially disproportionately adverse to the business, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations; or

●

the facts and circumstances giving rise or contributing to failure to meet internal or other estimates, predictions, projections or forecasts of financial performance, except to the extent such facts or circumstances are themselves excepted from the definition of material adverse effect.

Conduct of Business Pending the Completion of the Merger

Highlands has agreed that, until the completion of the merger and unless permitted by First Community, or to the extent required by laws or regulation of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to:

General Business

●	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

●

fail to use its best reasonable efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its key employees;

●

take any action that would adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

Indebtedness

●

incur, modify, extend or renegotiate any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person, other than deposits in the ordinary course of business consistent with past practice;

●	prepay any indebtedness or other similar arrangements to cause Highlands to incur any prepayment penalty;

●	purchase any brokered certificates of deposit;

Capital Stock

●	adjust, split, combine or reclassify its capital stock;

●	make, declare or pay any dividends or make any other distribution on its capital stock;

●	grant any person any right to acquire any shares of its capital stock or make any grant or award under the Highlands restricted stock plan;

●	issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock;

●	redeem or otherwise acquire any shares of its capital stock other than a security interest or because of the enforcement of a security interest and other than provided in the merger agreement;

Dispositions

●

other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”) if the loan associated with the OREO is $100,000 or more or the proposed sale, transfer or disposal would result in a discount of the loan associated with the OREO of 25% or more), sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any person other than to its subsidiary, or cancel, release or assign any indebtedness or claims, in each case, other than in the ordinary course of business consistent with past practice;

Investments

●	make any equity investment, either by purchase of securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

Contracts

●	renew, amend or terminate any material contract, make any change in its leases or material contracts or enter into any contract that would constitute a material contract under the merger agreement;

Loans

●

except for loans or commitments for loans that have previously been approved by Highlands prior to September 11, 2019, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any loans, or make any commitment in respect of any of the foregoing, except with respect to any secured loan or commitment wherein the total credit exposure is less than $500,000 or any unsecured loan or commitment wherein the total credit exposure is less than $100,000 which is made in conformity with existing lending practices to a borrower, and with collateral located within Highland’s primary geographic service area;

●

make any new loan, or commit to make any new loan, to any director or executive officer of Highlands or Highlands Union Bank, or, except for in accordance with Regulation O of the Federal Reserve Board regulations, amend, renew or increase any existing loan, or commit to do so, with any director or executive officer of Highlands or Highlands Union Bank;

●	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Benefit Plans

●

except as required by any Highlands benefit plan in effect on September 11, 2019, (1) increase the compensation or benefits payable to any employee or director other than increases in salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed 3% for any individual employee or 2% in the aggregate for all Highlands employees, (2) pay, or commit to pay, any bonus, change in control, retention, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of the fiscal year in effect as of September 11, 2019 in the ordinary course of business consistent with past practice, or (3) fund any rabbi trust or similar arrangement;

●

except as required by any Highlands benefit plan in effect on September 11, 2019, become a party to, renew or amend any employee benefit, compensation plan, employment severance, or change in control agreement, except for amendments that are required by law;

●

except as required by any Highlands benefit plan in effect on September 11, 2019, amend, modify or revise the terms of any outstanding Highlands stock option or stock-based compensation or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any Highlands stock-based compensation; or make any contributions to any defined contribution plan or Highlands benefit plan that are not made in the ordinary course of business consistent with past practice;

●

except as required by any Highlands benefit plan in effect on September 11, 2019, elect to any office with the title of vice president or higher any person who does not hold such office as of September 11, 2019 or elect to the Highlands board of directors any person who is not a member as of September 11, 2019;

●	except as required by any Highlands benefit plan in effect on September 11, 2019, hire or terminate any employee with an annualized salary that exceeds $50,000, other than terminations for “cause”;

Litigation and Settlement

●

commence any action or proceeding other than to enforce any obligation owed to Highlands and in accordance with past practice, or settle any claim, action or proceeding against it involving payment of money damages in excess of $50,000 that would not impose any material restrictions on Highlands’ operations;

Governing Documents

●	amend the governing documents of Highlands or its subsidiaries;

Deposits

●	increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent with past practice;

Debt Security

●	purchase any debt security, including mortgage-backed and mortgage- related securities, other than U.S. government and U.S. government agency securities with final maturities of less than two years;

Capital Expenditures

●

make any capital expenditures in excess of $50,000 other than existing binding commitments as of September 11, 2019 and ordinary course immaterial expenditures reasonably necessary to maintain existing assets in good repair;

Branches

●	establish or commit to establish any new branch office or file any application to relocate or terminate any banking office;

Futures and Similar Financial Actions

●

enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes to market rates of interest;

Policies

●

make any changes in policies in any material respect in existence on September 11, 2019 with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a governmental entity;

Communications

●

except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the merger: (1) issue any communication of a general nature to employees without prior consultation with First Community and, to the extent related to employment, benefit or compensation information addressed in the merger agreement or related to the transactions contemplated by the merger agreements, without the prior consent of First Community; or (2) issue any communication of a general nature to customers without the prior approval of First Community;

Environmental Assessments

●

except with respect to foreclosures in process as of September 11, 2019, foreclose upon or take a deed or title to any commercial real estate (1) without providing prior notice to First Community and conducting a Phase I environmental assessment of the property, or (2) if the Phase I environmental assessment reflects the presence of any hazardous material or underground storage tank;

Taxes

●

make, change or rescind any material tax election concerning Highlands’ taxes or tax returns, change an annual tax accounting period, adopt or change any material tax accounting method, file any amended tax return, settle any material tax claim or assessment or surrender any right to claim a tax refund;

Accounting

●	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

New Lines of Business

●	enter into any new lines of business;

Mortgage Loan Servicing

●	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

Merger or Liquidation

●	merge or consolidate Highlands Union Bank or any subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

Tax-Free Reorganization

●	knowingly take action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

Other Agreements

●

take any action that is intended or would reasonably be likely to result in any of Highlands’ representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement; or

●

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing Highlands’ conduct of business until the completion of the merger.

First Community has agreed that, until the completion of the merger and unless permitted by Highlands, or to the extent required by laws or regulations of any governmental entity, or as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to:

●	conduct its business other than in the regular, ordinary and usual course consistent with past practice;

●

fail to use its reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its key employees;

●

take any action that would adversely affect or materially delay the ability to perform its obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement, including causing any other application to a bank governmental entity for approval of a merger to be submitted for filing before the application related to the merger is filed with such bank governmental entity;

●

take any action that is intended or expected to result in any of First Community’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, or in any of the closing conditions not being satisfied or in a violation of any provision of the merger agreement;

●	knowingly take any action that would prevent or impede the merger from qualifying as a reorganization under the Code;

●

amend or repeal its articles of incorporation or bylaws in a manner that would adversely affect Highlands or any Highlands shareholder relative to other holders of First Community common stock or the transactions contemplated by the merger agreement; or

●

agree to take, commit to take or adopt any resolutions in support of any of the actions prohibited by the section in the merger agreement governing First Community’s conduct of business until the completion of the merger.

Regulatory Matters

First Community and Highlands will use their reasonable best efforts to take promptly all actions and to do promptly all things necessary, proper or advisable, under applicable laws and regulations, to consummate and make effective the transactions contemplated by the merger agreement. First Community and Highlands have filed all necessary applications, notices and other filings with any governmental entity, the approval of which is required to complete the merger and related transactions. However, in no event will First Community be required, or will Highlands and its subsidiaries be permitted (without First Community’s prior written consent), to agree to any condition or restriction that would so materially and adversely impact the economic or business benefits to First Community of the transactions contemplated by the merger agreement that, had such condition or requirement been known, First Community would not, in its reasonable judgment, have entered into the merger agreement (we refer to such condition as a “burdensome condition”). First Community and Highlands have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application in connection with the transactions contemplated by the merger agreement.

Employee Benefits Matters

At the sole discretion of First Community, First Community may maintain Highlands’ health and welfare plans for employees of Highlands and its subsidiaries immediately before the effective time and whose employment is not terminated before the effective time (which we refer to as “Highlands continuing employees”) through the end of the calendar year in which the effective time occurs.

Notwithstanding the foregoing, if First Community determines to terminate one or more of Highlands’ health and/or other welfare plans, then, at the request of First Community, made at least 30 days before the effective time, Highlands or its subsidiaries shall adopt resolutions, to the extent required, providing that Highlands’ applicable health and welfare plans will be terminated effective immediately before the effective time (or such later date as requested by First Community in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans or provided for by law) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of the arrangements or applicable law.

No coverage of any of the Highlands continuing employees or their dependents shall terminate under any of Highlands’ health and welfare plans before the time the Highlands continuing employees or their dependents, as applicable, become eligible to participate in the health and welfare plans, programs and benefits common to similarly-situated employees of First Community and its subsidiaries and their dependents and, consequently, no Highlands continuing employee shall experience a gap in coverage.

Subject to the terms of the merger agreement, Highlands continuing employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of First Community. First Community shall use commercially reasonable efforts to ensure that Highlands continuing employees who become covered under health and welfare plans, programs and benefits of First Community or any of its Subsidiaries shall (i) receive credit for any co-payments and deductibles paid under Highlands’ health and welfare plans for the plan year in which coverage commences under First Community’s health and welfare plans and (ii) shall not be subject to any pre-existing conditions under any such plans or arrangements, in each case, to the same extent as applied under Highlands’ health and welfare plans immediately prior to the effective time. Highlands employees who are not Highlands continuing employees and their qualified beneficiaries will have the right to continued coverage under group health plans of First Community only in accordance with COBRA.

The merger agreement provides that all Highlands employees whose employment is eliminated as a result of the bank merger (which we refer to as “affected Highlands employees”) will be eligible to participate in First Community Bank’s severance policy (which we refer to as the “First Community Bank severance policy”). The First Community Bank severance policy applies to all full-time and part-time employees.

The standard severance benefit for each affected Highlands employee is two weeks of base pay and payment of all accrued but unused vacation. An additional tier of enhanced severance benefits may be available to affected Highlands employees who timely sign (and do not revoke) a severance agreement and waiver, which will describe in detail the benefits to be provided and will also include a release of all claims that might exist. Affected Highlands employees who timely sign (and do not revoke) a severance agreement and waiver may receive two forms of additional benefits. First, the eligible affected Highlands employee will receive an additional severance payment that is based upon length of service with Highlands. Part-time employees will receive severance pay on a pro-rated scale in accordance with their regularly scheduled hours.

Length of Service	Severance Period
Five years or less	2 weeks
Six to nineteen years	1 week per year
Twenty or more years	20 weeks

All severance payments will be subject to all required federal and state payroll taxes and will be paid over the duration of the severance period unless the affected Highlands employee requests to receive a lump sum. Second, if the affected employee is a participant in the group health and dental insurance plans, the enhanced severance benefit also includes an extension of existing health insurance (provided the affected employee agrees to withholding of the employee portion of the insurance premium from the severance pay), for the applicable severance period or partial payment of the premium associated with the continuation of such coverage under COBRA, all subject to certain additional terms and conditions set forth in the First Community severance policy.

In the sole discretion of First Community and in amounts determined exclusively by First Community, Highlands may enter into retention bonus agreements with key employees of Highlands to help retain those employees. No retention bonus pool payment will be made that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code and no retention bonus pool payment shall be paid prior to the date on which the systems conversion is completed.

First Community will credit continuing Highlands’ employees for their service with Highlands under First Community’s benefit plans for purposes of eligibility and vesting (but not benefit accrual) to the same extent such service was credited under Highlands’ benefit plans, except that First Community will not credit continuing Highlands employees for service (1) to the extent it would result in a duplication of benefits under First Community benefit plans, (2) to the extent accrued but unused vacation is paid to Highlands’ employees at the effective time, (3) if similarly situated employees of First Community do not receive service credit under First Community benefit plans, or (4) with respect to any First Community benefit plan which is grandfathered or frozen.

With respect to First Community’s health and welfare plans, First Community will use commercially reasonable efforts to ensure that continuing Highlands employees who become covered under First Community’s health and welfare plans will (1) receive credit for co-payments and deductibles paid under Highlands’ health and welfare plans for the plan year in which such continuing Highlands employee commences participating in First Community’s health and welfare plans and (2) not be subject to any pre-existing conditions under First Community’s health and welfare plans, in each case, to the same extent as applied under Highlands’ health and welfare plans immediately prior to the effective time.

If requested by First Community at least 30 days in advance of the effective time, the Highlands Union Bank 401(k) Contributory Savings Plan will terminate immediately prior to the effective time.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the completion of the merger, First Community will indemnify and hold harmless all current and former directors and officers of Highlands or any of its subsidiaries against all liabilities arising out of the fact that such person is or was a director or officer of Highlands or any of its subsidiaries if the claim is based in or arises out of any matter of fact existing or occurring at or before the effective time of the merger (including the merger and the other transactions contemplated by the merger agreement), regardless of whether such claims are asserted before or after the effective time, to the fullest extent such person would have been indemnified under Highlands’ articles of incorporation and bylaws as in effect on September 11, 2019 and as permitted by applicable law.

The merger agreement requires First Community to maintain for a period of six years following the effective time of the merger Highlands’ currently existing directors’ and officers’ liability insurance policy, or policies of at least the same coverage and amounts and containing terms and conditions that are no less favorable in any material respect to the insured persons than the existing policy, with respect to claims arising from facts or events that occurred prior to the completion of the merger, and covering such individuals who are currently covered by such insurance. However, First Community is not required to spend in the aggregate an amount more than 200% of the annual premium payment on Highlands’ current directors’ and officers’ liability insurance policy. If First Community is unable to maintain a policy as described for less than that amount, First Community will obtain as much comparable insurance as is available for that amount. In lieu of such a policy, (1) First Community may substitute a six-year “tail” prepaid policy with terms no less favorable in any material respect to the indemnified parties than Highlands’ existing policy as of September 11, 2019 or (2) First Community may request that Highlands obtain extended coverage for the six-year period under Highlands’ existing insurance programs. If First Community (or any of its successors or assigns) merges with another person and is not the continuing entity, or if First Community transfers or conveys all or substantially all of its properties or assets to another person, then First Community will ensure that its successors and assigns assume First Community’s indemnification and insurance obligations.

Highlands Shareholder Meeting and Recommendation of the Highlands Board of Directors

Highlands has agreed to hold a meeting of its shareholders for the purpose of voting upon approval of the merger agreement as promptly as practicable. Among other things, Highlands will (1) through its board of directors, recommend that its common shareholders and preferred shareholders approve the merger agreement and (2) use its reasonable best efforts to obtain from its shareholders the requisite shareholder approval of the merger agreement, including but not limited to engaging a proxy solicitation firm to assist Highlands with the shareholder meeting.

Notwithstanding the foregoing, before the Highlands shareholder approval is obtained, the Highlands board of directors may withdraw or modify or change in a manner adverse to First Community its recommendation (which we refer to as a “change in company recommendation”) if (1) the Highlands board of directors concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law; (2) Highlands has complied in all material respects with its non-solicitation obligations described below; and (3) Highlands has provided First Community at least three business days’ prior written notice of the intention of the Highlands board of directors to take such action. In addition, the Highlands board of directors may make a change in company recommendation relating to an acquisition proposal only if (1) during the three business day period following Highlands’ delivery of written notice to First Community, Highlands has considered any adjustments or modifications to the merger agreement proposed by First Community and engaged in good faith discussions with First Community regarding such adjustments or modifications, and (2) at the end of such period, the Highlands board of directors nevertheless determines in good faith (after consultation with its outside legal counsel, and taking into account any proposals, amendments or modifications made or agreed to by First Community) that the acquisition proposal continues to constitute a superior proposal. In the event there is an amendment to any material term of the acquisition proposal, Highlands is also required to notify First Community of the amendment and to consider any proposed adjustments or modifications to the merger agreement proposed by First Community, but the notification and proposal period described in the preceding sentence will be two business days instead of three business days.

Agreement Not to Solicit Other Offers

From September 11, 2019 until the closing of the merger, Highlands will not, and will not authorize or permit any of its subsidiaries or any of its subsidiaries’ officers, directors, employees, or any investment banker, financial advisor, attorney, accountant or other representative, directly or indirectly: (1) solicit, initiate, induce or knowingly encourage, or knowingly take any action to facilitate, any inquiries, offers, discussions or the making of any proposal that constitutes or could reasonably be expected to lead to, an acquisition proposal by a third party; (2) furnish any confidential or non-public information regarding Highlands, or afford access to any such information or data, to any person in connection with or in response to an acquisition proposal by a third party or an inquiry or indication of interest that could reasonably be expected to lead to such an acquisition proposal; (3) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any person other than First Community, regarding an acquisition proposal by a third party; (4) approve, endorse or recommend any acquisition proposal by a third party; (5) release any person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which Highlands is a party; or (6) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any acquisition proposal by a third party or requiring Highlands to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement.

An “acquisition proposal” is a proposal that could lead to the following transactions:

●	any merger, consolidation, share exchange, business combination or other similar transaction involving Highlands or its subsidiaries;

●	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the consolidated assets of Highlands in a single transaction or series of transactions;

●	any tender offer or exchange offer for 20% or more of the outstanding shares of Highlands capital stock or the filing of a registration statement under the Securities Act in connection therewith;

●	any transaction that is similar in form, substance or purpose to any of the foregoing transactions; or

●	any public announcement, notice or regulatory filing or a proposal, plan or intention to do any of the foregoing transactions or any agreement to engage in any of the foregoing transactions.

Highlands will be responsible for any violation of the non-solicitation obligations set forth in the merger agreement by its representatives.

However, Highlands and its representatives may, before the Highlands shareholder approval is obtained, engage in discussions and negotiations with, or provide any nonpublic information or data to, a third party in response to an unsolicited bona fide written acquisition proposal by such person if (1) the Highlands board of directors determines in its good faith, after consultation with its outside legal counsel, that the acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, (2) Highlands is not then in breach of its non-solicitation obligations (as described above), (3) the Highlands board of directors determines in its good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to Highlands shareholders under applicable law, (4) before taking such action Highlands provides written notice to First Community and enters into a confidentiality agreement having provisions that are no more favorable to such person than the confidentiality agreement between First Community and Highlands is to First Community and (5) Highlands substantially concurrently provides to First Community any information furnished to such third party that was not previously provided to First Community. Other than the confidentiality agreement described in the prior sentence, during the term of the merger agreement, Highlands will not, and will cause its subsidiaries and its and their representatives not to on its behalf, enter into any definitive transaction agreement relating to any acquisition proposal.

As used in the merger agreement, a “superior proposal” is an unsolicited, bona fide written offer or proposal made by a third party to consummate an acquisition proposal that: (1) the Highlands board of directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the Highlands shareholder than the transactions contemplated by the merger agreement (taking into account all factors relating to such proposed transaction deemed relevant by the Highlands board of directors and any adjustments to the terms and conditions of such transactions proposed by First Community in response to such acquisition proposal); (2) is for 100% of the outstanding shares of Highlands common stock and Highlands preferred stock or all or substantially all of the assets of Highlands; and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such acquisition proposal.

If Highlands receives an acquisition proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Highlands must notify First Community orally within 24 hours, and within two days in writing, of the receipt of the acquisition proposal or information request and provide First Community with information about the third party and its proposal or information request. Highlands will keep First Community informed of any developments of any such acquisition proposals orally within 24 hours, and within two days in writing.

Finally, Highlands has agreed to (1) cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties with respect to any acquisition proposal or alternative transaction or similar transaction; and (2) terminate access to all non-public information furnished by or on behalf of Highlands.

Conditions to Completion of the Merger

First Community’s and Highlands’ respective obligations to complete the merger are subject to the fulfillment or waiver of the following conditions:

●	the approval of the merger agreement by holders of Highlands common stock and holders of Highlands preferred stock;

●

receipt of all required regulatory approvals, consents or waivers to permit the consummation of the transactions contemplated by the merger agreement, and the expiration or termination of all statutory waiting periods;

●

the absence of any order, decree, injunction or proceeding by any governmental entity of competent jurisdiction prohibiting or enjoining the consummation of the merger or the bank merger, and the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the merger or the bank merger;

●

the effectiveness of the registration statement of which this proxy statement/prospectus is a part with respect to the First Community common stock to be issued upon the consummation of the merger under the Securities Act, and the absence of any proceedings pending or threatened by the SEC to suspend the effectiveness of the registration statement;

●	the authorization of the listing of the First Community common stock to be issued upon the consummation of the merger on the NASDAQ, without objection to the listing from the NASDAQ;

●	receipt by each of First Community and Highlands of an opinion of its respective legal counsel as to certain tax matters;

●

the accuracy of the representations and warranties of each other party in the merger agreement as of September 11, 2019 and as of the closing date as though made at and as of the closing date, subject to the materiality standards provided in the merger agreement (and the receipt by each party of certificates from the other party to such effect);

●

the performance by the other party in all material respects of all obligations required to be performed by it at or prior to the effective time of the merger under the merger agreement (and the receipt by each party of certificates from the other party to such effect); and

●	the absence of a material adverse effect on the other party.

In addition, First Community’s obligation to complete the merger is subject to a condition that none of the requisite governmental approvals will contain a requirement or condition that would so materially and adversely impact the economic or business benefits of the merger or the bank merger to First Community that, had such requirement or condition been known, First Community would not have entered into the merger agreement.

Neither Highlands nor First Community can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither Highlands nor First Community has reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to completion of the merger by mutual consent, or by either party in the following circumstances:

●

Highlands shareholders do not approve the merger agreement at the Highlands special meeting, except that this right to terminate is only available to Highlands if it has materially complied with its obligation to use reasonable best efforts to obtain the Highlands shareholders’ approval;

●

any required regulatory approval has been denied and such denial has become final and non-appealable, or a governmental authority or court has issued a final, unappealable order permanently prohibiting consummation of the transactions contemplated by the merger agreement, unless the failure to obtain the requisite approval was due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements in the merger agreement;

●

the merger has not been consummated by June 30, 2020 (which we refer to as the “outside date”), except that this right to terminate will not be available to the party whose failure to perform or observe the covenants and agreements in the merger agreement is the reason for the failure to complete the merger by the outside date; or

●

there is a breach by the other party of any covenant or agreement contained in the merger agreement, or any representation or warranty of the other party becomes untrue, in each case such that the conditions to closing would not be satisfied and such breach or untrue representation or warranty has not been or cannot be cured by the earlier of the outside date or within 30 days after the giving of written notice to such party of such breach, except that this right to terminate will not be available to the party seeking to terminate if it is then in material breach of the merger agreement.

First Community may also terminate the merger agreement if:

●

Highlands breaches in any material respect its obligations not to solicit other acquisition proposals, or its obligation to submit the merger agreement to Highlands shareholders for approval and to use reasonable best efforts to obtain the Highlands shareholders’ approval; or

●

if the Highlands board of directors does not publicly recommend in this proxy statement/prospectus that Highlands shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Community.

Highlands may also terminate the merger agreement if, within the five-day period commencing with determination date, both of the following conditions are satisfied:

●	the number obtained by dividing the First Community average closing price by $33.08 is less than 0.80; and

●

the number obtained by dividing the First Community average closing price by $33.08 is less than the number obtained by (A) dividing (x) the average of the closing price of the NASDAQ Bank Index for the 30 consecutive full trading days ending on and including the determination date by (y) $3,517.13 and (B) subtracting 0.20.

However, if Highlands chooses to exercise this termination right, First Community has the option, within five business days of receipt of notice from Highlands, to adjust the merger consideration and prevent termination under this provision.

Termination Fee

Highlands will pay First Community a $4 million termination fee if the merger agreement is terminated in the following circumstances:

●

First Community terminates the merger agreement because (1) Highlands breaches its obligations in any material respect regarding the solicitation of other acquisition proposals or submission of the merger agreement to Highlands shareholders or (2) the Highlands board of directors does not publicly recommend in this proxy statement/prospectus that Highlands shareholders approve the merger agreement or withdraws or revises its recommendation in a manner adverse to First Community; and

●

if (1) the merger agreement is terminated (A) by either party because the Highlands shareholder approval has not been obtained at the Highlands shareholders’ meeting or (B) by either party because the merger has not occurred by the outside date and Highlands shareholder approval has not been obtained or (C) by First Community because of an uncured material breach by Highlands, (2) an acquisition proposal has been publicly announced or communicated and (3) within 12 months of such termination Highlands consummates or enters into an agreement with respect to an acquisition proposal (whether or not it is the same acquisition proposal).

Effect of Termination

If the merger agreement is terminated, it will become void, except that (1) both First Community and Highlands will remain liable for any fraud or willful and material breach of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses and the confidential treatment of information.

Expenses and Fees

Except as set forth above, each of First Community and Highlands will be responsible for all costs and expenses incurred by it in connection with the negotiation and completion of the transactions contemplated by the merger agreement.

Amendment, Waiver and Extension of the Merger Agreement

Before the completion of the merger, First Community and Highlands may agree to waive, amend or modify any provision of the merger agreement. However, after the vote by Highlands shareholders, First Community and Highlands can make no amendment or modification that would reduce the amount or alter or change the kind of consideration to be received by Highlands shareholders or that would contravene any provisions of the VSCA, as amended or applicable state and federal banking laws, rules and regulations.

Highlands Voting Agreements

A total of 513,669 shares of Highlands common stock, representing approximately 6.22% of the outstanding shares of Highlands common stock entitled to vote at the Highlands special meeting and 2,092,287 shares of Highlands preferred stock, representing 100% of the outstanding shares of Highlands preferred stock entitled to vote at the Highlands special meeting, are subject to voting and support agreements between First Community, Highlands and each of Highlands’ directors and TNH Financials Fund, L.P. (which we refer to as “TNH Financials”), the holder of all of the outstanding shares of Highlands preferred stock (which we refer to collectively as the “Highlands voting agreements”). Pursuant to the Highlands voting agreements, each director and TNH Financials has agreed to, on the terms and subject to the conditions set forth therein, vote the shares of Highlands common stock and preferred stock as applicable, beneficially owned by him or her in favor of the merger agreement and against any proposal made in competition with the merger, as well as certain other customary restrictions with respect to the voting and transfer of his or its shares of Highlands common stock and preferred stock.

The foregoing description of the Highlands voting agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Highlands voting agreements, a form of which is included as Exhibit A to the merger agreement attached to this proxy statement/prospectus as Appendix A.

ACCOUNTING TREATMENT

The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (1) identifying the acquiror; (2) determining the acquisition date; (3) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (4) recognizing and measuring goodwill or a gain from a bargain purchase.

The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, First Community (the acquiror) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively after the acquisition date.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

Subject to the limitations, assumptions and qualifications described herein, the following discussion and legal conclusions contained herein constitute and represent the opinion of Nelson Mullins Riley & Scarborough LLP, counsel to Highlands, and the opinion of Bowles Rice LLP, counsel to First Community, as to the anticipated material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Highlands common stock and of Highlands preferred stock that exchange their respective shares of Highlands stock for the merger consideration in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.

The following discussion applies only to U.S. holders of Highlands common stock and Highlands preferred stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, without limitation, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; controlled foreign corporations or passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Highlands common stock or Highlands preferred stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Highlands common stock or Highlands preferred stock through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Highlands’ voting stock).

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Highlands common stock or Highlands preferred stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Highlands common stock or Highlands preferred stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Highlands common stock or Highlands preferred stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.

Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. All holders of Highlands common stock or Highlands preferred stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

Tax Consequences of the Merger Generally

The merger will qualify as a “reorganization” under Section 368(a) of the Code for U.S. federal income tax purposes. It is a condition to the obligation of First Community to complete the merger that First Community receive an opinion from Bowles Rice LLP, counsel to First Community, in form reasonably satisfactory to such recipient, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Highlands to complete the merger that Highlands receive an opinion from Nelson Mullins Riley & Scarborough LLP, counsel to Highlands, in form reasonably satisfactory to such recipient, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Neither First Community nor Highlands currently intends to waive this opinion condition to its obligation to consummate the merger. If either First Community or Highlands waives this opinion condition after this registration statement is declared effective by the SEC, and if the tax consequences of the merger to Highlands shareholders have materially changed, First Community and Highlands will recirculate appropriate soliciting materials to resolicit the votes of Highlands shareholders. These opinions will be based on representation letters provided by First Community and Highlands, and on customary factual assumptions, including, but not limited to, the assumption that the merger will be consummated in accordance with the terms of the merger agreement. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.

Neither of the opinions described above will be binding on the IRS or any court. First Community and Highlands have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. The following is based on the receipt and accuracy of the above described opinions.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Highlands Common Stock and Highlands Preferred Stock

The U.S. federal income tax consequences of the merger to U.S. holders of Highlands common stock or Highlands preferred stock generally will be as follows:

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a U.S. holder of Highlands common stock or Highlands preferred stock generally will not recognize gain or loss upon the exchange of shares of Highlands common stock or Highlands preferred stock for shares of First Community common stock pursuant to the merger, except with respect to cash received instead of fractional shares of First Community common stock that such holder of Highlands common stock or Highlands preferred stock would otherwise be entitled to receive (as discussed below);

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a U.S. holder of Highlands common stock or Highlands preferred stock will have an aggregate tax basis in the First Community common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of Highlands common stock or Highlands preferred stock surrendered in the merger; and

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a U.S. holder of Highlands common stock or Highlands preferred stock will have a holding period for the shares of First Community common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of Highlands common stock or Highlands preferred stock surrendered in the merger.

If a U.S. holder of Highlands common stock or Highlands preferred stock acquired different blocks of Highlands common stock or Highlands preferred stock at different times or at different prices, the First Community common stock such holder receives will be allocated pro rata to each block of Highlands common stock or Highlands preferred stock, and the basis and holding period of each block of First Community common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Highlands common stock or Highlands preferred stock exchanged for such First Community common stock.

Cash Instead of Fractional Shares

A U.S. holder of Highlands common stock or Highlands preferred stock who receives cash instead of a fractional share of First Community common stock, generally will be treated as having received such fractional share of First Community common stock pursuant to the merger and then as having received cash in redemption of such fractional share of First Community common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of First Community common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Highlands common stock or Highlands preferred stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Highlands common stock or Highlands preferred stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Cash Received on Exercise of Dissenters’ Appraisal Rights

A U. S. holder of Highlands common stock or Highlands preferred stock who receives cash in exchange for such holder’s Highlands common stock or Highlands preferred stock upon exercise of dissenters’ appraisal rights will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Highlands common stock or Highlands preferred stock exchanged therefor. Each holder of Highlands common or Highlands preferred stock is urged to consult such holder’s tax advisor regarding the manner in which gain or loss should be calculated among different blocks of Highlands common stock or Highlands preferred stock exchanged in the merger. Such gain or loss will generally be long-term or short-term capital gain or loss, depending on the holder’s holding period in the Highlands common stock or Highlands preferred stock exchanged. The tax consequences of cash received may vary depending upon a holder’s individual circumstances. Each holder of Highlands common stock or Highlands preferred stock who contemplates exercising statutory dissenters’ appraisal rights should consult its tax adviser as to the possibility that all or a portion of the payment received pursuant to the exercise of such rights will be treated as dividend income.

Information Reporting and Withholding

Highlands shareholders who receive First Community common stock as a result of the merger are required to retain permanent records and make such records available to any authorized IRS officers and employees. The records should include the number of shares of Highlands common stock or Highlands preferred stock exchanged, the number of shares of First Community common stock received, the fair market value of the Highlands common stock or Highlands preferred stock exchanged, and the holder’s adjusted basis in the First Community common stock received.

If a U.S. holder that receives First Community common stock in the merger is considered a “significant holder” and is required to file a U. S. income tax return, such U.S. holder will be required (1) to file a statement with its U.S. federal income tax return in accordance with Treasury Regulation Section 1.368-3 providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, the Highlands common stock or Highlands preferred stock surrendered by such U.S. holder in the merger, and (2) to retain permanent records of these facts relating to the merger. A “significant holder” is any Highlands shareholder that, immediately before the merger, (a) owned at least 5% (by vote or value) of the outstanding stock of Highlands, or (b) owned Highlands securities with a tax basis of $1.0 million or more.

Payments of cash made pursuant to the merger to a non-corporate U.S. holder of Highlands common stock or Highlands preferred stock will generally be subject to U.S. federal backup withholding (currently, at a rate of 24%).

To prevent backup withholding, non-corporate U.S. holders of Highlands common stock or Highlands preferred stock should provide the Exchange Agent with a properly completed IRS Form W-9 (or substantially similar form) and otherwise comply with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U. S. federal income tax liability if the required information is supplied to the IRS in a timely manner.

This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. All holders of Highlands common stock and Highlands preferred stock are urged consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty. Holders of Highlands common stock and Highlands preferred stock are also urged to consult their tax advisors with respect to the effect of possible changes in any of those laws after the date of this proxy statement/prospectus.

INFORMATION ABOUT FIRST COMMUNITY

First Community, a financial holding company, was founded in 1989 and incorporated under the laws of the Commonwealth of Virginia in 2018. The Company is the successor to First Community Bancshares, Inc., a Nevada corporation, pursuant to an Agreement and Plan of Reincorporation and Merger, the sole purpose of which was to change the Company’s state of incorporation from Nevada to Virginia. The reincorporation was completed on October 2, 2018. The Company’s principal executive office is located at One Community Place, Bluefield, Virginia. The Company provides banking products and services to individual and commercial customers through its wholly owned subsidiary First Community Bank, a Virginia-chartered banking institution founded in 1874. First Community Bank operates as First Community Bank in Virginia, West Virginia, and North Carolina and People’s Community Bank, a Division of First Community Bank, in Tennessee. First Community Bank offers wealth management and investment advice through its Trust Division and wholly owned subsidiary First Community Wealth Management.

First Community focuses on building financial partnerships and creating enduring and complete relationships with businesses and individuals through a personal and local approach to banking and financial services. First Community strives to be the bank of choice in the markets we serve by offering impeccable service and a complete line of competitive products that include:

●	demand deposit accounts, savings and money market accounts, certificates of deposit, and individual retirement arrangements;

●	commercial, consumer, and real estate mortgage loans and lines of credit;

●	various credit card, debit card, and automated teller machine card services;

●	corporate and personal trust services; and

●	investment management services.

As of June 30, 2019, on a consolidated basis, First Community had total assets of $2.21 billion, total deposits of $1.85 billion, total net loans of $1.70 billion, and shareholders’ equity of $333.68 million.

First Community’s executive offices are located at 29 College Drive, Bluefield, Virginia 24605-0989. First Community’s telephone number is (276) 326-4000 and its website is:

https://222.snl.com/IRW/CorporateProfile/100792.

The information on First Community’s website is not part of this proxy statement/prospectus, and the reference to First Community’s website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Additional information about First Community is included in documents incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”

INFORMATION ABOUT HIGHLANDS

General

Highlands Bankshares is a one-bank holding company organized under the laws of Virginia in 1995 and registered as a bank holding company under the BHCA. Highlands conducts the majority of its business operations through its wholly-owned bank subsidiary, Highlands Union Bank. Highlands’ single direct subsidiary is Highlands Union Bank, which is a Virginia state-chartered bank that was incorporated in 1985. Highlands Union Bank provides banking, insurance, wealth management, and other financial solutions through 14 banking offices, a loan production office, and 148 full-time equivalent associates located in North Carolina, Tennessee, and Virginia. Highlands Union Bank offers retail and commercial banking products and services to individuals, businesses and local government customers.

These products and services include traditional deposit and loan options, including checking accounts, money market deposit accounts, interest-bearing demand deposit accounts, savings accounts, time deposits, residential 1-4 family loans, owner-occupied and non-owner occupied commercial real estate loans, second mortgage loans, home equity lines of credit, consumer, commercial/industrial, credit card and agricultural loans. Other products and services offered include automatic funds transfer, night depository, safe deposit, and other miscellaneous services normally offered by commercial banks.

Highlands Union Bank has a significant interest in Russell Road Properties, LLC, an entity that was created to hold and manage certain properties acquired by Highlands Union Bank through foreclosure or deed in lieu of foreclosure.

As of June 30, 2019, on a consolidated basis, Highlands had total assets of $611.72 million, total deposits of $518.44 million, total net loans of $447.35 million and shareholders’ equity of $60.03 million.

Highlands’ executive offices are located at 340 W. Main Street, Abingdon, Virginia 24210.  Highlands’ telephone number is (276) 628-9181 and its website is: www.hubank.com.

The information on Highlands’ website is not part of this proxy statement/prospectus, and the reference to Highlands’ website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.

Properties

Highlands’ and Highlands Union Bank's headquarters are located at 340 W. Main Street, Abingdon, Virginia. In addition to Highlands Union Bank's main office location, Highlands Union Bank owns thirteen branch offices located in Southwest Virginia, the Tri-Cities area that straddles Virginia and Tennessee, the Knoxville area, and the High Country area of Northwestern North Carolina. Highlands Union Bank owns the land and buildings of all of these branch offices as well as the main office for Highlands and Highlands Union Bank. Highlands Union Bank also owns facilities in Abingdon, Virginia used for its customer call center, computer, loan and deposit operations, and facilities departments. Highlands Union Bank currently has three properties held for sale that were previously purchased for banking operations. All of the existing properties are in good operating condition and are adequate for Highlands present and anticipated future needs.

Legal Proceedings

On December 23, 2015, James M. Brock and Jean W. Brock (together, "Brock") filed a complaint in the Circuit Court of Grayson County, Virginia, alleging that Highlands Union Bank acted negligently when it foreclosed on property adjacent to the Brock's property and allegedly failed to remediate the foreclosed property, allegedly causing damage to Brock's property. Brock seeks damages of $200,000 plus prejudgment interest, attorneys' fees, and costs. Highlands Union Bank denies any wrongdoing in this matter and intends to vigorously defend itself. No trial date has yet been set. Highlands is unable to estimate the likelihood of an unfavorable outcome or the amount or range of potential loss.

Highlands, Highlands Union Bank and other subsidiaries are occasionally named as defendants in various legal actions arising from normal business activities in which damages in various amounts are claimed. Although the amount of any ultimate liability with respect to those matters cannot be determined, in the opinion of Highlands’ management, no legal actions currently exist that are expected to have a material effect on Highlands' consolidated financial statements.

Description of Highlands Capital Stock

The authorized capital stock of Highlands consists of 40,000,000 shares of Highlands common stock, par value $1.00 per share, and 10,000,000 shares of Highlands preferred stock. The only preferred stock that is designated is 2,500,000 shares of the Series A Preferred Stock, par value $2.00 per share (“Series A Preferred Stock”).

As of October 24, 2019, 8,250,729 shares of Highlands common stock were issued and outstanding and held by approximately 1,281 shareholders of record and 2,092,287 shares of Series A Preferred Stock were issued and outstanding and held by one shareholder of record.

The following summary describes the material features and rights of Highlands’ common stock and is subject to, and qualified in its entirety by, applicable law and the provisions of Highlands’s amended and restated articles of incorporation and bylaws.

Voting Rights. All voting rights are vested in the holders of Highlands common stock. On all matters subject to a vote of shareholders, Highlands shareholders will be entitled to one vote for each share of common stock owned. The holders of Series A Preferred Stock do not have the right to vote except to effect or validate any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of Highlands’ articles of incorporation that would alter or change the rights, preferences or privileges of the Series A Preferred Stock so as to affect them adversely.

Dividend Rights. Highlands shareholders are entitled to receive dividends when and as declared by Highlands board of directors. The payment of dividends is also subject to the restrictions set forth in the VSCA and the limitations imposed by the Federal Reserve Board which currently prohibit Highlands from paying dividends without regulatory approval.

Holders of Series A Preferred Stock are entitled to receive, when and if declared by the Highlands board of directors or a duly authorized committee of the board of directors, out of funds legally available therefore, non-cumulative dividends in the same per share amount as the dividends paid on a share of common stock. Highlands will not pay any dividends with respect to its common stock unless an equivalent dividend also is paid to the holders of the Series A Preferred Stock.

Listing. Highlands common stock is reported on the OTCQX marketplace under the ticker symbol “HLND.”

Transfer Agent. The transfer agent for Highlands common stock is Computershare. The transfer agent’s address is P.O. Box 30170, College Station, Texas 77842.

Highlands Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis is provided to address Highlands’ financial condition and results of operation that is not otherwise apparent from the Consolidated Financial Statements and the notes thereto beginning on page F-1. Reference should be made to those statements and the notes thereto for an understanding of the following discussion and analysis.

Critical Accounting Policies

The financial condition and results of operations presented in the Consolidated Financial Statements, accompanying Notes to Consolidated Financial Statements and management's discussion and analysis are dependent upon the accounting policies of Highlands. The selection and application of these accounting policies involve judgments, estimates, and uncertainties that are subject to change.

Certain accounting policies are deemed to be critical as they are highly subjective, require the broadest judgment by management, and potentially have a material impact on the consolidated financial statements. Different assumptions or actual results could have a material impact on Highlands’ financial condition or results of operations. Highlands has designated its policy for calculating the Allowance for Loan Losses as a critical accounting policy. See Note 1 of the Notes to Consolidated Financial Statements for a more complete discussion of Highlands’ accounting policies.

Highlands monitors credit quality and maintains an allowance for loan losses to absorb the estimate of probable losses inherent in the loan portfolio. The allowance for loan losses is based on management's judgment and analysis of current and historical loss experience, risk characteristics of the loan portfolio, concentrations of credit and asset quality, as well as other internal and external factors, such as general economic conditions. Highlands recognizes the inherent imprecision in estimates of losses due to various uncertainties, and variability related to the factors used. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, additional provisions might be required for loan losses would be made, which amount may be material to the Consolidated Financial Statements.

FOR THE PERIOD ENDED JUNE 30, 2019

Results of Operations

Consolidated net income totaled $571,000 for the three-month period ended June 30, 2019, compared to $923,000 for the three-month period ended June 30, 2018. The large reduction resulted from a significant increase in provision expense.

Consolidated net income for the six-month period ended June 30, 2019 totaled $1.6 million compared to $1.5 million for the comparable period of 2018. The increase in provision expense during 2019 was largely offset by lower noninterest expense.

The following table provides summarized income statements for the three and six-month periods ended June 30, 2019.

	Three months ended June 30,		Six months ended June 30,
($ in thousands)	2019	2018	2019	2018
Net interest income	$5,082	$4,985	$10,191	$10,021
Provision expense	836	172	939	344
Noninterest income	933	989	1,823	2,071
Noninterest expense	4,533	4,632	9,087	9,798
Income before income taxes	646	1,170	1,988	1,950
Income tax expense	75	247	357	417
Net income	$571	$923	$1,631	$1,533

Comparison of Second Quarter 2019 to Second Quarter 2018

Net interest income for the three months ended June 30, 2019 increased $97,000, or 1.9 percent, compared to the three months ended June 30, 2018 primarily due to improved loan interest income and lower FHLB interest expense.

Average loan balances for the three-month period ended June 30, 2019 increased $10.6 million, or 2.5 percent, compared to the three-month period ended June 30, 2018. Average securities balances declined $6.4 million, or 8.4 percent, during the same period. The yield on average interest-earning assets was 4.66 percent for the three-month period ended June 30, 2019 compared to 4.45 percent for the same period in 2018.

Average interest-bearing liabilities increased $17.9 million in the three months ended June 30, 2019, when compared to the same period of 2018 primarily due to growth in time deposits. The average rate on interest-bearing liabilities increased from 0.83 percent in the three-month period ended June 30, 2018, to 1.24 percent for the three months ended June 30, 2019 due to growth in time deposits and upward pressure on deposit rates.

The net interest margin declined from 3.84 percent in the three-month period ended June 30, 2018, to 3.75 percent for the three months ended June 30, 2019. The net interest margin continues to experience gradual tightening as demand for time deposit products continues and existing time deposits reprice at current rates.

The provision for loan losses for the three-month period ended June 30, 2019 totaled $836,000, compared to $172,000 during the corresponding period of 2018. Net charge-offs for the three-month period ended June 30, 2019 totaled $689,000 compared to net charge-offs of $34,000 recorded during the same period of 2018. Net charge-offs during the second quarter of 2019 represent 0.62 percent of loans outstanding. The large increase in net charge-offs in the three-month period ended June 30, 2019 includes $565,000 of charge-offs on multiple non-owner occupied loans to a single borrower.

During the second quarter of 2019, noninterest income decreased $56,000 compared to the corresponding period for 2018. Most of the reduction related to other service charges, commissions and fees, which decreased $50,000 compared to the same period of 2018, primarily due to lower financial services income and merchant income. Smaller reductions were noted in mortgage income and service charge income.

Total noninterest expense for the three-month period ended June 30, 2019 decreased $99,000 from the comparable period in 2018. Salaries and employee benefits decreased $99,000 for the three months ended June 30, 2019 as compared to the prior year period. Occupancy expense was down due to lower rental expense associated with the mortgage origination offices. OREO-related expenses decreased during the three-month period ended June 30, 2019, when compared to the comparable period in 2018 due to lower net losses recorded on properties sold during the quarter. Other noninterest expense increased $277,000 during the three-month period ended June 30, 2019 due to higher professional services, printing and software-related expenses.

The annualized return on average equity was 3.89 percent for the three-month period ended June 30, 2019, compared to 6.89 percent for the corresponding period of 2018. Annualized return on average assets for the three months ended June 30, 2019 was 0.37 percent compared to 0.63 percent for the three months ended June 30, 2018. While both operating ratios remain below peer averages, Highlands continues to identify and implement strategies to improve core operating results.

Comparison of Year-to-Date 2019 to Year-to-Date 2018

Net interest income increased $170,000 during the first six months of 2019 when compared to the same period of 2018, the result of higher loan interest income, higher fed funds interest income and lower FHLB interest expense, partially offset by higher deposit interest expense.

The provision for loan losses was $939,000 during the first six months of 2019, compared to $344,000 during the same period of 2018. Higher provision expense during 2019 results from increased net charge-offs and recent loan growth, particularly construction and commercial loans. Net charge-offs for the first six months of 2019 totaled $1.1 million or 0.48 percent of loans held for investment, compared to $160,000 during the same period of 2018. The net charge-offs for 2019 include $690,000 related to two isolated exposures.

Noninterest income declined $248,000 during the first six months of 2019. Other service charges and fees declined $130,000 primarily due to lower financial services income. Mortgage banking income declined $56,000 resulting from the reorganization and shrinkage of the mortgage division. Other operating income declined $56,000 due to a non-recurring swap-related fee recognized during 2018.

Noninterest expense decreased $711,000 during the first six months of 2019, when compared to the same period of 2018. Salaries and employee benefits declined $86,000 during the first six months of 2019, the result of the reorganization within the mortgage division, net of higher health care costs. Occupancy expense decreased $339,000 due to lower lease, depreciation, insurance and equipment maintenance expense. OREO-related expenses decreased $135,000 during 2019 due to lower writedowns resulting from updated appraisals and losses recorded upon liquidation of foreclosed properties. Other noninterest expense decreased $151,000 during the first six months of 2019, primarily due to $235,000 of 2018 writedowns of real estate held for sale. Partially offsetting these reductions was increases in software-related and printing expenses.

Income tax expense declined $60,000 during the first six months of 2019 due to lower pre-tax income.

The annualized return on average equity was 5.67 percent for the six-month period ended June 30, 2019, compared to 5.74 percent for the corresponding period of 2018. Annualized return on average assets for the six months ended June 30, 2019 was 0.54 percent compared to 0.52 percent for the six months ended June 30, 2018.

Financial Position

Investment securities available for sale totaled $66.2 million at June 30, 2019, compared to $68.6 million at December 31, 2018. Investment securities available for sale at June 30, 2019 included mortgage-backed securities/CMOs (72.8 percent of the total securities portfolio), municipal securities (20.0 percent), and SBA loan pools (7.2 percent).  There were no investment securities held to maturity at June 30, 2019 or December 31, 2018.

Other investments include investments in the Federal Reserve Bank of Richmond, Federal Home Loan Bank of Atlanta, Pacific Coast Bankers Bank, and Community Bankers Bank. These investments had a carrying value of $2.8 million at June 30, 2019 and December 31, 2018 and are considered to be non-marketable as Highlands is required to hold these investments, and the only market for these investments is the issuer.

Loans, net of deferred fees, totaled $451.6 million at June 30, 2019, compared to $448.1 million at December 31, 2018. Loan demand was relatively weak during the first quarter of 2019, but more robust growth during the second quarter resulted in a modest increase in loans as of June 30, 2019.

Deposits at June 30, 2019 totaled $518.4 million, a $15.6 million increase since December 31, 2018. Despite the increase in total deposits during 2019, Highlands has experienced reductions among non-interest bearing deposits, which have declined $2.4 million since December 31, 2018. Interest bearing deposits have increased $18.1 million since December 31, 2018.

Highlands’ loan to deposit ratio was 87.1 percent at June 30, 2019 compared to 89.1 percent at December 31, 2018, reflecting the combined impact of weak loan growth and more robust deposit growth during the six-month period ended June 30, 2019.

As of June 30, 2019, Highlands has $30.0 million in FHLB advances that are scheduled to mature in August 2019. Highlands secures all of its existing and future advances from the FHLB with 1-4 family residential mortgage, commercial real estate, equity lines of credit and multi-family loans.

Non-performing assets include non-accrual loans, loans contractually past due 90 days or more and still accruing interest and other real estate owned. Non-performing assets were $8.3 million, or 1.83 percent of loans held for investment and OREO, at June 30, 2019, compared to $8.2 million, or 1.83 percent of loans held for investment and OREO, at December 31, 2018. Notwithstanding the slight increase in nonperforming assets, Highlands continues its efforts to manage non-accrual exposures and liquidate other real estate owned.

At June 30, 2019, other real estate owned (OREO) totaled $2.9 million and consisted of 20 relationships. At December 31, 2018, OREO balances were $2.2 million and consisted of 20 relationships. The $680,000 increase in OREO since December 31, 2018 resulted from foreclosures of collateral securing loans previously classified as nonaccrual, net of writedowns and proceeds received.

As of June 30, 2019, Highlands had loans with a total balance of $972,000 that were in process of foreclosure. During July 2019, property with a carrying value of $904,000 as of June 30, 2019 was successfully auctioned. Highlands expects the balance of other real estate owned to stabilize during the third quarter as anticipated foreclosures occur and the property sales are closed. Highlands believes the related loans are generally well-secured. However, the ability to sell other real estate owned continues to be negatively affected by limited demand in certain of Highlands’ market areas, and future appraisal values may require additional writedowns once the properties are foreclosed.

The following chart details each category type, number of relationships, and balance.

	June 30, 2019		December 31, 2018
Balance in thousands	Number	Balance	Number	Balance
Land development/vacant land	5	$130	8	$308
1-4 family residential mortgage	8	750	9	785
Commercial real estate	7	2,012	3	1,119
Total	20	$2,892	20	$2,212

Marketability of OREO properties differs considerably between Highlands’ various market areas. The following table provides information about properties owned in each geographic area, the number of individual properties and book value.

	June 30, 2019		December 31, 2018
Balance in thousands	Number	Balance	Number	Balance
Sevierville and Knoxville TN	1	$71	1	$71
Southwest VA and Tri-City TN	17	2,722	17	2,089
Boone and Banner Elk NC	2	99	2	52
Total	20	$2,892	20	$2,212

The allowance for loan losses is calculated based on management's judgment and analysis of current and historical loss experience, risk characteristics of the loan portfolio, concentrations of credit and asset quality, as well as other internal and external factors, including general economic conditions. The calculation of the allowance for loan losses is reviewed by the senior credit officers, the chief risk officer, senior financial officers and the board of directors.

Highlands continually monitors the loan portfolio for signs of credit weaknesses or developing collection problems. Loan loss provisions for each period are determined after evaluating the loan portfolio and determining the level necessary to absorb current charge-offs and maintain the reserve at adequate levels. Highlands’ allowance for loan losses at June 30, 2019 was 0.94 percent of total loans compared to 0.98 percent of total loans at December 31, 2018. The reduction in the allowance for loan losses since December 31, 2018 reflects the impact of charge-offs of previously impaired loans recorded during the first two quarters of 2019. At June 30, 2019, management concluded that Highlands’ allowance for loan losses is adequate based on the requirements of accounting principles generally accepted in the United States of America.

Liquidity and Capital Resources

Total stockholders' equity of Highlands was $60.0 million at June 30, 2019, compared to $56.6 million at December 31, 2018. The change in stockholders' equity during 2019 reflects current retained earnings and a reduction in accumulated other comprehensive loss related to the fair value of Highlands’ available for sale securities portfolio.

Quantitative measures established by regulation to ensure capital adequacy require Highlands Union Bank to maintain minimum amounts and ratios of total risk-based capital and tier 1 capital to risk-weighted assets (as defined in the regulations), tier 1 capital to adjusted total assets (as defined), and tier 1 common equity (as defined). As of June 30, 2019, each of Highlands Union Bank’s capital ratios exceeded the required level to be classified as well-capitalized. See Note 6 for a more detailed discussion of Highlands Union Bank’s regulatory capital ratios.

Liquidity is the ability to provide sufficient cash levels to meet financial commitments and to fund loan demand and deposit withdrawals. Highlands and Highlands Union Bank maintain a significant level of liquidity in the form of cash and cash equivalents ($47.8 million as of June 30, 2019) and unrestricted investment securities available for sale ($27.7 million as of June 30, 2019). Cash and cash equivalents are immediately available for satisfaction of deposit withdrawals, customer credit needs, and operations of Highlands Union Bank. Highlands Union Bank also maintains access to credit with both the Federal Home Loan Bank and other correspondent financial institutions. Unencumbered investment securities available for sale represent a secondary level of liquidity available for conversion to liquid funds in the event of extraordinary needs. Highlands believes that it maintains sufficient liquidity to meet its current and projected requirements and needs.

Risk Management

Highlands is exposed to various risks resulting from its normal operations, including, but not limited to, credit risk, liquidity risk, interest rate risk, compliance risk and other operational risks. Through its reliance on technology, Highlands has risks related to the performance of its technology and information security risks related to customer information and other data. Through its reliance on third parties, Highlands also has vendor risk, and, by extension, exposure to the technology and information security risks of its vendors. Collectively, all of these risks contribute to Highlands’ reputational risk. Highlands seeks to manage and mitigate each of these risks and other risks through various risk management techniques including effective policies and procedures, internal and external monitoring, and risk transfer.

Despite these efforts, the volume of business conducted through electronic devices, our internet presence, and reliance on external vendors expose Highlands to various attacks, including cybersecurity attacks from both domestic and international sources that seek to obtain customer information for fraudulent purposes or to disrupt business activities. Highlands continues to dedicate significant attention to risk management, with a goal of preventing cybersecurity attacks and, if they occur, to quickly detect and correct any weakness to prevent future attacks.

FOR THE YEAR ENDED DECEMBER 31, 2018

Performance Summary

The following table provides certain key performance ratios for the years ended December 31, 2018 and December 31, 2017.

	Year ended December 31,
	2018	2017
Return on average assets	0.68%	(0.07)%
Return on average equity	7.25%	(0.78)%
Basic earnings (loss) per share	$0.44	$(0.05)
Fully diluted earnings (loss) per share	$0.35	$(0.05)
Net interest margin	3.90%	3.54%

Results of Operations

Highlands reported consolidated net income of $3.6 million for the year ended December 31, 2018, compared to net loss of $(437,000) for the year ended December 31, 2017. Income before income taxes totaled $4.5 million for 2018, compared to income before income taxes of $5.3 million for 2017. Highlands recorded income tax expense of $949 thousand during 2018, compared to tax expense of $5.7 million during 2017, $4.0 million of which relates to the revaluation of Highlands' net deferred tax asset resulting from enactment of the Tax Cut and Jobs Act on December 22, 2017.

The following table provides summarized income statements for the years ended December 31, 2018 and December 31, 2017.

	Year ended December 31,
($ in thousands)	2018	2017
Net interest income	$20,586	$18,928
Provision for loan losses	738	120
Noninterest income	4,267	6,036
Noninterest expense	19,574	19,587
Income (loss) before income taxes	4,541	5,257
Income tax expense (benefit)	949	5,694
Net income (loss)	$3,592	$(437)

Net interest income

Net interest income for the year ended December 31, 2018 increased $1.7 million or 8.8 percent compared to the year ended December 31, 2017 primarily due to a $22.0 million increase in average loans. While average loan balances increased during 2018, average investment securities declined $18.0 million and average federal funds sold declined $10.5 million. The reductions in average investment securities and average federal funds sold occurred as existing liquidity was used to fund loan growth and repayment of FHLB advances. Interest income increased $1.2 million during 2018.

Interest expense declined $432,000 during 2018. While market conditions resulted in higher rates during 2018, average FHLB advances outstanding declined $20.4 million and average interest-bearing deposits declined $5.0 million. The repayment of the FHLB advances contributed to a reduction in the average rate on interest bearing liabilities, which fell from 0.94 percent in 2017 to 0.89 percent in 2018.

As a result of the loan growth and the lower funding cost, Highlands' net yield on interest-earning assets increased from 3.54 percent in 2017 to 3.90 percent in 2018.

The following table shows the major categories of interest-earning assets and interest-bearing liabilities, the related interest income or expense, the average yield or rate on the average balance outstanding, net interest income, interest rate spread and net yield on average interest-earning assets for the periods indicated.

	2018			2017			2016
($ in thousands)	Average balance	Interest income/expense	Yield/rate	Average balance	Interest income/expense	Yield/rate	Average balance	Interest income/expense	Yield/rate
Loans	$441,979	$21,936	4.96%	$420,024	$20,427	4.86%	$419,670	$21,327	5.08%
Investment securities available for sale	75,457	1,807	2.39%	93,425	2,148	2.30%	98,364	1,968	2.18%
Fed funds sold	10,242	250	2.44%	20,734	192	0.93%	20,589	99	0.48%
Total interest-earning assets	$527,678	23,993	4.55%	$534,183	22,767	4.26%	$538,623	23,394	4.38%

Interest-bearing deposits	$346,788	2,090	0.60%	$351,824	$1,854	0.53%	$359,556	$1,794	0.50%
FHLB advances	34,780	1,317	3.79%	55,164	1,985	3.60%	67,725	2,381	3.52%
Total interest-bearing liabilities	$381,568	3,407	0.89%	$406,988	3,839	0.94%	$427,281	4,175	0.98%

Net interest income		$20,586			$18,928			$19,219

Interest rate spread			3.66%			3.32%			3.40%
Net yield on interest-earning assets			3.90%			3.54%			3.60%

Loans includes loans held for sale and nonaccrual loans.

Highlands’ primary source of revenue is net interest income, which is the difference between the interest and fees earned on loans and investments and the interest paid on deposits, FHLB borrowings and other interest-bearing liabilities. Highlands’ net interest income is affected by changes in the amount and mix of interest-earning assets and interest-bearing liabilities and by changes in yields earned on interest-earning assets and rates paid on interest-bearing liabilities. The following table sets forth, for the years indicated, a summary of the changes in interest income and interest expense resulting from changes in average asset and liability balances (volume) and changes in average interest rates (rate). The increase (decrease) due to change in volume is computed using the change in the average balances between the current and prior period, multiplied by the corresponding current year average yield/rate. The remaining increase or decrease in net interest income is allocated between yield and rate.

	2018			2017
	Increase (decrease) due to change in			Increase (decrease) due to change in
($ in thousands)	Volume	Rate	Total	Volume	Rate	Total
Loans	$1,067	$442	$1,509	$18	$(918)	$(900)
Investment securities available for sale	(413)	72	(341)	(108)	288	180
Fed funds sold	(98)	156	58	1	92	93
Total interest income	556	670	1,226	(89)	(538)	(627)

Interest-bearing deposits	(27)	263	236	(39)	99	60
FHLB advances	(734)	66	(668)	(442)	46	(396)
Total interest expense	(761)	329	(432)	(481)	145	(336)

Increase (decrease) in net interest income	$1,317	$341	$1,658	$392	$(683)	$(291)

Provision for loan losses

The provision for loan losses for the year ended December 31, 2018 totaled $738,000, compared to $120,000 during 2017, primarily due to loan growth during 2018 and higher levels of nonperforming loans. Average loans increased $22.0 million during 2018, while nonperforming loans increased $3.9 million from December 31, 2017 to December 31, 2018.

Highlands continually monitors the loan portfolio for signs of credit weaknesses or developing collection problems. Loan loss provisions for each period are determined after evaluating the loan portfolio and determining the level necessary to absorb current charge-offs and maintain the reserve at adequate levels. The allowance for loan losses increased to 0.98 percent of total loans at December 31, 2018, compared to 0.92 percent at December 31, 2017. Net charge offs during 2018 totaled $319,000, or 0.07 percent of average loans, compared to $898,000 of net charge-offs during 2017, representing 0.21 percent of average loans.

Noninterest income

Noninterest income for 2018 totaled $4.3 million, compared to $6.0 million during 2017. The $1.8 million reduction in noninterest income during 2018 primarily resulted from lower mortgage banking income. Income from the gain on sale of loans totaled $315,000 during 2018 compared to $1.9 million during 2017. During early 2018, in an effort to reduce the costs associated with the mortgage division, Highlands initiated a plan to outsource the underwriting and other operational areas to a third party. Previously, underwriting and other operational responsibilities related to originating and marketing these mortgage loans were performed by bank personnel.

Other service charges, commissions and fees decreased $254,000 compared to 2017, primarily due to lower financial services income. Service charge income decreased $97,000 during 2018, compared to 2017, primarily due to lower NSF income, while other noninterest income increased $228,000 during 2018 due to increased earnings from equity method investments.

Noninterest expense

Total noninterest expense for 2018 decreased $13,000 from 2017, the net result of lower salaries and employee benefits expense, offset by higher other noninterest expense. Salaries and employee benefits decreased $1.2 million for 2018, compared to the prior year, resulting from the impact of earlier workforce reductions, net of higher employee health benefit costs during 2018. Other noninterest expense increased $1.0 million, the combined result of a $353,000 increase in legal expense, primarily related to regulatory compliance services, a $235,000 increase in writedowns of real estate held for sale, a $167,000 increase in software-related expense, and a $146,000 increase in non-credit losses, primarily related to customer fraud. OREO-related expenses increased $119,000 over 2017, resulting from higher OREO losses and writedowns during 2018.

Income tax expense

Income tax expense for 2018 totaled $949,000, compared to $5.7 million recorded during 2017. Income tax expense for 2017 included $4.0 million of income tax expense resulting from revaluation of Highlands’ net deferred tax asset resulting from enactment of the Tax Cut and Jobs Act on December 22, 2017. The Tax Cut and Jobs Act reduced Highlands’ federal income tax rate for 2018 and future periods to 21.0 percent. Tax expense for 2017 was calculated at a rate of 34.0 percent.

Financial Position

Loans

Total loans, net of deferred fees, totaled $448.1 million at December 31, 2018, compared to $431.6 million at December 31, 2017. The loan to deposit ratio was 89.1 percent at December 31, 2018 compared to 86.5 percent at December 31, 2017. During 2018, Highlands experienced significant growth among commercial real estate, both owner-occupied and non-owner-occupied, commercial loans and construction and land loans. Residential 1-4 family and outstanding equity lines of credit all declined during 2018.

The following table provides balance by loan class as of December 31 for past five years.

	December 31, 2018		December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate secured:
Residential 1-4 family	$165,109	36.8%	$174,889	40.5%	$186,695	45.5%	$194,287	44.9%	$186,829	45.8%
Multifamily	18,378	4.1%	19,469	4.5%	22,630	5.5%	23,895	5.5%	21,131	5.2%
Construction and land loans	21,029	4.7%	15,907	3.7%	15,978	3.9%	19,163	4.4%	18,518	4.5%
Commercial, owner occupied	96,224	21.5%	82,121	19.0%	72,383	17.6%	73,031	16.9%	70,748	17.4%
Commercial, non-owner occupied	39,869	8.9%	33,748	7.8%	28,818	7.0%	38,025	8.8%	32,173	7.9%
Second mortgages	4,054	0.9%	4,684	1.1%	6,934	1.7%	8,169	1.9%	8,075	2.0%
Equity lines of credit	30,221	6.7%	34,378	8.0%	13,395	3.3%	6,000	1.4%	6,499	1.6%
Farmland	12,149	2.7%	13,188	3.1%	12,194	3.0%	11,283	2.6%	8,246	2.0%
Total real estate secured	387,033	86.3%	378,384	87.5%	359,027	87.5%	373,853	86.4%	352,219	86.4%
Non-real estate secured:
Personal	12,754	2.8%	14,192	3.3%	17,887	4.4%	20,914	4.8%	21,186	5.2%
Commercial	46,202	10.3%	36,785	8.5%	29,977	7.3%	35,144	8.1%	31,586	7.7%
Agricultural	2,830	0.6%	2,950	0.7%	3,490	0.9%	2,959	0.7%	2,683	0.7%
Total non-real estate secured	61,786	13.8%	53,927	12.5%	51,354	12.5%	59,017	13.6%	55,455	13.6%

Total	$448,819	100.0%	$432,311	100.0%	$410,381	100.0%	$432,870	100.0%	$407,674	100.0%

The following table provides loan maturity information as of December 31, 2018.

($ in thousands)	Within 1 year		1-5 years		After 5 years
	Fixed	Variable	Fixed	Variable	Fixed	Variable	Total
Real estate secured:
Residential 1-4 family	$21,036	$13,151	$52,978	$39,012	$22,491	$16,441	$165,109
Multifamily	1,371	2,106	6,238	6,127	—	2,536	18,378
Construction and land loans	1,490	811	14,141	—	3,400	1,187	21,029
Commercial, owner occupied	15,306	2,357	42,314	7,926	12,418	15,903	96,224
Commercial, non-owner occupied	5,769	888	19,548	2,988	4,681	5,995	39,869
Second mortgages	907	342	1,651	989	101	64	4,054
Equity lines of credit	—	6,955	—	16,758	—	6,508	30,221
Farmland	2,835	889	4,520	1,538	—	2,367	12,149

Non-real estate secured:
Personal	3,746	2,469	4,949	896	—	694	12,754
Commercial and agricultural	15,237	6,455	25,159	1,680	—	501	49,032

Total	$67,697	$36,423	$171,498	$77,914	$43,091	$52,196	$448,819

Investment securities available for sale

Investment securities available for sale totaled $68.6 million at December 31, 2018, compared to $78.5 million at December 31, 2017. The $9.9 million reduction occurred as proceeds from maturing securities were used to fund loan demand and to fund the repayment of FHLB advances during 2018.

Investment securities available for sale at December 31, 2018 included mortgage backed securities/CMOs (73.7 percent of the total securities portfolio), municipal issues (18.7 percent), and SBAs bonds (7.6 percent). There were no investment securities held to maturity at December 31, 2018 or December 31, 2017.

The following table presents the maturity distribution, fair value, and taxable-equivalent yield of the investment portfolio at December 31, 2018 and December 31, 2017.

Fair value maturing:
($ in thousands)	Within 1 year	1-5 years	5-10 years	Beyond 10 years	Total	Yield
December 31, 2018
Mortgage-backed securities:
Fixed rate	$—	$—	$14,128	$34,421	$48,549	2.13%
Variable rate	—	—	234	1,771	2,005	3.34%
State and municipal securities:
Tax-exempt	77	150	598	6,873	7,698	3.09%
Taxable	—	—	1,569	3,569	5,138	2.96%
SBA bonds:
Fixed rate	23	216	471	4,531	5,241	2.46%
Total	$100	$366	$17,000	$51,165	$68,631	2.36%
Fixed rate	$100	$366	$16,766	$49,394	$66,626
Variable rate	—	—	234	1,771	2,005
Total	$100	$366	$17,000	$51,165	$68,631

December 31, 2017
Mortgage-backed securities:
Fixed rate	$—	$—	$11,423	$45,416	$56,839	2.10%
Variable rate	—	—	1	2,467	2,468	2.26%
State and municipal securities:
Tax-exempt	125	230	—	6,602	6,957	3.58%
Taxable	—	301	197	5,056	5,554	2.92%
SBA bonds:
Fixed rate	—	502	644	5,563	6,709	2.29%
Variable rate	—	—	—	—	—	—%
Total	$125	$1,033	$12,265	$65,104	$78,527	2.31%
Fixed rate	$125	$1,033	$12,264	$62,637	$76,059
Variable rate	—	—	1	2,467	2,468
Total	$125	$1,033	$12,265	$65,104	$78,527

All of the mortgage-backed securities included above are agency-issued by FHLMC, FNMA or GNMA. Highlands does not hold any non-agency mortgage-backed securities. All SBA bonds owned by Highlands have the full faith and credit of the U.S. Government and carry a zero-risk weighting.

The following table provides credit ratings for Highlands' municipal securities assigned by Moody's and/or Standard & Poors as of December 31, 2018:

Moody's	Standard & Poor's	Fair value (thousands)
Aaa	AAA	$1,147
Aa	AA	11,219
A	A	470
		$12,836

Other investments

Other investments include capital stock investments in the Federal Reserve, the Federal Home Loan Bank of Atlanta, Community Bankers Bank, and Pacific Coast Bankers Bank. These investments had a carrying value of $2.8 million at December 31, 2018 and are considered to be non-marketable as Highlands is required to hold these investments and the only market for these investments is the issuing agency.

Deposits

The following table provides a breakdown of deposits at December 31, 2018 and December 31, 2017, showing the amount and percent increase or decrease by deposit type.

($ in thousands)	December 31, 2018	December 31, 2017	Increase (decrease)	% increase (decrease)
Non-interest bearing demand	$156,408	$148,633	$7,775	5.2%
Interest bearing demand	105,941	119,197	(13,256)	(11.1)%
Savings deposits	105,110	104,390	720	0.7%
Time deposits greater than $100,000	52,774	36,794	15,980	43.4%
Other time deposits	82,583	89,769	(7,186)	(8.0)%
Total deposits	$502,816	$498,783	$4,033	0.8%

Deposits at December 31, 2018 increased $4.0 million since December 31, 2017. There were significant changes in deposit mix during 2018. Deposit growth during 2018 includes time deposits greater than $100,000, which increased $16.0 million, and non-interest bearing deposits, which increased $7.8 million since December 31, 2017. Interest-bearing demand deposits decreased $13.3 million during 2018, and other time deposits decreased $7.2 million.

The following table provides the scheduled maturities of time deposits greater than or equal to $100,000 at December 31, 2018.

($ in thousands)
< 3 months	$4,379
3-6 months	4,732
6-12 months	9,864
> 12 months	33,799
Total time deposits greater than $100,000	$52,774

Short-term borrowings and long-term debt

As of December 31, 2018, Highlands had $30.1 million in FHLB advances. Although Highlands utilized FHLB advances for short-term liquidity needs during the year, no advances were originated in 2018 that remained outstanding as of December 31, 2018. Highlands currently secures all FHLB advances with 1-4 family residential mortgage, commercial real estate and multifamily loans. As of December 31, 2018, short-term borrowings included $30.0 million of the outstanding FHLB advances, scheduled to mature within one year. The remaining $93,000 is included in long-term debt.

Nonperforming assets

Nonperforming assets include nonaccrual loans, loans contractually past due 90 days or more and still accruing interest and other real estate owned. Nonperforming assets were $8.2 million, or 1.83 percent of loans held for investment and OREO, at December 31, 2018, compared to $4.4 million, or 1.02 percent of loans held for investment and OREO, at December 31, 2017.  The increase in nonperforming assets during 2018 primarily resulted from two specific relationships, and management does not believe the increase is reflective of a broader decline in asset quality. Highlands continues its efforts to reduce non-performing assets, primarily by reducing nonaccrual loans and selling OREO. However, in certain of Highlands' markets, the ability to sell OREO continues to be negatively affected by limited demand.

($ in thousands)	December 31, 2018	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Nonaccrual loans	$5,920	$2,065	$3,999	$9,456	$11,666
Loans 90+ days past due and still accruing	107	26	2,210	—	22
Total nonperforming loans	6,027	2,091	6,209	9,456	11,688
Other real estate owned	2,212	2,350	2,768	5,694	6,685
Total nonperforming assets	$8,239	$4,441	$8,977	$15,150	$18,373

At December 31, 2018, other real estate owned totaled $2.2 million and consisted of 20 relationships. At December 31, 2017 OREO balances were $2.4 million and consisted of 15 relationships. The following chart details each category type, number of relationships, and balance.

	December 31, 2018		December 31, 2017
($ in thousands)	Number	Balance	Number	Balance
Construction and land loans	8	$308	10	$663
Residential 1-4 family	9	785	2	142
Commercial real estate	3	1,119	3	1,545
Total	20	$2,212	15	$2,350

Highlands’ major markets include: Southwestern Virginia, the Tri-City region of Eastern Tennessee, the Sevierville/ Knoxville, Tennessee area, and Boone/Banner Elk, North Carolina. The following table provides information about properties owned in each geographic area, the number of individual properties and balance.

	December 31, 2018		December 31, 2017
($ in thousands)	Number	Balance	Number	Balance
Sevierville and Knoxville TN Area	1	$71	1	$71
Southwest VA and Tri-City TN Area	17	2,089	12	2,209
Boone and Banner Elk NC Area	2	52	2	70
Total	20	$2,212	15	$2,350

As of December 31, 2018, Highlands had loans with a total balance of $1.3 million that were in process of foreclosure. Highlands expects the balance of other real estate owned will increase during 2019 as these foreclosures occur. Highlands believes the loans are generally well-secured, and any anticipated deficiencies in collateral values are offset by specific loan allowances that have been previously established.

As of December 31, 2018 and December 31, 2017, loan balances totaling $11.5 million and $8.0 million, respectively, were classified as troubled debt restructurings. Nonperforming TDRs totaled $2.6 million and $881,000, respectively, as of December 31, 2018 and December 31, 2017.

Allowance for Loan Losses

The allowance for loan losses is calculated based on management's judgment and analysis of current and historical loss experience, risk characteristics of the loan portfolio, concentrations of credit and asset quality, as well as other internal and external factors, including general economic conditions. The internal credit review function includes pre-approval analyses of large credits and credit review activities that provide early warnings of loan deterioration. The senior risk officer prepares quarterly analyses of the adequacy of the allowance for loan losses. These analyses include individual loans considered impaired for direct exposure. In addition, potential losses on loan pools and pool allocations are estimated based upon historical losses and other factors, as adjusted, for various loan types. The calculation of the allowance for loan losses is reviewed by the chief risk officer, senior financial officers and the board of directors.

At December 31, 2018 and December 31, 2017, management determined that Highlands’ allowance for loan losses is adequate based on accounting principles generally accepted in the United States of America.

The following table provides an allocation of the allowance for loan losses as of the dates indicated.

	December 31, 2018		December 31, 2017		December 31, 2016		December 31, 2015		December 31, 2014
($ in thousands)	Allowance for loan losses	Percent of total loans	Allowance for loan losses	Percent of total loans	Allowance for loan losses	Percent of total loans	Allowance for loan losses	Percent of total loans	Allowance for loan losses	Percent of total loans
Residential 1-4 family	$492	36.8%	$133	40.3%	$371	45.4%	$654	44.9%	$995	45.8%
Multifamily	25	4.1%	—	4.5%	—	5.5%	—	5.5%	20	5.2%
Construction and land loans	27	4.7%	1	3.7%	21	3.9%	37	4.4%	87	4.5%
Commercial - owner-occupied	1,022	21.5%	1,636	19.0%	1,339	17.6%	1,012	16.9%	409	17.4%
Commercial - non-owner-occupied	895	8.9%	955	7.8%	445	7.0%	748	8.8%	1,063	7.9%
Second mortgages	13	0.9%	12	1.1%	15	1.7%	43	1.9%	67	2.0%
Equity lines of credit	127	6.7%	—	8.0%	27	3.3%	20	1.4%	74	1.6%
Farmland	11	2.7%	54	3.1%	16	3.0%	7	2.6%	12	2.0%
Personal	114	2.8%	265	3.3%	802	4.4%	704	4.8%	665	5.2%
Commercial/Agricultural	957	10.9%	383	9.2%	535	8.2%	886	8.8%	982	8.4%
Unallocated	690	—%	515	—%	1,258	—%	1,543	—%	1,103	—%
Total	$4,373	100.0%	$3,954	100.0%	$4,829	100.0%	$5,654	100.0%	$5,477	100.0%

The following table presents Highlands’ loan loss experience for the past five years.

($ in thousands)	2018	2017	2016	2015	2014
Allowance for loan losses at January 1	$3,954	$4,829	$5,654	$5,477	$6,825
Provision for loan losses	738	120	1,526	1,469	1,324
Loans charged off:
Residential 1-4 family	117	57	249	360	258
Multifamily	—	—	—	—	—
Construction and land loans	—	—	28	12	18
Commercial - owner-occupied	123	755	1,245	407	345
Commercial - non-owner-occupied	—	—	—	12	1,239
Second mortgages	5	—	4	3	25
Equity lines of credit	—	—	8	—	116
Farmland	1	—	2	—	—
Personal	197	321	1,046	796	544
Commercial/agricultural	347	470	164	257	407
Total charge-offs	790	1,603	2,746	1,847	2,952
Recoveries of loans previously charged off:
Residential 1-4 family	42	39	32	3	1
Multifamily	—	—	—	—	—
Construction and land loans	8	4	14	41	17
Commercial - owner-occupied	19	27	7	376	132
Commercial - non-owner-occupied	—	1	8	6	1
Second mortgages	32	1	—	—	—
Equity lines of credit	—	1	2	41	—
Farmland	2	2	—	3	—
Personal	161	182	195	76	90
Commercial/agricultural	207	448	137	9	39
Total recoveries	471	705	395	555	280
Net loan charge-offs	319	898	2,351	1,292	2,672
Establish reserve for unfunded commitments	—	97	—	—	—
Allowance for loan losses at December 31	$4,373	$3,954	$4,829	$5,654	$5,477

Liquidity and Capital Resources

Total stockholders' equity of Highlands was $56.6 million at December 31, 2018. Total stockholders' equity at December 31, 2017 was $53.8 million, reflecting increases in retained earnings, net of higher accumulated other comprehensive loss.

Quantitative measures established by regulation to ensure capital adequacy require Highlands and Highlands Union Bank to maintain minimum amounts and ratios of tier 1 common equity, total risk-based capital and tier 1 capital to risk-weighted assets, and tier 1 capital to adjusted total assets. As of December 31, 2018, the Bank exceeded all minimum capital requirements. See Note 18 for a more detailed discussion of the Bank's regulatory capital ratios.

Liquidity is the ability to provide sufficient cash levels to meet financial commitments and to fund loan demand and deposit withdrawals. Highlands and Highlands Union Bank maintain a significant level of liquidity in the form of cash and cash equivalents ($30.1 million as of December 31, 2018) and unpledged investment securities available for sale ($31.2 million as of December 31, 2018). Cash and cash equivalents are immediately available for satisfaction of deposit withdrawals, customer credit needs, and operations of Highlands Union Bank. Highlands Union Bank also maintains a significant amount of available credit with both the Federal Home Loan Bank and correspondent financial institutions. Unencumbered investment securities available for sale represent a secondary level of liquidity available for conversion to liquid funds in the event of extraordinary needs. Highlands believes that it maintains sufficient liquidity to meet its current and projected requirements and needs.

Risk Management

Highlands is exposed to various risks resulting from its normal operations, including, but not limited to, credit risk, liquidity risk, interest rate risk, compliance risk and other operational risks. Through its reliance on technology, Highlands has risks related to the performance of its technology and information security risks related to customer information and other data. Through its reliance on third parties, Highlands also has vendor risk, and, by extension, exposure to the technology and information security risks of its vendors. Collectively, all of these risks contribute to Highlands’ reputational risk. Highlands seeks to manage and mitigate each of these risks and other risks through various risk management techniques including effective policies and procedures, internal and external monitoring, and risk transfer.

Despite these efforts, the volume of business conducted through electronic devices, our internet presence, and reliance on external vendors expose Highlands to various attacks, including cybersecurity attacks from both domestic and international sources that seek to obtain customer information for fraudulent purposes or to disrupt business activities. During the second quarter of 2018, Highlands identified an incident that was limited to a portion of Highlands’ email system. The incident did not result in a direct financial loss, although Highlands elected to engage professional advisors to investigate and remediate the incident. Highlands has taken steps to prevent a similar situation from occurring in the future and continues to dedicate significant attention to risk management.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF HIGHLANDS

The following tables set forth the beneficial ownership of Highlands common stock as of October 24, 2019 by: (i) each person or entity (other than directors and executive officers of Highlands included pursuant to clause (ii)) who is known by Highlands to beneficially own more than 5% of the outstanding shares of Highlands common stock and (ii)(A) each director and executive officer of Highlands and (B) all directors and executive officers of Highlands as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. The percentage of beneficial ownership is calculated based on the 8,250,729 shares of Highlands common stock that were issued and outstanding as of October 24, 2019. Unless otherwise indicated, to Highlands’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
James D. Moore, Jr. (1) P. O. Box 1192 Abingdon, VA 24212	727,322	8.87%
Siena Capital Partners GP, LLC (2) 100 N. Riverside Plaza Suite 1630 Chicago, IL 60606	424,953	5.20%

(1) Amount includes ownership of 371,842 shares held by Dr. Moore in a self-directed IRA, 57,143 shares held in a deferred compensation plan and indirect ownership of 30,664 shares held solely in Dr. Moore’s spouse’s name.

(2) Amount includes 418,903 shares held by Siena Capital Partners I, L.P. and 6,050 shares held by Siena Capital Partners Accredited, L.P.

Name	Common Stock Beneficially Owned	Percent of Class
Directors:
E. Craig Kendrick (1)	152,160	1.85%
Charles D. Meade, III	2,000	*
Charles P. Olinger (2)	34,241	*
Robert W. Moser	5,300	*
Michael Rosinus	-	*
E. Sutton Bacon, Jr.	1,000	*
Jon C. Lundberg (3)	11,400	*

Named Executive Officers:
Bryan T. Booher (4)	20,100	*
Michael J. Hill (5)	2,000	*
John H. Gray (6)	5,000	*

Executive Officers and Directors as a group (10 persons):	248,896	3.02%

* Indicated holdings amount to less than 1% of the issued and outstanding shares of common stock.
(1) Amount includes indirect ownership of 58,131 shares held in Mr. Kendrick’s children’s names.
(2) Amount includes indirect ownership of 17,034 shares held solely in Mr. Olinger’s spouse’s name, 11,707 shares in an IRA owned by Mr. Olinger, and 400 shares in two grandsons’ names.
(3) Amount includes 9,700 shares held in an IRA by Mr. Lundberg.
(4) Amount includes 10,000 shares of restricted stock held in Mr. Booher’s name.
(5) Amount includes 2,000 shares of restricted stock held in Mr. Hill’s name.
(6) Amount includes 1,000 shares of restricted stock held in Mr. Gray’s name.

COMPARISON OF SHAREHOLDERS’ RIGHTS

General

First Community and Highlands are each incorporated under the laws of the Commonwealth of Virginia and, accordingly, the rights of their shareholders are governed by Virginia law and their respective articles of incorporation and bylaws. After the merger, the rights of former shareholders of Highlands who receive shares of First Community common stock in the merger will be determined by reference to First Community’s articles of incorporation and bylaws and Virginia law. Set forth below is a description of the material differences between the rights of Highlands shareholders and First Community shareholders. First Community and Highlands believe that this summary describes the material differences between the rights of holders of First Community common stock as of the date of this proxy statement/prospectus and the rights of holders of Highlands common stock as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Shareholders are urged to read the articles of incorporation and bylaws of each of Highlands and First Community in their entirety. Copies of First Community’s articles of incorporation and bylaws have been filed with the SEC. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information” beginning on page 118.

Size of the Board of Directors; Classes of Directors

First Community	Highlands

Virginia law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased.

Virginia Law permits corporations to classify their board of directors. Approximately one-third (1/3) of the total number of directors of a Virginia corporation, at a minimum, must be elected annually.

First Community’s articles of incorporation provide that it will have no fewer than three, and no more than twelve directors, to be determined in accordance with the bylaws. First Community’s bylaws authorize the number of directors to be fixed from time to time by resolution of the board of directors. First Community’s board of directors consists of seven directors. First Community’s board of directors is divided into three classes, with directors serving staggered three-year terms.

Virginia law provides that a corporation must have at least one director and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number, and for the manner in which the number of directors may be increased or decreased.

Virginia Law permits corporations to classify their board of directors. Approximately one-third (1/3) of the total number of directors of a Virginia corporation, at a minimum, must be elected annually.

Highlands’ bylaws provide that it will have not less than five, nor more than twelve directors, who shall be elected for a term of one year and hold office for one year. The number of directors of Highlands may be fixed from time to time by the board of directors. Highlands’ board currently consists of seven directors.

Removal of Directors

First Community	Highlands

Under First Community’s bylaws, directors may be removed for cause by an affirmative vote of more than two-thirds (2/3) of the stock of First Community then outstanding and entitled to vote thereon.

Under Highlands’ bylaws, any director may be removed from office, with or without cause by the affirmative vote of the holders of 80% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class.

Control Share Acquisition Provisions

First Community	Highlands

Virginia law contains provisions that, under certain circumstances, would preclude an acquirer of the shares of a Virginia public corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless the disinterested holders of a majority of the shares of the corporation held by disinterested shareholders votes to accord voting power to such shares. The VSCA provides that the shares acquired in such control share acquisition with respect to which no control share acquisition statement has been filed with the public corporation may, at any time during the period ending 60 days after the last acquisition of such shares by the acquiring person, be redeemed by the corporation at the redemption price equal to the average per share price, including any brokerage commissions, transfer taxes and soliciting dealer’s fees, paid by the acquiring person for such shares.

First Community has not opted out of coverage under the control share acquisition provisions of the VSCA

Virginia law contains provisions that, under certain circumstances, would preclude an acquirer of the shares of a Virginia public corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting rights with respect to such shares unless the disinterested holders of a majority of the shares of the corporation held by disinterested shareholders votes to accord voting power to such shares. The VSCA provides that the shares acquired in such control share acquisition with respect to which no control share acquisition statement has been filed with the public corporation may, at any time during the period ending 60 days after the last acquisition of such shares by the acquiring person, be redeemed by the corporation at the redemption price equal to the average per share price, including any brokerage commissions, transfer taxes and soliciting dealer’s fees, paid by the acquiring person for such shares.

Highlands has not opted out of coverage under the control share acquisition provisions of the VSCA.

Combinations with Interested Shareholders

First Community	Highlands

The VSCA provides that a Virginia corporation may not engage in an affiliated transaction with any interested shareholder (as defined below) for a period of three years following the interested shareholder’s determination date unless approved by the affirmative vote of a majority (but not less than 2) of the disinterested directors and by the affirmative vote of 2/3 of the disinterested shareholders. A Virginia corporation is permitted to engage in an affiliated transaction with an interested shareholder beginning three years after such interested shareholder’s determination date as long as the transaction is approved by 2/3 of the disinterested shareholders. An interested shareholder, is someone who owns 10% or more of the outstanding shares of voting stock, or someone who is an affiliate or associate of the corporation and was an interested shareholder in the previous three years. An affiliated transaction is any of the following:	The VSCA provides that a Virginia corporation may not engage in an affiliated transaction with any interested shareholder (as defined below) for a period of three years following the interested shareholder’s determination date unless approved by the affirmative vote of a majority (but not less than 2) of the disinterested directors and by the affirmative vote of 2/3 of the disinterested shareholders. A Virginia corporation is permitted to engage in an affiliated transaction with an interested shareholder beginning three years after such interested shareholder’s determination date as long as the transaction is approved by 2/3 of the disinterested shareholders. An interested shareholder, is someone who owns 10% or more of the outstanding shares of voting stock, or someone who is an affiliate or associate of the corporation and was an interested shareholder in the previous three years. An affiliated transaction is any of the following:

●    Any merger of First Community or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;

●    Any share exchange in which any interested shareholder acquires one or more classes or series of voting share of First Community or any of its subsidiaries;

●    Except for transactions in the ordinary course of business, (i) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of First Community or of any of its subsidiaries having an aggregate fair market value in excess of five percent of First Community’s consolidated net worth as of the date of the most recently available financial statements, or (ii) any guaranty by First Community or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent of First Community’s consolidated net worth as of the date of the most recently available financial statements;

●    The sale or disposition by First Community or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of First Community or any of its subsidiaries having an aggregate market value in excess of five percent of the aggregate market value of all outstanding voting shares of First Community except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;

●    The dissolution of First Community if proposed by or on behalf of an interested shareholder; or

●    Any reclassification of securities, including any reverse stock split, or recapitalization of First Community, or any merger of First Community with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent the percentage of the outstanding voting shares of First Community or any of its subsidiaries beneficially owned by any interested shareholder.

●    Any merger of Highlands or any of its subsidiaries with any interested shareholder or with any other corporation that immediately after the merger would be an affiliate of an interested shareholder that was an interested shareholder immediately before the merger;

●    Any share exchange in which any interested shareholder acquires one or more classes or series of voting share of Highlands or any of its subsidiaries;

●    Except for transactions in the ordinary course of business, (i) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) to or with any interested shareholder of any assets of Highlands or of any of its subsidiaries having an aggregate fair market value in excess of five percent of Highlands’ consolidated net worth as of the date of the most recently available financial statements, or (ii) any guaranty by Highlands or any of its subsidiaries (in one transaction or a series of transactions) of indebtedness of any interested shareholder in an amount in excess of five percent of Highlands’ consolidated net worth as of the date of the most recently available financial statements;

●    The sale or disposition by Highlands or any of its subsidiaries to an interested shareholder (in one transaction or a series of transactions) of any voting shares of Highlands or any of its subsidiaries having an aggregate market value in excess of five percent of the aggregate market value of all outstanding voting shares of Highlands except pursuant to a share dividend or the exercise of rights or warrants distributed or offered on a basis affording substantially proportionate treatment to all holders of the same class or series of voting shares;

●    The dissolution of Highlands if proposed by or on behalf of an interested shareholder; or

●    Any reclassification of securities, including any reverse stock split, or recapitalization of Highlands, or any merger of Highlands with any of its subsidiaries or any distribution or other transaction, whether or not with or into or otherwise involving an interested shareholder, which has the effect, directly or indirectly (in one transaction or a series of transactions), of increasing by more than five percent the percentage of the outstanding voting shares of Highlands or any of its subsidiaries beneficially owned by any interested shareholder.

Shareholder Action Without a Meeting

First Community	Highlands

Virginia law provides that, unless the articles of incorporation provide otherwise, any action required or permitted by law to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all shareholders entitled to vote on the action, and any such written consent shall be signed by all shareholders entitle to vote on the action, bear the date of each signature and delivered for inclusion with the minutes or corporate records of the corporation. It allows written consent without a meeting or notice if the holders of outstanding shares, having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing, but only if that is provided in the articles of incorporation.

First Community’s articles of incorporation are silent on shareholder action without a meeting. Therefore, meetings are necessary for matters requiring shareholder action.

Virginia law provides that, unless the articles of incorporation provide otherwise, any action required or permitted by law to be adopted or taken at a shareholders’ meeting may be adopted or taken without a meeting and if the action is adopted or taken by all shareholders entitled to vote on the action, and any such written consent shall be signed by all shareholders entitle to vote on the action, bear the date of each signature and delivered for inclusion with the minutes or corporate records of the corporation. It allows written consent without a meeting or notice if the holders of outstanding shares, having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting, consent to the action in writing, but only if that is provided in the articles of incorporation.

Highlands’ amended and restated articles of incorporation are silent as to shareholder action without a meeting. Therefore, meetings are necessary for matters requiring shareholder action.

Notice of Meetings
First Community	Highlands

In accordance with the VSCA, First Community’s bylaws require that a written notice of the time, place and purpose of the meeting must be given to each shareholder entitle to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting. Notice of special meetings of shareholders also must include a description of the purpose or purposes for which the meeting is being called.

Pursuant to the VSCA, notice of a shareholder’s meeting to act on an amendment of the articles of incorporation, a plan of merger, share exchange, domestication or entity conversion, a proposed sale of assets or the dissolution of the corporation shall be given not less than 25 nor more than 60 days before the meeting date.

In accordance with the VSCA, Highlands bylaws require that written notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 days nor more than 60 days before the date of such meeting (except as a different time is specified by law) by mail, by or at the direction of the board, the chairman of the board, the President, or the Secretary, or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. Such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, addressed to the shareholder at his address as it appears on the stock records of the corporation at the close of business on the record date established for such meeting.

Pursuant to the VSCA, notice of a shareholder’s meeting to act on an amendment of the articles of incorporation, a plan of merger, share exchange, domestication or entity conversion, a proposed sale of assets or the dissolution of the corporation shall be given not less than 25 nor more than 60 days before the meeting date.

Vote Required for Amendments to Articles of Incorporation and Certain Transactions

First Community

Under First Community’s articles of incorporation, an amendment of articles of incorporation, a plan of merger or share exchange, a plan of domestication, a plan of conversion, a transaction involving the sale of all or substantially all of First Community’s assets other than in the regular course of business, and a plan of dissolution must be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in the office at the time of that approval and recommendation.  If the transaction is not so approved and recommended by two-thirds of the directors in office, then the transaction must be approved by the vote of seventy-five percent (75%) or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction. The voting rights and requirements in First Community’s articles of incorporation are subject to certain exceptions set forth in the VSCA, one of which does not require a vote of First Community’s shareholders with respect to a merger in which First Community is the surviving entity so long as the shares of First Community common stock issued in connection with the merger will not exceed by more than 20% the total number of shares of First Community outstanding immediately before the merger.

Highlands

Pursuant to the VSCA, any amendments to articles of incorporation must be approved by a majority of each group entitled to vote on the amendment by more than two-thirds of all the votes cast by that voting group. The articles of incorporation may provide for a greater or lesser vote than that provided for in this subsection or a vote by separate voting groups so long as the vote provided for is not less than a majority of all the votes cast on the amendment by each voting group entitled to vote on the amendment at a meeting at which a quorum of the voting group exists.

Highlands amended and restated articles of incorporation are silent as to voting required for amendments, therefore the two-thirds requirement outlined above is necessary for any amendment to the articles of incorporation.

Unless a corporation’s articles of incorporation provide otherwise (which the Highlands amended and restated articles of incorporation do not), the VSCA also requires approval of a two-thirds majority of eligible voting groups for an action on plan of merger, an action on a plan of domestication, a disposition of all or substantially all of a company’s assets, or a dissolution.

Amendment of Bylaws

First Community	Highlands

First Community’s bylaws may be amended, altered or rescinded at a meeting of the board of directors called for that purpose, by a vote of a majority of the total number of directors at a meeting at which a quorum is present, or at any special or annual meeting of shareholders, by a vote of a majority of the shares of First Community’s capital stock issued, outstanding and entitled to vote.

In accordance with Highlands’ amended and restated articles of incorporation and bylaws, the Highlands board of directors may alter, amend, and repeal the bylaws of the corporation unless otherwise limited by any bylaws of the corporation adopted by the shareholders. The bylaws made by the directors may be altered, amended or repealed by a majority vote of the directors present at a meeting at which a quorum is present or at any regular or special meeting of the shareholders, by a majority vote of the shares represented and entitled to vote at such meeting of the shareholders.

Appraisal Rights

First Community	Highlands

Under Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation whose stock will be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share, if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) a covered security as defined pursuant to the Securities Act of 1933, or (ii) traded in an organized market and held by 2,000 or more shareholders and has a market value of at least $20 million, excluding the value of shares held by subsidiaries, senior executives, and directors, and by any beneficial shareholder or any voting trust or beneficial owner holding more than 10% of the outstanding shares.

Under Virginia law, shareholders are generally entitled to object and receive payment of the fair value of their stock in the event of any of the following corporate actions: merger, transfer of all or substantially all of the corporation’s assets, participation in a share exchange as the corporation whose stock will be acquired, or an amendment to the articles of incorporation that reduces the number of shares of a class or series owned by shareholders to a fraction of a share, if the corporation has the obligation or right to repurchase the fractional shares. However, appraisal rights are not available to shareholders in the event of one of the foregoing corporate actions if the stock is (i) a covered security as defined pursuant to the Securities Act of 1933, or (ii) traded in an organized market and held by 2,000 or more shareholders and has a market value of at least $20 million, excluding the value of shares held by subsidiaries, senior executives, and directors, and by any beneficial shareholder or any voting trust or beneficial owner holding more than 10% of the outstanding shares.

Dividends

First Community	Highlands

A Virginia corporation generally may pay dividends or distributions in cash or other property, excluding the corporation’s own shares, except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend or distribution, to satisfy any shareholders who have rights superior to those receiving the dividend or distribution. In addition, as is true for First Community, other restrictions may apply under laws and regulations affecting bank holding companies, including the responsibility to maintain adequate capital in its banking subsidiary.

A Virginia corporation generally may pay dividends or distributions in cash or other property, excluding the corporation’s own shares, except when the corporation is unable to pay its debts as they become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the dividend, to satisfy any shareholders who have rights superior to those receiving the dividend. In addition, as is true for Highlands, other restrictions may apply under laws and regulations affecting bank holding companies, including the responsibility to maintain adequate capital in its banking subsidiary.

Indemnification

First Community	Highlands

First Community’s articles of incorporation provide for indemnification to directors and certain officers and employees in accordance with the bylaws of First Community.

Pursuant to its bylaws, First Community shall indemnify directors and certain officers and employees, in their personal and corporate capacity, with respect to any proceeding by third parties or for the benefit of First Community (excluding a proceeding by or for the benefit of First Community or an affiliate), against liabilities and expenses incurred by such person in connection with such proceeding if such person acted in good faith and in a manner that such person reasonably believed to be in or unopposed to the best interest of First Community; or, with respect to any criminal proceeding, such person had no reasonable cause to believe his conduct was unlawful.

Highlands amended and restated articles of incorporation state that the corporation shall indemnify any director or officer made a party to a proceeding because he or she is or was a director or officer of Highlands against any liability incurred in the Proceeding to the fullest extent permitted by Virginia law, but only after a determination has been made that indemnification is permissible under the circumstances.

With respect to any administrative proceeding or civil action initiated by any federal or state banking agency, First Community shall provide such indemnification only after the board of directors determines, in writing, after due investigation and consideration, without any involvement by the person prior to and as a condition to any indemnification therefor, that (a) the person acted in good faith and in a manner person reasonably believed to be in or unopposed to the best interests of First Community, (b) that any requested payment of indemnification will not materially adversely affect the safety and soundness of either First Community or its affiliates, (c) that such indemnification payment is consistent with safe and sound banking practice, and (d) that the payment of indemnification is not a “prohibited indemnification payment” as defined by applicable federal law.

First Community shall have the power to purchase and maintain insurance on behalf of itself or any person who is or was a director, officer, employee, or agent of First Community or an affiliate, or who is or was serving at the request of First Community as a director, officer, employee, or agent of another entity, against any claim asserted against such person, or liability incurred by such person in any such capacity, or against any liability arising out of his or her status as such, whether or not First Community would have the power to indemnify such person against such liability pursuant to its bylaws.

A director or officer of First Community shall not be personally liable to First Community or its shareholders in connection with any acts or omissions taken in his or her capacity as director or officer; provided, however, that the foregoing shall not eliminate or limit the liability of a director or officer (a) for the breach of the individual's duty of loyalty to First Community or its shareholders; (b) for any acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law; or (c) for any transaction from which the individual derived an improper personal financial benefit. Further, indemnification shall not be available, where such is prohibited by applicable law.

Expenses incurred by a director or officer in a Proceeding shall be paid by the corporation in advance of the final disposition of a proceeding if:

●    The director or officer provides Highlands with a written statement of his good faith belief that he or she is entitled to indemnification;

●    The director or officer furnishes the corporation a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard for indemnification;

●    A determination is made that, pursuant to Virginia law, the facts then known to those making the determination would not preclude indemnification under the articles of incorporation.

LEGAL MATTERS

Bowles Rice LLP, Charleston, West Virginia, and Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina, will deliver at the effective time of the merger their opinions to First Community and Highlands, respectively, as to certain U.S. federal income tax consequences of the merger. See the section entitled “Material U.S. Federal Income Tax Consequences of the Merger.”

The validity of the shares of First Community common stock to be issued in connection with the merger has been passed upon for First Community by Spilman Thomas & Battle, PLLC.

EXPERTS

The consolidated financial statements of First Community as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, and the effectiveness of First Community’s internal control over financial reporting as of December 31, 2018, have been audited by Dixon Hughes Goodman LLP, an independent registered public accounting firm, as set forth in its report appearing in First Community’s Annual Report on Form 10-K for the year ended December 31, 2018, and incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

The consolidated financial statements of Highlands attached to this proxy statement/prospectus for the years ended December 31, 2018, and 2017 and for each of the years in the three-year period ended December 31, 2018, have been audited by Brown Edwards & Company L.L.P., independent registered public accounting firm. Such consolidated financial statements are attached to this proxy statement/prospectus in reliance on the report of such firm given upon its authority as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries (such as brokers, banks and other companies that hold shares in “street name”) to satisfy the delivery requirements for proxy statements, prospectuses and certain other materials by delivering a single copy of these materials to an address shared by two or more of Highlands shareholders. This delivery method is referred to as “householding” and can result in significant cost savings for Highlands and, in turn, its shareholders.

If your Highlands common stock is held in “street name,” your broker, bank or other intermediary may have delivered only one proxy statement/prospectus to multiple shareholders who share one address. However, you can request separate copies of these documents by contacting the broker, bank or other intermediary. Conversely, if your Highlands common stock is held in “street name” and you wish to receive separate copies of a proxy statement in the future, you can request “householding” by contacting the broker, bank or other intermediary.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

If the merger is completed, Highlands will not have public shareholders and there will be no public participation in any future meeting of shareholders. However, if the merger is not completed or if Highlands is otherwise required to do so under applicable laws, Highlands will hold a 2020 annual meeting of shareholders. Any shareholder nominations or proposals for open business intended to be presented at Highlands next annual meeting must be submitted to Highlands as set forth below:

Under the regulations of the SEC, any shareholder desiring to make a proposal to be acted upon at the 2020 annual meeting of shareholders must cause such proposal to be received, in proper form, at Highland’s principal executive offices at 340 West Main Street, P.O. Box 1128, Abingdon, Virginia 24212-1128, no later than December 12, 2019, in order for the proposal to be considered for inclusion in Highland’s Proxy Statement for that meeting.

Highland’s bylaws also prescribe the procedure that a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings outside of the proxy statement process. For a shareholder to nominate a candidate for director at the 2020 annual meeting of shareholders, notice of nomination must be received by the Secretary of Highlands not less than 60 days and not more than 90 days prior to the date of the 2020 annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 2020 annual meeting of shareholders, notice must be received by the Secretary of Highlands not less than 60 days and not more than 90 days prior to the date of the 2020 annual meeting. The notice must include a description of the proposed business, the reasons therefore, and other specified matters. Any shareholder may obtain a copy of Highland’s Bylaws, without charge, upon written request to the Secretary of Highlands.

WHERE YOU CAN FIND MORE INFORMATION

First Community and Highlands each file annual, quarterly, current and special reports, proxy statements and other information with the SEC. These filings are available over the Internet from the SEC’s web site at www.sec.gov.

First Community maintains an Internet site that contains information about First Community and its subsidiaries at www.snl.com/IRW/CorporateProfile/100792.  Highlands also maintains an Internet site that contains information about Highlands and its subsidiaries at  www.snl.com/IRW/CorporateProfile/100797.  The reports and other information filed by First Community and Highlands with the SEC are available through their respective Internet websites. The Internet website addresses of First Community and Highlands are provided as inactive textual references only. The information provided on the Internet websites of First Community and Highlands, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference.

This proxy statement/prospectus is part of a Registration Statement on Form S-4 that First Community has filed with the SEC with respect to the First Community common stock to be issued in the merger. This proxy statement/prospectus constitutes a prospectus of First Community and a proxy statement of Highlands for its special meeting. As permitted by the SEC, this proxy statement/prospectus does not contain all of the information contained in the Registration Statement. You may obtain copies of the Registration Statement on Form S-4 and any amendments thereto, in the manner described above.

The SEC allows First Community to “incorporate by reference” information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately by First Community with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by First Community:

●

Annual Report on Form 10-K for the year ended December 31, 2018, filed on March 1, 2019, including the portions of First Community’s definitive proxy statement on Schedule 14A filed on April 11, 2019, and incorporated into that Form 10-K by reference;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 10, 2019 and for the quarter ended June 30, 2019 filed on August 2, 2019;

●	Current Reports on Form 8-K, filed on May 28, 2019 and September 11, 2019; and

●

The description of First Community common stock contained in Exhibit 4.1 to First Community’s 8-K filed by First Community on October 2, 2018, including any amendments or reports filed for purposes of updating the description.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF HIGHLANDS BANKSHARES, INC.

PART I.

FINANCIAL INFORMATION

Consolidated Balance Sheets

(Amounts in thousands)

	(Unaudited) June 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$26,684	$19,965
Federal funds sold	21,138	10,101
Total cash and cash equivalents	47,822	30,066
Investment securities available for sale (amortized cost $66,647 at June 30, 2019, $71,260 at December 31, 2018)	66,227	68,631
Other investments, at cost	2,770	2,774
Loans held for sale	863	265
Loans	451,590	448,121
Allowance for loan losses	(4,243)	(4,373)
Net loans	447,347	443,748
Premises and equipment, net	17,159	17,447
Real estate held for sale	590	817
Deferred tax assets	5,706	6,526
Interest receivable	2,010	1,617
Bank-owned life insurance	15,215	15,022
Other real estate owned	2,892	2,212
Other assets	3,120	2,816
Total assets	$611,721	$591,941
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$153,982	$156,408
Interest bearing	364,462	346,408
Total deposits	518,444	502,816
Interest, taxes and other liabilities	3,179	2,391
Short-term borrowings	30,000	30,000
Long-term debt	67	93
Total liabilities	551,690	535,300
STOCKHOLDERS' EQUITY
Common stock (8,251 shares issued and outstanding at June 30, 2019 and December 31, 2018)	5,156	5,156
Preferred stock (2,092 shares issued and outstanding at June 30, 2019 and December 31, 2018)	4,184	4,184
Additional paid-in capital	19,292	19,277
Retained earnings	31,762	30,131
Accumulated other comprehensive loss	(363)	(2,107)
Total stockholders' equity	60,031	56,641
Total liabilities and stockholders' equity	$611,721	$591,941

See accompanying Notes to Consolidated Financial Statements

Consolidated Statements of Income

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
INTEREST INCOME
Loans receivable and fees on loans	$5,652	$5,276	$11,305	$10,591
Investment securities	433	438	845	916
Federal funds sold	227	57	368	127
Total interest income	6,312	5,771	12,518	11,634
INTEREST EXPENSE
Deposits	955	463	1,779	926
Other borrowed funds	275	323	548	687
Total interest expense	1,230	786	2,327	1,613
Net interest income	5,082	4,985	10,191	10,021
Provision for loan losses	836	172	939	344
Net interest income after provision for loan losses	4,246	4,813	9,252	9,677
NONINTEREST INCOME
Service charges on deposit accounts	338	342	680	679
Other service charges, commissions and fees	378	428	717	847
Mortgage banking income	48	52	96	152
Securities gains, net	(7)	—	(7)	—
Other operating income	176	167	337	393
Total noninterest income	933	989	1,823	2,071
NONINTEREST EXPENSE
Salaries and employee benefits	2,281	2,380	4,697	4,783
Occupancy and equipment expense	527	750	1,142	1,481
OREO expenses, net	92	146	142	277
Other operating expense	1,633	1,356	3,106	3,257
Total noninterest expense	4,533	4,632	9,087	9,798
Income before income taxes	646	1,170	1,988	1,950
Income tax expense (Note 5)	75	247	357	417
Net income	$571	$923	$1,631	$1,533
Net income per common share (Note 7)
Basic	$0.07	$0.11	0.20	0.19
Fully diluted	0.06	0.09	0.16	0.15

See accompanying Notes to Consolidated Financial Statements

Consolidated Statements of Comprehensive Income

(Amounts in thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income	$571	$923	$1,631	$1,533
Other comprehensive income (loss)
Unrealized gains (losses) on securities during the period	1,126	(332)	2,209	(1,629)
Less: reclassification adjustment	7	—	7	—
Other comprehensive income (loss) before tax	1,133	(332)	2,216	(1,629)
Income tax (expense) benefit related to other comprehensive income (loss)	(229)	71	(472)	342
Other comprehensive income (loss)	904	(261)	1,744	(1,287)
Comprehensive income	$1,475	$662	$3,375	$246

See accompanying Notes to Consolidated Financial Statements

Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,631	$1,533
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	939	344
Depreciation and amortization	681	809
Provision for deferred tax assets	356	351
Net realized losses on available for sale securities	7	—
Restricted stock expense	15	111
Originations of loans held for sale	(4,182)	(10,471)
Proceeds from loans held for sale	3,584	13,855
Increase (decrease) in interest receivable	(393)	259
Valuation adjustment of real estate held for sale	—	60
Valuation adjustment of other real estate owned	—	199
(Increase) decrease in other assets	(504)	143
Increase in interest, taxes and other liabilities	668	118
Net cash provided by operating activities	2,802	7,311
CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of securities	944	—
Proceeds from maturities of securities	4,475	5,864
Purchase of debt and equity securities	(1,024)	—
Redemptions of other investments	—	340
Net decrease in loans	(5,792)	(10,331)
Proceeds from sales of other real estate owned	574	203
Proceeds from sale of real estate held for sale	227	378
Premises and equipment expenditures	(52)	(99)
Net cash used by investing activities	(648)	(3,645)
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in time deposits	16,672	(5,787)
Net (decrease) increase in demand, savings and other deposits	(1,044)	5,320
Net decrease in short-term borrowings	—	(10,000)
Decrease in long-term debt	(26)	(26)
Net cash provided (used) by financing activities	15,602	(10,493)
Net change in cash and cash equivalents	17,756	(6,827)
Cash and cash equivalents at beginning of period	30,066	30,797
Cash and cash equivalents at end of period	$47,822	$23,970
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments during the period for interest	$1,901	$1,623
Cash payments during the period for income taxes	—	65
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Transfer of loans to other real estate owned	754	285

See accompanying Notes to Consolidated Financial Statements

Consolidated Statements of Changes in Stockholders' Equity

(Amounts in thousands)

(Unaudited)

	Common stock shares	Common stock par value	Preferred stock shares	Preferred stock par value	Additional paid-in-capital	Retained earnings	Accumulated other comprehensive income (loss)	Stockholders' equity
Three-month period
Balance March 31, 2018	8,199	$5,124	2,092	$4,184	$19,169	$27,149	$(2,182)	$53,444
Net income	—	—	—	—	—	923	—	923
Other comprehensive loss	—	—	—	—	—	—	(261)	(261)
Stock-based compensation	—	—	—	—	55	—	—	55
Balance June 30, 2018	8,199	$5,124	2,092	$4,184	$19,224	$28,072	$(2,443)	$54,161
Balance March 31, 2019	8,251	$5,156	2,092	$4,184	$19,292	$31,191	$(1,267)	$58,556
Net income	—	—	—	—	—	571	—	571
Other comprehensive income	—	—	—	—	—	—	904	904
Stock-based compensation	—	—	—	—	—	—	—	—
Balance June 30, 2019	8,251	$5,156	2,092	$4,184	$19,292	$31,762	$(363)	$60,031

Six-month period
Balance December 31, 2017	8,199	$5,124	2,092	$4,184	$19,113	$26,539	$(1,156)	$53,804
Net income	—	—	—	—	—	1,533	—	1,533
Other comprehensive loss	—	—	—	—	—	—	(1,287)	(1,287)
Stock-based compensation	—	—	—	—	111	—	—	111
Balance June 30, 2018	8,199	$5,124	2,092	$4,184	$19,224	$28,072	$(2,443)	$54,161
Balance December 31, 2018	8,251	$5,156	2,092	$4,184	$19,277	$30,131	$(2,107)	$56,641
Net income	—	—	—	—	—	1,631	—	1,631
Other comprehensive income	—	—	—	—	—	—	1,744	1,744
Stock-based compensation	—	—	—	—	15	—	—	15
Balance June 30, 2019	8,251	$5,156	2,092	$4,184	$19,292	$31,762	$(363)	$60,031

See accompanying Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements

(Unaudited)

(in thousands, except share, per share and percentage data)

Note 1  -  General

The consolidated financial statements of Highlands Bankshares, Inc. (the "Company") conform to United States generally accepted accounting principles and to banking industry practices. The accompanying consolidated interim financial statements are unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the consolidated financial statements have been included. All such adjustments are of a normal and recurring nature. The consolidated balance sheet as of December 31, 2018 has been extracted from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 (the "2018 Form 10-K"). The notes included herein should be read in conjunction with the notes to the consolidated financial statements included in the 2018 Form 10-K. The results of operations for the six-month period ended June 30, 2019, are not necessarily indicative of the results to be expected for the full year.

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 – Summary of Significant Accounting Policy Update For Certain Required Disclosures

In June 2016, ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments was issued by the FASB. This ASU significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. The ASU is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments. As initially adopted, ASU No. 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). During July 2019, the FASB voted to propose a deferral of the effective date for several of its recent standards, including ASU 2016-13. Based on the proposed extended adoption date, the provisions of ASU 2016-13 would be effective for the Company beginning January 1, 2023. The Company continues to evaluate the effect that implementation of the new standard will have on its financial position, results of operations, and cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

In February 2016, the FASB issued ASU 2016-02, Leases, which revised certain aspects of recognition, measurement, presentation, and disclosure of leasing transactions. ASU 2016-02 was effective for the Company on January 1, 2019. The standard provides for a modified retrospective transition approach requiring lessees to recognize and measure leases on the balance sheet at the beginning of either the earliest period presented or as of the beginning of the period of adoption with the option to elect certain practical expedients. The Company has elected to apply the standard as of the beginning of the period of adoption (January 1, 2019) and did not restate comparative periods. The Company has adopted all the optional practical expedients available under ASU 2016-02.

The operating leases of the Company relate to office space and bank branches. As a result of implementing ASU 2016-02, the Company recognized an operating lease right-of-use (“ROU”) asset and an operating lease liability of $120,000 on January 1, 2019, with no impact on net income or stockholders’ equity. The ROU asset and operating lease liability are recorded in premises and equipment and other liabilities, respectively, in the consolidated balance sheet as of March 31, 2019.

Operating lease ROU assets represent our right to use an underlying asset during the lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. ROU assets and operating lease liabilities are recognized at lease commencement based on the present value of the remaining lease payments using a discount rate that represents our incremental borrowing rate at the lease commencement date. Operating lease expense, which is comprised of amortization of the ROU asset and the implicit interest accreted on the operating lease liability, is recognized over the lease term, and is recorded in occupancy expense in the consolidated statements of operations.

Note 3 - Investment Securities Available For Sale

The amortized cost and market value of securities available for sale are as follows:

	June 30, 2019
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
State and political subdivisions	$13,261	$130	$122	$13,269
Mortgage backed securities	48,611	61	477	48,195
SBA pools	4,775	14	26	4,763
	$66,647	$205	$625	$66,227

	December 31, 2018
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
State and political subdivisions	$13,590	$9	$763	$12,836
Mortgage backed securities	52,344	8	1,798	50,554
SBA pools	5,326	—	85	5,241
	$71,260	$17	$2,646	$68,631

Investment securities available for sale with a fair value of $38,570 and $37,448 at June 30, 2019 and December 31, 2018, respectively, were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

The following table presents the age of gross unrealized losses and fair value by investment category:

	June 30, 2019
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
State and political subdivisions	$1,017	$7	$6,651	$115	$7,668	$122
Mortgage-backed securities	1,023	1	38,643	476	39,666	477
SBA pools	—	—	4,763	26	4,763	26
Total	$2,040	$8	$50,057	$617	$52,097	$625

	December 31, 2018
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
State and political subdivisions	$3,608	$73	$7,791	$690	$11,399	$763
Mortgage-backed securities	2,319	8	46,661	1,790	48,980	1,798
SBA pools	—	—	5,218	85	5,218	85
Total	$5,927	$81	$59,670	$2,565	$65,597	$2,646

The Company assesses its securities for OTTI quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent published financial data. As of June 30, 2019 and December 31, 2018, the Company's assessment revealed no impairment other than that deemed temporary on those securities.

The amortized cost and estimated fair value of securities available for sale at June 30, 2019 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	June 30, 2019		December 31, 2018
	Amortized cost	Fair value	Amortized cost	Fair value

Investment securities with scheduled maturities:
Due in one year or less	$208	$209	$98	$100
Due after one year through five years	—	—	367	366
Due after five years through ten years	3,240	3,241	2,782	2,638
Due after ten years	14,588	14,582	15,669	14,973
Total investment securities with scheduled maturities	18,036	18,032	18,916	18,077
Mortgage-backed securities	48,611	48,195	52,344	50,554
Total investment securities available for sale	$66,647	$66,227	$71,260	$68,631

The following table summarizes the securities gains (losses) recognized for the periods presented:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Gross gains	$—	$—	$—	$—
Gross losses	(7)	—	(7)	—
Securities gains, net	$(7)	$—	$(7)	$—

Note 4  -  Loans and Allowance for Loan Losses

 The composition of net loans is as follows:

	June 30, 2019	December 31, 2018
Real estate secured:
Residential 1-4 family	$168,196	$165,109
Multifamily	21,270	18,378
Construction and land loans	23,204	21,029
Commercial, owner occupied	96,530	96,224
Commercial, non-owner occupied	37,388	39,869
Second mortgages	4,012	4,054
Equity lines of credit	29,778	30,221
Farmland	10,007	12,149
Total real estate secured	390,385	387,033
Non-real estate secured
Personal	11,225	12,754
Commercial	47,533	46,202
Agricultural	3,117	2,830
Total non-real estate secured	61,875	61,786
Gross loans	452,260	448,819
Less:
Allowance for loan losses	4,243	4,373
Net deferred fees	670	698
Loans, net	$447,347	$443,748

The following table is an analysis of past due loans as of June 30, 2019:

	Past Due
	30-89 days	90 days and over	Total	Current	Total	> 90 Days and Accruing
Real estate secured
Residential 1-4 family	$820	$1,356	$2,176	$166,020	$168,196	$—
Equity lines of credit	20	64	84	29,694	29,778	—
Multifamily	—	402	402	20,868	21,270	—
Farmland	818	127	945	9,062	10,007	—
Construction, land development, other land loans	289	118	407	22,797	23,204	—
Commercial real estate:
Owner-occupied	—	707	707	95,823	96,530	—
Non-owner-occupied	85	—	85	37,303	37,388	—
Second mortgages	—	—	—	4,012	4,012	—
Non-real estate secured
Personal	63	11	74	11,151	11,225	—
Commercial	253	575	828	46,705	47,533	168
Agricultural	—	—	—	3,117	3,117	—
Total	$2,348	$3,360	$5,708	$446,552	$452,260	$168

The following table is an analysis of past due loans as of December 31, 2018:

	Past Due
	30-89 days	90 days and over	Total	Current	Total	> 90 Days and Accruing
Real estate secured
Residential 1-4 family	$1,481	$819	$2,300	$162,809	$165,109	$105
Equity lines of credit	218	75	293	29,928	30,221	—
Multifamily	402	—	402	17,976	18,378	—
Farmland	754	—	754	11,395	12,149	—
Construction, land development, other land loans	16	—	16	21,013	21,029	—
Commercial real estate:
Owner-occupied	9	756	765	95,459	96,224	—
Non-owner-occupied	—	1,859	1,859	38,010	39,869	—
Second mortgages	—	—	—	4,054	4,054	—
Non-real estate secured
Personal	186	4	190	12,564	12,754	—
Commercial	82	114	196	46,006	46,202	2
Agricultural	—	—	—	2,830	2,830	—
Total	$3,148	$3,627	$6,775	$442,044	$448,819	$107

Loans are considered delinquent when payments have not been made according to the terms of the contract. The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection.  Additionally, in certain instances, loans that have been restructured or modified may also be classified as non-accrual per regulatory guidance until a satisfactory payment history has been established. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

The following is a summary of non-accrual loans at June 30, 2019 and December 31, 2018:

	June 30, 2019	December 31, 2018
Real estate secured
Residential 1-4 family	$1,707	$1,196
Multifamily	402	—
Construction and land loans	124	8
Commercial real estate:
Owner-occupied	1,967	2,038
Non-owner-occupied	143	2,004
Equity lines of credit	64	75
Farmland	127	142
Non-real estate secured
Personal	12	26
Commercial and agricultural	719	431
Total	$5,265	$5,920

The following is a summary of residential real estate currently in the process of foreclosure as well as foreclosed residential real estate as of June 30, 2019.

	Number	Balance
Real estate in the process of foreclosure	7	$972
Foreclosed residential real estate	7	675

The following tables represent a summary of credit quality indicators of the Company's loan portfolio at June 30, 2019 and December 31, 2018. The grades are assigned and/or modified by the Company's credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

The following tables provide the credit risk profile by internally assigned grade as of June 30, 2019 and December 31, 2018:

June 30, 2019	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied
Quality	$11,706	$—	$—	$583	$1,384	$339
Satisfactory	94,347	6,714	2,100	5,485	35,216	12,028
Acceptable	55,983	12,114	2,827	13,976	48,807	18,758
Special Mention	844	2,039	—	2,978	4,784	4,693
Substandard	5,316	403	5,080	182	6,339	1,570
Doubtful	—	—	—	—	—	—
Total	$168,196	$21,270	$10,007	$23,204	$96,530	$37,388

December 31, 2018	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied
Quality	$12,991	$—	$—	$724	$1,632	$131
Satisfactory	107,925	4,276	2,736	5,314	39,679	13,046
Acceptable	37,036	13,700	3,617	13,349	47,963	21,073
Special Mention	1,696	402	—	1,565	2,720	3,615
Substandard	5,461	—	5,796	77	4,230	2,004
Doubtful	—	—	—	—	—	—
Total	$165,109	$18,378	$12,149	$21,029	$96,224	$39,869

Explanation of credit grades:

Quality-This grade is reserved for the Bank's top quality loans. These loans have excellent sources of repayment, with no significant identifiable risk of collection. Generally, loans assigned this rating will demonstrate the following characteristics:

•	Conformity in all respects with Bank policy, guidelines, underwriting standards, and Federal and State regulations (no exceptions of any kind).
•	Documented historical cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources.
•	Adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

For existing loans, all of the requirements above apply plus all payments have been made as agreed, current financial information on all borrowers and guarantors has been obtained and analyzed, and overall business operating trends are either stable or improving.

Satisfactory-This grade is given to performing loans. These loans have adequate sources of repayment, with little identifiable risk of collection. Loans assigned this rating will demonstrate the following characteristics:

•

General conformity to the Bank's policy requirements, product guidelines and underwriting standards.  Any exceptions that are identified during the underwriting and approval process have been adequately mitigated by other factors.

•	Documented historical cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources.
•	Adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

For existing loans, all of the requirements outlined above will apply, plus all payments have been made as agreed, current financial information on all borrowers and guarantors has been obtained and analyzed, and overall business operating trends are stable with any declines considered minor and temporary.

Acceptable-This grade is given to loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.  Loans assigned this rating may demonstrate some or all of the following characteristics:

•

Additional exceptions to the Bank's policy requirements, product guidelines or underwriting standards that present a higher degree of risk to the Bank.  Although the combination and/or severity of identified exceptions is greater, all exceptions have been properly mitigated by other factors.

•

Unproved, insufficient or marginal primary sources of repayment that appear sufficient to service the debt at this time.  Repayment weaknesses may be due to minor operational issues, financial trends, or reliance on projected (not historic) performance.

•	Marginal or unproven secondary sources to liquidate the debt, including combinations of liquidation of collateral and liquidation value to the net worth of the borrower or guarantor.

For existing loans, payments have generally been made as agreed with only minor and isolated delinquencies.

Special Mention-This grade is given to Watch List loans that include the following characteristics:

•	Loans with underwriting guideline tolerances and/or exceptions with no identifiable mitigating factors.
•

Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank's position at some future date. Potential weaknesses are the result of deviations from prudent lending practices.

•

Loans where adverse economic conditions that develop subsequent to the loan origination do not jeopardize liquidation of the debt, but do substantially increase the level of risk may also warrant this rating.

Substandard-Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

The weaknesses may include, but are not limited to:

•	High debt to worth ratios and or declining or negative earnings trends
•	Declining or inadequate liquidity
•	Improper loan structure or questionable repayment sources
•	Lack of well-defined secondary repayment source, and
•	Unfavorable competitive comparisons.

Such loans are no longer considered to be adequately protected due to the borrower's declining net worth, lack of earnings capacity, declining collateral margins and/or unperfected collateral positions. A possibility of loss of a portion of the loan balance cannot be ruled out. The repayment ability of the borrower is marginal or weak and the loan may have exhibited excessive overdue status or extensions and/or renewals.

Doubtful-Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists.

However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:

•	Injection of capital
•	Alternative financing
•	Liquidation of assets or the pledging of additional collateral.

Credit Risk Profile based on payment activity as of June 30, 2019:

	Consumer - Non Real Estate	Equity Line of Credit /Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate
Performing	$11,214	$33,726	$46,958	$3,117
Nonperforming (>90 days past due)	11	64	575	—
Total	$11,225	$33,790	$47,533	$3,117

Credit Risk Profile based on payment activity as of December 31, 2018:

	Consumer - Non Real Estate	Equity Line of Credit /Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate
Performing	$12,750	$34,200	$46,088	$2,830
Nonperforming (>90 days past due)	4	75	114	—
Total	$12,754	$34,275	$46,202	$2,830

The following tables reflect the Bank's impaired loans at June 30, 2019:

June 30, 2019	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance
Real estate secured
Residential 1-4 family	$4,890	$4,890	$—	$4,518	$314
Equity lines of credit	—	—	—	2	—
Multifamily	—	—	—	134	—
Farmland	5,074	5,074	—	5,254	29
Construction, land development, other land loans	1,967	1,967	—	1,746	64
Commercial real estate- owner occupied	3,831	3,831	—	4,256	133
Commercial real estate- non owner occupied	—	—	—	—	—
Second mortgages	—	—	—	128	—
Non-real estate secured
Personal	44	44	—	15	—
Commercial and agricultural	1,214	1,214	—	612	26
Total	$17,020	$17,020	$—	$16,665	$566

June 30, 2019	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Real estate secured
Residential 1-4 family	$732	$732	$209	$445	$71
Equity lines of credit	64	64	25	44	2
Multifamily	402	402	112	275	8
Farmland	—	—	—	577	—
Construction, land development, other land loans	58	58	—	19	9
Commercial real estate- owner occupied	2,886	2,886	528	2,154	—
Commercial real estate- non owner occupied	1,599	1,599	362	2,851	23
Second mortgages	—	—	—	12	—
Non-real estate secured
Personal	40	40	3	20	8
Commercial and agricultural	1,226	1,226	752	970	20
Total	$7,007	$7,007	$1,991	$7,367	$141

The following tables reflect the Bank's impaired loans at December 31, 2018:

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance
Real estate secured
Residential 1-4 family	$4,325	$4,325	$—	$5,862	$134
Equity lines of credit	7	7	—	28	—
Multifamily	402	402	—	201	—
Farmland	5,681	5,681	—	3,084	10
Construction, land development, other land loans	1,635	1,635	—	1,700	2
Commercial real estate- owner occupied	5,332	5,332	—	3,442	9
Commercial real estate- non owner occupied	—	—	—	32	—
Second mortgages	100	100	—	155	—
Non real estate secured
Personal	—	—	—	48	9
Commercial and agricultural	317	317	—	411	20
Total	$17,799	$17,799	$—	$14,963	$184

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Real estate secured
Residential 1-4 family	$631	$631	$191	$353	$307
Equity lines of credit	105	105	80	53	6
Multifamily	—	—	—	—	—
Farmland	122	122	2	927	—
Construction, land development, other land loans	—	—	—	—	—
Commercial real estate- owner occupied	1,704	1,704	351	1,789	—
Commercial real estate- non owner occupied	3,686	3,686	844	3,789	45
Second mortgages	35	35	7	18	—
Non real estate secured
Personal	18	18	7	10	—
Commercial and agricultural	1,161	1,161	880	832	—
Total	$7,462	$7,462	$2,362	$7,771	$358

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by loan category and is segregated by impairment evaluation method as of and for the three- and six-month periods ended June 30, 2019 and June 30, 2018.

Six months ended June 30, 2019	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for loan losses:
Balance at December 31, 2018	$492	$25	$27	$1,022	$895	$13	$127	$11	$114	$957	$690	$4,373
Provision expense (credit) for credit losses	327	148	24	51	517	(1)	96	2	41	160	(426)	939
Charge-offs	170	—	—	—	656	—	75	—	90	274	—	1,265
Recoveries	(14)	—	(4)	—	(1)	(2)	—	—	(47)	(128)	—	(196)
Net charge-offs (recoveries)	156	—	(4)	—	655	(2)	75	—	43	146	—	1,069
Balance at June 30, 2019	$663	$173	$55	$1,073	$757	$14	$148	$13	$112	$971	$264	$4,243
Allowance allocated by impairment method:
Individually evaluated	$103	$119	$—	$559	$382	$5	$26	$—	$6	$791	$—	$1,991
Collectively evaluated	560	54	55	514	375	9	122	13	106	180	264	2,252
Loan balances by impairment method used:
Individually evaluated	$4,951	$429	$1,967	$7,823	$1,707	$471	$68	$5,074	$63	$1,474	$—	$24,027
Collectively evaluated	163,245	20,841	21,237	88,707	35,681	3,541	29,710	4,933	11,162	49,176	—	428,233
Balance at June 30, 2019	$168,196	$21,270	$23,204	$96,530	$37,388	$4,012	$29,778	$10,007	$11,225	$50,650	—	$452,260

Three months ended June 30, 2019	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for loan losses:
Balance at March 31, 2019	$466	$90	$28	$1,089	$970	$11	$114	$7	$91	$968	$262	$4,096
Provision for credit losses	191	83	25	(16)	351	2	34	6	51	107	2	836
Charge-offs	3	—	—	—	564	—	—	—	48	118	—	733
Recoveries	(9)	—	(2)	—	—	(1)	—	—	(18)	(14)	—	(44)
Net charge-offs (recoveries)	(6)	—	(2)	—	564	(1)	—	—	30	104	—	689
Balance at June 30, 2019	$663	$173	$55	$1,073	$757	$14	$148	$13	$112	$971	$264	$4,243

Six months ended June 30, 2018	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for loan losses:
Balance at December 31, 2017	$133	$—	$1	$1,636	$955	$12	$—	$54	$265	$383	$515	$3,954
Provision for credit losses	88	—	55	(564)	(558)	(10)	356	241	(17)	321	432	344
Charge-offs	25	—	—	96	—	5	—	1	118	242	—	487
Recoveries	(34)	—	(2)	(17)	—	(4)	(1)	(2)	(86)	(181)	—	(327)
Net charge-offs (recoveries)	(9)	—	(2)	79	—	1	(1)	(1)	32	61	—	160
Balance at June 30, 2018	$230	$—	$58	$993	$397	$1	$357	$296	$216	$643	$947	$4,138
Allowance allocated by impairment method:
Individually evaluated	$148	$—	$—	$153	$397	$—	$—	$296	$1	$627	$—	$1,622
Collectively evaluated	82	—	58	840	—	1	357	—	215	16	947	2,516
Loan balances by impairment method used:
Individually evaluated	$7,487	$—	$1,636	$4,270	$3,483	$145	$—	$2,595	$1	$488	$—	$20,105
Collectively evaluated	162,762	18,079	22,935	83,375	28,966	4,226	35,702	10,090	14,378	41,530	—	422,043
Balance at June 30, 2018	$170,249	$18,079	$24,571	$87,645	$32,449	$4,371	$35,702	$12,685	$14,379	$42,018	—	$442,148

Three months ended June 30, 2018	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for loan losses:
Balance at March 31, 2018	$144	$3	$4	$1,339	$788	$4	$6	$194	$228	$252	$1,038	$4,000
Provision for credit losses	85	(3)	53	(345)	(391)	(7)	350	102	(38)	457	(91)	172
Charge-offs	25	—	1	1	1	—	—	1	30	93	—	152
Recoveries	(26)	—	(2)	—	(1)	(4)	(1)	(1)	(56)	(27)	—	(118)
Net charge-offs (recoveries)	(1)	—	(1)	1	—	(4)	(1)	—	(26)	66	—	34
Reclassification of reserve for unfunded commitments	—	—	—	—	—	—	—	—	—	—	—	—
Balance at June 30, 2018	$230	$—	$58	$993	$397	$1	$357	$296	$216	$643	$947	$4,138

The Company's credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring loans that become Troubled Debt Restructurings ("TDRs"). Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific TDR is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company's senior credit officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $8,445 and $11,546 of loans categorized as troubled debt restructurings as of June 30, 2019 and December 31, 2018, respectively. Interest is accrued on TDRs if the loan is otherwise not impaired and the full collection of principal and interest under the modified terms is still deemed probable.

In the determination of the allowance for loan losses, management considers troubled debt restructurings and subsequent defaults in these restructurings by adjusting the loan grades of such loans. Defaults resulting in charge-offs affect the historical loss experience ratios which are a component of the allowance calculation. Additionally, specific reserves may be established on restructured loans evaluated individually.

The following table identifies restructurings completed during the six-month period ended June 30, 2019 that represent new TDRs.

	Number	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Below Market Rate
Farmland	1	$754	$754
Commercial real estate-owner occupied	2	1,258	1,258
Commercial	1	65	65
Total below market rate	4	2,077	2,077

Total restructurings	4	$2,077	$2,077

The following table identifies restructurings completed during the six-month period ended June 30, 2018 that represented new TDRs.

	Number	Pre-Modification Recorded Investment	Post-Modification Recorded Investment
Below Market Rate
Residential 1-4 family	3	$549	$549
Commercial real estate-owner occupied	4	2,524	2,524
Total	7	$3,073	$3,073

There were no defaults in the six-month periods ending June 30, 2019 and June 30, 2018 of TDRs modified in the previous 12 months.

The Bank has engaged an external third party to perform its loan review function in order to identify weaknesses within the loan portfolio. The review, which seeks to cover 25 percent of loan balances each year, considers collateral, repayment history, guarantor strength, debt service coverage, and other relevant information on an individual and global level. These reviews consider borrower cash flow capacity, using financial statements, income tax returns and internally prepared interim statements for borrowers and guarantors. Debt service coverage (DSC) is calculated on each individual customer, or guarantor, as well as the aggregate or global DSC. Collateral evaluation includes an inspection of the collateral file to determine if the Bank is properly secured. Collateral is discounted, when appropriate, to determine a stressed loan to value (LTV) ratio.

The Company also seeks to identify potential problem relationships through watch list reviews, which include reviews of past due data and other information that might be helpful in evaluating a particular loan relationship that is exhibiting stress. Watch list relationships display distinct characteristics including, but not limited to, late payments greater than 60 days, a low DSC calculation, bankruptcy filings, casualty losses, or other issues that would cause a perceived increase in the risk of loss to the Bank.

The segments of the Company's loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the commercial loan portfolio; (ii) the commercial real estate loan portfolio; (iii) the construction loan portfolio; (iv) the consumer loan portfolio; and, (v) the residential loan portfolio. The commercial real estate ("CRE") loan segment is further disaggregated into two classes. Non-owner occupied CRE loans, which include loans secured by non-owner occupied nonfarm nonresidential properties, generally have a greater risk profile than all other CRE loans, which include multifamily structures and owner-occupied commercial structures. The construction loan segment is further disaggregated into two classes. One-to-four family residential construction loans are generally made to individuals for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. Commercial construction loans are generally made to developers or investors for the purpose of acquiring, developing and constructing residential or commercial structures. Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing.

The following describes the Company's basic methodology for computing its ALLL.

On a quarterly basis, the ALLL methodology begins with the identification of loans subject to ASC 310. All loans that are rated "7" (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated "6" (Substandard) or are expected to be downgraded to "6", require additional analysis to determine whether they may be impaired under ASC 310. All loans that are rated "5" (Special Mention) are presumed not to be impaired. However, "5" rated loans, together with any Troubled Debt Restructured (TDR) loan, may warrant further analysis before completing an assessment of impairment.

A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on a recent appraisal, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2019 and December 31, 2018, all impaired loans were evaluated based on either the fair value of the collateral or the discounted cash flows.

For impaired loans valued based on collateral value, the collateral value is adjusted for age and condition of the security, and, for real estate, adjusted for condition, location, and age of the most current appraisal. If the adjusted value of the collateral is less than the current principal balance, the difference is designated as direct exposure for loan loss calculations. The total balance of unsecured loans is considered as direct exposure.

For all other loans, including individual loans determined not to be impaired under ASC 310, the associated ALLL is calculated in accordance with ASC 450 that provides for estimated credit losses likely to be realized on groups of loans with similar risk characteristics. The Company uses standard call report categories to segregate loans into groups with similar risk characteristics. Estimated credit losses reflect significant factors that affect the collectability of the portfolio as of the evaluation date. Key factors that influence risk within the Company's loan portfolio are divided into three major categories:

•

Historical loss factors - To calculate the anticipated loan loss in each call report category for ASC 450 loans, the Company begins with the net loss in each category for each of the last twelve quarters. The Company uses a rolling twelve quarter weighted historical loss average where the most recent quarters are weighted heavier than the earlier quarters so that the calculation reflects current risk trends within the portfolio. The weighting used by the Company is similar to the Rule of 78's with the net losses of the most recent quarter weighted at 12/78ths and those in the first quarter in the twelve quarter period weighted at 1/78th. Therefore, the net losses of the most recent year represent approximately 54% of the calculation compared with 33% if a simple average of losses over the three-year period was used.  The total of weighted factors for each call report category is applied to the current outstanding loan balance in each category to calculate expected loss based on historical data for a group of loans with similar risk characteristics. The same weighting is applied to all loan types.

•

External economic factors - Economic conditions have a significant impact on Company's loan portfolio because deteriorating conditions can adversely impact both collateral values and the customer's ability to service debt. Management has selected the following external factors as indicators of economic conditions:

a. National GDP growth rate b .Local unemployment rates c. Prime interest rate

The values for external factors are updated on a quarterly basis based on current data.

•	Internal process factors - Internal factors that influence loss rates as a result of risk management and control practices include the following:

a. Past-due loans b. Non-accrual loans c. Commercial real estate concentrations d. Loan volume e. Level and trend of classified loans

The values for internal factors are updated on a quarterly basis based on current portfolio metrics.

Once the quarterly ALLL is computed, the calculations are reviewed by the Company's management. The ALLL is then reviewed and approved by the Board of Directors.

Loans Held for Sale

The Company's mortgage division originates certain single family, residential first mortgage loans for sale to a third party broker. Loan sale activity is summarized below. Loans are typically sold to investors within 20 days of closing. Management feels the carrying amounts approximate the fair values of loans held for sale.

	Six months ended June 30,
	2019	2018
Loans held for sale at end of period	$863	$1,424
Proceeds from sales of mortgage loans originated for sale	3,584	13,855
Gain on sales of mortgage loans originated for sale	96	152

Note 5  -  Income Taxes

Income tax expense at statutory rates for the three- and six-month periods ended June 30, is provided below, with adjustments needed to determine income tax expense recorded in the consolidated statements of income.

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Tax expense at statutory rate	$136	$246	$417	$410
Increase (decrease) in tax expense resulting from:
Tax-exempt interest	(29)	(27)	(58)	(58)
Other, net	(32)	28	(2)	65
Income tax expense	$75	$247	$357	$417
Statutory corporate federal income tax rate	21%	21%	21%	21%

Note 6  - Capital Requirements

Regulators of the Company and its subsidiary, Highlands Union Bank (the "Bank"), have implemented risk-based capital guidelines which require compliance with certain minimum capital ratios as a percent of assets and other certain off-balance sheet items that are adjusted for predefined credit risk factors. On July 7, 2013 the Federal Reserve Board approved Basel III final rules to improve the banking sector's ability to absorb shocks arising from financial and economic stress. The final rules include a new common equity tier 1 minimum ratio and raise the tier 1 risk-weighted assets ratio to 6 percent from 4 percent. In addition, beginning in 2016, the new rules required banks to maintain a capital conservation buffer between 2 and 2 ½ %. Additionally, the new rules increased the risk weighting of various assets. The new rules are being phased in between 2015 and 2019. Generally, the Basel III final rules require banks to maintain higher levels of common equity and regulatory capital.

On February 5, 2015 the Company received notification from the Federal Reserve Bank that it would no longer be required to report holding company consolidated capital ratios.

The following table presents the capital ratios for the Bank only.

	June 30, 2019	December 31, 2018
Tier 1 leverage	9.19%	9.14%
Tier 1 risk-based	12.89%	12.31%
Total risk-based	13.87%	13.30%
Common equity tier 1	12.89%	12.31%

Note 7 – Stock and Earnings Per Share

Earnings per common share is computed using the weighted average outstanding shares for the six month periods ended June 30, 2019 and 2018. The following provides information for the calculation of basic and diluted earnings per common share:

	Three months ended June 30,		Six months ended June 30,
(thousands, except per share information)	2019	2018	2019	2018
Net income available to common stockholders	$571	$923	$1,631	$1,533
Weighted average common shares outstanding	8,251	8,199	8,251	8,199
Total shares outstanding including assumed conversion of preferred securities	10,343	10,292	10,343	10,292
Basic earnings per common share	$0.07	$0.11	$0.20	$0.19
Fully diluted earnings per share (including convertible preferred shares outstanding and restricted stock)	0.06	0.09	0.16	0.15

At the 2018 annual meeting, stockholders approved the 2018 Restricted Stock Plan, which authorized the board's Compensation Committee to issue up to 250,000 shares of Common Stock in grants of restricted stock and restricted stock unit awards to eligible employees. A total of 52,000 shares have been issued under the 2018 Restricted Stock Plan as of June 30, 2019.

Note 8 – Commitments and Contingencies

The Bank is a party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet the financing needs of its customers. Those financial instruments include commitments to extend credit and standby letters of credit.

At June 30, 2019, unused commitments totaled $52,777, compared to $56,726 at December 31, 2018. Standby letters of credit totaled $973 at June 30, 2019 and $3,477 at December 31, 2018.

Note 9 – Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record financial instruments at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under ASC Topic 820 on Fair Value Measurements and Disclosures, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon third party models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to determine fair value. These adjustments may include amounts to reflect counterparty credit quality, the borrower's creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Recurring - Investment Securities Available for Sale

Securities classified as available for sale are reported at fair value utilizing level 2. For level 2 securities, the Company obtains fair value measurements from multiple independent third party sources. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond's terms and conditions, among other things.

The following tables summarize the Company's available for sale securities portfolio measured at fair value on a recurring basis as of June 30, 2019 and December 31, 2018, segregated by the level of the valuation inputs within the fair value hierarchy.

June 30, 2019	Level 1	Level 2	Level 3	Total Fair Value

State and political subdivisions	$—	$13,269	$—	$13,269
Mortgage backed securities	—	48,195	—	48,195
SBA pools	—	4,763	—	4,763
Total available for sale securities	$—	$66,227	$—	$66,227

December 31, 2018	Level 1	Level 2	Level 3	Total Fair Value

State and political subdivisions	$—	$12,836	$—	$12,836
Mortgage backed securities	—	50,554	—	50,554
SBA pools	—	5,241	—	5,241
Total available for sale securities	$—	$68,631	$—	$68,631

Recurring - Derivatives

The Company has entered into interest rate swaps related to customer loan transactions to manage its interest rate risk. Interest rate swaps, which had a notional value of $12,890 as of June 30, 2019 and December 31, 2018, are recorded at fair value, based on third party pricing models that are sensitive to market observable data and are therefore classified as level 2 values. The fair value of derivative financial instruments as of June 30, 2019 totaled $268, compared to $38 at December 31, 2018.

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including recently appraised collateral value and /or tax assessed value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At June 30, 2019 and December 31, 2018, all of the total impaired loans were evaluated based on the fair value of the collateral or the present value of the future cash flows. The Company frequently obtains appraisals prepared by external professional appraisers and applies discounts ranging from 8% to 40% depending on type of property, condition, location, etc. The Company also, in certain instances, prepares internally generated valuations from on-site inspections, third-party valuation models or other information.

Non Recurring – Loans Held for Sale

Loans held for sale are carried at the lower of cost or market value. The fair value of loans held for sale is based on inputs derived from secondary markets for loans with similar characteristics. The Company considers loans held for sale as non-recurring level 2.

Non Recurring –Other Real Estate Owned  / Repossessions / Real Estate Held for Sale

Other real estate owned and repossessions are adjusted to fair value upon transfer of the loans to other real estate owned and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or recent appraised values of the collateral which the Company considers as nonrecurring level 2.  When the current appraised value is not available or is further discounted below the most recent appraised value less selling costs due to absorption rates and market conditions, the Company records the foreclosed assets within level 3 of the fair value hierarchy.

Real estate held for sale is adjusted to fair value upon transfer from fixed assets or when no longer being used for banking purposes.

The following table summarizes the Company's assets at fair value on a non-recurring basis as of June 30, 2019 and December 31, 2018, segregated by the level of the valuation inputs within the fair value hierarchy. The tables disclose the recorded investment of impaired loans requiring a specific allowance.

June 30, 2019	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$5,016	$5,016
OREO	—	—	2,892	2,892
Real estate held for sale	—	—	590	590

December 31, 2018	Level 1	Level 2	Level 3	Fair Value
Impaired loans	$—	$—	$5,100	$5,100
OREO	—	—	2,212	2,212
Real estate held for sale	—	—	817	817

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis for which the Company uses level 3 inputs to determine fair value:

		Quantitative Information about Level 3 Fair Value Measurements
	12/31/18	6/30/2019	Valuation Techniques	Unobservable Input (2)	Range
OREO, net	$2,212	$2,892	Appraisal of collateral (1)	Appraisal adjustments	0% to 20%
				Liquidation expenses	0% to 10%
Real estate held for sale	$817	$590	Appraisal of collateral (1)	Appraisal adjustments	0% to 20%
				Liquidation expenses	0% to 10%
Impaired loans	$5,100	$5,016	Fair value of collateral –real estate (1), (3)	Appraisal adjustments	0% to 100%
			Fair value of collateral –equipment, inventory, other (1), (3)	Appraisal adjustments	25% to 80%
				Liquidation expenses	0% to 12%

Valuation adjustments and liquidation cost adjustments represent unobservable inputs for OREO and impaired loans.  The ranges of discounts applied are based on age of independent appraisals, type and condition of collateral, current market conditions, and experience with the local market.

(1)  Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level 3 inputs which are not identifiable.

(2)  Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses.  The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraisal.

(3)  Includes qualitative adjustments by management.

Fair Value of Financial Instruments

The carrying amounts and fair values of the Company's financial instruments at June 30, 2019 and December 31, 2018 were as follows:

		June 30, 2019		December 31, 2018
	Fair Value Inputs	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	(1)	$47,822	$47,822	$30,066	$30,066
Securities available for sale	Level 2	66,227	66,227	68,631	68,631
Other investments	(2)	2,770	2,770	2,774	2,774
Loans, net	Level 2	447,347	434,819	443,748	429,289
Interest rate swaps	Level 2	268	268	38	38
Deposits	Level 2	518,444	449,357	502,816	422,570
Other short-term borrowings	Level 2	30,000	30,046	30,000	30,142
Long-term debt	Level 2	67	64	93	89

(1) - management believes the carrying value of cash and cash equivalents is a reasonable estimate of fair value

(2) - other investments include Federal Home Loan Bank stock, Federal Reserve Bank stock, and equity investments in Community Bankers Bank and Pacific Coast Bankers Bank; the carrying value of those securities approximates fair value based on the redemption provisions of those Banks

Highlands Bankshares, Inc. and Subsidiary

Consolidated Balance Sheets

(Amounts in thousands)

	December 31, 2018	December 31, 2017
ASSETS
Cash and due from banks	$19,965	$15,179
Federal funds sold	10,101	15,618
Total cash and cash equivalents	30,066	30,797
Investment securities available for sale (amortized cost $71,260 at December 31, 2018 and $79,990 at December 31, 2017)	68,631	78,527
Other investments, at cost	2,774	3,116
Loans held for sale	265	4,808
Loans	448,121	431,574
Allowance for loan losses	(4,373)	(3,954)
Net loans	443,748	427,620
Premises and equipment, net	17,447	18,332
Real estate held for sale	817	1,430
Deferred tax assets	6,526	7,161
Interest receivable	1,617	1,987
Bank-owned life insurance	15,022	14,679
Other real estate owned	2,212	2,350
Other assets	2,816	3,290
Total assets	$591,941	$594,097
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Non-interest bearing	$156,408	$148,633
Interest bearing	346,408	350,150
Total deposits	502,816	498,783
Short-term borrowings	30,000	10,000
Long-term debt	93	30,146
Interest, taxes and other liabilities	2,391	1,364
Total liabilities	535,300	540,293
STOCKHOLDERS' EQUITY
Common stock (8,251 shares issued and outstanding at December 31, 2018 and 8,199 at December 31, 2017)	5,156	5,124
Preferred stock (2,092 shares issued and outstanding for each period presented)	4,184	4,184
Additional paid-in capital	19,277	19,113
Retained earnings	30,131	26,539
Accumulated other comprehensive loss	(2,107)	(1,156)
Total stockholders' equity	56,641	53,804
Total liabilities and stockholders' equity	$591,941	$594,097

See accompanying Notes to Consolidated Financial Statements

Highlands Bankshares, Inc. and Subsidiary

Consolidated Statements of Income

(Amounts in thousands, except per share data)

	Year ended December 31,
	2018	2017	2016
INTEREST INCOME
Loans receivable and fees on loans	$21,936	$20,427	$21,327
Investment securities	1,807	2,148	1,968
Federal funds sold	250	192	99
Total interest income	23,993	22,767	23,394
INTEREST EXPENSE
Deposits	2,090	1,854	1,794
Other borrowed funds	1,317	1,985	2,381
Total interest expense	3,407	3,839	4,175
Net interest income	20,586	18,928	19,219
Provision for loan losses	738	120	1,526
Net interest income after provision for loan losses	19,848	18,808	17,693
NONINTEREST INCOME
Mortgage banking income	315	1,942	525
Securities gains, net	—	19	47
Service charges on deposit accounts	1,471	1,568	1,786
Other service charges, commissions and fees	1,627	1,881	1,748
Other operating income	854	626	762
Total noninterest income	4,267	6,036	4,868
NONINTEREST EXPENSE
Salaries and employee benefits	9,648	10,858	12,005
Occupancy and equipment expense	2,658	2,614	2,848
Foreclosed assets – write-down and operating expenses	420	301	1,883
Other operating expense	6,848	5,814	6,173
Total noninterest expense	19,574	19,587	22,909
Income (loss) before income taxes	4,541	5,257	(348)
Income tax expense (benefit) (Note 8)	949	5,694	(360)
Net income (loss)	$3,592	$(437)	$12
Net income (loss) per common share (Note 13)
Basic	$0.44	$(0.05)	$—
Fully diluted	0.35	(0.05)	—

See accompanying Notes to Consolidated Financial Statements

Highlands Bankshares, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income

(Amounts in thousands)

	Year ended December 31,
	2018	2017	2016
Net income (loss)	$3,592	$(437)	$12
Other comprehensive income:
Unrealized (losses) gains on securities during the period	(1,165)	413	(1,434)
Less: reclassification adjustment for gains included in net income	—	(19)	(47)
Other comprehensive (loss) income before tax	(1,165)	394	(1,481)
Income tax (benefit) expense related to other comprehensive income	(214)	133	(503)
Other comprehensive (loss) income	(951)	261	(978)
Comprehensive income (loss)	$2,641	$(176)	$(966)

See accompanying Notes to Consolidated Financial Statements

Highlands Bankshares, Inc. and Subsidiary

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year ended December 31,
	2018	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$3,592	$(437)	$12
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	738	120	1,526
Depreciation and amortization	1,551	1,710	1,870
Provision for deferred tax assets	880	5,694	297
Net realized gains on available for sale securities	—	(19)	(47)
Restricted stock expense	164	222	54
Loss on sale of premises and equipment	—	34	—
Originations of loans held for sale	(17,377)	(19,050)	(16,969)
Proceeds from loans held for sale	21,920	15,497	15,714
(Increase) decrease in interest receivable	370	60	(286)
Valuation adjustment of other real estate owned	215	187	890
Valuation allowance of real estate held for sale	250	—	315
Increase (decrease) in other assets	131	(840)	(5)
Increase in interest, taxes and other liabilities	1,027	11	592
Net cash provided by operating activities	13,461	3,189	3,963
CASH FLOWS FROM INVESTING ACTIVITIES:
Securities available for sale:
Proceeds from sale of securities	—	7,624	21,164
Proceeds from maturities of securities	10,955	15,599	19,035
Purchase of debt and equity securities	(2,706)	(6,938)	(57,759)
Redemptions (purchases) of other investments, net	342	3,521	(45)
Net (increase) decrease in loans	(17,756)	(23,286)	18,433
Proceeds from sales of other real estate owned	813	712	3,060
Proceeds from sale of real estate held for sale	378	216	—
Premises and equipment expenditures	(198)	(1,832)	(372)
Disposition of premises and equipment	—	245	—
Net cash (used in) provided by investing activities	(8,172)	(4,139)	3,516
CASH FLOWS FROM FINANCING ACTIVITIES:
Net decrease in time deposits	(4,687)	(13,922)	(15,163)
Net increase in demand, savings and other deposits	8,720	22,836	10,120
Change in short-term borrowings	(10,000)	(17,552)	7,500
Decrease in long-term debt	(53)	(10,000)	(7,552)
Issuance of common stock	—	—	1,110
Net cash used in financing activities	(6,020)	(18,638)	(3,985)
Net change in cash and cash equivalents	(731)	(19,588)	3,494
Cash and cash equivalents at beginning of period	30,797	50,385	46,891
Cash and cash equivalents at end of period	$30,066	$30,797	$50,385
SUPPLEMENTAL DISCLOSURES
Cash payments for interest	$3,240	$3,888	$4,186
Cash payments for income taxes	68	—	—
SUPPLEMENTAL DISCLOSURE OF NONCASH TRANSACTIONS
Non-cash transfers of loans to other real estate owned	890	481	1,632
Non-cash loans resulting from sales of other real estate owned	—	—	105

See accompanying Notes to Consolidated Financial Statements

Highlands Bankshares, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders' Equity

(Amounts in thousands)

	Common stock shares	Common stock par value	Preferred stock shares	Preferred stock par value	Additional paid-in-capital	Retained earnings	Accumulated other comprehensive income (loss)	Stockholders' equity
Balance December 31, 2016	8,199	$5,124	2,092	$4,184	$18,891	$26,785	$(1,226)	$53,758
Net loss	—	—	—	—	—	(437)	—	(437)
Other comprehensive income	—	—	—	—	—	—	261	261
ASU 2018-02 Topic 220 reclassification adjustment	—	—	—	—	—	191	(191)	—
Stock-based compensation	—	—	—	—	222	—	—	222
Balance December 31, 2017	8,199	5,124	2,092	4,184	19,113	26,539	(1,156)	53,804
Net income	—	—	—	—	—	3,592	—	3,592
Other comprehensive loss	—	—	—	—	—	—	(951)	(951)
Grant of restricted stock	52	32	—	—	(32)	—	—	—
Stock-based compensation	—	—	—	—	196	—	—	196
Balance December 31, 2018	8,251	$5,156	2,092	$4,184	$19,277	$30,131	$(2,107)	$56,641

See accompanying Notes to Consolidated Financial Statements

Highlands Bankshares, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(in thousands, except share, per share and percentage data)

Note 1  -  Basis of Presentation and Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the accounts of Highlands Bankshares, Inc., (the "Parent Company") and its wholly-owned subsidiary, Highlands Union Bank (the "Bank"). The statements also include Highlands Union Insurance Services, Inc., Highlands Union Financial Services, Inc., which are wholly owned subsidiaries of the Bank. The Bank owns a portion of Russell Road Properties, LLC, was formed in March of 2015 to hold and manage certain properties acquired by the Bank through foreclosure of properties that previously secured a participation loan.

All significant intercompany balances and transactions have been eliminated in consolidation. The accounting and reporting policies of Highlands Bankshares, Inc. and its subsidiaries, (collectively the "Company") conform to U.S. generally accepted accounting principles and to standard practices within the banking industry.

Nature of Operations

The Company operates in Abingdon, Virginia, and surrounding southwest Virginia, eastern Tennessee, and western North Carolina under the laws of the Commonwealth of Virginia. The Parent Company was organized on December 29, 1995. The Parent Company is supervised by the Federal Reserve Bank under the Bank Holding Company Act of 1956, as amended. The Bank began banking operations on April 27, 1985 under a state bank charter and provides a wide range of financial services to individuals and businesses. The Bank provides mortgage, consumer and commercial loans, and various deposit products including checking, savings, and certificates of deposit. As a state bank and a member of the Federal Reserve Bank of Richmond, the Bank is subject to regulation by the Virginia State Bureau of Financial Institutions, the Federal Deposit Insurance Corporation, and the Federal Reserve Bank. Highlands Union Insurance Services, Inc. commenced operations on October 8, 1999 for the purpose of selling insurance through Bankers Insurance LLC. Highlands Union Financial Services is inactive.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold, all of which mature within ninety days. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

Investment Securities Available-for-Sale

Investment securities classified as available-for-sale are those debt and equity securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital considerations, and other factors. Investment securities available-for-sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred income tax effect. Realized gains or losses are included in earnings on the trade date and are determined on the basis of the amortized cost of specific securities sold. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. On a quarterly basis the Company reviews any securities that are considered to be impaired to determine if the impairment is other than temporary. If the impairment is other than temporary, the investment is written down by a charge to securities losses in the statement of income.

Loans

The Company's lending operation includes both real estate-secured and non-real estate-secured loans. Real estate secured loans include 1-4 family residential mortgage loans, loans secured by multifamily properties, construction and land loans, commercial real estate, both owner-occupied and non-owner-occupied, second mortgage loans, home equity lines of credit, and loans secured by farmland. Non-real estate-secured loans include personal loans to consumers, commercial loans, and agricultural loans.

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances. Interest income is accrued on the unpaid balance. Loan origination fees, net of certain direct origination costs, are deferred and amortized to income over the estimated lives of the loans using the straight-line method which is not materially different from the interest method.

The accrual of interest on a loan is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Payments on non-accrual loans are applied to principal or applied on a cash basis. When a loan is placed on non-accrual status, all accrued interest receivable is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual status. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loans Held for Sale

The Company's mortgage division originates certain single family, residential mortgage loans for sale. The loans are sold to various investors on a servicing released basis using a best efforts approach. The Company does not consider either the rate lock commitment or the purchased commitment a derivative contract. Loans held for sale are recorded at the lower of cost or fair value, based on prices available as of the measurement date.

Allowance for Loan Losses and Reserve for Unfunded Commitments

The Company maintains an allowance for loan losses, representing an estimate of probable losses inherent in the loan portfolio existing as of the measurement date.

The Company's Credit Department evaluates various loans individually for impairment as required by Financial Accounting Standards Board ASC 310, Receivables –Subsequent Measurement. Loans evaluated individually for impairment include adversely classified loans, non-performing loans, non-accrual loans, loans past due by 90 days or more, restructured loans and other loans selected by management. The evaluations are based upon discounted expected cash flows or collateral valuations. If the evaluation concludes that a loan is impaired, then a specific reserve is established for the amount of impairment. For loans that are not individually evaluated, the Company makes estimates of losses for groups of loans as required by ASC 450-20, Accounting for Contingencies. Loans are grouped by similar characteristics, including the type of loan, the assigned loan grade and the general collateral type. Assigned loan grades include Quality, Satisfactory, Acceptable, Special Mention, Substandard and Doubtful. A loss rate reflecting the expected loss inherent in a group of loans is derived based upon estimates of default rates for a given loan grade, the predominant collateral type for the group and the terms of the loan. The resulting estimate of losses for groups of loans are adjusted for relevant environmental factors and other conditions of the portfolio of loans, including: borrower and industry concentrations; levels and trends in delinquencies, charge-offs and recoveries; changes in underwriting standards and risk selection; and, national and local economic conditions.

The amounts of estimated impairment for individually evaluated loans and groups of loans are added together for a total estimate of loan losses. This estimate of losses is compared to the allowance for loan losses of the Company as of the measurement date and, if the estimate of losses is greater than the allowance, an additional provision to the allowance is made. If the estimate of losses is less than the allowance, the degree to which the allowance exceeds the estimate is evaluated to determine whether the allowance falls outside a range of estimates. If the estimate of losses is below the range of reasonable estimates, the allowance is reduced by adjusting the provision for loan losses. The Company recognizes the inherent imprecision in estimates of losses due to various uncertainties and variability related to the factors used, and therefore a reasonable range around the estimate of losses is derived and used to ascertain whether the allowance is too high or too low. If different assumptions or conditions were to prevail and it is determined that the allowance is not adequate to absorb the new estimate of probable losses, an additional provision for loan losses would be made, which amount may be material to the consolidated financial statements.

During 2017, the Company established a reserve for unfunded commitments, which represents an estimate of the potential losses related to commitment amounts that, as of the measurement date, have not yet been funded. The initial reserve for unfunded commitments was created by a reclassification from the allowance for loan losses to the reserve for unfunded commitments. Adjustments to the reserve for unfunded commitments, whether increases due to higher loss estimates, or reductions resulting from lower loss estimates, are recorded with an offset to noninterest expense.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line method over each asset's estimated useful life. Maintenance and repairs are charged to current operations while improvements are capitalized. Disposition gains and losses are reflected in current operations. Purchased software is included in other assets and expensed over the estimated useful life.

Real Estate Held for Sale

Real estate held for sale is measured at the lower of the carrying amount or fair value less costs to sell. A loss is recognized for any adjustment of the of the asset's carrying amount to its fair value less cost to sell in the period the held for sale criteria are met. Subsequent changes in the asset's fair value less cost to sell would be reported as an adjustment to its carrying amount, except that the adjusted carrying amount will not exceed the carrying amount of the asset at the time it was initially classified as held for sale.

Other Real Estate Owned

Assets acquired through or in lieu of loan foreclosure are initially recorded at fair value at the date of foreclosure. Subsequent to foreclosure, valuations are periodically performed by management using updated appraisals and other information, and the assets are carried at the lower of carrying amount or fair value less cost to sell. Generally, appraisals are updated every 24 months for all individually significant properties or when current events indicate that a property may have incurred a material decrease in value. Revenue and expenses from operations and gains and losses on disposals are reported as foreclosed assets-write-down and operating expenses within noninterest expense.

Income Taxes

Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates to the differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Under ASC 740, the effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The December 22, 2017 enactment of the Tax Cuts and Jobs Act resulted in a reduction in the Company's federal income tax rate, which resulted in a revaluation of the net deferred tax asset, the impact of which was is reflected in the 2017 consolidated financial statements.

Management evaluates the Company's tax circumstances and filings under the most current and relevant accounting rules and believes the Company has incurred no liability for uncertain tax positions (or any related penalties and interest) for the periods open to normal jurisdictional examinations (2015 through 2017).

Net Income (Loss) Per Common Share

Net income (loss) per common share is calculated based on the weighted average outstanding shares during the year. Net income per common share assumes dilution is calculated based on the weighted average outstanding shares during the year plus common stock equivalents at year end. Net loss per common share excludes the impact of common stock equivalents at year end due to the antidilutive nature of those securities.

Stock Compensation Plans

The Company accounts for stock compensation plans under the guidance of ASC 718 which requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their grant-date fair values. No stock options were granted during 2018 or 2017. See Note 12 for information regarding restricted stock awarded during 2018. No restricted stock was awarded during 2017.

Use of Estimates

In preparing consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of other real estate, calculation of deferred tax assets and investment securities.

Business Segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Recent Accounting Pronouncements

In February 2018, ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (ASU 2018-02) was issued by the FASB. ASU 2018-02 permits a reclassification from accumulated other comprehensive income (AOCI) to retained earnings for stranded tax effects resulting from the newly enacted federal corporate income tax rate in the Tax Cuts and Jobs Act, which was enacted on December 22, 2017. The Tax Cuts and Jobs Act included a reduction to the corporate income tax rate from 35 percent to 21 percent effective January 1, 2018. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early adoption was permitted, and the Company adopted the guidance during the fourth quarter of 2017.

In June 2016, ASU No. 2016-13, Measurement of Credit Losses on Financial Instruments (ASU 2016-13) was issued by the FASB. ASU 2016-13 significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. ASU 2016-13 is intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments. ASU 2016-13 is effective for interim and annual reporting periods beginning after December 15, 2019; early adoption is permitted for interim and annual reporting periods beginning after December 15, 2018. Entities will apply the standard's provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is effective (i.e., modified retrospective approach). The Company continues to evaluate the impact ASU 2016-13 will have on its consolidated financial statements, but the magnitude of this impact has not been determined. The ultimate financial impact will depend on multiple items including, among other items, loan portfolio composition, credit quality at the adoption date, economic conditions, financial models used and forecasts. Working with an external advisor, the Company's implementation team continues critical activities such as building models, reviewing data quality, and development of accounting policies and disclosures.

In January 2016, ASU No. 2016-01 Financial Instruments--Overall (ASU 2016-01) was issued by the FASB.  ASU 2016-01 addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 was effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company adopted the provisions of ASU 2016-01 on January 1, 2018, with no material impact on the consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers. ASU 2014-09 is a comprehensive revenue recognition model that requires a company to recognize revenue to depict the transfer of goods or services to a customer at an amount that reflects the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. ASU 2014-09 was effective for annual reporting periods, and interim periods within that period, beginning after December 15, 2016. ASU No. 2015-14 issued in August 2015 deferred the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. The Company adopted ASU 2014-09 effective January 1, 2018. Adoption of ASU 2014-09 did not have a material effect on the Company's current financial position or results of operations; however, certain income statement items were reclassified, with no impact on net income.

Revenue Recognition

ASU 2014-09 requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. Descriptions of significant noninterest revenue-generating activities that are within the scope of ASU 2014-09 include the following:

Service charges on deposit accounts - These deposit account-related fees represent monthly account maintenance and transaction-based service fees such as overdraft fees, stop payment fees and charges for issuing cashier's checks and money orders. For account maintenance services, revenue is recognized at the end of the statement period when the Company's performance obligation has been satisfied. All other revenues from transaction-based services are recognized at a point in time when the performance obligation has been completed.

Other service charges, commissions and fees - These include interchange fees from customer debit and credit card transactions that are earned at the time a cardholder engages in a transaction with a merchant as well as fees charged to merchants for the ability to accept and process the debit and credit card transaction. Revenue is recognized when the performance obligation has been satisfied, which is upon completion of the card transaction. Additionally, these include, but are not limited to, check cashing fees, wire transfer fees and safe deposit fees. The performance obligation is fulfilled, and revenue is recognized, at the point in time the requested service is provided to the customer.

Other operating income - includes various forms of revenue including changes in the cash surrender value of bank-owned life insurance, none of which are within the scope of ASU 2014-09. The remaining miscellaneous income is the result of immaterial transactions where revenue is recognized when, or as, the performance obligation is satisfied.

The following table identifies components of noninterest income accounted for pursuant to ASU 2014-09.

	Year Ended December 31,
	2018	2017	2016
Service charges on deposit accounts [1]	$1,471	$1,568	$1,786
Other service charges, commissions and fees [1]	1,627	1,881	1,748
Mortgage banking income [2]	315	1,942	525
Securities gains, net [2]	—	19	47
Other operating income [2]	854	626	762
Total non-interest income	$4,267	$6,036	$4,868

[1] Income recognized pursuant to ASC 2014-09
[2] Income recognized pursuant to accounting standards other than ASC 2014-09

In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842) (ASU 2016-02), which increases transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. ASU 2016-02 generally requires lessees to recognize all lease contracts on their balance sheet. This ASU requires lessees to classify leases as either operating or finance leases, which are substantially similar to the current operating and capital leases classifications. The distinction between these two classifications under the new standard does not relate to balance sheet treatment, but relates to treatment in the statements of income and cash flows. ASU 2016-02 is effective for public business entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company adopted ASU 2016-02 during the first quarter of 2019, recording an increase to the consolidated balance sheets for right-of-use assets and associated lease liabilities, as well as resulting depreciation expense of the right-of-use assets and interest expense of the lease liabilities in the consolidated statements of income, for arrangements previously accounted for as operating leases. Adding these assets to the Company's consolidated balance sheet will increase total risk-weighted assets used to determine HUB's risk-based regulatory capital levels.

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (ASU 2018-13). ASU 2018-13 modifies the disclosure requirements on fair value measurements by eliminating the requirements to disclose (i) the amount of and reasons for transfers between level 1 and level 2 of the fair value hierarchy; (ii) the policy for timing of transfers between levels; and (iii) the valuation processes for level 3 fair value measurements. ASU 2018-13 also added specific disclosure requirements for fair value measurements for public entities including the requirement to disclose the changes in unrealized gains and losses for the period included in other comprehensive income for recurring level 3 fair value measurements and the range and weighted average of significant unobservable inputs used to develop level 3 fair value measurements. ASU 2013-13 is effective for fiscal years beginning after December 15, 2019, and all interim periods within those fiscal years. Early adoption is permitted, and issuers may early adopt amendments that remove or modify disclosures and delay the adoption of the additional disclosures until their effective date. The Company plans to adopt all applicable amendments and update the disclosures as appropriate during the first quarter of 2020.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.

Note 2 – Formal Written Agreement

On October 13, 2010, the Company and Bank entered into a written agreement ("Written Agreement") with the Federal Reserve Bank of Richmond (the "Reserve Bank"). Under the terms of the Written Agreement, the Bank has agreed to develop and submit to the Reserve Bank for approval within the time periods specified therein written plans or programs to:

•	strengthen board oversight of the management and operations of the Bank;
•	strengthen credit risk management and administration;
•	provide for the effective grading of the Bank's loan portfolio;
•	summarize the findings of its review of the adequacy of the staffing of its loan review function;
•

improve the Bank's position with respect to loans, relationships, or other assets in excess of $500 that currently are, or in the future become past due more than 90 days, on the Bank's problem loan list, or adversely classified in any report of examination of the Bank;

•	review and revise the Bank's methodology for determining the allowance for loan and lease losses ("ALLL") and maintain an adequate ALLL;
•	maintain sufficient capital at the Company and the Bank;
•	establish a revised written contingency funding plan;
•	establish a revised written strategic and capital plan;
•	establish a revised investment policy;
•	improve the Bank's earnings and overall condition;
•	revise the Bank's information technology program;
•	establish a disaster recovery and business continuity program; and,
•	establish a committee to monitor compliance with all aspects of the written agreement.

Further, both the Company and the Bank have agreed to refrain from declaring or paying dividends without prior regulatory approval. The Company has agreed that it will not take any other form of payment representing a reduction in Bank's capital or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior regulatory approval. The Company also has agreed not to incur, increase or guarantee any debt or not to purchase or redeem any shares of its stock without prior regulatory approval.

Note 3 - Investment Securities Available For Sale

The amortized cost and fair value of investment securities available for sale are as follows:

	December 31, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political subdivisions	$13,590	$9	$763	$12,836
Mortgage backed securities	52,344	8	1,798	50,554
SBA pools	5,326	—	85	5,241
Investment securities available for sale	$71,260	$17	$2,646	$68,631

	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
State and political subdivisions	$12,766	$44	$299	$12,511
Mortgage backed securities	60,383	12	1,088	59,307
SBA pools	6,841	1	133	6,709
Investment securities available for sale	$79,990	$57	$1,520	$78,527

Investment securities available for sale with a fair value of $37,448 and $26,856 at December 31, 2018 and December 31, 2017, respectively, were pledged as collateral on public deposits, FHLB advances and for other purposes as required or permitted by law.

The following table presents the age of gross unrealized losses and fair value by investment category:

	December 31, 2018
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and political subdivisions	$3,608	$73	$7,791	$690	$11,399	$763
Mortgage-backed securities	2,319	8	46,661	1,790	48,980	1,798
SBA pools	—	—	5,218	85	5,218	85
Total	$5,927	$81	$59,670	$2,565	$65,597	$2,646

	December 31, 2017
	Less Than 12 months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
State and political subdivisions	$1,744	$18	$7,158	$281	$8,902	$299
Mortgage-backed securities	14,540	177	42,415	911	56,955	1,088
SBA pools	176	1	6,206	132	6,382	133
Total	$16,460	$196	$55,779	$1,324	$72,239	$1,520

The Company assesses its securities for other than temporary impairment quarterly by reviewing credit ratings, financial and regulatory reports as well as other pertinent published financial data. As of December 31, 2018 and December 31, 2017, the Company's assessment revealed no other than temporary impairment.

The amortized cost and estimated fair value of securities available for sale at December 31, 2018 and December 31, 2017, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2018		December 31, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value

Investment securities with scheduled maturities:
Due in one year or less	$98	$100	$125	$125
Due after one year through five years	367	366	1,028	1,033
Due after five years through ten years	2,782	2,638	869	841
Due after ten years	15,669	14,973	17,585	17,221
Total investment securities with scheduled maturities	18,916	18,077	19,607	19,220
Mortgage-backed securities	52,344	50,554	60,383	59,307
Total investment securities available for sale	$71,260	$68,631	$79,990	$78,527

The following table summarizes the securities gains (losses) recognized for the periods presented:

	Year Ended December 31,
	2018	2017	2016
Gross gains	$—	$32	$65
Gross losses	—	(13)	(18)
Securities gains, net	$—	$19	$47

Note 4 - Other Investments

Federal Home Loan Bank of Atlanta stock, Federal Reserve Bank stock, Community Bankers' Bank stock and Pacific Coast Banker's Bank stock with a carrying value of $2,774 and $3,116 at December 31, 2018 and 2017, respectively, are stated at cost and included as other investments on the Company's consolidated balance sheets. These investments are considered to be restricted as the Company is required by these entities to hold these investments, and the only market for these investments is stock is the issuer.

Note 5  -  Loans and Allowance for Loan Losses

The composition of net loans is as follows:

	December 31, 2018	December 31, 2017
Real estate secured:
Residential 1-4 family	$165,109	$174,889
Multifamily	18,378	19,469
Construction and land loans	21,029	15,907
Commercial, owner occupied	96,224	82,121
Commercial, non-owner occupied	39,869	33,748
Second mortgages	4,054	4,684
Equity lines of credit	30,221	34,378
Farmland	12,149	13,188
Total real estate secured	387,033	378,384
Non-real estate secured:
Personal	12,754	14,192
Commercial	46,202	36,785
Agricultural	2,830	2,950
Total non-real estate secured	61,786	53,927
Gross loans	448,819	432,311
Less:
Allowance for loan losses	4,373	3,954
Net deferred fees	698	737
Loans, net	$443,748	$427,620

As of December 31, 2018, loans totaling $144,525 were pledged to the Federal Home Loan Bank of Atlanta to secure existing debt obligations and to provide additional borrowing capacity, compared to $130,773 at December 31, 2017.

The following table is an analysis of past due loans as of December 31, 2018:

	Past Due
	30-89 days	90 days and over	Total	Current	Total	> 90 Days and Accruing
Real estate secured
Residential 1-4 family	$1,481	$819	$2,300	$162,809	$165,109	$105
Equity lines of credit	218	75	293	29,928	30,221	—
Multifamily	402	—	402	17,976	18,378	—
Farmland	754	—	754	11,395	12,149	—
Construction, land development, other land loans	16	—	16	21,013	21,029	—
Commercial real estate:
Owner-occupied	9	756	765	95,459	96,224	—
Non-owner-occupied	—	1,859	1,859	38,010	39,869	—
Second mortgages	—	—	—	4,054	4,054	—
Non-real estate secured
Personal	186	4	190	12,564	12,754	—
Commercial	82	114	196	46,006	46,202	2
Agricultural	—	—	—	2,830	2,830	—
Total	$3,148	$3,627	$6,775	$442,044	$448,819	$107

The following table is an analysis of past due loans as of December 31, 2017:

	Past Due
	30-89 days	90 days and over	Total	Current	Total	> 90 Days and Accruing
Real estate secured
Residential 1-4 family	$1,092	$566	$1,658	$173,231	$174,889	$—
Equity lines of credit	—	—	—	34,378	34,378	—
Multifamily	—	—	—	19,469	19,469	—
Farmland	234	50	284	12,904	13,188	—
Construction, land development, other land loans	—	—	—	15,907	15,907	—
Commercial real estate:
Owner-occupied	11	708	719	81,402	82,121	—
Non-owner-occupied	—	—	—	33,748	33,748	—
Second mortgages	—	—	—	4,684	4,684	—
Non-real estate secured
Personal	211	23	234	13,958	14,192	—
Commercial	502	279	781	36,004	36,785	26
Agricultural	49	—	49	2,901	2,950	—
Total	$2,099	$1,626	$3,725	$428,586	$432,311	$26

Loans are considered delinquent when payments have not been made according to the terms of the contract. The accrual of interest on loans is generally discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection.  Additionally, in certain instances, loans that have been restructured or modified may also be classified as non-accrual per regulatory guidance until a satisfactory payment history has been established. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

The following is a summary of non-accrual loans at December 31, 2018 and December 31, 2017:

	December 31, 2018	December 31, 2017
Real estate secured
Residential 1-4 family	$1,196	$887
Construction and land loans	8	—
Commercial real estate:
Owner-occupied	2,038	708
Non-owner-occupied	2,004	—
Equity lines of credit	75	—
Farmland	142	193
Non-real estate secured
Personal	26	23
Commercial	431	254
Total	$5,920	$2,065

The following is a summary of residential real estate currently in the process of foreclosure as well as foreclosed residential real estate as of December 31, 2018.

	Number	Balance
Residential real estate in the process of foreclosure	7	$1,304
Foreclosed residential real estate	9	785

The following tables represent a summary of credit quality indicators of the Company's loan portfolio at December 31, 2018 and December 31, 2017.  The grades are assigned and/or modified by the Company's credit review and credit analysis departments based on the creditworthiness of the borrower and the overall strength of the loan.

The following tables provide the credit risk profile by internally assigned grade as of December 31, 2018 and December 31, 2017:

December 31, 2018	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied
Quality	$12,991	$—	$—	$724	$1,632	$131
Satisfactory	107,925	4,276	2,736	5,314	39,679	13,046
Acceptable	37,036	13,700	3,617	13,349	47,963	21,073
Special Mention	1,696	402	—	1,565	2,720	3,615
Substandard	5,461	—	5,796	77	4,230	2,004
Doubtful	—	—	—	—	—	—
Total	$165,109	$18,378	$12,149	$21,029	$96,224	$39,869

December 31, 2017	Residential 1-4 Family	Multifamily	Farmland	Construction, Land Loans	Commercial Real Estate- Owner Occupied	Commercial Real Estate Non-Owner Occupied
Quality	$33,107	$—	$13	$2,870	$3,535	$295
Satisfactory	95,659	10,653	4,419	5,445	45,906	13,602
Acceptable	40,487	8,816	3,333	5,906	28,344	15,609
Special Mention	388	—	3,206	1,565	2,542	2,226
Substandard	5,248	—	2,217	121	1,661	2,016
Doubtful	—	—	—	—	133	—
Total	$174,889	$19,469	$13,188	$15,907	$82,121	$33,748

Explanation of credit grades:

Quality - This grade is reserved for the Bank's top quality loans. These loans have excellent sources of repayment, with no significant identifiable risk of collection. Generally, loans assigned this rating will demonstrate the following characteristics:

•	Conformity in all respects with Bank policy, guidelines, underwriting standards, and Federal and State regulations (no exceptions of any kind).
•	Documented historical cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources.
•	Adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

For existing loans, all of the requirements above apply plus all payments have been made as agreed, current financial information on all borrowers and guarantors has been obtained and analyzed, and overall business operating trends are either stable or improving.

Satisfactory - This grade is given to performing loans. These loans have adequate sources of repayment, with little identifiable risk of collection. Loans assigned this rating will demonstrate the following characteristics:

•

General conformity to the Bank's policy requirements, product guidelines and underwriting standards.  Any exceptions that are identified during the underwriting and approval process have been adequately mitigated by other factors.

•	Documented historical cash flow that meets or exceeds required minimum Bank guidelines, or that can be supplemented with verifiable cash flow from other sources.
•	Adequate secondary sources to liquidate the debt, including combinations of liquidity, liquidation of collateral, or liquidation value to the net worth of the borrower or guarantor.

For existing loans, all of the requirements outlined above will apply, plus all payments have been made as agreed, current financial information on all borrowers and guarantors has been obtained and analyzed, and overall business operating trends are stable with any declines considered minor and temporary.

Acceptable - This grade is given to loans that show signs of weakness in either adequate sources of repayment or collateral, but have demonstrated mitigating factors that minimize the risk of delinquency or loss.  Loans assigned this rating may demonstrate some or all of the following characteristics:

•

Additional exceptions to the Bank's policy requirements, product guidelines or underwriting standards that present a higher degree of risk to the Bank.  Although the combination and/or severity of identified exceptions is greater, all exceptions have been properly mitigated by other factors.

•

Unproved, insufficient or marginal primary sources of repayment that appear sufficient to service the debt at this time.  Repayment weaknesses may be due to minor operational issues, financial trends, or reliance on projected (not historic) performance.

•	Marginal or unproven secondary sources to liquidate the debt, including combinations of liquidation of collateral and liquidation value to the net worth of the borrower or guarantor.

For existing loans, payments have generally been made as agreed with only minor and isolated delinquencies.

Special Mention -This grade is given to Watch List loans that include the following characteristics:

•	Loans with underwriting guideline tolerances and/or exceptions with no identifiable mitigating factors.
•

Extending loans that are currently performing satisfactorily but with potential weaknesses that may, if not corrected, weaken the asset or inadequately protect the Bank's position at some future date. Potential weaknesses are the result of deviations from prudent lending practices.

•

Loans where adverse economic conditions that develop subsequent to the loan origination do not jeopardize liquidation of the debt, but do substantially increase the level of risk may also warrant this rating.

Substandard - Loans in this category are characterized by deterioration in quality exhibited by any number of well-defined weaknesses requiring corrective action. A substandard loan is inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as substandard must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt; they are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

The weaknesses may include, but are not limited to:

•	High debt to worth ratios and or declining or negative earnings trends
•	Declining or inadequate liquidity
•	Improper loan structure or questionable repayment sources
•	Lack of well-defined secondary repayment source, and
•	Unfavorable competitive comparisons.

Such loans are no longer considered to be adequately protected due to the borrower's declining net worth, lack of earnings capacity, declining collateral margins and/or unperfected collateral positions. A possibility of loss of a portion of the loan balance cannot be ruled out. The repayment ability of the borrower is marginal or weak and the loan may have exhibited excessive overdue status or extensions and/or renewals.

Doubtful - Loans classified Doubtful have all the weaknesses inherent in loans classified Substandard, plus the added characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions, and values highly questionable and improbable. The ability of the borrower to service the debt is extremely weak, overdue status is constant, the debt has been placed on non-accrual status, and no definite repayment schedule exists.

However, these loans are not yet rated as loss because certain events may occur which would salvage the debt. Among these events are:

•	Injection of capital
•	Alternative financing
•	Liquidation of assets or the pledging of additional collateral.

The credit risk profile based on payment activity as of December 31, 2018:

	Consumer - Non Real Estate	Equity Line of Credit /Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate
Performing	$12,750	$34,200	$46,088	$2,830
Nonperforming (>90 days past due)	4	75	114	—
Total	$12,754	$34,275	$46,202	$2,830

The credit risk profile based on payment activity as of December 31, 2017:

	Consumer - Non Real Estate	Equity Line of Credit /Second Mortgages	Commercial - Non Real Estate	Agricultural - Non Real Estate
Performing	$14,169	$39,062	$36,506	$2,950
Nonperforming (>90 days past due)	23	—	279	—
Total	$14,192	$39,062	$36,785	$2,950

The following tables reflect the Bank's impaired loans at December 31, 2018:

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance
Real estate secured
Residential 1-4 family	$4,325	$4,325	$—	$5,862	$134
Equity lines of credit	7	7	—	28	—
Multifamily	402	402	—	201	—
Farmland	5,681	5,681	—	3,084	10
Construction, land development, other land loans	1,635	1,635	—	1,700	2
Commercial real estate- owner occupied	5,332	5,332	—	3,442	9
Commercial real estate- non owner occupied	—	—	—	32	—
Second mortgages	100	100	—	155	—
Non-real estate secured
Personal	—	—	—	48	9
Commercial	317	317	—	411	20
Agricultural	—	—	—	—	—
Total	$17,799	$17,799	$—	$14,963	$184

December 31, 2018	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Real estate secured
Residential 1-4 family	$631	$631	$191	$353	$307
Equity lines of credit	105	105	80	53	6
Multifamily	—	—	—	—	—
Farmland	122	122	2	927	—
Construction, land development, other land loans	—	—	—	—	—
Commercial real estate- owner occupied	1,704	1,704	351	1,789	—
Commercial real estate- non owner occupied	3,686	3,686	844	3,789	45
Second mortgages	35	35	7	18	—
Non-real estate secured
Personal	18	18	7	10	—
Commercial	1,161	1,161	880	832	—
Agricultural	—	—	—	—	—
Total	$7,462	$7,462	$2,362	$7,771	$358

The following tables reflect the Bank's impaired loans at December 31, 2017:

December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance
Real estate secured
Residential 1-4 family	$7,398	$7,398	$—	$6,123	$279
Equity lines of credit	49	49	—	37	—
Multifamily	—	—	—	495	56
Farmland	486	486	—	586	42
Construction, land development, other land loans	1,765	1,765	—	1,753	67
Commercial real estate- owner occupied	1,552	1,552	—	3,677	22
Commercial real estate- non owner occupied	63	63	—	973	19
Second mortgages	209	209	—	198	3
Non real estate secured
Personal	95	95	—	55	—
Commercial and agricultural	504	504	—	274	—
Total	$12,121	$12,121	$—	$14,171	$488

December 31, 2017	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With an allowance recorded
Real estate secured
Residential 1-4 family	$74	$74	$11	$267	$24
Equity lines of credit	—	—	—	—	—
Multifamily	—	—	—	—	—
Farmland	1,731	1,731	257	962	13
Construction, land development, other land loans	—	—	—	183	24
Commercial real estate- owner occupied	1,873	1,873	465	1,506	—
Commercial real estate- non owner occupied	3,892	3,892	955	2,951	141
Second mortgages	—	—	—	9	—
Non real estate secured
Personal	2	2	2	27	—
Commercial and agricultural	502	502	418	568	4
Total	$8,074	$8,074	$2,108	$6,473	$402

The following tables present the balance in the allowance for loan losses and the recorded investment in loans by loan category and is segregated by impairment evaluation method as of and for the years ended December 31, 2018 and December 31, 2017.

Year ended December 31, 2018	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Loan Losses:
Balance at December 31, 2017	$133	—	$1	$1,636	$955	$12	$—	$54	$265	$383	$515	$3,954
Provision for credit losses	434	25	18	(510)	(60)	(26)	127	(44)	(115)	714	175	738
Charge-offs	117	—	—	123	—	5	—	1	197	347	—	790
Recoveries	(42)	—	(8)	(19)	—	(32)	—	(2)	(161)	(207)	—	(471)
Net charge-offs	75	—	(8)	104	—	(27)	—	(1)	36	140	—	319
Balance at December 31, 2018	$492	$25	$27	$1,022	$895	$13	$127	$11	$114	$957	$690	$4,373
Allowance allocated by impairment method:
Individually evaluated	$191	$—	$—	$351	$844	$7	$80	$2	$7	$880	$—	$2,362
Collectively evaluated	301	25	27	671	51	6	47	9	107	77	690	2,011
Loan balances by impairment method used:
Individually evaluated	$5,026	$412	$1,676	$7,066	$3,466	$135	$108	$5,938	$17	$1,417	$—	$25,261
Collectively evaluated	160,083	17,966	19,353	89,158	36,403	3,919	30,113	6,211	12,737	47,615	—	423,558
Balance at December 31, 2018	$165,109	$18,378	$21,029	$96,224	$39,869	$4,054	$30,221	$12,149	$12,754	$49,032	—	$448,819

Year ended December 31, 2017	Residential 1-4 Family	Multifamily	Construction and Land Loans	Commercial Owner Occupied	Commercial Non-Owner Occupied	Second Mortgages	Equity Line of Credit	Farmland	Personal and Overdrafts	Commercial and Agricultural	Unallocated	Total
Allowance for Loan Losses:
Balance at December 31, 2016	$371	—	$21	$1,339	$445	$15	$27	$16	$802	$535	$1,258	$4,829
Provision for credit losses	(220)	—	(24)	1,025	509	(4)	(28)	36	(398)	(130)	(646)	120
Charge-offs	57	—	—	755	—	—	—	—	321	470	—	1,603
Recoveries	(39)	—	(4)	(27)	(1)	(1)	(1)	(2)	(182)	(448)	—	(705)
Net charge-offs	18	—	(4)	728	(1)	(1)	(1)	(2)	139	22	—	898
Reclassification of reserve for unfunded commitments	—	—	—	—	—	—	—	—	—	—	(97)	(97)
Balance at December 31, 2017	$133	$—	$1	$1,636	$955	$12	$—	$54	$265	$383	$515	$3,954
Allowance allocated by impairment method:
Individually evaluated	$11	$—	$—	$772	$955	$—	$—	$—	$2	$368	$—	$2,108
Collectively evaluated	122	—	1	864	—	12	—	54	263	15	515	1,846
Loan balances by impairment method used:
Individually evaluated	$7,472	$—	$1,766	$3,425	$3,954	$209	$49	$2,217	$97	$1,006	$—	$20,195
Collectively evaluated	167,417	19,469	14,141	78,696	29,794	4,475	34,329	10,971	14,095	38,729	—	412,116
Balance at December 31, 2017	$174,889	$19,469	$15,907	$82,121	$33,748	$4,684	$34,378	$13,188	$14,192	$39,735	—	$432,311

The Company's credit administration personnel and senior financial officers are responsible for tracking, coding, and monitoring troubled debt restructurings ("TDRs"). Concessions are made to existing borrowers in the form of modified interest rates and / or payment terms. The loans are segregated for regulatory and external reporting. Each specific TDR is reviewed to determine if the accrual of interest should be discontinued and also reviewed for impairment. The Company's senior credit officer performs this analysis on a quarterly basis in addition to determining any other loans that are impaired within the loan portfolio. The Company had a total of $11,546 and $8,005 of loans categorized as TDRs as of December 31, 2018 and December 31, 2017, respectively. Interest is accrued on TDRs if the loan is not otherwise impaired and the full collection of principal and interest under the modified terms is deemed probable.

In the determination of the allowance for loan losses, management considers subsequent TDR defaults by adjusting the TDR loan risk grades. Defaults resulting in charge-offs affect the historical loss experience ratios which are a component of the allowance calculation. Additionally, specific reserves may be established on restructured loans evaluated individually.

The following table summarizes new TDRs during December 31, 2018. There were no new TDRs in the year ended December 31, 2017.

December 31, 2018	Number	Pre-Modification Recorded Investment	Post-Modification Recorded Investment

Below Market Rate
Residential 1-4 family	4	$639	$639
Farmland	4	768	768
Commercial real estate-owner occupied	3	1,107	1,107
Commercial real estate-non owner occupied	1	1,462	1,462
Commercial	1	120	120
Total below market rate	13	4,096	4,096

Total restructurings	13	$4,096	$4,096

There were no defaults of loans restructured in the previous 12 months in the years ended December 31, 2018 or December 31, 2017.

The Bank has engaged an external third party to perform its loan review function in order to identify weaknesses within the loan portfolio. The review, which seeks to cover 40 percent of loan balances each year, considers collateral, repayment history, guarantor strength, debt service coverage, and other relevant information on an individual and global level. These reviews consider borrower cash flow capacity, using financial statements, income tax returns and internally prepared interim statements for borrowers and guarantors. Debt service coverage (DSC) is calculated on each individual customer, or guarantor, as well as the aggregate or global DSC. Collateral evaluation includes an inspection of the collateral file to determine if the Bank is properly secured. Collateral is discounted, when appropriate, to determine a stressed loan to value (LTV) ratio.

The Company also seeks to identify potential problem relationships through watch list reviews, which include reviews of past due data and other information that might be helpful in evaluating a particular loan relationship that is exhibiting stress. Watch list relationships display distinct characteristics including, but not limited to, late payments greater than 60 days, a low DSC calculation, bankruptcy filings, casualty losses, or other issues that would cause a perceived increase in the risk of loss to the Bank.

The segments of the Company's loan portfolio are disaggregated to a level that allows management to monitor risk and performance. In reviewing risk, management has determined there to be several different risk categories within the loan portfolio. The allowance for loan losses consists of amounts applicable to: (i) the commercial loan portfolio; (ii) the commercial real estate loan portfolio; (iii) the construction loan portfolio; (iv) the consumer loan portfolio; and, (v) the residential loan portfolio. The commercial real estate ("CRE") loan segment is further disaggregated into two classes. Non-owner occupied CRE loans, which include loans secured by non-owner occupied nonfarm nonresidential properties, generally have a greater risk profile than all other CRE loans, which include multifamily structures and owner-occupied commercial structures. The construction loan segment is further disaggregated into two classes. One-to-four family residential construction loans are generally made to individuals for the acquisition of and/or construction on a lot or lots on which a residential dwelling is to be built. Commercial construction loans are generally made to developers or investors for the purpose of acquiring, developing and constructing residential or commercial structures. Construction lending is generally considered to involve a higher degree of credit risk than long-term permanent financing.

The following describes the Company's basic methodology for computing its ALLL.

On a quarterly basis, the ALLL methodology begins with the identification of loans subject to ASC 310. All loans that are rated "7" (Doubtful) are assessed as impaired based on the expectation that the full collection of principal and interest is in doubt. All loans that are rated "6" (Substandard) or are expected to be downgraded to "6", require additional analysis to determine whether they may be impaired under ASC 310. All loans that are rated "5" (Special Mention) are presumed not to be impaired. However, "5" rated loans, together with any Troubled Debt Restructured (TDR) loan, may warrant further analysis before completing an assessment of impairment.

A loan is considered impaired and an allowance for loan losses is established on loans for which it is probable that the full collection of principal and interest is in doubt. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including collateral value based on a recent appraisal, liquidation value and/or discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. At December 31, 2018 and December 31, 2017, all of the total impaired loans were evaluated based on either the fair value of the collateral or the discounted cash flows.

For ASC 310 loans that are individually evaluated and found to be impaired (primarily those designated as Substandard and Doubtful), the associated ALLL will be based upon one of the three impairment measurement methods specified within ASC 310:

(1)	Present value of expected future cash flows discounted at the loan's effective interest rate;
(2)	Loan's observable market price; or
(3)	Fair value of the collateral.

To determine the amount of loan loss exposure for the impaired ASC 310 loans, the value of collateral for secured loans is evaluated to determine the current value and potential exposure.  The collateral value is adjusted for its age and condition, and, for real estate, adjusted for condition, location, and age of the most current appraisal.  If the adjusted value of the collateral is less than the current principal balance, the difference is designated as direct exposure for loan loss calculations.  The total balance of unsecured loans is considered as direct exposure.

For all other loans, including individual loans determined not to be impaired under ASC 310, the associated ALLL is calculated in accordance with ASC 450 that provides for estimated credit losses likely to be realized on groups of loans with similar risk characteristics. The Company uses standard call report categories to segregate loans into groups with similar risk characteristics. Estimated credit losses reflect significant factors that affect the collectability of the portfolio as of the evaluation date. Key factors that influence risk within the Company's loan portfolio are divided into three major categories:

(1) Historical Loss Factor: To calculate the anticipated loan loss in each call report category for ASC 450 loans, the Company begins with the net loss in each category for each of the last twelve quarters. The Company uses a rolling twelve quarter weighted historical loss average where the most recent quarters are weighted heavier than the earlier quarters so that the calculation reflects current risk trends within the portfolio.  The weighting used by the Company is similar to the Rule of 78's with the net losses of the most recent quarter weighted at 12/78ths and those in the first quarter in the twelve quarter period weighted at 1/78th.   Therefore, the net losses of the most recent year represent approximately 54% of the calculation compared with 33% if a simple average of losses over the three-year period was used.  The total of weighted factors for each call report category is applied to the current outstanding loan balance in each category to calculate expected loss based on historical data for a group of loans with similar risk characteristics.  The same weighting is applied to all loan types .

(2)External economic factors:  Economic conditions have a significant impact on Company's loan portfolio because deteriorating conditions can adversely impact both collateral values and the customer's ability to service debt.  Management has selected the following external factors as indicators of economic conditions:

a. National GDP growth rate

b. Local unemployment rates

c. Prime interest rate

The values for external factors are updated on a quarterly basis based on current data.

(3)Internal process factors:  Internal factors that influence loss rates as a result of risk management and control practices include the following:

d. Past-due loans

e. Non-accrual loans

f. Commercial real estate concentrations

f. Loan volume

g. Level and trend of classified loans

The values for internal factors are updated on a quarterly basis based on current portfolio metrics.

Once the quarterly ALLL is computed, the calculations are reviewed by the Company's management. The ALLL is then reviewed and approved by the Board of Directors.

Loans Held for Sale

The Company's mortgage division, Highlands Home Mortgage, originates certain single family, residential first mortgage loans for sale on a presold basis. Loan sale activity is summarized below. This division began operations in the second quarter of 2016. Loans are typically sold to one of the various investors within 20 days of closing. Management believes that, for each period presented, the carrying amount approximates the fair value of loans held for sale.

	Year ended December 31,
	2018	2017
Loans held for sale at end of period	$265	$4,808
Proceeds from sales of mortgage loans originated for sale	21,920	15,497
Gain on sales of mortgage loans originated for sale	315	1,942

Note 6 - Premises and Equipment / Real Estate Held for Sale

Premises and equipment include the following as of December 31, 2018 and December 31, 2017:

	2018	2017
Land	$7,238	$7,238
Buildings	14,976	14,520
Equipment	16,058	16,182
Gross investment in premises and equipment	38,272	37,940
Less: accumulated depreciation	20,825	19,608
Premises and equipment, net	$17,447	$18,332

Depreciation expense was $1,068 and $1,042 for 2018 and 2017, respectively.

Total rent expense for all operating leases amounted to $195 in 2018, compared to $212 in 2017.

Future minimum rental commitments for noncancellable operating leases with initial or remaining terms of one or more years consisted of the following as of December 31, 2018:

Year ended December 31
2019	$49
2020	37
2021	37
2022	15
Total	$138

The Company also reports real estate held for sale totaling $817 and $1,430 as of December 31, 2018 and December 31, 2017, respectively. Real estate held for sale includes vacant lots that were originally purchased for future branch expansion or bank operations.

Note 7 - Bank Owned Life Insurance

The Company maintains insurance on the lives of certain current and former directors and officers. As beneficiary, the Company receives the cash surrender value if the policy is terminated, and upon death of the insured, receives all benefits payable.  The current value of the policies at December 31, 2018 and 2017 was $15,022 and $14,679, respectively.

Note 8 - Income Taxes

The components of income tax expense (benefit) related to continuing operations are as follows:

	2018	2017
Federal:
Current	$—	$—
Deferred	949	5,694
Total	$949	$5,694

The Company's income tax expense differs from tax expense calculated at a statutory federal rate of 21 percent for 2018 and 34 percent for 2017 as follows:

	2018	2017
Statutory rate applied to income before income taxes	$954	$1,787
Tax exempt interest	(44)	(108)
Revaluation of deferred tax asset due to change in enacted federal income tax rate	—	3,960
Other, net	39	55
Income tax expense	$949	$5,694

The components of the net deferred tax asset (DTA) are as follows:

	2018	2017
Deferred tax asset:
Allowance for loan loss	$918	$830
Previous years AMT	742	742
Loss on other equity investments	—	—
Net operating loss carry-forwards (20 year carry-forward period) and other	4,565	5,571
Net unrealized loss on investment securities available-for-sale	552	423
Deferred tax asset	6,777	7,566
Deferred tax liability:
Depreciation	(251)	(405)
Net deferred tax asset	$6,526	$7,161

The DTA related to the Company's net operating losses represent future benefits that will expire in periods ranging from 2030 to 2036.

The Company evaluates the carrying amount of its DTA in accordance with the guidance provided in FASB ASC Topic 740 (ASC 740), in particular, applying the criteria set forth therein to determine whether it is more likely than not (i.e., a likelihood of more than 50 percent) that some portion, or all, of the DTA will not be realized within its life cycle, based on the weight of available evidence. In most cases, the realization of the DTA is dependent upon the Company generating a sufficient level of taxable income in future periods, which can be difficult to predict. If the Company's forecast of taxable income within the carry forward periods available under applicable law is not sufficient, the DTA could be impaired. Management considers the reversal of deferred tax liabilities (including the impact of available carry-back and carry-forward periods), projected future taxable income and tax-planning strategies in making this assessment.

Management periodically evaluates the carrying value of the Company's DTA in accordance with ASC 740, to determine whether a valuation allowance is required based upon circumstances and expectations then in existence. No valuation allowance was recorded as of December 31, 2018 or December 31, 2017.

Note 9 - Deposits

The composition of deposits is as follows:

	December 31, 2018	December 31, 2017
Non-interest bearing demand	$156,408	$148,633
Interest bearing demand	105,941	119,197
Savings deposits	105,110	104,390
Time deposits, in amounts of $100,000 or more	52,774	36,794
Other time deposits	82,583	89,769
Total deposits	$502,816	$498,783

The scheduled maturities of time deposits at December 31, 2018 are as follows:

Year	Amount
2019	$75,037
2020	22,236
2021	9,594
2022	10,769
2023	8,909
Thereafter	8,812
Total	$135,357

Time deposits greater than $250 totaled $13,899 and $6,019 at December 31, 2018 and December 31, 2017, respectively.

Note 10 - Short-Term Borrowings and Long-Term Debt

Short-term borrowings at December 31, 2018 and December 31, 2017 include Federal Home Loan Bank advances that are secured by blanket liens on the Bank's 1-4 family residential mortgage loans, commercial mortgage loans and multifamily loans.

	Interest rate	December 31, 2018	December 31, 2017
FHLB advances maturing:
August 29, 2018	2.855%	$—	$5,000
August 29, 2018	2.733%	—	5,000
August 29, 2019	3.530%	12,500	—
August 29, 2019	3.700%	12,500	—
August 29, 2019	3.740%	5,000	—
Total		$30,000	$10,000

Long-term debt includes the following obligations as of December 31, 2018 and December 31, 2017:

	Interest rate	December 31, 2018	December 31, 2017
FHLB advances maturing:
August 29, 2019	3.53%	$—	$12,500
August 29, 2019	3.70%	—	12,500
August 29, 2019	3.74%	—	5,000
FHLB Affordable Housing Program payable	—%	93	146
Total		$93	$30,146

FHLB advances require quarterly interest payments.

Certain commercial real estate, multi-family, and residential mortgage loans, with a balance of $144,525 and $130,773 at December 31, 2018 and December 31, 2017, respectively, were pledged to the FHLB as collateral for short-term borrowings, long-term debt, and to secure additional available lines of credit.

Contractual principal maturities of long-term debt at December 31, 2018 are as follows:

2019	$53
2020	40
Total	$93

Note 11 - Off-Balance Sheet Activities

The Bank is party to various financial instruments with off-balance sheet risk arising in the normal course of business to meet customers' financing needs. Those financial instruments include unfunded commitments under lines of credit, commitments to extend credit, and commercial standby letters of credit.

Unfunded commitments under lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit may or may not contain a specified maturity date and may or may not be drawn upon to the total extent to which the Company is committed.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The total commitment amount does not necessarily represent future cash requirements since commitments could expire with ever being accessed. The amount of collateral obtained, if deemed necessary by the Company, is based on management's credit evaluation of the customer.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Standby letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds collateral supporting those commitments if deemed necessary.

	December 31, 2018	December 31, 2017
Unfunded commitments	$49,588	$46,119
Commitments to extend credit	7,138	8,919
Standby letters of credit	3,477	991

These instruments contain credit risk for potential non-performance by the borrower following assumed funding of the commitment. The Bank uses the same credit policies in making commitments and conditional obligations that is used for instruments recorded on the consolidated balance sheet.

As of December 31, 2018, other liabilities included a $85 reserve for unfunded commitments, representing management's estimate of potential losses, compared to $97 as of December 31, 2017. These commitments also present interest rate risk.

Note 12 - Stock Issuances / Equity Compensation Plan

On April 16, 2014, management and board of directors of Highlands Bankshares, Inc. announced the completion of a $16,525 private placement capital raise. Purchasers in the private placement included outside investors, as well as certain directors and executive officers of the Company. The Company sold 2,673,249 newly issued shares of the Company's common stock at $3.50 per share, and 2,048,179 shares of Series-A convertible perpetual preferred stock at $3.50 per share. The private placement was disclosed on Form 8-K on April 16, 2014. The Company immediately repaid a $3,440 holding company loan on April 16, 2014. The Company also repaid $3,150 of trust preferred securities and related accrued interest. The payoff totaling $4,802 was completed on July 15, 2014. The Company down-streamed $7,500 to the subsidiary Bank in June 2014.

During the third quarter of 2014, the Company conducted a rights offering to its existing shareholders other than directors and executive officers. The Company raised a total of $556 as a result of the offering. The Company down-streamed $400 of the $556 to the Bank in September of 2014. In October 2014, one of the private placement purchasers, TNH Financial Fund, LP, purchased another $183 of common and preferred stock which allowed them to maintain the same ownership percentage that was held immediately prior to the rights offering. Net proceeds received from the private placement issues and rights offering totaled $16,123.

In January 2016, the Company's CEO purchased 235,294 shares of the Company's common stock at a price of $4.25 per share in a private placement.  In February 2016, two of the private placement purchasers participating in the capital raise in 2014, MFP Partners LP and Deerhill Pond Investment Partners, LP, each purchased another 12,744 shares of common stock at $4.25 per share which allowed them to maintain the same ownership percentage that was held immediately prior to the CEO's purchase. The Company down-streamed $1,150 to the Bank.

During 2006, the Company's board of directors approved an equity compensation plan (the "2006 Plan"), which authorized up to 200,000 shares of common stock to be used for nonqualified stock options, stock appreciation rights, stock awards and stock units to directors, officers and employees. During September 2016, the Company granted 86,667 restricted shares of the Company's common stock pursuant to the 2006 Plan. The restricted shares were fully vested on the second anniversary of the award date and were expensed over the 2 year vesting period based on the grant date fair value of the shares. The 2006 Plan expired during 2016.

The Company did not grant any equity compensation in 2017.

On May 15, 2018, the shareholders of the Company approved the 2018 Restricted Stock Plan (the “2018 Plan”), which authorized the board's compensation committee (the “Compensation Committee”) to issue up to 250,000 shares of Company common stock in grants of restricted stock and restricted stock unit awards to eligible employees.

Effective July 27, 2018, the Compensation Committee approved a form of Restricted Stock Award Agreement (“Restricted Stock Award Agreement”). The Restricted Stock Award Agreement provides eligible Company employees the right to receive Company common stock (“Restricted Stock”) according to a time-based vesting schedule. The Restricted Stock is subject to various restrictions on transfer and risks of forfeiture that lapse upon vesting. The Restricted Stock Award Agreement provides for forfeiture of the award in certain cases of termination. Additionally, other events may accelerate the vesting of the restricted stock, such as the death or disability of the grantee or upon a change of control. During 2018, the Compensation Committee awarded 51,500 shares of the Company's common stock to be issued under the 2018 Plan (the "2018 Restricted Stock Awards"). The value of the 2018 Restricted Stock Awards is being recognized over the 5-year vesting period. During 2018, the Company recognized $56 of restricted stock expense resulting from the 2018 Restricted Stock Awards.

Effective July 27, 2018, the Compensation Committee approved the form of Performance Based Restricted Stock Award Agreement (the “Performance Based Restricted Stock Agreement”), pursuant to which each recipient will receive a specified target number of shares of restricted stock, each of which will represent the right to receive one share of the Company’s common stock, subject to the terms of the Performance Based Restricted Stock Agreement. Under the terms of the Performance Based Restricted Stock Agreement, the restricted shares will vest only if the Company meets certain specified targets: return of average equity, return on average assets, and earnings per share, in each case for the Performance Period. The Performance Based Restricted Stock Agreement provides for forfeiture of the Performance Based Restricted Stock in certain cases of termination. Additionally, other events may accelerate the vesting of the Performance Based Restricted Stock, such as the death or disability of the grantee or upon a change of control.

Note 13 - Stock and Net Income Per Share

Net income (loss) per common share is computed using the weighted average outstanding shares for the years ended December 31. The impact of restricted stock on net income per share is determined using the treasury stock method.

During 2014, the Company issued a total of 2,092,287 shares of Series A preferred stock. These preferred shares are non-voting mandatorily convertible non-cumulative preferred shares which are entitled to receive dividends equal to dividends paid on the Company's common shares. The Series A preferred shares will rank pari passu with the common stock with respect to all terms (other than voting), including, the payment of dividends or distributions, and payments and rights upon liquidation and dissolution. Diluted shares also include restricted stock awards made by the Company discussed in Note 12.

The following is a calculation of the basic and diluted net (loss) income per common share for 2018 and 2017:

	2018	2017
Net income (loss) available to common stockholders	$3,592	$(437)
Weighted average shares outstanding	8,199,000	8,199,000
Weighted average shares outstanding including assumed conversion of preferred stock and other potential stock	10,313,458	8,199,000
Basic net income (loss) per common share	$0.44	$(0.05)
Fully diluted net income (loss) per share (including convertible preferred shares outstanding)	$0.35	$(0.05)

At December 31, 2017, 2,092,287 shares of convertible preferred stock were not included in the diluted calculation as their effect would have been anti-dilutive.

Note 14 - Profit Sharing and Retirement Savings Plan

The Bank has a 401(k) savings plan available to substantially all employees meeting minimum eligibility requirements. Employees may elect to make voluntary contributions to the plan up to the maximum allowed by law. The Bank also matches 100 percent of the employee's initial 1 percent contribution and 50 percent of the next 5 percent.  The cost of Bank contributions under the savings plan was $156 and $190 in 2018 and 2017, respectively.

Note 15 - Restrictions on Cash

The Federal Reserve Bank requires the Bank to maintain reserve balances. The total of those reserve balances including available vault cash at December 31, 2018 and 2017 was $5,996 and $6,046 respectively.

Note 16 – Fair Value

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities available-for-sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record financial instruments at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

Fair Value Hierarchy

Under ASC Topic 820 on Fair Value Measurements and Disclosures, the Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2

Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

In general, fair value is based upon quoted market prices, where available. If such quoted market prices are not available, fair value is based upon third party models that primarily use, as inputs, observable market-based parameters. Valuation adjustments may be made to determine fair value. These adjustments may include amounts to reflect counterparty credit quality, the borrower's creditworthiness, among other things, as well as unobservable parameters. Any such valuation adjustments are applied consistently over time. The Company's valuation methodologies may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. While management believes the Company's valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

Recurring - Investment Securities Available for Sale

Securities classified as available for sale are reported at fair value utilizing level 2. For level 2 securities, the Company obtains fair value measurements from multiple independent third party sources. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information, and the bond's terms and conditions, among other things.

The following tables summarize the Company's available for sale securities portfolio measured at fair value on a recurring basis as of December 31, 2018 and December 31, 2017, segregated by the level of the valuation inputs within the fair value hierarchy.

December 31, 2018	Level 1	Level 2	Level 3	Total Fair Value

State and political subdivisions	$—	$12,836	$—	$12,836
Mortgage backed securities	—	50,554	—	50,554
SBA pools	—	5,241	—	5,241
Total available for sale securities	$—	$68,631	$—	$68,631

December 31, 2017	Level 1	Level 2	Level 3	Total Fair Value

State and political subdivisions	$—	$12,511	$—	$12,511
Mortgage backed securities	—	59,307	—	59,307
SBA pools	—	6,709	—	6,709
Total available for sale securities	—	$78,527	—	$78,527

Recurring - Derivatives

Beginning in 2017, the Company entered into interest rate swaps related to customer loan transactions to manage its interest rate risk. These interest rate swaps, which had a notional value of $12,890 as of December 31, 2018 and $7,902 at December 31, 2017, are considered to be derivative financial instruments and are recorded at fair value, based on third party pricing models that are sensitive to market observable data and are therefore classified as level 2 values. The fair value of derivative financial instruments totaled $38 as of December 31, 2018, compared to $45 at December 31, 2017.

Non Recurring - Loans

The Company does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment using one of several methods, including appraised collateral value and /or tax assessed value, liquidation value and discounted expected cash flow. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. The Company frequently obtains appraisals prepared by external professional appraisers and applies discounts ranging from 8% to 40% depending on type of property, condition, location, etc. The Company also, in certain instances, prepares internally generated valuations from on-site inspections, third-party valuation models or other information.

Non Recurring – Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. The fair value of loans held for sale is based on inputs derived from secondary markets for loans with similar characteristics. The Company considers loans held for sale as non-recurring level 2.

Non Recurring –Other Real Estate Owned  / Repossessions / Real Estate Held for Sale

Other real estate owned and repossessions are adjusted to fair value upon transfer of the loans to other real estate owned and repossessions. Subsequently, foreclosed assets and repossessions are carried at the lower of carrying value or fair value. Fair value is based upon independent market prices or recent appraised values of the collateral which the Company considers as nonrecurring level 2.  When the current appraised value is not available or is further discounted below the most recent appraised value less selling costs due to absorption rates and market conditions, the Company records the foreclosed assets within level 3 of the fair value hierarchy.

Real estate held for sale is adjusted to fair value upon transfer from fixed assets or when no longer being used for banking purposes.

The following table summarizes the Company's assets recorded at fair value on a non-recurring basis as of December 31, 2018 and December 31, 2017, segregated by the level of the valuation inputs within the fair value hierarchy. The tables disclose the recorded investment in impaired loans requiring a specific allowance.

December 31, 2018	Level 1	Level 2	Level 3	Total Fair Value
Impaired loans	$—	$—	$5,100	$5,100
OREO	—	—	2,212	2,212
Real estate held for sale	—	—	817	817

December 31, 2017	Level 1	Level 2	Level 3	Total Fair Value
Impaired loans	$—	$—	$5,967	$5,967
OREO	—	—	2,350	2,350
Real estate held for sale	—	—	1,430	1,430

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis for which the Company uses level 3 inputs to determine fair value:

		Quantitative Information about Level 3 Fair Value Measurements
	December 31,		Valuation	Unobservable
	2018	2017	Techniques	Input (2)	Range
Other real estate owned	$2,212	$2,350	Appraisals (1)	Appraisal adjustments	0% to 20%
				Liquidation expenses	0% to 10%
Real estate held for sale	$817	$1,430	Appraisals (1)	Appraisal adjustments	0% to 20%
				Liquidation expenses	0% to 10%
Impaired loans	$5,100	$5,967	Fair value of collateral –real estate (1), (3)	Appraisal adjustments	0% to 100%
			Fair value of collateral –equipment, inventory, other (1), (3)	Appraisal adjustments	25% to 80%
				Liquidation expenses	0% to 12%

Valuation adjustments and liquidation cost adjustments represent unobservable inputs for OREO and impaired loans.  The ranges of discounts applied are based on age of independent appraisals, type and condition of collateral, current market conditions, and experience with the local market.

(1)  Fair value is generally determined through independent appraisals of the underlying collateral, which generally include various level 3 inputs which are not identifiable.

(2)  Appraisals may be adjusted by management for qualitative factors such as economic conditions and estimated liquidation expenses. The range and weighted average of liquidation expenses and other appraisal adjustments are presented as a percent of the appraised value.

(3)  Includes qualitative adjustments by management.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Fair value estimates may not be realized in an immediate settlement, and the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

Cash and Cash Equivalents

The carrying amount reported in the balance sheets for cash, short-term investments and federal funds sold approximates fair value. The fair value of cash and cash equivalents is measured using level 1 inputs.

Investment Securities Available for Sale

Fair values are determined in the manner described above. The fair value of investment securities available for sale is measured using level 2 inputs.

Other Investments

Other investments include Federal Home Loan Bank stock, Federal Reserve Bank stock, and investments in correspondent bank stock. The carrying value of those securities approximates fair value based on the redemption provisions of those Banks. The fair value of other investments is measured using level 2 inputs.

Loans

The fair value of loans represent the amount at which the loans of the Bank could be exchanged on the open market, based upon the current lending rate for similar types of lending arrangements discounted over the remaining life of the loans. For fixed rate loans and for variable rate loans with infrequent re-pricing or re-pricing limits, fair value is based on discounted cash flows using current market rates applied to the cash flow analysis. The fair value of loans is measured using level 3 inputs.

Deposits

The fair value of time deposits is based on discounted cash flows using current market rates applied to the cash flow analysis for each time deposit. Other non-maturity deposits are reported at their carrying values. The fair value of deposits is measured using level 2 inputs.

Short-Term Borrowings

Fair values of short-term borrowings are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements. Estimated maturity dates are also included in the calculation of fair value for these borrowings. The fair value of short-term borrowings is measured using level 2 inputs.

Long-term Debt

Rates currently available to the Company for debt with similar terms and remaining maturities or established call prices are used to estimate fair value of existing debt. The fair value of long-term debt borrowings is measured using level 2 inputs.

Off-Balance Sheet Instruments

Off-balance sheet instruments include commitments to extend credit, standby letters of credit, and financial guarantees.  Because of the uncertainty involved in attempting to assess the likelihood and timing of commitments being drawn upon, coupled with the lack of an established market and the wide diversity of fee structures, the Company does not believe it is meaningful to provide an estimate of fair value for these instruments.

The carrying amounts and fair values of the Company's financial instruments at December 31, 2018 and December 31, 2017 were as follows:

	December 31, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Cash and cash equivalents	$27,016	$27,016	$27,016	$27,016
Securities available for sale	68,631	68,631	78,527	78,527
Other investments	2,774	2,774	3,116	3,116
Loans held for sale	697	697	4,808	4,808
Loans, net	443,748	429,289	427,620	429,467
Interest rate swaps	38	38	45	45
Deposits	502,816	422,570	498,783	424,664
Short-term borrowings	30,000	30,142	10,000	10,000
Long-term debt	93	89	30,243	30,780

Note 17 - Related Party Transactions

In the normal course of business, the Bank has made loans to its directors, officers and their affiliates. All loans and commitments made to such officers and directors and to companies in which they are officers or have significant ownership interest have been made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

The following table summarizes loans to related parties during the years ended December 31, 2018 and 2017:

	2018	2017
Balance, beginning of period	$1,885	$4,703
Additions	—	211
Reductions	(1,132)	(3,029)
Balance, end of period	$753	$1,885

Deposits from related parties held by the Bank at December 31, 2018 and 2017 were $349 and $1,156 respectively.

Note 18 - Minimum Regulatory Capital Requirements

Regulators of the Company's subsidiary, Highlands Union Bank (the "Bank"), have implemented risk-based capital guidelines that require compliance with certain minimum capital ratios as a percent of assets and other certain off-balance sheet items, which are adjusted for predefined credit risk factors.

Under rules previously enacted under BASEL III, the Bank was required to maintain a minimum common equity tier 1 ("CET1") ratio, increase the tier 1 risk-based ratio, change the risk weighting of certain assets for risk-based capital ratios, create an additional capital conservation buffer over the required capital ratios and change what qualifies as capital for purposes of meeting these various capital requirements. Beginning in 2016, failure to maintain the required capital conservation buffer will limit the ability of the Bank to pay dividends, repurchase shares or pay discretionary bonuses.

Under current regulations applicable to the Bank, the minimum capital ratios are: (1) CET1 capital ratio of 4.5 percent of risk-weighted assets (new); (2) tier 1 capital ratio of 6.0 percent of risk-weighted assets (increased from 4.0 percent): (3) total capital ratio of 8.0 percent of risk-weighted assets (unchanged); and (4) leverage ratio of 4.0 percent (unchanged). CET1 generally consists of common stock and retained earnings, subject to applicable regulatory adjustments and deductions.

As permitted under the final guidelines, the Bank has irrevocably elected to exclude accumulated other comprehensive income in our capital calculations. This election reduces the impact of market volatility on our regulatory capital.

In addition to the minimum CET1, tier 1 and total capital ratios, the Bank is required to maintain a capital conservation buffer consisting of additional CET1 capital greater than 2.5 percent of risk-weighted assets above the required minimum levels in order to avoid limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses based on percentages of eligible retained income that could be utilized for such actions. The implementation of the new capital conservation buffer requirement began in January 2016 at 0.625 percent of risk-weighted assets and has increased each subsequent year. The fully-implemented capital conservation buffer became effective for the Bank in January 2019.

As of December 31, 2018, the Bank meets all capital ratio requirements, including the fully-implemented capital conservation buffer. The following table provides the Bank's actual and required capital amounts and ratios as of December 31, 2018 and December 31, 2017:

	Actual		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio
As of December 31, 2018:
Tier 1 leverage capital to total adjusted assets	$54,292	9.14%	$29,713	=> 5%
Common equity tier 1 capital to risk-weighted assets	54,292	12.31%	28,670	=> 6.5%
Tier 1 capital to risk-weighted assets	54,292	12.31%	35,286	=> 8%
Total capital to risk-weighted assets	58,665	13.30%	44,108	=> 10%

As of December 31, 2017:
Tier 1 leverage capital to total adjusted assets	49,547	8.36%	29,631	=> 5%
Common equity tier 1 capital to risk-weighted assets	49,547	12.15%	26,516	=> 6.5%
Tier 1 capital to risk-weighted assets	49,547	12.15%	32,635	=> 8%
Total capital to risk-weighted assets	53,501	13.11%	40,794	=> 10%

The Company is exempt from consolidated capital requirements as those requirements do not apply to certain small bank holding companies with assets under $1 billion.

Note 19 - Restrictions on Dividends

The Parent Company's principal asset is its investment in the Bank, its wholly-owned consolidated subsidiary. The primary source of income for the Parent Company historically has been dividends from the Bank. Regulatory agencies limit the amount of funds that may be transferred from the Bank to the Parent Company in the form of dividends, loans or advances.

Under applicable laws and without prior regulatory approval, the total dividend payments of the Bank in any calendar year are restricted to the net profits of that year, as defined, combined with the retained net profits for the two preceding years.

Currently, the Company and Bank are prohibited from paying dividends unless regulatory approval is obtained (See Note 2 Formal Written Agreement).

Note 20 - Other Operating Income and Other Operating Expense

Other operating income and other operating expense that exceed 1 percent of the total of interest income and noninterest income include the following:

	2018	2017
Other noninterest income includes:
BOLI income	$342	$365

Other noninterest expense includes:
Software licensing/maintenance	$1,467	$1,300
FDIC insurance	425	488
Other insurance	435	390
Other contracted services	561	466
Bank franchise taxes	480	474
Write-down of real estate held for sale	235	—
Audit	457	332
Printing and postage	379	385
Legal	466	113
All other items	1,943	1,866
Other noninterest expense	$6,848	$5,814

Note 21 - Condensed Parent Company Financial Statements

The condensed financial statements below relate to Highlands Bankshares, Inc., as of December 31, 2018 and 2017, and for the years then ended. Equity in undistributed earnings of subsidiary includes the change in unrealized gains or losses on securities, net of tax.

CONDENSED BALANCE SHEETS
	December 31, 2018	December 31, 2017
ASSETS
Cash	$215	$215
Other investments	102	102
Equity in subsidiary	56,324	53,487
Total assets	$56,641	$53,804

LIABILITIES AND STOCKHOLDERS' EQUITY
Stockholders' equity	$56,641	$53,804
Total liabilities and stockholders' equity	$56,641	$53,804

CONDENSED STATEMENTS OF INCOME
	Year ended December 31,
	2018	2017
Interest and dividend income	$5	$5
Operating expense	(196)	(255)
Loss before income tax benefit	(191)	(250)
Income tax benefit	40	85
Equity in undistributed (loss) earnings of subsidiary	3,743	(272)
Net (loss) income	$3,592	$(437)

CONDENSED STATEMENTS OF CASH FLOWS
	Year ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,592	$(437)
Adjustments to reconcile net income to net cash Used in operating activities:
Restricted stock expense	197	221
Equity in undistributed loss (earnings) of subsidiary	(3,743)	272
Decrease (increase) in other assets	(46)	(65)
Net cash provided (used) in operating activities	—	(9)
Net increase in cash and cash equivalents	—	(9)
Cash and cash equivalents at beginning of year	215	224
Cash and cash equivalents at end of year	$215	$215

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Highlands Bankshares, Inc. and Subsidiary

Abingdon, Virginia

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Highlands Bankshares, Inc. and Subsidiary (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of income, comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

CERTIFIED PUBLIC ACCOUNTANTS

We have been the Company’s auditor since 1995.

Blacksburg, Virginia

March 28, 2019

Appendix A

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 11, 2019

BY AND BETWEEN

FIRST COMMUNITY BANKSHARES, INC.

AND

HIGHLANDS BANKSHARES, INC.

Page

ARTICLE I DEFINITIONS		A-1

ARTICLE II THE MERGER		A-7
2.1	The Merger	A-7
2.2	Closing	A-7
2.3	Effective Time	A-8
2.4	Effects of the Merger	A-8
2.5	Effect on Outstanding Shares of Company Stock	A-8
2.6	Appraisal Rights	A-9
2.7	Exchange Procedures	A-9
2.8	Effect on Outstanding Shares of Purchaser Common Stock	A-11
2.9	Directors of Surviving Corporation After Effective Time	A-11
2.10	Articles of Incorporation and Bylaws	A-11
2.11	Treatment of Restricted Stock Awards	A-12
2.12	Bank Merger	A-12
2.13	Alternative Structure	A-12
2.14	Absence of Control	A-12
2.15	Additional Actions	A-13
2.16	Withholding	A-13

ARTICLE III REPRESENTATIONS AND WARRANTIES		A-13
3.1	Disclosure Letters; Standard	A-13
3.2	Representations and Warranties of the Company	A-14
3.3	Representations and Warranties of Purchaser	A-34

ARTICLE IV CONDUCT PENDING THE MERGER		A-46
4.1	Forbearances by the Company	A-46
4.2	Forbearances by Purchaser	A-50

ARTICLE V COVENANTS		A-51
5.1	Acquisition Proposals	A-51
5.2	Advice of Changes	A-52
5.3	Access and Information	A-53
5.4	Applications; Consents	A-54
5.5	Anti-Takeover Provisions	A-55
5.6	Additional Agreements	A-55
5.7	Publicity	A-56
5.8	Shareholder Meeting	A-56
5.9	Registration of Purchaser Common Stock	A-57
5.10	Notification of Certain Matters	A-58
5.11	Employee Benefit Matters	A-58
5.12	Indemnification	A-60
5.13	Shareholder Litigation	A-62

A-

5.14	Disclosure Supplements	A-62
5.15	Director Appointment	A-62

ARTICLE VI CONDITIONS TO CONSUMMATION		A-62
6.1	Conditions to Each Party’s Obligations	A-62
6.2	Conditions to the Obligations of Purchaser	A-63
6.3	Conditions to the Obligations of the Company	A-64

ARTICLE VII TERMINATION		A-64
7.1	Termination	A-64
7.2	Termination Fee; Expenses	A-66
7.3	Effect of Termination	A-66

ARTICLE VIII CERTAIN OTHER MATTERS		A-67
8.1	Interpretation	A-67
8.2	Survival	A-67
8.3	Waiver; Amendment	A-67
8.4	Counterparts	A-67
8.5	Governing Law	A-67
8.6	Expenses	A-67
8.7	Notices	A-67
8.8	Entire Agreement; etc	A-68
8.9	Successors and Assigns; Assignment	A-69
8.10	Severability	A-69
8.11	Specific Performance	A-69
8.12	Waiver of Jury Trial	A-69
8.13	Delivery by Facsimile or Electronic Transmission	A-69

Exhibit A Form of Company Voting Agreement

Exhibit B Plan of Bank Merger

AGREEMENT AND PLAN OF MERGER

This is an Agreement and Plan of Merger, dated as of September 11, 2019, by and between First Community Bankshares, Inc., a Virginia corporation (“Purchaser”), and Highlands Bankshares, Inc., a Virginia corporation (the “Company”).

INTRODUCTORY STATEMENT

The Boards of Directors of each of Purchaser and the Company have determined that this Agreement and the business combination and related transactions contemplated hereby are advisable and in the respective best interests of Purchaser and the Company and in the best interests of their respective shareholders.

The parties hereto intend that the Merger (as defined herein) shall qualify as a “reorganization” under the provisions of Section 368(a) of the IRC (as defined herein) for federal income tax purposes and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

Purchaser and the Company each desire to make certain representations, warranties and agreements in connection with the business combination and related transactions provided for herein and to prescribe various conditions to such transactions.

As a condition and inducement to Purchaser’s willingness to enter into this Agreement, each member of the Board of Directors of the Company has entered into an agreement dated as of the date hereof in the form of Exhibit A, pursuant to which he or she will vote his or her shares of Company Common Stock and Company Preferred Stock in favor of this Agreement and the transactions contemplated hereby (each, a “Company Voting Agreement”).

In consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE I DEFINITIONS

The following terms are defined in this Agreement in the Section indicated:

Defined Term	Location of Definition
Appraisal Shares	Section 2.6
Appraisal Shareholder	Section 2.6
Articles of Merger	Section 2.3
Audited Financial Statements	Section 3.2(h)(i)
Average Starting Price	Section 7.1(g)
Bank Merger	Section 2.12
Bank Merger Certificates	Section 2.12
Burdensome Condition	Section 5.6
Change of Recommendation	Section 5.8(b)
Closing	Section 2.2

Defined Term	Location of Definition
Closing Date	Section 2.2
Company	Preamble
Company Benefit Plans	Section 3.2(r)(i)
Company Contract	Section 3.2(o)(ii)
Company ERISA Affiliate	Section 3.2(r)(i)
Company Intellectual Property	Section 3.2(p)(i)
Company IT Systems	Section 3.2(p)(ii)
Company Qualified Plans	Section 3.2(r)(iv)
Company Reports	Section 3.2(ii)
Company Shareholder Meeting	Section 5.8(a)
Company Voting Agreement	Introductory Statement
Confidentiality Agreements	Section 5.3(c)
Continuing Employee	Section 5.11(a)
Designated Director	Section 5.15
Disclosure Letter	Section 3.1
DOL	Section 3.2(r)(ii)
Effective Time	Section 2.3
Enforceability Exceptions	Section 3.2(d)
Exchange Agent	Section 2.7(a)
Exchange Ratio	Section 2.5(a)
Final Index Price	Section 7.1(g)
Financial Statements	Section 3.2(h)(i)
Indemnified Party	Section 5.12(a)
Index Price	Section 7.1(g)
Index Ratio	Section 7.1(g)
Letter of Transmittal	Section 2.7(a)
Liabilities	Section 3.2(i)
Merger	Section 2.1
Merger Consideration	Section 2.5(a)
Multiemployer Plan	Section 3.2(r)(vi)
Multiple Employer Plan	Section 3.2(r)(vi)
OREO	Section 4.1(d)
Outside Date	Section 7.1(d)
PBGC	Section 3.2(r)(ii)
Premium Cap	Section 5.12(c)
Proxy Statement-Prospectus	Section 5.9(a)
Purchaser	Preamble
Purchaser Bank	Section 2.12
Purchaser Benefit Plans	Section 3.3(r)(i)
Purchaser Contract	Section 3.3(p)(i)
Purchaser ERISA Affiliate	Section 3.3(r)(i)
Purchaser Intellectual Property	Section 3.3(cc)(i)
Purchaser IT Systems	Section 3.3(cc)(ii)
Purchaser Preferred Stock	Section 3.3(c)(i)
Purchaser Qualified Plans	Section 3.3(r)(iii)

Defined Term	Location of Definition
Purchaser Ratio	Section 7.1(g)(i)
Purchaser Reports	Section 3.3(h)
Purchaser Restricted Stock	Section 2.11
Representatives	Section 5.1(a)
Requisite Company Vote	Section 7.1(b)
Series A Preferred	Section 3.2(c)(i)
Surviving Corporation	Section 2.1
TBVA	Section 2.12
Unvested Company Restricted Stock	Section 2.11
Unvested Company LTIP Restricted Stock	Section 2.11
VSCCBFI	Section 3.2(f)

For purposes of this Agreement:

“Acquisition Proposal” means any indication of interest, proposal or offer, whether or not in writing, with respect to any of the following (other than the transactions contemplated hereunder): (i) any merger, consolidation, share exchange, business combination, or other similar transaction or series of transactions involving the Company or any of its Subsidiaries; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the Company’s consolidated assets in a single transaction or series of transactions or 20% or more of any class of equity or voting securities of the Company or its Subsidiaries; (iii) any tender offer or exchange offer for 20% or more of the outstanding voting or equity securities of the Company or any of its Subsidiaries or the filing of a registration statement under the Securities Act in connection therewith; (iv) any transaction that is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing; or (v) any public announcement, notice or regulatory filing of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Affiliate” means, with respect to a Person, any person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with such Person.

“Agreement” means this Agreement and the exhibits and schedules hereto, each as amended, modified or restated from time to time in accordance with its terms.

“Average Closing Price” means the average closing sales price of the Purchaser Common Stock as reported on the NASDAQ for the thirty (30) consecutive trading days ending on and including the Determination Date.

“Business Day” means any day other than a Saturday, Sunday or federal holiday.

“Certificate” means certificates or book entry shares evidencing shares of Company Common Stock held by the holders of Company Common Stock.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

“Company Common Stock” means the common stock, $0.0625 par value per share, of the Company.

“Company 401(k) Plan” means the Target Holdco Defined Contribution Plan.

“Company Preferred Stock” means the preferred stock, par value $2.00 per share, of the Company.

“Company Restricted Stock Plan” mean the Target Holdco 2018 Restricted Stock Plan of the Company.

“CP Preliminary Termination Charge” shall mean the aggregate amount set forth in the Company’s Disclosure Letter.

“CP Final Termination Charge” shall mean the aggregate amount due upon termination of the Company’s agreements with its core processor prior to the Effective Time, including, but not limited to, the “eCommerce Obligation,” the “Flex Credit Repayment” and the “Estimated Obligation Taxes”.

“CRA” means the Community Reinvestment Act, as amended.

“Determination Date” shall mean the latest of (i) the date on which the last regulatory approval necessary is received (disregarding any waiting period) to meet the condition in Section 6.1(b); or (ii) the date on which the Requisite Company Vote is received.

“Environmental Law” means any federal, state or local law, statute, ordinance, rule, code, order or regulation relating to (i) the protection, preservation or restoration of the environment (which includes, without limitation, air, water vapor, surface water, groundwater, drinking water supply, soil, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety as it relates to Hazardous Materials, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of, Hazardous Materials, in each case as amended and as now in effect. The term Environmental Law includes, without limitation, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Occupational Safety and Health Act of 1970 as it relates to Hazardous Materials, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Shares” means Appraisal Shares and shares of Company Common Stock and Company Preferred Stock owned or held (including as treasury shares), other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted, by Purchaser, by the Company or by a Subsidiary of either Purchaser or the Company.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“FHLB” means the Federal Home Loan Bank.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, court, commission, or other administrative entity or SRO.

“Hazardous Material” means any substance (whether solid, liquid or gas) that is detrimental to human health or safety or to the environment, currently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component. Hazardous Material includes, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance, oil or petroleum, or any derivative or by- product thereof, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to Purchaser, the actual knowledge of those senior officers set forth in Purchaser’s Disclosure Letter and, with respect to the Company, the actual knowledge of those senior officers set forth in the Company’s Disclosure Letter.

“Lien” means any charge, mortgage, pledge, security interest, claim, lien or encumbrance.

“Loan” means a loan, lease, advance, credit enhancement, guarantee, participation interest in a loan, or other extension of credit.

“Loan Property” means any property in which the applicable party (or a Subsidiary of it) holds a security interest and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Material Adverse Effect” means an effect, circumstance, occurrence or change that, individually or in the aggregate (A) is material and adverse to the business, financial condition or results of operations of the Company or Purchaser, as the context may dictate, and its Subsidiaries, taken as a whole, or (B) materially prevents, impairs or threatens the ability of either the Company or Purchaser, as the context may dictate, to perform its obligations under this Agreement or timely consummate the transactions contemplated by this Agreement; provided, however, that any such effect, circumstance, occurrence or change resulting from any (i) changes, after the date hereof, in laws, rules or regulations or GAAP or regulatory accounting requirements or interpretations thereof that apply to financial and/or depository institutions and/or their holding companies generally, (ii) changes, after the date hereof, in economic conditions affecting financial institutions generally, including but not limited to, changes in the general level of market interest rates, (iii) actions and omissions of Purchaser or the Company required under this Agreement, including expenses incurred by the parties in consummating the transactions contemplated by this Agreement, (iv) worsening of national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, (v) natural disaster or other force majeure event, and (vi) any failure, in and of itself, to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (except to the extent that, with respect to this clause (vi), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition) shall not be considered in determining if a Material Adverse Effect has occurred, except, with respect to clauses (i), (ii), (iv) and (v), to the extent that the effects of such effect, circumstance, occurrence or change are materially disproportionately adverse to the business, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to comparable U.S. banking organizations.

“NASDAQ” means the NASDAQ Global Select Market.

“Participation Facility” means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Purchaser Common Stock” means the voting common stock, $1.00 par value per share, of Purchaser.

“Purchaser 401(k) Plan” means Purchaser’s 401(k) savings plan.

“Registration Statement” means a registration statement on Form S-4 (and any amendments or supplements thereto) with respect to the issuance of Purchaser Common Stock in the Merger.

“SCC” means State Corporation Commission of the Commonwealth of Virginia.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

“Significant Subsidiary” means as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, substituting as applicable, the Company or Purchaser as the “registrant.”

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

“Subsidiary” means a corporation, partnership, joint venture or other entity in which the Company or Purchaser, as applicable, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” means an unsolicited, bona fide written offer or proposal made by a third party to consummate an Acquisition Proposal that: (i) the Company’s Board of Directors determines in good faith, after consulting with its outside legal counsel and its financial advisor, would, if consummated, result in a transaction that is more favorable to the shareholders of the Company than the transactions contemplated hereby (taking into account all factors relating to such proposed transaction deemed relevant by the Company’s Board of Directors, including without limitation, the amount and form of consideration, the timing of payment, the liquidity of the acquiror’s common stock, the risk of consummation of the transaction, the financing thereof and all other conditions thereto (including any adjustments to the terms and conditions of such transactions proposed by Purchaser in response to such Acquisition Proposal)); (ii) is for 100% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal.

“Taxes” means all federal, state, local, and foreign income, excise, franchise, gross receipts, ad valorem, profits, real and personal property, capital, sales, transfer, use, license, and gains, payroll, wage and employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“VSCA” means the Virginia Stock Corporation Act, as amended.

ARTICLE II

THE MERGER

2.1     The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Purchaser (the “Merger”) at the Effective Time. At the Effective Time, the separate corporate existence of the Company shall cease. Purchaser shall be the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger and shall continue to be governed by the VSCA and its name and separate corporate existence, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

2.2     Closing. The closing of the Merger (the “Closing”) will take place by the electronic (PDF), facsimile or overnight courier exchange of executed documents or at a location and time as agreed to by the parties hereto on the date designated by Purchaser within fifteen (15) calendar days following satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing), or such later date as the parties may otherwise agree (the “Closing Date”).

2.3     Effective Time. In connection with the Closing, Purchaser and the Company shall duly execute and deliver articles of merger to the SCC, to the extent required by the relevant provision of the VSCA (the “Articles of Merger”). The Merger shall become effective when the Articles of Merger are duly filed or at such later date or time as Purchaser and the Company agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.4     Effects of the Merger. The Merger will have the effects set forth in this Agreement and the VSCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, Purchaser shall possess all of the properties, rights, privileges, powers and franchises of the Company and be subject to all of the debts, liabilities and obligations of the Company.

2.5	Effect on Outstanding Shares of Company Stock.

(a)     Subject to Section 2.5(b), by virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, shall become and be converted into the right to receive, without interest, .2703 shares (the “Exchange Ratio”) of Purchaser Common Stock (the “Merger Consideration”), as determined by dividing $8.94 by the Average Starting Price; provided, that if the CP Final Termination Charge is less than the CP Preliminary Termination Charge (the difference, the “CP Termination Charge Savings”), then the $8.94 referenced above shall be increased by an amount equal to the quotient of (A) the product of the amount of the CP Termination Charge Savings and 0.79, divided by (B) the total number of shares of Company Common Stock and Company Preferred Stock outstanding immediately prior to the Effective Time, and the Exchange Ratio then adjusted accordingly.

(b)     Notwithstanding any other provision of this Agreement, no fraction of a share of Purchaser Common Stock and no certificates or scrip therefor will be issued in the Merger; instead, Purchaser shall pay to each holder of Company Common Stock and Company Preferred Stock who would otherwise be entitled to a fraction of a share of Purchaser Common Stock an amount in cash, rounded to the nearest cent, determined by multiplying such fraction by the Average Closing Price.

(c)     If, between the date of this Agreement and the Effective Time, the outstanding shares of Purchaser Common Stock, Company Common Stock, or Company Preferred Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or into a different kind of shares or securities by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or other similar change in capitalization, or there shall be any extraordinary dividend or distribution (for the avoidance of doubt, any quarterly cash dividend declared by the Company or Purchaser shall not be considered an extraordinary dividend of distribution) paid, the Exchange Ratio shall be adjusted appropriately and proportionately to provide the holders of Company Common Stock and Company Preferred Stock the same economic effect as contemplated by this Agreement before such event; provided, that nothing in this sentence shall be construed to permit Purchaser or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(d)     As of the Effective Time, except for Appraisal Shares, each Excluded Share shall be canceled and retired and shall cease to exist, and no exchange or payment shall be made with respect thereto. All shares of Purchaser Common Stock that are held by the Company, if any, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled and shall constitute authorized but unissued shares.

2.6     Appraisal Rights. Each outstanding share of Company Common Stock and Company Preferred Stock, the holder of which has perfected his right to appraisal under the VSCA (an “Appraisal Shareholder”) and has not effectively withdrawn or lost such right as of the Effective Time (the “Appraisal Shares”) shall not be converted into or represent the right to receive the Merger Consideration hereunder and shall be entitled only to such rights as are available to such holder pursuant to the applicable provisions of the VSCA. Each holder of an Appraisal Share shall be entitled to receive the value of such Appraisal Share held by him in accordance with the applicable provisions of the VSCA; provided, that such holder complies with the procedures contemplated by and set forth in the applicable provisions of the VSCA. If any holder of any Appraisal Share shall effectively withdraw or lose such holder’s appraisal rights under the applicable provisions of the VSCA, each such Appraisal Share shall be exchangeable for the right to receive the Merger Consideration pursuant to Section 2.5(a). The Company shall promptly notify Purchaser of each shareholder who asserts rights as an Appraisal Shareholder following receipt of such shareholder’s written demand delivered as provided in the VSCA. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, voluntarily make any payment or commit or agree to make any payment, or settle or commit or offer to settle, any rights of an Appraisal Shareholder asserted under the VSCA.

2.7	Exchange Procedures.

(a)     At or before the Effective Time, Purchaser shall deposit, or shall cause to be deposited, with a bank or trust company designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”), pursuant to an agreement entered into before the Closing, for the benefit of the holders of record of shares of Company Common Stock and Company Preferred Stock converted into the right to receive the Merger Consideration, for exchange in accordance with this Section 2.7, (i) the number of shares of Purchaser Common Stock sufficient to deliver the aggregate Merger Consideration and (ii) any cash payable in lieu of fractional shares pursuant to Section 2.5(b), and Purchaser shall instruct the Exchange Agent to timely deliver the Merger Consideration. Appropriate transmittal materials (“Letter of Transmittal”) shall be mailed as soon as practicable after the Effective Time to each holder of record of Company Common Stock and Company Preferred Stock. A Letter of Transmittal will be deemed properly completed only if the completed Letter of Transmittal is accompanied by one or more Certificates representing Company Common Stock and Company Preferred Stock (or customary affidavits and, if required by Purchaser pursuant to Section 2.7(h), indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock and Company Preferred Stock to be converted thereby.

(b)     At and after the Effective Time, each Certificate shall represent only the right to receive the Merger Consideration, and as to Appraisal Shares, shall represent only the right to receive applicable payments as set forth in Section 2.6. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein.

(c)     The Letter of Transmittal shall (i) specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, (ii) be in a form and contain any other provisions as Purchaser may reasonably determine and (iii) include instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of the Certificates to the Exchange Agent, together with a properly completed and duly executed Letter of Transmittal, the holder of such Certificates shall be entitled to receive in exchange therefor a statement reflecting shares issued in book entry form, representing that number of whole shares of Purchaser Common Stock that such holder has the right to receive pursuant to Section 2.5(a) and a check in the amount equal to any cash in lieu of fractional shares such holder is entitled to pursuant to Section 2.5(b) and any dividends or other distributions to which such holder is entitled to pursuant to Section 2.7(d). Certificates so surrendered shall forthwith be canceled. As soon as practicable following receipt of the properly completed Letter of Transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute Purchaser Common Stock and cash in lieu of fractional shares as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Purchaser Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the Persons entitled thereto. If there is a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the Merger Consideration shall be issued to the transferee thereof if the Certificates representing such Company Common Stock are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of Purchaser and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(d)     No dividends or other distributions declared or made after the Effective Time with respect to Purchaser Common Stock issued pursuant to this Agreement shall be remitted to any Person entitled to receive shares of Purchaser Common Stock hereunder until such Person surrenders his or her Certificates in accordance with this Section 2.7. Upon the surrender of such Person’s Certificates, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which after the Effective Time had become payable but not paid with respect to shares of Purchaser Common Stock represented by such Person’s Certificates.

(e)     The stock transfer books of the Company shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock. If, after the Effective Time, Certificates are presented to Purchaser, they shall be canceled and exchanged for the Merger

Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.7.

(f)     Any portion of the aggregate amount of cash to be paid in lieu of fractions of a share pursuant to Section 2.5, any dividends or other distributions to be paid pursuant to this Section 2.7 or any proceeds from any investments thereof that remains unclaimed by the holders of Company Common Stock for six (6) months after the Effective Time shall be repaid by the Exchange Agent to Purchaser upon the written request of Purchaser. After such request is made, each holder of Company Common Stock who has not theretofore complied with this Section 2.7 shall look only to Purchaser for the Merger Consideration deliverable in respect of each share of Company Common Stock such shareholder holds, as determined pursuant to Section 2.5 of this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor any party to this Agreement (or any Affiliate thereof) shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)     Purchaser and the Exchange Agent shall be entitled to rely upon the Company’s stock transfer books to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. The Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein. In the event of a dispute with respect to ownership of stock represented by any Certificate, Purchaser and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

(h)     If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.5.

2.8     Effect on Outstanding Shares of Purchaser Common Stock. At the Effective Time, and except as provided in Section 2.5(d), each share of Purchaser Common Stock issued and outstanding immediately before the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

2.9     Directors of Surviving Corporation After Effective Time. Immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified, the directors of the Surviving Corporation shall consist of the directors of Purchaser serving immediately before the Effective Time.

2.10    Articles of Incorporation and Bylaws. The articles of incorporation of Purchaser, as in effect immediately before the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms thereof. The bylaws of Purchaser, as in effect immediately before the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law and the terms of such bylaws.

2.11	Treatment of Restricted Stock Awards.

(a)     At the Effective Time, each share of restricted stock awarded to any employee or service provider of the Company and its Subsidiaries under the Company’s Restricted Stock Plan that is unvested and subject to restrictions (“Unvested Company Restricted Stock”) shall fully vest and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.5 on the shares of Company Common Stock underlying the Unvested Company Restricted Stock, treating the shares of Company Common Stock subject to such Unvested Company Restricted Stock in the same manner as all other shares of Company Common Stock for such purposes.

(b)     At the Effective Time, each share of restricted stock awarded to any employee of the Company and its Subsidiaries under the Company’s Long-Term Incentive Program that is unvested and subject to restrictions (“Unvested Company LTIP Restricted Stock”) shall vest at target-level performance goals and shall be canceled and converted automatically into the right to receive the Merger Consideration payable pursuant to Section 2.5 on the shares of Company Common Stock underlying the Unvested Company LTIP Restricted Stock, treating the shares of Company Common Stock subject to such Unvested Company LTIP Restricted Stock in the same manner as all other shares of Company Common Stock for such purposes.

2.12     Bank Merger. As soon as practicable after the execution and delivery of this Agreement, First Community Bank, a wholly owned subsidiary of Purchaser (“Purchaser Bank”), and Highlands Union Bank, a wholly owned subsidiary of the Company (“TBVA”), shall enter into the Plan of Bank Merger, in the form attached hereto as Exhibit B, pursuant to which TBVA shall merge with and into Purchaser Bank (the “Bank Merger”). The parties intend that the Bank Merger will become effective as soon as practicable following the Effective Time. Prior to the Effective Time, the Company shall cause TBVA, and Purchaser shall cause Purchaser Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to effectuate the Bank Merger (“Bank Merger Certificates”).

2.13     Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement, before the Effective Time, Purchaser may specify that the structure of the transactions contemplated by this Agreement be revised and the parties shall enter into such alternative transactions as Purchaser may reasonably determine to effect the purposes of this Agreement; provided, however, that such revised structure shall not (i) alter or change the amount or kind of the Merger Consideration, (ii) materially impede or delay consummation of the transactions contemplated by this Agreement, or (iii) adversely limit or impact the qualification of the Merger as a “reorganization” under the provisions of Section 368(a) of the IRC. If Purchaser elects to make such a revision, the parties agree to execute appropriate documents to reflect the revised structure.

2.14     Absence of Control. It is the intent of the parties hereto that Purchaser, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated hereby) to control, directly or indirectly, the Company or its Subsidiaries or to exercise, directly or indirectly, a controlling influence over the management or policies of the Company or its Subsidiaries.

2.15     Additional Actions. If, at any time after the Effective Time, Purchaser or Purchaser Bank shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or TBVA, or (ii) otherwise carry out the purposes of this Agreement, TBVA, the Company and their respective officers and directors shall be deemed to have granted to Purchaser and Purchaser Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Purchaser or Purchaser Bank its right, title or interest in, to or under any of the rights, properties or assets of the Company or TBVA or (b) otherwise carry out the purposes of this Agreement, and the respective officers and directors of Purchaser or Purchaser Bank are authorized in the name of the Company or TBVA or otherwise to take any and all such action.

2.16     Withholding. Purchaser or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Company Common Stock such amounts as Purchaser (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Purchaser or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Purchaser or the Exchange Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1     Disclosure Letters; Standard. Before the execution and delivery of this Agreement, Purchaser and the Company have each delivered to the other a letter (each, its “Disclosure Letter”) setting forth, among other things, facts, circumstances and events the disclosure of which is required or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of their respective representations and warranties contained in Section 3.2 or Section 3.3, as applicable, or to one or more of its covenants contained in Articles IV or V (and making specific reference to the Section of this Agreement to which they relate). Disclosure in any paragraph of the Disclosure Letter shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably clear on the face of such disclosure (notwithstanding the absence of a specific cross reference) that it is relevant to another paragraph of the Disclosure Letter or another Section of this Agreement. Documents, but not required Disclosure Letter items, are deemed to have been made available by Purchaser to the Company or by the Company to Purchaser if such documents (i) were included in the virtual data room of a party at least five (5) days prior to the date hereof or (ii) are available on the website of the SEC through its Electronic Data Gathering, Analysis and Retrieval system (EDGAR).

(a)     No representation or warranty of the Company or Purchaser contained in Sections 3.2 or 3.3, as applicable (other than (i) the representations and warranties contained in Sections 3.2(c) and 3.3(c), which shall be true in all respects, and (ii) the representations and warranties contained in Sections 3.2(a), 3.2(b), 3.2(d), 3.2(e)(i) and (ii), 3.2(j)(i) and (ii), 3.2(r), 3.2(u), 3.2(x), 3.3(a), 3.3(b)(with respect to Significant Subsidiaries only), 3.3(d), 3.3(e)(i) and (ii), 3.3(k), and 3.3(u), which shall be true in all material respects) will be deemed untrue or incorrect, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Sections 3.2 or 3.3, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Purchaser, as the case may be (it being understood that, except with respect to Sections 3.2(j)(i) and 3.3(k), for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded).

3.2     Representations and Warranties of the Company. Except (i) as disclosed in the Company’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by applicable law from disclosure (and as to which nothing in this Agreement shall require disclosure), the Company represents and warrants to Purchaser that:

(a)     Organization and Qualification. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia and is registered with the Federal Reserve as a bank holding company. The Company has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. The Company is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company. The Company engages only in activities, and holds properties only of the types, permitted to bank holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b)	Subsidiaries.

(i)     The Company’s Disclosure Letter sets forth with respect to each of the Company’s direct and indirect Subsidiaries its name, its jurisdiction of incorporation, the Company’s percentage ownership, the number of shares of stock or other equity interests owned or controlled by the Company and the name and number of shares held by any other person who owns any stock of the Subsidiary. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to the Company’s right to vote or dispose of any equity securities of its Subsidiaries. The Company’s ownership interest in each of its Subsidiaries complies with all applicable laws, rules and regulations relating to equity investments by bank holding companies or by Virginia state- chartered banks.

(ii)     Each of the Company’s Subsidiaries is a corporation or limited liability company duly organized and validly existing under the laws of its jurisdiction of incorporation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on the Company.

(iii)     The outstanding shares of capital stock, membership interests, or other representations of equity interest of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any Subsidiary of the Company are or may be required to be issued by virtue of any options, warrants or other rights, no securities or other equity interests exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)     TBVA is a bank chartered by the Commonwealth of Virginia. No Subsidiary of the Company other than TBVA is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. TBVA deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. TBVA is a member in good standing of the FHLB of Atlanta and of the Federal Reserve Bank of Richmond and owns the requisite amount of stock in each institution.

(c)	Capital Structure.

(i)     The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 10,000,000 shares of Company Preferred Stock. The only Company Preferred Stock existing is the Series A Preferred Stock, par value $2.00 per share, authorized in the amount of 2,500,000 shares (the “Series A Preferred”).

(ii)	As of the date of this Agreement:

(A)     8,251,725 shares of Company Common Stock and 2,092,287 shares of Series A Preferred are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable laws;

(B)     250,000 shares of Company Common Stock are reserved for issuance pursuant to the Company Restricted Stock Plan, of which 52,000 shares had been issued to employees. Set forth in the Company’s Disclosure Letter is a complete and accurate list of all awards under the Company’s Restricted Stock Plan, including names of recipients, award dates, and vesting schedules.

(C)     16,975 shares of Company Common Stock are reserved for issuance pursuant to the Company Long-Term Incentive Program, of which zero shares had been issued to employees. Set forth in the Company’s Disclosure Letter is a complete and accurate list of all awards under the Company’s Long-Term Incentive Program, including names of recipients, award dates, and vesting schedules.

(iii)     There are no stock options or other rights to purchase Company Common Stock or Company Preferred Stock.

(iv)     No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of the Company may vote, are issued or outstanding.

(v)     Except as set forth in this Section 3.2(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and (B) neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of the Company (including any rights plan or agreement and including any cash awards where the amount of payment is determined in whole or in part on the price of any capital stock of the Company or its Subsidiaries) or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, put, call, right, convertible security, commitment or agreement. Neither the Company nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Company Common Stock, or any other security of the Company or a Subsidiary of the Company or any securities representing the right to vote, purchase or otherwise receive any shares of Company Common Stock or any other security of the Company or a Subsidiary of the Company. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(vi)     Other than the Company Voting Agreements, there are no voting trusts, shareholder agreements, proxies or similar agreements to which the Company or any of its Subsidiaries has a contractual obligation in effect with respect to the voting or transfer of the Company Common Stock or other voting securities or equity interests of the Company or granting any shareholder or other person any registration rights. The Company does not have in effect a “poison pill” or similar shareholder rights plan.

(d)     Authority. The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.2(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of the Company’s Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than the approval and adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and Company Preferred Stock entitled to be cast. The Company’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to the Company’s shareholders for approval and adoption and has unanimously adopted a resolution to the foregoing effect and recommends that the shareholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their parent companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity (the “Enforceability Exceptions”).

(e)     No Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.2(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which the Company or any of its Subsidiaries (or any of their respective properties or assets) is subject, (ii) violate the charter or bylaws of the Company or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or the loss of any benefit under, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)     Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve and the Virginia State Corporation Commission Bureau of Financial Institutions (“VSCCBFI”), (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statement will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the SCC pursuant to the VSCA and the filing of the Bank Merger Certificates, (iv) filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, and (vi) the approval by the Company’s shareholders required to approve the Merger under Virginia law, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by the Company in connection with the execution and delivery by the Company of this Agreement or the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, the Company has no Knowledge of any reason pertaining to the Company why any of the approvals referred to in this Section 3.2(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)     Governmental Filings. Except as provided in Section 3.2(g) of the Company’s Disclosure Letter, the Company and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2017 with the Federal Reserve, the VSCCBFI or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h)     Financial Statements. The Company has previously made available to Purchaser correct and complete copies of (i) the consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2018, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, together with the notes thereto, accompanied by the audit report of the Company’s independent auditor (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2019, and related consolidated statement of income, comprehensive income, changes in shareholders’ equity and cash flow for the six (6) month period ended June 30, 2019 (such unaudited financial statements, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements were prepared from the books and records of the Company and its Subsidiaries, fairly present the consolidated financial position of the Company and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions. As of the date of this Agreement, Brown, Edwards & Company, L.L.P. has not resigned (or informed the Company that it intends to resign) or been dismissed as independent auditor of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i)     Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due, “Liabilities”) other than Liabilities reflected on or reserved against in the consolidated balance sheet of the Company as of December 31, 2018, except for (i) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar Liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company and (ii) Liabilities incurred for legal, accounting, financial advising fees and out- of-pocket or other expenses or fees in connection with the transactions contemplated by this Agreement.

(j)	Absence of Certain Changes or Events.

(i)     Except as set forth in the Company’s Disclosure Letter, since December 31, 2018, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on the Company.

(ii)     Except as set forth in the Company’s Disclosure Letter, since December 31, 2018, none of the Company or any of its Subsidiaries have taken any action that would be prohibited by clauses (b)(i), (c), (d), (e), (h), (j), (k), (n), (o) or (p) of Section 4.1 if taken after the date hereof.

(k)     Litigation. There are no material suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries that (i) are seeking damages or declaratory relief against the Company or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Purchaser or any of its Subsidiaries). Since January 1, 2017, (i) there have been no investigations, subpoenas, written demands, or document requests received by the Company or any of its Subsidiaries from any Governmental Entity (other than in the ordinary course of business) and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigation, subpoena, written demand, or document request.

(l)     Absence of Regulatory Actions. Since January 1, 2017, neither the Company nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of the Company or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of the Company, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of the Company or its Subsidiaries.

(m)     Compliance with Laws. Except as set forth in Section 3.2(m) of the Company’s Disclosure Letter, the Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and each of its Subsidiaries has, and has had at all times since January 1, 2017, all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.

(n)     Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s Financial Statements (in accordance with GAAP). There is no pending, or to the Knowledge of the Company, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of the Company or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where the Company or any of its Subsidiaries do not file tax returns that the Company or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to the Company or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on the Company’s Financial Statements (in accordance with GAAP). The Company and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. The Company and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and the

Company and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements. Neither the Company nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, which could require it to make any payments that would not be fully deductible under Section 162(m) of the IRC. The Company and each of its Subsidiaries has properly preserved all net operating losses and alternative minimum tax credits shown on the Company’s Audited Financial Statements.

(o)	Agreements.

(i)     The Company has previously made available to Purchaser, and the Company’s Disclosure Letter lists, any contract, arrangement, commitment or understanding (whether written or oral) to which the Company or any of its Subsidiaries is a party or is bound:

(A)     (1) with any director, officer or employee of the Company or any of its Subsidiaries the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature contemplated by this Agreement; (2) with respect to the employment of any directors, officers, employees or consultants; or (3) any of the benefits of which will be increased, or the vesting or payment of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, phantom stock or stock appreciation rights plan, restricted stock plan or stock purchase plan);

(B)     that (1) contains a non-compete or client, customer or employee non-solicit requirement or any other provision that restricts the conduct of, or the manner of conducting, any line of business of the Company or any of its Subsidiaries (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries), (2) obligates the Company or any of its Affiliates (or, following the consummation of the transactions contemplated hereby, Purchaser or any of its Subsidiaries) to conduct business with any third party on an exclusive or preferential basis, or (3) requires referrals of business or requires the Company or any of its Subsidiaries to make available investment opportunities to any person on a priority or exclusive basis;

(C)     pursuant to which the Company or any of its Subsidiaries may become obligated to invest in or contribute capital to any entity;

(D)     that relates to borrowings of money (or guarantees thereof) by the Company or any of its Subsidiaries in an amount that exceeds $100,000, other than FHLB of Atlanta and Federal Reserve Bank of Richmond borrowings and repurchase agreements with customers, in each case entered into in the ordinary course of business consistent with past practice;

(E)     that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(F)     that limits or commits to the payment of dividends by the Company or any of its Subsidiaries;

(G)     that relates to the involvement of the Company or any Subsidiary in a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(H)     that relates to an acquisition, divestiture, merger or similar transaction and that contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(I)     that is a lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee, involving a liability or obligation as obligor in excess of $50,000 per annum;

(J)     that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum; or

(K)     that is not of the type described in clauses (A) through (J) above and that involved payments by, or to, the Company or any of its Subsidiaries in the fiscal year ended December 31, 2018, or that could reasonably be expected to involve such payments during the fiscal year ending December 31, 2019, of more than $100,000 (excluding Loans) or the termination of which would require payment by the Company or any of its Subsidiaries of an amount in excess of $100,000.

(ii)     Each contract, arrangement, commitment or understanding of the type described in this Section 3.2(o), whether set forth in the Company’s Disclosure Letter or not, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto. Each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Company Contract. To the Company’s Knowledge, each counterparty to each Company Contract has in all material respects performed all obligations required to be performed by it under such Company Contract, and no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of its Subsidiaries under any such Company Contract.

(iii)     Neither the Company nor any of its Subsidiaries is in default under (and no event has occurred that with due notice or lapse of time or both, would constitute a default under) or is in material violation of any provision of any note, bond, indenture, mortgage, deed of trust, loan agreement, lease or other agreement to which it is a party or by which it is bound or to which any of its respective properties or assets is subject and, to the Knowledge of the Company, no other party to any such agreement (excluding any Loan or extension of credit made by the Company or any of its Subsidiaries) is in default in any respect thereunder.

(p)	Intellectual Property; Company IT Systems.

(i)     The Company and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all intellectual property, including patents, copyrights, trade secrets, trade names, service marks and trademarks, material to its business. The Company’s Disclosure Letter sets forth a complete and correct list of all material patents, trademarks, trade names, service marks and copyrights owned by or licensed to the Company or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that the Company or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers (collectively, the “Company Intellectual Property”). With respect to each item of Company Intellectual Property owned by the Company or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Company Intellectual Property that the Company or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to the Company and the Subsidiaries. Neither the Company nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that the Company or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of the Company or any of its Subsidiaries.

(ii)     To the Company’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or its Subsidiaries (collectively, the “Company IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the Company’s consolidated business as currently conducted. Neither the Company nor any of its Subsidiaries has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. To the Knowledge of the Company, no Person has gained unauthorized access to any of the Company IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on the Company. The Company and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. The Company and its Subsidiaries comply in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(q)	Labor Matters.

(i)     The Company and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is the Company or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of the Company, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened.

(ii)     The Company’s Disclosure Letter identifies (A) all present employees (including any leased or temporary employees) of the Company and its Subsidiaries and any consultants or independent contractors providing services to the Company or any of its Subsidiaries; (B) each employee’s, consultant’s or independent contractor’s date of hire and current rate of compensation; and (C) each employee’s accrued vacation, sick leave or personal leave if applicable. The Company’s Disclosure Letter also names any employee who is absent from work due to a leave of absence (including, but not limited to, in accordance with the requirements of the Family and Medical Leave Act or the Uniformed Services Employment and Reemployment Rights Act) or a work-related injury, or who is receiving workers’ compensation or disability compensation. There are no unpaid wages, bonuses or commissions owed to any employee (other than those not yet due).

(r)	Employee Benefit Plans.

(i)     The Company’s Disclosure Letter lists all Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock- based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, retention, employment, consulting, termination, change in control, salary continuation, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which the Company or any Subsidiary or any trade or business of the Company or any of its Subsidiaries, whether or not incorporated, all of which together with the Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any current or future obligation or liability or that are sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of the Company or any of its Subsidiaries or any Company ERISA Affiliate.

(ii)     The Company has heretofore made available to Purchaser true, correct and complete copies of the following documents with respect to each of the Company Benefit Plans, to the extent applicable, (i) all plans and trust agreements, (ii) all summary plan descriptions, amendments, modifications or material supplements to any Company Benefit Plan, (iii) where any Company Benefit Plan has not been reduced to writing, a written summary of all the material plan terms, (iv) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years and summary annual reports, with schedules and financial statements attached, (v) the most recently received IRS determination letter, if any, relating to any Company Benefit Plan, (vi) the most recently prepared actuarial report for each Company Benefit Plan (if applicable) for each of the last three (3) years and (vii) copies of material notices, letters or other correspondence with the IRS, U.S. Department of Labor (the “DOL”) or Pension Benefit Guarantee Corporation (the “PBGC”).

(iii)     Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iv)     The Company’s Disclosure Letter identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Company Qualified Plans”). The IRS has issued a favorable determination letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Company Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(v)     Each Company Benefit Plan that is subject to Section 409A of the IRC has been administered and documented in compliance with the requirements of Section 409A of the IRC, except where any non-compliance has not and cannot reasonably be expected to result in material liability to the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.

(vi)     None of the Company, its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or any plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(vii)     Except as disclosed in the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries sponsors has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the IRC.

(viii)     All contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company, if and to the extent required by GAAP.

(ix)     There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Company Benefit Plan, or any other party.

(x)     To the Knowledge of the Company, none of the Company and its Subsidiaries nor any Company ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(xi)     Except as disclosed in the Company’s Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, compensation (including stock or stock-based), right or other benefit to any employee, officer, director, independent contractor, consultant or other service provider of the Company or any of its Subsidiaries, or result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the IRC. Neither the Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require the Company or any of its Affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(xii)     No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the IRC, or otherwise. The Company’s Disclosure Letter includes true, correct and complete copies of Section 280G calculations (whether final or not) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(xiii)     There are no pending or, to the Company’s Knowledge, threatened material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, nor any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries and no employees of the Company or any of its Subsidiaries are represented by any labor organization.

(s)	Properties.

(i)     A list of all real property owned or leased by the Company or a Subsidiary of the Company is set forth in the Company’s Disclosure Letter. The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which the Company or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to the Company and the Subsidiaries and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously made available to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Subsidiaries encroach upon or over any adjoining parcel or real estate or any easement or right- of-way.

(ii)     The Company and each of its Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Subsidiaries that is leased rather than owned, neither the Company nor any of its Subsidiaries is in default under the terms of any such lease.

(t)     Fairness Opinion. The board of directors of the Company has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Stephens Inc. to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

(u)     Fees. Other than for financial advisory services performed for the Company by Stephens, Inc. pursuant to an agreement executed on April 4, 2019, a true and complete copy of which is included in the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

(v)	Environmental Matters.

(i)     Each of the Company’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of the Company, the Loan Properties is, and has been during the period of the Company’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(ii)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened, before any court or Governmental Entity against the Company or any of its Subsidiaries or any Participation Facility (A) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at or on a site owned, leased or operated by the Company or any of its Subsidiaries or any Participation Facility.

(iii)     There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of the Company, threatened before any court or, to the Knowledge of the Company, Governmental Entity relating to or against any Loan Property (or the Company or any of its Subsidiaries in respect of such Loan Property) (A) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (B) relating to the presence of or release into the environment of any Hazardous Material, whether or not occurring at a Loan Property.

(iv)     Neither the Company nor any of its Subsidiaries has received in writing any notice, demand letter, executive or administrative order, directive or request for information from any Governmental Entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law.

(v)     To the Knowledge of the Company, there are no underground storage tanks at any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person or entity, has closed or removed any underground storage tanks from any properties owned or operated by the Company or any of its Subsidiaries or any Participation Facility.

(vi)     During the period of (A) the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiaries’ participation in the management of any Participation Facility, to the Knowledge of the Company, there has been no release of Hazardous Materials in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release. To the Knowledge of the Company, before the period of (A) the Company’s or its Subsidiaries’ ownership or operation of any of their respective current properties or (B) the Company’s or its Subsidiaries’ participation in the management of any Participation Facility, there was no contamination by or release of Hazardous Material in, on, under or affecting such properties except for releases of Hazardous Materials in quantities below the level at which they were regulated under any Environmental Law in effect at the time of such release.

(w)	Loan Matters.

(i)     All Loans held by the Company or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and, the Loans are not subject to any pending, or to the Knowledge of the Company, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(ii)     Neither the terms of any Loan, any of the documentation for any Loan, the manner in which any Loans have been administered and serviced, nor the Company’s practices of soliciting, originating, approving or rejecting Loan applications, violate in any material respect any federal, state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act, Regulations O and Z of the Federal Reserve, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iii)     The allowance for loan losses reflected in the Company’s audited balance sheet at December 31, 2018 and unaudited balance sheet at June 30, 2019 were, and the allowance for loan losses shown on the Financial Statements for periods ending after such date, in the opinion of management, were, or will be, adequate, as of the dates thereof, under GAAP.

(iv)     None of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely because of a payment default by the obligor on any such Loan.

(v)     (a) The Company’s Disclosure Letter sets forth a list of all Loans as of the date hereof by the Company or any of its Subsidiaries to any directors, executive officers, principal shareholders or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries, (B) there are no Loans to any employee, officer, director, or other insider (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) or Affiliate thereof on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate that was or is not in compliance with Regulation O and (C) all such Loans are and were originated in compliance in all material respects with all applicable laws.

(vi)     Except as such disclosure may be limited by any applicable law, rule or regulation, the Company’s Disclosure Letter sets forth a listing, as of June 30, 2019, by account, of: (A) each borrower, customer or other party that has notified the Company or its Subsidiaries during the past twelve (12) months of, or has asserted against the Company or its Subsidiaries, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of the Company or its Subsidiaries, each borrower, customer or other party that has given the Company or its Subsidiaries any oral notification of, or orally asserted to or against Company or its Subsidiaries, any such claim; and (B) all Loans (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are classified as “Pass 5,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, (4) that are considered troubled debt restructurings or where the interest rate terms have been reduced and/or the maturity dates have been extended after the origination of the Loan due to concerns regarding the borrower’s ability to pay in accordance with the Loan’s original terms and (5) where a specific reserve allocation exists in connection therewith, in each case of clauses (B)(1) to (B)(5), together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date; and (C) all other assets classified by the Company or its Subsidiaries as real estate acquired through foreclosure or in lieu of foreclosure, including in- substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

(x)     Anti-takeover Provisions Inapplicable. The Company and its Subsidiaries have taken all actions required to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(y)     Material Interests of Certain Persons. Except for deposit and loan relationships entered into in the ordinary course of business, no current or former officer or director of the Company, or any family member or Affiliate of any such Person, has any material interest, directly or indirectly, in any contract or property (real or personal), tangible or intangible, used in or pertaining to the business of the Company or any of its Subsidiaries.

(z)     Insurance. The Company and its Subsidiaries are presently insured for amounts deemed reasonable by management of the Company against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. The Company’s Disclosure Letter contains a list of all policies of insurance carried and owned by the Company or any of the Company’s Subsidiaries showing the name of the insurance company and agent, the nature of the coverage, the policy limit, the annual premiums and the expiration date. All of the insurance policies and bonds maintained by the Company and its Subsidiaries are in full force and effect, the Company and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid. There are presently no material claims pending under such policies of insurance and no notices have been given by the Company or any of its Subsidiaries under such policies (other than with respect to health or disability insurance).

(aa)     Investment Securities; Derivatives.

(i)     Except for restrictions that exist for securities that are classified as “held to maturity,” none of the investment securities held by the Company or any of its Subsidiaries, including but not limited to FHLB of Atlanta stock and Federal Reserve Bank of Richmond, is subject to any restriction (contractual or statutory) that would materially impair the ability of the entity holding such investment freely to dispose of such investment at any time.

(ii)     Neither the Company nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract or other similar risk management arrangements (including various combinations thereof) or owns securities that (A) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (B) are likely to have changes in value as a result of interest or exchange rate changes that materially exceed normal changes in value attributable to interest or exchange rate changes.

(bb)   Indemnification. Except as provided in the charter or bylaws of the Company and the similar organizational documents of its Subsidiaries, neither the Company nor any of its Subsidiaries is a party to any agreement that provides for the indemnification of any of its present or former directors, officers, employees or shareholders, or other persons who serve or served as a director, officer or employee of another corporation, partnership or other enterprise at the request of the Company and there are no claims pending, or to the Knowledge of the Company, for which any such Person would be entitled to indemnification under the charter or bylaws of the Company or the similar organizational documents of any of its Subsidiaries, under any applicable law or regulation or under any such employment-related agreement.

(cc)   Corporate Documents and Records. The Company has previously provided a complete and correct copy of the charter, bylaws and similar organizational documents of the Company and each of the Company’s Subsidiaries, as in effect as of the date of this Agreement. Neither the Company nor any of the Company’s Subsidiaries is in violation of its charter, bylaws or similar organizational documents. The minute books of the Company and each of the Company’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(dd)   CRA, Anti-Money Laundering, OFAC and Customer Information Security. Except as set forth in the Company’s Disclosure Letter, the Company does not have Knowledge of any facts or circumstances that would cause TBVA or any other Subsidiary of the Company: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach- Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by TBVA. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause either the Company or any of its Subsidiaries to undertake any remedial action. The Board of Directors of TBVA (or where appropriate of any other Subsidiary of the Company) has adopted, and TBVA (or such other Subsidiary of the Company) has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and TBVA (or such other Subsidiary of the Company) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(ee)   Internal Controls. The Company and its Subsidiaries have devised and maintain a system of internal control over financial reporting sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information. To the Knowledge of the Company, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2017, neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls.

(ff)   Tax Treatment of the Merger. The Company has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(gg)   Related Party Transactions. The Company’s Disclosure Letter lists all instances in which the Company or any of its Subsidiaries is a party to any transaction (including any loan or other credit accommodation) with any Affiliate, current director or executive officer or Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) of the Company or any of its Subsidiaries where the amount exceeds $120,000. All such transactions involving indebtedness (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of the Company or any of its Subsidiaries is presently in default or, during the three-year period before the date of this Agreement, has been in default or has been restructured, modified or extended. Neither the Company nor any of its Subsidiaries has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

(hh)   Trust Accounts. The Company and each Subsidiary has properly administered all accounts for which it acts as a fiduciary in all material respects, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither the Company nor any other Subsidiary, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(ii)     Securities Filings. The Company has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2017 (collectively, “Company Reports”). As of their respective dates of filing with the SEC, none of the Company Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of the Company Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of the Company included in the Company Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(jj)     No Other Representations or Warranties.

(i)     Except for the representations and warranties made by the Company in this Section 3.2, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Purchaser or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by the Company in this Section 3.2, any oral or written information presented to Purchaser or any of its Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)     The Company hereby acknowledges and agrees that neither Purchaser nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.3.

3.3     Representations and Warranties of Purchaser. Except (i) as disclosed in Purchaser’s Disclosure Letter, and (ii) for information and documents commonly known as “confidential supervisory information” to the extent prohibited by law from disclosure (and as to which nothing in this Agreement shall require disclosure), Purchaser represents and warrants to the Company that:

(a)     Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and is registered with the Federal Reserve as a bank holding company. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it. Purchaser is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser. Purchaser engages only in activities, and holds properties only of the types, permitted to financial holding companies by the Bank Holding Company Act of 1956, as amended, and the rules, regulations and interpretations promulgated thereunder.

(b)	Subsidiaries.

(i)     Purchaser owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries free and clear of any Liens. There are no contracts, commitments, agreements or understandings relating to Purchaser’s right to vote or dispose of any equity securities of its Subsidiaries. Purchaser’s ownership interest in each of its Subsidiaries complies with all applicable laws, rules and regulations relating to equity investments by bank holding companies.

(ii)     Each of Purchaser’s Subsidiaries is a legal entity duly organized and validly existing under the laws of its jurisdiction of incorporation, formation or organization, as applicable, has all requisite corporate power and authority to own, lease and operate its properties and to conduct the business currently being conducted by it and is duly qualified or licensed as a foreign corporation to transact business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on Purchaser.

(iii)     The outstanding shares of capital stock, membership interests, or other representations of equity interest of each Subsidiary have been validly authorized and are validly issued, fully paid and nonassessable and free of preemptive rights. No shares of capital stock or other equity interests of any Subsidiary of Purchaser are or may be required to be issued by virtue of any options, warrants or other rights, no securities exist that are convertible into or exchangeable for shares of such capital stock or other equity interests or any other debt or equity security of any Subsidiary, and there are no contracts, commitments, agreements or understandings of any kind for the issuance of additional shares of capital stock or other equity interests or other debt or equity security of any Subsidiary or options, warrants or other rights with respect to such securities.

(iv)     Purchaser Bank is a Virginia-chartered state bank. No Subsidiary of Purchaser other than Purchaser Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, as amended, and the applicable regulations thereunder. Purchaser Bank’s deposits are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law. Purchaser Bank is a member in good standing of the FHLB of Atlanta and the Federal Reserve Bank of Richmond and owns the requisite amount of stock therein, respectively.

(c)	Capital Structure.

(i)     The authorized capital stock of Purchaser consists of 50,000,000 shares of Purchaser Common Stock and 1,000,000 shares of undesignated preferred stock (“Purchaser Preferred Stock”).

(ii)	As of the date of this Agreement,

(A)     16,633,823 shares of Purchaser Common Stock are issued and outstanding, all of which are validly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in full compliance with all applicable;

(B)      No shares of Purchaser Preferred Stock are issued and outstanding; and

(C)      405,405 shares of Purchaser Common Stock are reserved for issuance pursuant to outstanding grants or awards under Purchaser’s stock-based benefit plans.

(iii)     The shares of Purchaser Common Stock to be issued in exchange for shares of Company Common Stock upon consummation of the Merger in accordance with this Agreement have been duly authorized and when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights.

(iv)     No bonds, debentures, notes or other indebtedness, in each case having the right to vote on any matters on which shareholders of Purchaser may vote, are issued or outstanding.

(v)     Except as set forth in this Section 3.3(c), as of the date of this Agreement, (A) no shares of capital stock or other voting securities of Purchaser are issued, reserved for issuance or outstanding, and (B) other than options to purchase shares of Purchaser Common Stock, neither the Company nor any of its Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, puts, calls, rights, convertible securities, commitments or agreements of any character obligating Purchaser or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Purchaser (including any rights plan or agreement) or obligating Purchaser or any of its Subsidiaries to grant, extend or enter into any such option, warrant, puts, calls, rights, convertible securities, commitment or agreement. Neither Purchaser nor any of its Subsidiaries has or is bound by any rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on shares of Purchaser Common Stock, or any other security of Purchaser or a Subsidiary of Purchaser or any securities representing the right to vote, purchase or otherwise receive any shares of Purchaser Common Stock or any other security of Purchaser or a Subsidiary of Purchaser. Other than as stated herein, there are no outstanding securities or instruments that contain any redemption or similar provisions, and there are no outstanding contractual obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser or any of its Subsidiaries.

(d)     Authority. Purchaser has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the consents, approvals and filings set forth in Section 3.3(f), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate actions on the part of Purchaser’s Board of Directors, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. Purchaser’s Board of Directors has determined that this Agreement is advisable and has directed that this Agreement be submitted to Purchaser’s shareholders for approval and has unanimously adopted a resolution to the foregoing effect and recommends that the shareholders approve and adopt this Agreement. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to fraudulent transfer, moratorium, reorganization and similar laws relating to or affecting insured depository institutions or their parent companies or creditors’ rights and remedies generally and to general principles of equity, whether applied in a court of law or a court of equity.

(e)     No Violations. The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the transactions contemplated by this Agreement will not, (i) assuming that the consents, approvals and filings referred to in Section 3.3(f) have been obtained and the applicable waiting periods have expired, violate any law, rule or regulation or any judgment, decree, order, governmental permit or license to which Purchaser or any of its Subsidiaries (or any of their respective properties) is subject, (ii) violate the articles of incorporation or bylaws of Purchaser or the similar organizational documents of any of its Subsidiaries or (iii) constitute a breach or violation of, or a default under (or an event that, with due notice or lapse of time or both, would constitute a default under), or result in the termination of, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, indenture, deed of trust, loan agreement or other agreement, instrument or obligation to which Purchaser or any of its Subsidiaries is a party, or to which any of their respective properties or assets may be subject.

(f)     Consents and Approvals. Except for (i) filings of applications and notices with, receipt of approvals or no objections from, and the expiration of related waiting periods required by, federal and state banking authorities, including filings and notices with the Federal Reserve, and the VSCCBFI, (ii) the filing with the SEC of a Proxy Statement-Prospectus in definitive form relating to the meeting of the Company’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby and of the Registration Statement in which such proxy statements will be included as a prospectus, and declaration of effectiveness of the Registration Statement, (iii) the filing of the Articles of Merger with the SCC pursuant to the VSCA and the filing of the Bank Merger Certificates, (iv) filing with the NASDAQ of a notification or application of the listing of the shares of Purchaser Common Stock to be issued in the Merger, and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Purchaser Common Stock pursuant to this Agreement, no consents or approvals of, or filings or registrations with, any Governmental Entity or any third party are required to be made or obtained by Purchaser in connection with the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of the Merger and the other transactions contemplated by this Agreement, including the Bank Merger. As of the date hereof, Purchaser has no Knowledge of any reason pertaining to Purchaser why any of the approvals referred to in this Section 3.3(f) should not be obtained without the imposition of any material condition or restriction described in Section 6.2(e).

(g)     Governmental Filings. Purchaser and each of its Subsidiaries has timely filed all reports, schedules, registration statements and other documents that it has been required to file since January 1, 2015 with the Federal Reserve, or any other Governmental Entity. As of their respective dates, each of such filings complied in all material respects with all laws or regulations under which it was filed (or was amended to comply promptly following discovery of such noncompliance).

(h)     Securities Filings. Purchaser has filed with the SEC all reports, schedules, registration statements, definitive proxy statements and exhibits thereto that it has been required to file under the Securities Act or the Exchange Act since January 1, 2016 (collectively, “Purchaser Reports”). As of their respective dates of filing with the SEC, none of the Purchaser

Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of their respective dates of filing with the SEC, all of Purchaser Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder. Each of the financial statements (including, in each case, any notes thereto) of Purchaser included in Purchaser Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

(i)     Financial Statements. Purchaser has previously made available to the Company copies of (i) the consolidated balance sheets of Purchaser and its Subsidiaries as of December 31, 2018, 2017 and 2016 and related consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, together with the notes thereto, accompanied by the audit report of Purchaser’s independent registered public accounting firm, as reported in Purchaser’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC and (ii) the unaudited consolidated balance sheets of Purchaser and its Subsidiaries as of June 30, 2019 and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity and cash flows for the six months ended June 30, 2019, as reported in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 filed with the SEC. Such financial statements were prepared from the books and records of Purchaser and its Subsidiaries, fairly present the consolidated financial position of Purchaser and its Subsidiaries in each case at and as of the dates indicated and the consolidated results of operations and cash flows of Purchaser and its Subsidiaries for the periods indicated, and, except as otherwise set forth in the notes thereto, were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; provided, however, that the unaudited financial statements for interim periods are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes to the extent permitted under applicable regulations. The books and records of Purchaser and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other legal and accounting requirements and reflect only actual transactions.

(j)     Undisclosed Liabilities. Neither Purchaser nor any of its Subsidiaries has incurred any debt, liability or obligation of any nature whatsoever (whether accrued, contingent, absolute or otherwise and whether due or to become due) other than Liabilities reflected on or reserved against in the consolidated balance sheet of Purchaser as of December 31, 2018, except for (i) Liabilities incurred since December 31, 2018 in the ordinary course of business consistent with past practice that, either alone or when combined with all similar liabilities, have not had, and would not reasonably be expected to have, a Material Adverse Effect on Purchaser and (ii) Liabilities incurred for legal, accounting, financial advising fees and out-of-pocket expenses in connection with the transactions contemplated by this Agreement.

(k)     Absence of Certain Changes or Events. Since December 31, 2018, Purchaser and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of such businesses consistent with their past practices and there has not been any event or occurrence that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser.

(l)     Litigation. There are no material suits, actions or legal, administrative or arbitration or other proceedings, or investigations of any nature pending or, to the Knowledge of Purchaser, threatened against or affecting Purchaser or any of its Subsidiaries or any property or asset of Purchaser or any of its Subsidiaries that (i) are seeking damages or declaratory relief against Purchaser or any of its Subsidiaries or (ii) challenge the validity or propriety of the transactions contemplated by this Agreement. There are no judgments, decrees, injunctions, orders or rulings of any Governmental Entity or arbitrator outstanding against Purchaser or any of its Subsidiaries or the assets of Purchaser or any of its Subsidiaries. Since January 1, 2016 (i) there have been no investigations, subpoenas, written demands, or document requests received by Purchaser or any of its Subsidiaries from any Governmental Entity regarding Purchaser and (ii) no Governmental Entity has requested that Purchaser or any of its Subsidiaries enter into a settlement, negotiation or tolling agreement with respect to any matter related to any such investigations, subpoena, written demand, or document request.

(m)     Absence of Regulatory Actions. Since January 1, 2016, neither Purchaser nor any of its Subsidiaries has been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been ordered to pay any civil money penalty by, or has been subject to any action, proceeding, order or directive by any Governmental Entity, or has adopted any board resolutions relating to such matters as are material to the business of Purchaser or its Subsidiaries at the request of any Governmental Entity, or has been advised by any Governmental Entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such action, proceeding, order, directive, written agreement, memorandum of understanding, commitment letter, board resolutions or similar undertaking. To the Knowledge of Purchaser, there are no material unresolved violations, criticisms or exceptions by any Governmental Entity with respect to any report or statement relating to any examinations of Purchaser or its Subsidiaries.

(n)     Compliance with Laws. Purchaser and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to the Company or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Purchaser and each of its Subsidiaries has, and has had at all times since January 1, 2015, all material permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities that are required to permit it to carry on its business as it is presently conducted. All such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and no suspension or cancellation of any of them is, to the Knowledge of Purchaser, threatened. Neither Purchaser nor any of its Subsidiaries has been given notice or been charged with any violation of, any law, ordinance, regulation, order, writ, rule, decree or condition to approval of any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Purchaser.

(o)     Taxes. All federal, state, local and foreign tax returns required to be filed by or on behalf of Purchaser or any of its Subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such filed returns are complete and accurate in all material respects. All Taxes shown on such returns, all Taxes required to be shown on returns for which extensions have been granted and all other Taxes required to be paid by Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). There is no pending, or to the Knowledge of the Company, threatened, audit examination, deficiency assessment, tax investigation or refund litigation with respect to any Taxes of Purchaser or any of its Subsidiaries, and no claim has been made in writing by any authority in a jurisdiction where Purchaser or any of its Subsidiaries do not file tax returns that Purchaser or any such Subsidiary is subject to taxation in that jurisdiction. All Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Purchaser or any of its Subsidiaries have been paid in full or adequate provision has been made for any such Taxes on Purchaser’s balance sheet (in accordance with GAAP). Purchaser and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any tax due that is currently in effect. Purchaser and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and Purchaser and each of its Subsidiaries has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

(p)	Agreements.

(i)     Each contract, arrangement, commitment or understanding (whether written or oral) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) to which Purchaser or any of its Subsidiaries is a party or by which Purchaser or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Purchaser, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Purchaser Contract”) and neither Purchaser nor any of its Subsidiaries knows of, or has received notice of, any material violation of the above by any of the other parties thereto.

(ii)     Each Purchaser Contract is valid and binding on Purchaser or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Purchaser. Purchaser and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it under each Purchaser Contract. To the Knowledge of Purchaser, each third-party counterparty to each Purchaser Contract has in all material respects performed all obligations required to be performed by it under such Purchaser Contract, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of Purchaser or any of its Subsidiaries under any such Purchaser Contract.

(q)     Labor Matters. Purchaser and its Subsidiaries are in material compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment, and wages and hours. Neither Purchaser nor any of its Subsidiaries is or has ever been a party to, or is or has ever been bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization with respect to its employees, nor is Purchaser or any of its Subsidiaries the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages and conditions of employment nor, to the Knowledge of Purchaser, has any such proceeding been threatened, nor is there any strike, other labor dispute or organizational effort involving Purchaser or any of its Subsidiaries pending or, to the Knowledge of Purchaser, threatened.

(r)      Employee Benefit Plans.

(i)     For purposes of this Agreement, “Purchaser Benefit Plans” mean all employee benefit plans (as defined in Section 3(3) ERISA), whether or not subject to ERISA, whether funded or unfunded, and all pension, benefit, retirement, bonus, stock option, stock purchase, restricted stock, stock-based, performance award, phantom equity, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, accrued leave, sick leave, vacation, paid time off, health, medical, disability, life, accidental death and dismemberment, insurance, welfare, fringe benefit and other similar plans, programs, policies, practices or arrangements or other contracts or agreements (and any amendments thereto) with respect to which Purchaser or any Subsidiary or any trade or business of Purchaser or any of its Subsidiaries, whether or not incorporated, all of which together with Purchaser would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Purchaser ERISA Affiliate”), is a party or that are sponsored, maintained, contributed to or required to be contributed to by Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate for the benefit of any current employee, officer, director, consultant or independent contractor (or any spouse or dependent of such individual) of Purchaser or any of its Subsidiaries or any Purchaser ERISA Affiliate.

(ii)     Each Purchaser Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the IRC. Neither Purchaser nor any of its Subsidiaries has taken any action to take corrective action or made a filing under any voluntary correction program of the IRS, the DOL or any other Governmental Entity with respect to any Purchaser Benefit Plan, and neither Purchaser nor any of its Subsidiaries has any Knowledge of any plan defect that would qualify for correction under any such program.

(iii)     With regard to each Purchaser Benefit Plan that is intended to be qualified under Section 401(a) of the IRC (the “Purchaser Qualified Plans”), the IRS has issued a favorable determination letter with respect to each Purchaser Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of

Purchaser, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Purchaser Qualified Plan or the exempt status of the related trust or increase the costs relating thereto. No trust funding any Purchaser Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the IRC.

(iv)     None of Purchaser, its Subsidiaries, nor any Purchaser ERISA Affiliate has, at any time during the last six years, maintained, contributed to or been obligated to contribute to any “employee pension benefit plan” as described in Section 3(2) of ERISA that is subject to Title IV of ERISA, Multiemployer Plan or Multiple Employer Plan.

(v)     There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Purchaser’s Knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against Purchaser Benefit Plans, any fiduciaries thereof with respect to their duties to Purchaser Benefit Plans or the assets of any of the trusts under any of Purchaser Benefit Plans, that could reasonably be expected to result in any material liability of Purchaser or any of its Subsidiaries to the PBGC, the IRS, the DOL, any Multiemployer Plan, a Multiple Employer Plan, any participant in any Purchaser Benefit Plan, or any other party.

(vi)     To the Knowledge of Purchaser, none of Purchaser and its Subsidiaries nor any Purchaser ERISA Affiliate nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the IRC or Section 406 of ERISA) that could subject any of Purchaser Benefit Plans or their related trusts, Purchaser, any of its Subsidiaries, any Purchaser ERISA Affiliate or any person that Purchaser or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the IRC or Section 502 of ERISA.

(s)     Properties. Purchaser and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. Each lease pursuant to which Purchaser or any of its Subsidiaries as lessee, leases real or personal property is valid and in full force and effect as to Purchaser and the Subsidiaries and neither Purchaser nor any of its Subsidiaries, nor, to Purchaser’s Knowledge, any other party to any such lease, is in default or in violation of any material provisions of any such lease. All real property owned or leased by Purchaser or any of its Subsidiaries are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform in all material respects with all applicable ordinances, regulations and zoning laws and are considered by Purchaser to be adequate for the current business of Purchaser and its Subsidiaries.

(t)     Loan Matters. All Loans held by Purchaser or any of its Subsidiaries were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices and the Loans are not subject to any pending, or to the Knowledge of the Company, threatened defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such Loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable and valid (except as may be limited by the Enforceability Exceptions), and in each case, true, genuine and what they purport to be.

(u)     Anti-takeover Provisions Inapplicable. Purchaser and its Subsidiaries have taken all actions required to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature contained in their organizational documents, and the provisions of any federal or state “anti-takeover,” “fair price,” “moratorium,” “control share acquisition” or similar laws or regulations.

(v)     Corporate Documents and Records. Purchaser has previously made available a complete and correct copy of the articles of incorporation, bylaws and similar organizational documents of Purchaser and each of Purchaser’s Subsidiaries, as in effect as of the date of this Agreement. Neither Purchaser nor any of Purchaser’s Subsidiaries is in violation of its articles of incorporation, bylaws or similar organizational documents. The minute books of Purchaser and each of Purchaser’s Subsidiaries constitute a complete and correct record of all actions taken by their respective boards of directors (and each committee thereof) and their shareholders.

(w)     CRA, Anti-Money Laundering, OFAC and Customer Information Security. Purchaser Bank has received an overall rating of “Satisfactory” or better in its most recent examination or interim review with respect to the CRA. Purchaser does not have Knowledge of any facts or circumstances that would cause Purchaser Bank or any other Subsidiary of Purchaser: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than “Satisfactory”; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (i) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach- Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Purchaser Bank. No non-public customer information has been disclosed to or, to the Knowledge of Purchaser, accessed by an unauthorized third party in a manner that would cause either Purchaser or any of its Subsidiaries to undertake any remedial action. The Board of Directors of Purchaser Bank (or where appropriate of any other Subsidiary of Purchaser) has adopted, and Purchaser Bank (or such other Subsidiary of Purchaser) has implemented, an anti- money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti- money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and Purchaser Bank (or such other Subsidiary of Purchaser) has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(x)     Internal Controls. Purchaser and its Subsidiaries have devised and maintain a system of internal control over financial reporting as defined in Rule 13a-15(f) of the Exchange Act sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, and (iii) access to assets is permitted only in accordance with management’s general or specific authorization. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Purchaser’s ability to record, process, summarize and report financial information. To the Knowledge of Purchaser, there has occurred no fraud, whether material or not, that involves management or other employees who have a significant role in Purchaser’s internal controls over financial reporting. Since January 1, 2015, neither Purchaser nor any of its Subsidiaries, nor, to the Knowledge of Purchaser, any Representative of Purchaser or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation or assertion regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Purchaser or any of its Subsidiaries or their respective internal accounting controls.

(y)     Tax Treatment of the Merger. Purchaser has no Knowledge of any fact or circumstance relating to it that would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a) of the IRC.

(z)     Fairness Opinion. The Board of Directors of Purchaser has received the respective opinions (which, if initially rendered verbally, have been or will be confirmed by written opinions, dated the same date) of Banks Street Partners to the effect that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to Purchaser. Such opinion has not been amended or rescinded as of the date hereof.

(aa) Environmental Matters. Each of Purchaser’s and its Subsidiaries’ properties, the Participation Facilities, and, to the Knowledge of Purchaser, the Loan Properties, are, and have been during the period of Purchaser’s or its Subsidiaries’ ownership or operation thereof, in material compliance with all Environmental Laws.

(bb) Insurance. Purchaser and its Subsidiaries are presently insured for amounts deemed reasonable by management of Purchaser against such risks as companies engaged in a similar business, including engaging in the transactions contemplated by this Agreement, would, in accordance with good business practice, customarily be insured. All of the insurance policies and bonds maintained by Purchaser and its Subsidiaries are in full force and effect, Purchaser and its Subsidiaries are not in default thereunder, all premiums and other payments due under any such policy have been paid and all material claims thereunder have been filed in due and timely fashion.

(cc)     Intellectual Property; Purchaser IT Systems.

(i)     Purchaser and each of its Subsidiaries owns or possesses valid and binding licenses and other rights to use (in the manner and the geographic areas in which they are currently used) without payment all intellectual property, including patents, copyrights, trade secrets, trade names, service marks and trademarks, material to its business. As used in this Agreement, the term the “Purchaser Intellectual Property” means all material trademarks, trade names, service marks and copyrights owned by Purchaser or any of its Subsidiaries for use in its business, and all licenses and other agreements relating thereto and all agreements relating to third party intellectual property that Purchaser or any of its Subsidiaries is licensed or authorized to use in its business, including without limitation any software licenses but excluding any so-called “shrink-wrap” license agreements and other similar computer software licensed in the ordinary course of business and/or otherwise resident on desktop computers. With respect to each item of Purchaser Intellectual Property owned by Purchaser or any of its Subsidiaries, the owner possesses all right, title and interest in and to the item, free and clear of any Lien. With respect to each item of Purchaser Intellectual Property that Purchaser or any of its Subsidiaries is licensed or authorized to use, the license, sublicense or agreement covering such item is legal, valid, binding, enforceable and in full force and effect as to Purchaser and the Subsidiaries.

Neither Purchaser nor any of its Subsidiaries has received any charge, complaint, claim, demand or notice alleging any interference, infringement, misappropriation or violation with or of any intellectual property rights of a third party (including any claims that Purchaser or any of its Subsidiaries must license or refrain from using any intellectual property rights of a third party). To the Knowledge of Purchaser, neither Purchaser nor any of its Subsidiaries has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of third parties and no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of Purchaser or any of its Subsidiaries.

(ii)     To Purchaser’s Knowledge, all information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of Purchaser or Purchaser Bank (collectively, “Purchaser IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to ensure proper operation, monitoring and use. Purchaser IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct Purchaser’s consolidated business as currently conducted. Neither Purchaser nor Purchaser Bank has experienced within the past two years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of Purchaser IT Systems. To Purchaser’s Knowledge, no Person has gained unauthorized access to any of the Purchaser IT Systems that has had, or is reasonably expected to have, a Material Adverse Effect on Purchaser. Purchaser and Purchaser Bank have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses without material disruption to, or material interruption in, the conduct of their respective businesses. Purchaser and its Subsidiaries comply in all material respects with all data protection and privacy laws and regulations as well as their own policies relating to data protection and the privacy and security of personal data and the non-public personal information of their respective customers and employees, except for immaterial failures to comply or immaterial violations.

(dd)     No Other Representations or Warranties.

(i)     Except for the representations and warranties made by Purchaser in this Section 3.3, neither Purchaser nor any other Person makes any express or implied representation or warranty with respect to Purchaser, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser, any of its Subsidiaries or their respective businesses, or (B) except for the representations and warranties made by Purchaser in this Section 3.3, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Purchaser, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(ii)     Purchaser hereby acknowledges and agrees that neither the Company nor any other Person has made or is making any express or implied representation or warranty other than those contained in Section 3.2.

ARTICLE IV

CONDUCT PENDING THE MERGER

4.1     Forbearances by the Company. Except as expressly contemplated or permitted by this Agreement, disclosed in the Company’s Disclosure Letter, or to the extent expressly required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, the Company shall not, nor shall the Company permit any of its Subsidiaries to, without the express prior written consent (which may include consent via electronic mail) of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)     conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees; or take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby;

(b)     (i) incur, modify, extend or renegotiate any indebtedness for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than the creation of deposit liabilities in the ordinary course of business consistent with past practice;

(ii)     prepay any indebtedness or other similar arrangements that would cause the Company to incur any prepayment penalty thereunder; or

(iii)      purchase any brokered certificates of deposit;

(c)          (i)       adjust, split, combine or reclassify any capital stock;

(ii)      make, declare or pay any dividend, or make any other distribution on its capital stock;

(iii)     grant any person any right to acquire any shares of its capital stock or make any grant or award under the Company Restricted Stock Plan;

(iv)     issue any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock; or

(v)     redeem or otherwise acquire any shares of its capital stock other than a security interest or because of the enforcement of a security interest and other than as provided in this Agreement;

(d)     other than in the ordinary course of business consistent with past practice (including the sale, transfer or disposal of other real estate owned (“OREO”) if the loan associated with the OREO is $100,000 or more or the proposed sale, transfer or disposal would result in a discount of the loan associated with the OREO of 25% or more), (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its real property or other assets to any Person other than a Subsidiary, or (ii) cancel, release or assign any indebtedness to any such Person or any claims held by any such Person;

(e)     make any equity investment, either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person, or form any new subsidiary;

(f)     (i) renew, amend or terminate any Company Contract, or make any change in any of its leases or Company Contracts or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(g)     Except for Loans or commitments for Loans that have previously been approved by the Company before the date of this Agreement, make, renegotiate, renew, increase the amount of, extend the term of, modify or purchase any Loans, or make any commitment in respect of any of the foregoing, except with respect to any secured Loan or commitment wherein the total credit exposure is less than $500,000 or any unsecured Loan or commitment wherein the total credit exposure is less than $100,000 which is made in conformity with existing lending practices to a borrower, and with collateral located within the Company’s primary geographic service area; provided that Purchaser shall be required to respond to any request for a consent to make such loan or extension of credit in writing within three (3) business days after the loan package is delivered to Purchaser or if no response is received within three (3) business days it will be deemed consent of Purchaser;

(h)     (i) make any new Loan, or commit to make any new Loan, to any director or executive officer of the Company or TBVA, or any entity controlled, directly or indirectly, by any of the foregoing or (ii) except for Loans made in accordance with Regulation O of the Federal

Reserve (12 C.F.R. Part 215), amend, renew or increase any existing Loan, or commit to amend, renew or increase any such Loan, to any director or executive officer of the Company or AFCB, or any entity controlled, directly or indirectly, by any of the foregoing;

(i)	except as required by any Company Benefit Plan in effect on the date hereof:

(i)     (a) increase in any manner the compensation, bonuses or other fringe benefits of any of its employees or directors, other than increases in annual base salaries and wage rates in the ordinary course of business consistent with past practice that do not exceed (i) three percent (3%) for any individual employee or (ii) two percent (2%) in the aggregate for all Company employees, or (b) pay, or commit to pay, any bonus, change in control, retention, pension, retirement allowance or contribution, except for payment of annual cash bonuses in respect of the fiscal year in effect as of the date of this Agreement in the ordinary course of business consistent with past practice pursuant to the Company Benefit Plans set forth in the Company’s Disclosure Letter, and or (c) fund any rabbi trust or similar arrangement;

(ii)     become a party to, amend, renew, extend or commit itself to any Company Benefit Plan or any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment, severance or change in control agreement with or for the benefit of any employee or director, except for amendments to any plan or agreement that are required by law;

(iii)     amend, modify or revise the terms of any outstanding stock option or stock-based compensation or voluntarily accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or make any contributions to any defined contribution plan or Company Benefit Plan that are not made in the ordinary course of business consistent with past practice;

(iv)     elect to any office with the title of Vice President or higher any person who does not hold such office as of the date of this Agreement or elect to its Board of Directors any person who is not a member of its Board of Directors as of the date of this Agreement; or

(v)     hire or terminate any employee with an annualized salary that exceeds $50,000, other than terminations for “cause”;

(j)     commence any action or proceeding, other than to enforce any obligation owed to the Company or any of its Subsidiaries and in accordance with past practice, or settle any claim, action or proceeding (i) involving payment by it of money damages that exceed $50,000 or (ii) that would impose any material restriction on its operations or the operations of any of its Subsidiaries;

(k)     amend its charter or bylaws, or similar governing documents of its Subsidiariees;

(l)      increase or decrease the rate of interest paid on time deposits or on certificates of deposit, except in the ordinary course of business consistent with past practice;

(m)     purchase any debt security, including mortgage-backed and mortgage- related securities, other than U.S. government and U.S. government agency securities with final maturities of less than two years;

(n)     make, or commit to make, any capital expenditures in the aggregate amount of $50,000, other than pursuant to binding commitments existing on the date hereof, which are described in the Company’s Disclosure Letter, and except for ordinary course, immaterial expenditures reasonably necessary to maintain existing assets in good repair;

(o)     establish or commit to the establishment of any new branch or other office facilities or file any application to relocate or terminate the operation of any banking office;

(p)     enter into any futures contract, option, swap agreement, interest rate cap, interest rate floor, interest rate exchange agreement, or take any other action for purposes of hedging the exposure of its interest-earning assets or interest-bearing liabilities to changes in market rates of interest;

(q)     make any changes in policies in any material respect in existence on the date hereof with regard to: the extension of credit, or the establishment of reserves with respect to possible loss thereon or the charge off of losses incurred thereon; investments; risk and asset/liability management; deposit pricing or gathering; underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans; its hedging practices and policies; or other material banking policies, in each case except as may be required by changes in applicable law or regulations, GAAP, or at the direction of a Governmental Entity;

(r)     except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby:

(i)     issue any communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Purchaser and, to the extent relating to employment, benefit or compensation information addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement, without the prior consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed); or

(ii)     issue any communication of a general nature to customers without the prior approval of Purchaser (which shall not be unreasonably withheld, conditioned or delayed);

(s)     except with respect to foreclosures in process as of the date hereof, foreclose upon or take a deed or title to any commercial real estate (i) without providing prior notice to Purchaser and conducting a Phase I environmental assessment of the property or (ii) if the Phase I environmental assessment referred to in the prior clause reflects the presence of any Hazardous Material or underground storage tank;

(t)     make, change or rescind any material election concerning Taxes or Tax returns, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim, audit, dispute or assessment, or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(u)     take any action that is intended or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(v)     implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or regulatory guidelines;

(w)    enter any new lines of business;

(x)     purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(y)     merge or consolidate TBVA or any Subsidiary with any other corporation or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(z)     knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC; or

(aa) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.1.

Any request by the Company or response thereto by Purchaser shall be made in accordance with the notice provisions of Section 8.7 and shall note that it is a request pursuant to this Section 4.1.

4.2     Forbearances by Purchaser. Except as expressly contemplated or permitted by this Agreement or to the extent required by law or regulation or any Governmental Entity, during the period from the date of this Agreement to the Effective Time, Purchaser shall maintain its rights and franchises in all material respects, and shall not, nor shall Purchaser permit any of its Subsidiaries to, without the prior written consent (which may include consent via electronic mail) of the Company (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)     Conduct its business other than in the regular, ordinary and usual course consistent with past practice; fail to use reasonable best efforts to maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees;

(b)     take any action that would adversely affect or materially delay its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis, including causing any other application to a bank Governmental Entity for approval of a merger to be submitted for filing before the application related to the Merger is filed with such bank Governmental Entity;

(c)     take any action that is intended to or would reasonably be likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time before the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement;

(d)     knowingly take action that would prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC;

(e)     agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 4.2; or

(f)     amend, repeal or modify any provision of its charter or bylaws in a manner that would adversely affect the Company or any Company shareholder relative to other holders of Purchaser Common Stock or the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

5.1     Acquisition Proposals.

(a)     From the date of this Agreement until the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries (collectively, the “Representatives”) not to, directly or indirectly, (i) solicit, initiate, induce or knowingly encourage, or knowingly take any other action to facilitate, any inquiries, offers discussions or the making of any proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any confidential or non-public information or data regarding the Company or any of its Subsidiaries or afford access to any such information or data to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) continue or otherwise participate in any discussions or negotiations, or otherwise communicate in any way with any Person (other than Purchaser), regarding an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, (v) release any Person from, waive any provisions of, or fail to use its reasonable best efforts to enforce any confidentiality agreement or standstill agreement to which the Company is a party or (vi) enter into or consummate any agreement, agreement in principle, letter of intent, arrangement or understanding contemplating any Acquisition Proposal or requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any of the Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 5.1 by the Company. Notwithstanding the foregoing, before the adoption and approval of this Agreement by the Company’s shareholders of Company Common Stock and Company Preferred Stock at the

Company Shareholder Meeting, this Section 5.1(a) shall not prohibit the Company from furnishing non- public information regarding the Company and its Subsidiaries to, or entering into discussions with, any Person in response to an Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) if (1) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside legal counsel and financial advisors, the Acquisition Proposal constitutes or is reasonably expected to result in a Superior Proposal, (2) the Company has not breached any of the covenants set forth in this Section 5.1, (3) the Company’s Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to violate the directors’ fiduciary obligations to the Company’s shareholders under applicable law, and (4) before furnishing any non-public information to, or entering into discussions with, such Person, the Company gives Purchaser written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions with, such Person and the Company receives from such Person an executed confidentiality agreement on terms no more favorable to such Person than the confidentiality agreement, dated as of April 10, 2019, between Purchaser and the Company is to Purchaser and the Company also provides Purchaser, prior to or substantially concurrently with the time such information is provided or made available to such Person, any non-public information furnished to such other Person that was not previously furnished to Purchaser. During the term of this Agreement, the Company shall not, and shall cause its Subsidiaries and its and their Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement, or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 5.1(a)) relating to any Acquisition Proposal.

(b)     The Company will notify Purchaser orally within twenty-four (24) hours and in writing (within two (2) calendar days) of receipt of any Acquisition Proposal, any request for non-public information that could reasonably be expected to lead to an Acquisition Proposal, or any inquiry with respect to or that could reasonably be expected to lead to an Acquisition Proposal, including, in each case, the identity of the Person making such Acquisition Proposal, the request or inquiry and the terms and conditions thereof, and shall provide to Purchaser any written materials received by the Company or any of its Subsidiaries in connection therewith. The Company will keep Purchaser informed of any developments with respect to any such Acquisition Proposal, request or inquiry promptly orally (within one (1) calendar day) and in writing (within two (2) calendar days) upon the occurrence thereof.

(c)     The Company will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of this Agreement with respect to any of the foregoing, including terminating access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person.

5.2     Advice of Changes. Before the Closing, each party shall promptly advise the other party orally and in writing to the extent that it has Knowledge of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.3	Access and Information.

(a)     Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Purchaser and the Company, for purposes of verifying the representations and warranties of the other and preparing for the Merger and other matters contemplated by this Agreement, shall (and shall cause its respective Subsidiaries to) afford to the other party and its representatives (including, without limitation, officers and employees of the other party and its Affiliates and counsel, accountants and other professionals retained by the other party) such reasonable access during normal business hours throughout the period before the Effective Time to the books, records, contracts, properties, personnel, information technology services and to such other information relating to the other party and its Subsidiaries as may be reasonably requested, except where such materials relate to (i) pending or threatened litigation or investigations if, in the opinion of counsel, the presence of such designees would or might jeopardize any privilege relating to, the matters being discussed or (ii) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws; provided, however, that no investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty made in this Agreement. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the entity in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into before the date of this Agreement. The parties will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (i), clause (ii) or the preceding sentence apply.

(b)     From the date hereof until the Effective Time, the Company shall, and shall cause its respective Subsidiaries to, promptly provide to Purchaser (i) a copy of each report filed with a Governmental Entity (other than publicly available periodic reports filed with the SEC), (ii) a copy of each periodic report provided to its senior management and all materials relating to its business or operations furnished to its Board of Directors, (iii) a copy of each press release made available to the public and (iv) all other information concerning its business, properties and personnel as may be reasonably requested; provided that Purchaser shall not be entitled to receive reports or other documents relating to (w) solely in the case of clause (ii), matters involving this Agreement, (x) pending or threatened litigation or investigations if, in the opinion of counsel, the disclosure of such information would or might jeopardize any privilege relating to, the matters being discussed, or (y) confidential supervisory information if, in the opinion of counsel, disclosure is prohibited by applicable laws. The Company will endeavor to make appropriate and reasonable substitute disclosure arrangements, consistent with law, in the case of circumstances where the restrictions in clause (w) or (x) apply.

(c)     The Company and Purchaser will not, and will cause its respective representatives not to, use any information and documents obtained in the course of the consideration of the consummation of the transactions contemplated by this Agreement, including any information obtained pursuant to this Section 5.3, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and will hold such information and documents in confidence and treat such information and documents as secret and confidential and will use all reasonable efforts to safeguard the confidentiality of such information and documents in accordance with the provisions of (i) the confidentiality agreement, dated April 10, 2019, between Purchaser and the Company and (ii) the confidentiality agreement, dated July 17, 2019, between Purchaser and the Company (collectively, the “Confidentiality Agreements”).

(d)     From and after the date hereof, representatives of Purchaser and the Company shall meet on a regular basis to discuss and plan for the conversion of the Company’s and its Subsidiaries’ data processing and related electronic informational systems to those used by Purchaser and its Subsidiaries with the goal of conducting such conversion as soon as practicable following the consummation of the Bank Merger.

(e)     Within ten (10) Business Days of the end of each calendar month, the Company shall provide Purchaser with an updated list of Loans described in Section 3.2(w)(vi).

(f)     The information regarding the Company and its Subsidiaries to be supplied by the Company for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The information supplied, or to be supplied, by the Company for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects.

(g)     The information regarding Purchaser and its Subsidiaries to be supplied by Purchaser for inclusion in the Registration Statement, any filings or approvals under applicable state securities laws, or any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof supplied by the Company or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The information supplied, or to be supplied, by Purchaser for inclusion in applications to Governmental Entities to obtain all permits, consents, approvals and authorizations necessary or advisable to consummate the transactions contemplated by this Agreement shall be accurate in all material respects. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

5.4	Applications; Consents.

(a)     The Company and Purchaser shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement-Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of the Company and Purchaser or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and shall use their reasonable best efforts to prepare and file as soon as practicable after the date hereof, all necessary applications, notices and filings to obtain all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement. The Company and Purchaser shall furnish each other with all information concerning themselves, their respective Subsidiaries, and their respective Subsidiaries’ directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any application, notice or filing made by or on behalf of Purchaser, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the transactions contemplated by this Agreement. Purchaser and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Purchaser and the Company, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity pursuant to this Section 5.4(a). In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.

(b)     As soon as practicable after the date hereof, each of the parties hereto shall, and they shall cause their respective Subsidiaries to, use its reasonable best efforts to obtain any consent, authorization or approval of any third party that is required to be obtained in connection with the transactions contemplated by this Agreement.

(c)     Purchaser and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that such consent or approval will not be obtained or that the receipt of any such required consent or approval will be materially delayed.

5.5     Anti-Takeover Provisions. The Company and its Subsidiaries shall take all steps required by any relevant federal or state law or regulation or under any relevant agreement or other document to exempt or continue to exempt Purchaser, this Agreement, the Plan of Bank Merger, the Merger and the Bank Merger from any provisions of an anti-takeover nature in the Company’s or its Subsidiaries’ charter and bylaws, or similar organizational documents, and the provisions of any federal or state anti-takeover laws.

5.6     Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as expeditiously as possible, including using efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations, applications and filings (including, without limitation, filings under any applicable state securities laws) and obtaining any required contractual consents and regulatory approvals. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall require Purchaser or its Affiliates to agree to, and without the prior consent of Purchaser the Company and its subsidiaries shall not agree to, in connection with obtaining any actions or non- actions, extensions, waivers, consents or approvals of any Governmental Entity any condition or requirement that would so materially and adversely impact the economic or business benefits to Purchaser of the transactions contemplated hereby that, had such condition or requirement been known, Purchaser would not, in its reasonable judgment, have entered into this Agreement (such condition or requirement, a “Burdensome Condition”).

5.7     Publicity. The initial press release announcing this Agreement shall be a joint press release. Thereafter, the Company and Purchaser shall consult with each other and obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press releases or, to the extent practical, otherwise making public statements (including any written communications to shareholders) with respect to the Merger and any other transaction contemplated hereby; provided, however, that nothing in this Section 5.7 shall be deemed to prohibit any party from making any disclosure (i) that its counsel deems necessary to satisfy such party’s disclosure obligations imposed by law, (ii) at the request of a Governmental Entity or (iii) that is substantially similar to communications previously approved pursuant to this Section 5.7.

5.8	Shareholder Meeting.

(a)     The Company shall submit to its shareholders this Agreement and any other matters required to be approved or adopted by shareholders to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with applicable law and its charter and bylaws, all action necessary to call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholder Meeting”) as promptly as practicable to consider and vote on approval and adoption of this Agreement and the transactions provided for in this Agreement. Subject to Section 5.8(b), the Company shall, (i) through its Board of Directors, recommend to its shareholders the adoption and approval of this Agreement, (ii) include such recommendation in the Proxy Statement-Prospectus and (iii) use reasonable best efforts to obtain from its shareholders a vote approving and adopting this Agreement, including but not limited to engaging a proxy solicitation firm to assist the Company with the Company Shareholder Meeting.

(b)     Notwithstanding anything in this Agreement to the contrary, at any time before the Company Shareholder Meeting, the Company’s Board of Directors may, if it concludes in good faith (after consultation with its outside legal advisors) that the failure to do so would be reasonably likely to result in a violation of its fiduciary duties under applicable law, withdraw or modify or change in a manner adverse to Purchaser its recommendation that the shareholders of the Company approve this Agreement (a “Change of Recommendation”) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended); provided that before any such Change of Recommendation, the Company shall have complied in all material respects with Section 5.1, given Purchaser at least three (3) Business Days’ prior written notice advising it of the intention of the Company’s Board of Directors to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action and, if the decision relates to an Acquisition Proposal, given Purchaser the material terms and conditions of the Acquisition Proposal or inquiry, including the identity of the Person making any such Acquisition Proposal and any written materials received by the Company or any of its Subsidiaries in connection therewith; and provided, further, that if the decision relates to an Acquisition Proposal: (i) the Company shall have given Purchaser three (3) Business Days after delivery of such notice to Purchaser to propose revisions to the terms of this Agreement (or make another proposal) and if Purchaser proposes to revise the terms of this Agreement, throughout such period the Company shall have negotiated in good faith with Purchaser with respect to such proposed revisions or other proposal; and (ii) the Company’s Board of Directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisors and after considering the results of such negotiations and giving effect to any proposals, amendments or modifications made or agreed to by Purchaser, if any, that such Acquisition Proposal constitutes a Superior Proposal. If the Company’s Board of Directors does not make the determination that such Acquisition Proposal constitutes a Superior Proposal and thereafter determines not to withdraw, modify or change its recommendation that the shareholders of the Company approve this Agreement in connection with a new Acquisition Proposal, the procedures referred to above shall apply anew and shall also apply to any subsequent withdrawal, modification or change. In the event of any material revisions to the Acquisition Proposal, the Company shall be required to deliver a new written notice to Purchaser and to again comply with the requirements of this Section 5.8(c) with respect to such new written notice, except that the three (3) Business Day period referred to above shall be reduced to two (2) Business Days.

5.9	Registration of Purchaser Common Stock.

(a)     Within sixty (60) days following the date hereof, Purchaser shall prepare and file the Registration Statement with the SEC. The Registration Statement shall contain proxy materials relating to the matters to be submitted to the Company shareholders at the Company Shareholder Meeting and shall also constitute the prospectus relating to the shares of Purchaser Common Stock to be issued in the Merger (such proxy statement/prospectus, and any amendments or supplements thereto, the “Proxy Statement-Prospectus”). The Company will furnish to Purchaser the information required to be included in the Registration Statement with respect to its business and affairs and shall have the right to review and consult with Purchaser and approve the form of, and any characterizations of such information included in, the Registration Statement before its being filed with the SEC. Each of Purchaser and the Company shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as needed to consummate the Merger and the transactions contemplated hereby. Each of Purchaser and the Company will use its reasonable best efforts to cause the Proxy Statement-Prospectus to be mailed to the Company’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Purchaser will advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Purchaser Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement- Prospectus or the Registration Statement. If, at any time before the Effective Time, any information relating to Purchaser or the Company, or any of their respective Affiliates, officers or directors, should be discovered by Purchaser or the Company that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement-Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Purchaser or the

Company, as applicable, with the SEC and disseminated by Purchaser and the Company to their respective shareholders.

(b)     Purchaser shall also take any action required to be taken under any applicable state securities laws in connection with the Merger and each of the Company and Purchaser shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(c)     Before the Effective Time, Purchaser shall notify or file an application with the NASDAQ with respect to the additional shares of Purchaser Common Stock to be issued by Purchaser in exchange for the shares of Company Common Stock.

5.10     Notification of Certain Matters. Each party shall give prompt notice to the other of: (i) any event or notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its Subsidiaries after the date of this Agreement and before the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of each party and its Subsidiaries taken as a whole to which each party or any Subsidiary is a party or is subject; (ii) any event, condition, change or occurrence which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VI and (iii) any event, condition, change or occurrence that individually or in the aggregate has, or that, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with any of the transactions contemplated by this Agreement.

5.11	Employee Benefit Matters.

(a)     At the sole discretion of Purchaser, Purchaser may maintain the Company’s health and welfare plans for Persons who are employees of the Company and its Subsidiaries immediately before the Effective Time and whose employment is not terminated before the Effective Time (a “Continuing Employee”) through the end of the calendar year in which the Effective Time occurs. Notwithstanding the foregoing, if Purchaser determines to terminate one or more of the Company’s health and/or other welfare plans, then, at the request of Purchaser, made at least thirty (30) days before the Effective Time, the Company or its Subsidiaries shall adopt resolutions, to the extent required, providing that the Company’s applicable health and welfare plans will be terminated effective immediately before the Effective Time (or such later date as requested by Purchaser in writing or as may be required to comply with any applicable advance notice or other requirements contained in such plans or provided for by law) and shall arrange for termination of all corresponding insurance policies, service agreements and related arrangements effective on the same date to the extent not prohibited by the terms of the arrangements or applicable law. Notwithstanding the foregoing, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Company’s health and welfare plans before the time the Continuing Employees or their dependents, as applicable, become eligible to participate in the health and welfare plans, programs and benefits common to similarly-

situated employees of Purchaser and its Subsidiaries and their dependents and, consequently, no Continuing Employee shall experience a gap in coverage. Subject to the provisions of this Section 5.11, Continuing Employees shall, if applicable, be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Purchaser shall use commercially reasonable efforts to ensure that Continuing Employees who become covered under health and welfare plans, programs and benefits of Purchaser or any of its Subsidiaries shall (i) receive credit for any co-payments and deductibles paid under the Company’s health and welfare plans for the plan year in which coverage commences under Purchaser’s health and welfare plans and (ii) shall not be subject to any pre-existing conditions under any such plans or arrangements, in each case, to the same extent as applied under the Company’s health and welfare plans immediately prior to the Effective Time. Company employees who are not Continuing Employees and their qualified beneficiaries will have the right to continued coverage under group health plans of Purchaser only in accordance with COBRA.

(b)     Purchaser shall cause each Purchaser Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting (but not benefit accrual) under the Purchaser Benefit Plans the service of the Continuing Employees with the Company and its Subsidiaries to the same extent as such service was credited for such purpose by the Company and its subsidiaries; provided, however, that such service shall not be recognized: (i) to the extent that such recognition would result in a duplication of benefits under any Purchaser Benefit Plans, (ii) to the extent, at the sole discretion of Purchaser, the cash value of unused paid time-off is paid to Continuing Employees at the Effective Time, (iii) if similarly situated employees of Purchaser and its Subsidiaries do not receive credit for service under the applicable Purchaser Benefit Plan or (iv) with respect to any Purchaser Benefit Plan that is grandfathered or frozen, either with respect to level of benefits or participation. The value of each Company employee’s (including employees of the Company’s Subsidiaries) unused paid time-off is set forth in the Company’s Disclosure Letter. This Agreement shall not be construed to limit the ability of Purchaser to terminate the employment of any employee of the Company or its Subsidiaries or to review any employee benefit plan or program from time to time and to make such changes (including terminating any such plan or program) as Purchaser deems appropriate.

(c)     If requested in writing by Purchaser no later than thirty (30) days before Closing, the Company’s Board of Directors will also adopt resolutions (which shall be provided to Purchaser at least five (5) Business Days prior to adoption for Purchaser’s review and approval) terminating the Company 401(k) Plan immediately before the Effective Time, subject to the occurrence of the Effective Time, and if further requested, shall prepare and submit a request to the IRS for a favorable determination letter on termination. If Purchaser requests that the Company apply for a favorable determination letter, then before the Effective Time, the Company shall take all such actions as are necessary (determined in consultation with Purchaser) to submit the application for favorable determination letter in advance of the Effective Time, and following the Effective Time, Purchaser shall use commercially reasonable efforts in good faith to obtain such favorable determination letter as promptly as possible (including, but not limited to, making such changes to the Company 401(k) Plan as may be required by the IRS as a condition to its issuance of a favorable determination letter). Following the Effective Time, Purchaser will adopt such amendments to the Company 401(k) Plan and resolutions required to effect the provisions of this Section 5.11(c). If Purchaser requests the Company to submit an application to the IRS for a determination letter, the Company 401(k) Plan participants who are terminated at or after the

Closing, but before the receipt of the IRS determination letter, may elect to receive a distribution from the Company 401(k) Plan upon termination of their employment. Purchaser shall take any and all actions as may be required to permit Continuing Employees to roll over their account balances, including outstanding plan loans, in the Company’s 401(k) Plan into Purchaser’s 401(k) Plan as of the Effective Time.

(d)     For those Company employees whose employment is eliminated as a result of the Bank Merger, Purchaser will provide severance in accordance with the Purchaser’s standard severance policy as disclosed on Purchaser’s Disclosure Schedule 5.11(d).

(e)     In the sole discretion of Purchaser and in amounts determined exclusively by Purchaser, the Company may enter into retention bonus agreements with key employees of the Company to help retain those employees; provided, that no retention bonus pool payment shall be made that would be considered an “excess parachute payment” within the meaning of Section 280G of the IRC or result in any other adverse tax consequence to Purchaser. Purchaser shall consult with the Company in the consideration of the aforesaid retention bonuses.

(f)     In the sole discretion of Purchaser, Purchaser may enter into mutually agreeable arrangements with executives and other employees of the Company, including agreements regarding grants or awards of Purchaser Common Stock under Purchaser’s stock-based benefit plans.

(g)     Before the Closing Date, the Company shall take all required action to effectuate the treatment of Unvested Company Restricted Stock and Unvested Company LTIP Restricted Stock as provided in Section 2.11.

(h)      Without limiting the generality of Section 8.8, the provisions of this Section 5.11     are solely for the benefit of the parties to this Agreement, and no current or former employee, director or service provider shall be regarded for any purpose as a third party beneficiary to this Agreement. The terms of this Agreement shall not be deemed to (i) establish, amend or modify any Company Benefit Plan, Purchaser Benefit Plan or any employee benefit plan, program, agreement or arrangement maintained or sponsored by the Company, Purchaser or any of their Affiliates, (ii) alter or limit the ability of Purchaser and its Subsidiaries to amend, modify or terminate any compensation or benefit plan, program or agreement after the Effective Time or (iii) confer on any current or former employee, director or service provider any right to employment or continued employment or service with the Company, Purchaser or any of their Affiliates.

5.12	Indemnification.

(a)     From and after the Effective Time, Purchaser shall indemnify and hold harmless each of the current or former directors or officers of the Company or any of its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or before the Effective Time, whether asserted or claimed before, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company, any of its Subsidiaries or any of their respective predecessors or was before the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such Person would have been indemnified or have the right to advancement of expenses pursuant to the Company’s charter and bylaws as in effect on the date of this Agreement and as permitted by applicable law, and Purchaser and the Surviving Corporation shall also advance expenses as incurred by such Indemnified Party to the fullest extent permitted under applicable law, provided, however, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to indemnification.

(b)     Any Indemnified Party wishing to claim indemnification under Section 5.12(a), upon learning of any action, suit, proceeding or investigation described above, shall promptly notify Purchaser thereof. Any failure to so notify shall not affect the obligations of Purchaser under Section 5.12(a) unless and to the extent that Purchaser is actually prejudiced as a result of such failure.

(c)     For a period of six (6) years following the Effective Time, Purchaser shall maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policy with respect to claims against such Persons arising from facts or events occurring at or before the Effective Time (provided that Purchaser may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less favorable in any material respect to the insured); provided, however, that in no event shall Purchaser be required to expend in the aggregate pursuant to this Section 5.12(c) more than 200% of the annual premium currently paid by the Company for such insurance (the “Premium Cap”) and, if Purchaser is unable to maintain such policy as a result of this proviso, Purchaser shall obtain as much comparable insurance as is available at a premium equal to the Premium Cap; provided further, that Purchaser may (i) request that the Company obtain an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such Person than the Company’s existing insurance policies as of the date hereof if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(d)     If Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) liquidates, dissolves, transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that such successor and assign of Purchaser and its successors and assigns assume the obligations set forth in this Section 5.12.

(e)     The provisions of this Section 5.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her representatives.

(f)     Any indemnification payments made pursuant to this Section 5.12 are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

5.13     Shareholder Litigation. The Company shall give Purchaser the opportunity to participate at Purchaser’s own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

5.14     Disclosure Supplements. From time to time before the Effective Time, the Company and Purchaser will promptly notify the other party in writing with respect to any matter hereafter arising that, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letters or that is necessary to correct any information in such Disclosure Letters that has been rendered materially inaccurate thereby. For the avoidance of doubt, such written notice shall not be deemed to be a supplement or amendment to such Disclosure Letters.

5.15     Director Appointment. Before the Closing Date, each of Purchaser and Purchaser Bank shall take all required action to appoint the Designated Director (as hereinafter defined) to serve as a director of Purchaser Bank effective as of the Effective Time. “Designated Director” shall mean a member of the current board of directors of the Company, selected by Purchaser in consultation with the Company, and subject to the bylaws and the requirements of the nominating and governance committee of Purchaser Bank, and the requirements regarding service as a member of the board of directors of Purchaser Bank. Purchaser shall consult with the Company’s Board of Directors to form an advisory board of community members.

ARTICLE VI

CONDITIONS TO CONSUMMATION

6.1     Conditions to Each Party’s Obligations. The respective obligations of each party to effect the Merger shall be subject to the satisfaction of the following conditions:

(a)     Shareholder Approval. This Agreement shall have been approved by the requisite vote of the Company’s shareholders in accordance with applicable laws and regulations.

(b)     Regulatory Approvals. All approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect, and all statutory waiting periods shall have expired or been terminated.

(c)     No Injunctions or Restraints; Illegality. No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger or the Bank Merger and no Governmental Entity shall have instituted any proceeding to enjoin or prohibit the consummation of the Merger, the Bank Merger or any transactions contemplated by this Agreement. No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger or the Bank Merger.

(d)     Registration Statement. The Registration Statement shall have been declared effective by the SEC and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and not withdrawn.

(e)     Stock Listing. Purchaser shall have filed with the NASDAQ a notification form or application, as applicable, for the listing of all shares of Purchaser Common Stock to be delivered as Merger Consideration, and the NASDAQ shall not have objected to the listing of such shares of Purchaser Common Stock.

(f)     Tax Opinions. Purchaser and the Company shall have received written opinions of Bowles Rice and Nelson Mullins, respectively, dated as of the Closing Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to Purchaser and the Company, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Time, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and (ii) Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the IRC. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of Purchaser, the Company and others.

6.2     Conditions to the Obligations of Purchaser. The obligations of Purchaser to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by Purchaser:

(a)     The Company’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct at and as of the date of this Agreement and at and as of Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)     Performance of the Company’s Obligations. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c)     Officers’ Certificate. Purchaser shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of the Company to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

(d)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

(e)     Burdensome Condition. None of the approvals, consents or waivers of any Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall contain a Burdensome Condition.

6.3     Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction of the following additional conditions, any one or more of which may be waived by the Company:

(a)     Purchaser’s Representations and Warranties. Subject to the standard set forth in Section 3.1, each of the representations and warranties of Purchaser contained in this Agreement and in any certificate or other writing delivered by Purchaser pursuant hereto shall be true and correct at and as of date of this Agreement and at and as of Closing Date as though made at and as of the Closing Date, except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date.

(b)     Performance of Purchaser’s Obligations. Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Effective Time.

(c)     Officers’ Certificate. The Company shall have received a certificate signed by the chief executive officer and the chief financial or principal accounting officer of Purchaser to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

(d)     No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Purchaser.

ARTICLE VII

TERMINATION

7.1     Termination. This Agreement may be terminated, and the Merger abandoned, at any time before the Effective Time, by action taken or authorized by the Board of Directors of the terminating party, either before or after any requisite shareholder approval:

(a)     by the mutual written consent of Purchaser and the Company;

(b)     by either Purchaser or the Company, in the event of the failure of the Company’s shareholders to approve this Agreement at the Company Shareholder Meeting (“Requisite Company Vote”); provided, however, that the Company shall only be entitled to terminate this Agreement pursuant to this clause if it has complied in all material respects with its obligations under Section 5.8 (subject to Section 5.8(b));

(c)     by either Purchaser or the Company, if either (i) any approval, consent or waiver of a Governmental Entity required to permit consummation of the transactions contemplated by this Agreement shall have been denied and such denial has become final and non- appealable or (ii) any court or other Governmental Entity of competent jurisdiction shall have issued a final, unappealable order permanently enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement, unless the failure to obtain such required approval, consent or waiver shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)     by either Purchaser or the Company, if the Merger is not consummated by June 30, 2020 (the “Outside Date”); in each case, unless the failure to so consummate by such time is due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(e)     by either Purchaser or the Company (provided that the party seeking termination is not then in material breach of any representation, warranty, covenant or other agreement contained herein), in the event of a breach of any covenant or agreement on the part of the other party set forth in this Agreement, or if any representation or warranty of the other party shall have become untrue, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Sections 6.2(a) and (b) or Sections 6.3(a) and (b), as the case may be and such breach or untrue representation or warranty has not been or cannot be cured within the earlier of the Outside Date and thirty (30) days following written notice to the party committing such breach or making such untrue representation or warranty, or by its nature or timing cannot be cured during such period;

(f)     by Purchaser, if (i) the Company shall have breached its obligations under Section 5.1 or Section 5.8 in any material respect or (ii) if the Board of Directors of the Company does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve and adopt this Agreement or if the Board of Directors effects a Change of Recommendation; and

(g)     by the Company, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i)     The number obtained by dividing the Average Closing Price by the Average Starting Price (the “Purchaser Ratio”) shall be less than 0.80; and

(ii)     The Purchaser Ratio shall be less than the number obtained by subtracting 0.20 from the Index Ratio; subject, however, to the following three sentences. If the Company elects to exercise its termination right pursuant to this Section 7.1(g), it shall give written notice to Purchaser (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Purchaser shall have the option to increase the Exchange Ratio to equal the quotient of (A) the product of the Average Starting Price, 0.80 and the Exchange Ratio, divided by (B) the Average Closing Price; provided, however, that if the Index Ratio is less than 1.00 then the quotient shall be multiplied by the Index Ratio. If Purchaser so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified).

For purposes of this Section 7.1(g) the following terms shall have the meanings indicated:

“Final Index Price” means the average of closing price for the NASDAQ Bank Index for the thirty (30) consecutive trading days ending on and including the Determination Date.

“Index Price” means $3,618.20.

“Index Ratio” shall mean the Final Index Price divided by the Index Price.

“Average Starting Price” means $33.08, which is the basis for determining the Exchange Ratio.

7.2        Termination Fee; Expenses.

(a)     If Purchaser terminates this Agreement pursuant to Section 7.1(f), the Company shall make payment to Purchaser of a termination fee of $4,000,000.

(b)     If (i) this Agreement is terminated (A) by either party pursuant to Section 7.1(b) if the Company made a Change in Recommendation or (B) by either party pursuant to Section 7.1(d) without the Requisite Company Vote having been obtained or (C) by Purchaser pursuant to Section 7.1(e), (ii) before the Company Shareholder Meeting (in the case of termination pursuant to Section 7.1(b)) or the date of termination (in the case of termination pursuant to Section 7.1(d) and Section 7.1(e)), an Acquisition Proposal has been publicly announced, disclosed or communicated and (iii) within twelve (12) months of such termination the Company shall consummate or enter into any agreement with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as set forth in clause (ii) of this Section 7.2(b)), then the Company shall make payment to Purchaser of a termination fee of $4,000,000.

(c)     The fees payable pursuant to Section 7.2(a) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 7.2(b) shall be made by wire transfer of immediately available funds within two (2) Business Days after notice of demand for payment. The Company acknowledges that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchaser would not enter into this Agreement. The amount payable by the Company pursuant to Section 7.2(a) or (b), in each case, constitutes liquidated damages and not a penalty and shall be the sole remedy of Purchaser, in the event of termination of this Agreement on the bases specified in such sections.

7.3     Effect of Termination. If this Agreement is terminated by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and, subject to Section 7.2, have no effect, and there shall be no liability on the part of any party hereto or their respective officers and directors, except that (i) Sections 5.3(c), 7.2 and Article VIII, shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its fraud or willful and material breach of any provision of this Agreement.

ARTICLE VIII

CERTAIN OTHER MATTERS

8.1     Interpretation. When a reference is made in this Agreement to Sections or Exhibits such reference shall be to a Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Any reference to gender in this Agreement shall be deemed to include any other gender.

8.2     Survival. Only those agreements and covenants of the parties that are by their terms applicable in whole or in part after the Effective Time, including Section 5.12 of this Agreement, shall survive the Effective Time. All other representations, warranties, agreements and covenants shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

8.3     Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be: (i) waived in writing by the party benefited by the provision or (ii) amended or modified at any time (including the structure of the transaction) by an agreement in writing between the parties hereto except that, after the vote by the shareholders of the Company, no amendment or modification may be made that would reduce the amount or alter or change the kind of consideration to be received by holders of Company Common Stock or that would contravene any provision of the VSCA or the applicable state and federal banking laws, rules and regulations.

8.4     Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

8.5     Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles.

8.6     Expenses. Except as otherwise provided in Section 7.2, each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

8.7     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser, to:

First Community Bankshares, Inc.

29 College Drive

Bluefield, Virginia 24605-0989

Attention: Gary R. Mills, President

E-mail: GRMILLS@fcbinc.com

With copies to:

William L. Pitman

Pitman Law Firm, LLC

110 Jervey Road

Greenville, SC 29609

864.770.3088 (cell)

Bill@williampitmanlaw.com

If to the Company, to:

Highlands Bankshares, Inc.

340 West Main Street

Abingdon, VA 24210

Attention: Bryan Booher

E-mail: bbooher@hubank.com

With copies to:

Neil E. Grayson

Nelson Mullins Riley & Scarborough LLP

Poinsett Plaza, Suite 900

104 S. Main Street

Greenville, SC 29601

E-mail: neil.grayson@nelsonmullins.com

8.8     Entire Agreement; etc. This Agreement (including the documents and the instruments referred to herein), together with the Exhibits and Disclosure Letters hereto and the Confidentiality Agreements, represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. Except for Section 5.12, which confers rights on the parties described therein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

8.9     Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

8.10     Severability. If any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

8.11     Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

8.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

8.13     Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated by means of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature page immediately follows]

In Witness Whereof, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized officers as of the date first above written.

FIRST COMMUNITY BANKSHARES, INC.

By:	/s/ Gary R. Mills
Name: Gary R. Mills
Title: President

HIGHLANDS BANKSHARES, INC.

By:	/s/ Robert W. Moser Jr.
Name: Robert W. Moser Jr.
Title: Chairman

Signature Page to Agreement and Plan of Merger

EXHIBIT A

FORM OF COMPANY VOTING AND SUPPORT AGREEMENT

This Voting and Support Agreement (this “Agreement”), dated as of _________, 2019, is entered into by and among First Community Bankshares, Inc., a Virginia corporation (“Purchaser”), Highlands Bankshares, Inc., a Virginia corporation (the “Company”), and [●], a stockholder of the Company (the “Stockholder”). Each of Purchaser, the Company and the Stockholder may be referred to in this Agreement as a “Party” and collectively as the “Parties.”

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof, by and between Purchaser and the Company, the Company will be merged with and into Purchaser, with Purchaser as the surviving corporation (the “Merger”);

WHEREAS, the Stockholder beneficially owns the number of shares of common stock of the Company (“Company Common Stock”) and preferred stock of the Company (“Company Preferred Stock”) as set forth on Schedule A hereto (collectively, the “Existing Shares”); and

WHEREAS, as an inducement and a condition to Purchaser and the Company to entering into the Merger Agreement, Purchaser and the Company have required that the Stockholder, in his or her capacity as a stockholder of the Company, enter into this Agreement.

NOW THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agrees as follows:

1.	Definitions. Capitalized terms not defined in this Agreement have the meaning assigned to those terms in the Merger Agreement.

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2.

Voting Agreement. From the date hereof until the earlier of the Closing Date and the termination of the Merger Agreement in accordance with its terms (the “Support Period”), the Stockholder irrevocably and unconditionally hereby agrees, that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s stockholders, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder shall (i) appear at such meeting or otherwise cause all of the Existing Shares, and other shares of Company Common Stock and Company Preferred Stock over which he or she has acquired beneficial ownership after the date hereof (including any shares of Company Common Stock and Company Preferred Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Company Common Stock, Company Preferred Stock or warrants or the conversion of any convertible securities or otherwise) (collectively, the “New Shares” and, together with the Existing Shares, the “Shares”), which he or she owns or controls as of the applicable record date, to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all such Shares (A) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated thereby, including the Merger, (B) in favor of any proposal to adjourn or postpone such meeting of the Company’s stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement, (C) against any action or proposal in favor of an Acquisition Proposal, without regard to the terms of such Acquisition Proposal, and (D) against any action, proposal, transaction or agreement that would reasonably be likely to (1) result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Stockholder contained in this Agreement, or (2) prevent, materially impede or materially delay the Company’s or Purchaser’s ability to consummate the transactions contemplated by the Merger Agreement, including the Merger; provided, that the foregoing applies solely to Stockholder in his or her capacity as a stockholder or as a trustee or a limited general partner in any entity holding Shares, and, to the extent the Stockholder serves as a member of the Board of Directors of the Company, nothing in this Agreement shall limit or affect any actions or omissions taken by the Stockholder in Stockholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or shall be construed to prohibit, limit or restrict Stockholder from exercising Stockholder’s fiduciary duties as a director or officer to the Company or its stockholders. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares for which the Stockholder serves in any partner, stockholder or trustee capacity. To the extent the Stockholder does not control, by himself or herself, the determinations of such stockholder entity, the Stockholder agrees to exercise all voting or other determination rights he or she has in such stockholder entity to carry out the intents and purposes of his or her support and voting obligations in this paragraph and otherwise set forth in this Agreement. The Stockholder covenants and agrees that, except for this Agreement, he or she (x) has not entered into, and shall not enter during the Support Period, any voting agreement or voting trust with respect to the Shares and (y) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Shares except any proxy to carry out the intent of this Agreement.

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3.

GRANT OF IRREVOCABLE PROXY. IN THE EVENT OF A FAILURE BY THE STOCKHOLDER TO ACT IN ACCORDANCE WITH THE STOCKHOLDER’S OBLIGATIONS AS TO VOTING PURSUANT TO SECTION 2 DURING THE SUPPORT PERIOD, THE STOCKHOLDER HEREBY IRREVOCABLY (DURING THE SUPPORT PERIOD) GRANTS TO AND APPOINTS PURCHASER AS THE STOCKHOLDER’S PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION), FOR AND IN THE NAME, PLACE AND STEAD OF STOCKHOLDER, TO REPRESENT, VOTE AND OTHERWISE ACT BY VOTING AT ANY MEETING OF THE COMPANY’S STOCKHOLDERS, HOWEVER CALLED, OR IN CONNECTION WITH ANY WRITTEN CONSENT OF THE COMPANY’S STOCKHOLDERS, WITH RESPECT TO THE SHARES REGARDING THE MATTERS REFERRED TO IN SECTION 2 DURING THE SUPPORT PERIOD, TO THE SAME EXTENT AND WITH THE SAME EFFECT AS THE STOCKHOLDER MIGHT OR COULD DO UNDER APPLICABLE LAW, RULES AND REGULATIONS. THE PROXY GRANTED PURSUANT TO THIS SECTION 3 IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE DURING THE SUPPORT PERIOD. DURING THE SUPPORT PERIOD, THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTION AND WILL EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY AND ALL PREVIOUS PROXIES OR POWERS OF ATTORNEY GRANTED WITH RESPECT TO ANY OF THE SHARES THAT MAY HAVE HERETOFORE BEEN APPOINTED OR GRANTED WITH RESPECT TO THE MATTERS REFERRED TO IN SECTION 2 AND THIS SECTION 3.

4.

Transfer Restrictions Prior to Merger. The Stockholder hereby agrees that he or she will not, during the Support Period, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of the Shares, or any interest therein, including the right to vote any Shares, as applicable (a “Transfer”), except with the prior consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the Stockholder may Transfer Shares for estate planning, tax planning or philanthropic purposes so long as the transferee, prior to the date of a Transfer, agrees in a signed writing reasonably acceptable to Purchaser to be bound by and comply with the provisions of this Agreement or upon the death of the Stockholder.

5.

Non-Solicitation. Unless this Agreement shall have been terminated, the Stockholder shall not initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal. The Stockholder will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Purchaser with respect to any Acquisition Proposal.

6.	No Exercise of Appraisal Rights. The Stockholder hereby waives and agrees not to exercise any appraisal rights or right to dissent in respect of the Shares that may arise with respect to the Merger.

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7.

Confidential Information. From and after the date of this Agreement, the Stockholder shall not disclose any confidential information of Purchaser or the Company obtained by such person while serving as a director of the Company except in accordance with a judicial or other governmental order or the Merger Agreement. For purposes of this Agreement, “confidential information” does not include (a) information that is or becomes generally available to the public other than as a result of an unauthorized disclosure by the Stockholder; (b) information that was in the Stockholder’s possession prior to serving as a director or information received by the Stockholder from another person without any limitations on disclosure, but only if the Stockholder had no reason to believe that the other person was prohibited from using or disclosing such information by a contractual or fiduciary obligation; or (c) information that was independently developed by the Stockholder without using any confidential information of Purchaser or the Company.

8.

Representations of the Stockholder. The Stockholder represents and warrants to Purchaser as follows: (a) the Stockholder has full legal right, capacity and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and legally binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Stockholder or the performance of his or her obligations hereunder; (c) the execution and delivery of this Agreement by the Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreement binding upon the Stockholder or the Existing Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity; (d) as of the date hereof, the Stockholder beneficially owns (as such term is used in Rule 13d-3 of the Exchange Act) the Existing Shares; (e) as of the date hereof, the Stockholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any (i) Company Common Stock or Company Preferred Stock other than the Existing Shares or (ii) any options, warrants, or other rights to acquire any additional Company Common Stock or Company Preferred Stock; (f) as of the date hereof, the Stockholder beneficially owns the Existing Shares free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement, under applicable federal or state securities laws or pursuant to any written policies of the Company with respect to the trading of securities in connection with insider trading restrictions, applicable securities laws and similar considerations); and (g) there is no action, suit, investigation, or proceeding (whether judicial , arbitral, administrative, or other pending against, or, to the knowledge of Stockholder, threatened against or affecting Stockholder that could reasonably be expected to materially impair or materially adversely affect the abilility of Stockholder to perform Stockholder’s obligations hereunder or to consummate the transactions contemplated by this Agreement on a timely basis.

9.

Effectiveness. This Agreement shall be effective upon signing and is irrevocable. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement (other than Sections 10 through 15) shall automatically terminate and be null and void and of no effect.

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10.

Entire Agreement; Assignment. The recitals are incorporated as a part of this Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each Party; provided, however, that the rights under this Agreement are assignable by Purchaser to a majority-owned affiliate or any successor-in-interest of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder.

11.

Remedies/Specific Enforcement. Each Party agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Purchaser would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with its specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which Purchaser may be entitled (including monetary damages), Purchaser shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. The Stockholder further agrees that neither Purchaser nor any other person or entity shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this paragraph, and the Stockholder irrevocably waives any right he or she may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

12.

Governing Law; Jurisdiction and Venue. All questions concerning the construction, validity enforcement and interpretation of this Agreement shall be governed by the internal law of the Commonwealth of Virginia, without giving effect to any choice of law of conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Courts of Virginia or federal court within the Commonwealth of Virginia), in any action or proceeding arising out of or relating to this Agreement and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law; (a) any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement in any court referred to in this Section 12, and (b) the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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13.

Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance is unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such unenforceable provision had never comprised a part of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect, and the court construing this Agreement shall add as a part of this Agreement, a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

14.

Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (a) in the case of an amendment, by Purchaser and the Stockholder, and (b) in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

15.

Counterparts. The Parties may execute this Agreement in one or more counterparts, including by facsimile, e-mail delivery of a “.pdf” format data file, or other form of electronic signature. All the counterparts will be construed together and will constitute one Agreement.

[Signature pages follow]

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SIGNED as of the date first set forth above:

First Community Bankshares, Inc.

By:
Name:
Title:

Highlands Bankshares, Inc.

By:
Name:
Title:

Additional Signatures on Next Page

[Signature Page to Company Voting and Support Agreement]

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STOCKHOLDER:

[Signature Page to Company Voting and Support Agreement]

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Schedule A

Stockholder	Number of Company Common Shares	Number of Company Preferred Shares

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EXHIBIT B

BANK MERGER AGREEMENT

This Agreement and Plan of Merger (this “Agreement”), dated as of September 11, 2019, is made by and between First Community Bank, a state banking association chartered under the laws of the Commonwealth of Virginia (“Purchaser Bank”), and Highlands Union Bank, a state bank association chartered under the laws of the Commonwealth of Virginia (“Company Bank”).

RECITALS

WHEREAS, all of the issued and outstanding capital stock of Purchaser Bank is owned as of the date hereof directly by First Community Bankshares, Inc., a Virginia corporation (“Purchaser”);

WHEREAS, all of the issued and outstanding capital stock of Company Bank is owned as of the date hereof directly by Highlands Bankshares, Inc., a Virginia corporation (the “Company”);

WHEREAS, Purchaser and the Company have entered into an Agreement and Plan of Merger, dated as of the same date hereof (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, the Company will merge with and into Purchaser, with Purchaser surviving such merger (collectively, the “HoldCo Merger”);

WHEREAS, contingent upon the HoldCo Merger, on the terms and subject to the conditions contained in this Agreement, the parties to this Agreement intend to effect the merger of Company Bank with and into Purchaser Bank, with Purchaser Bank surviving such merger (the “Bank Merger”); and

WHEREAS, the board of directors of Purchaser Bank and the board of directors of Company Bank deem the Bank Merger advisable and in the best interests of their respective shareholders, and have authorized and approved the execution and delivery of this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.1     The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Company Bank shall be merged with and into Purchaser Bank in accordance with the provisions of the Virginia Stock Corporation Act and the Virginia Banking Act. At the Effective Time, the separate existence of Company Bank shall cease, and Purchaser Bank, as the surviving entity (the “Surviving Bank”), shall continue unaffected and unimpaired by the Bank Merger. All assets of Company Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer. The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger.

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Section 1.2     Closing. The closing of the Bank Merger will take place as soon as practicable following the HoldCo Merger or at such other time and date as specified by the parties, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the party entitled to satisfaction thereof, at such place as is agreed by the parties hereto.

Section 1.3     Effective Time. Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the articles of merger filed with the State Corporation Commission of the Commonwealth of Virginia, or such other time and date as shall be provided by law and agreed to by the parties hereto (such date and time being herein referred to as the “Effective Time”).

Section 1.4     Articles of Incorporation and Bylaws. The articles of incorporation and bylaws of Purchaser Bank in effect immediately prior to the Effective Time shall be the articles of association and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.5     Board of Directors and Officers. At the Effective Time, the board of directors of the Surviving Bank shall consist of the board of directors of Purchaser Bank as of immediately prior to the Bank Merger as well as the Designated Director appointed to the board of directors of Purchaser Bank effective as of the effective time of the HoldCo Merger in accordance with Section 5.15 of the Merger Agreement. The officers of the Surviving Bank shall consist of the officers of Purchaser Bank as of immediately prior to the Bank Merger.

ARTICLE II

CONSIDERATION

Section 2.1     Effect on Company Bank Capital Stock. By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Company Bank, at the Effective Time, all shares of Company Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.2 Effect on Purchaser Bank Capital Stock. Each share of Purchaser Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

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ARTICLE III

COVENANTS

Section 3.1     During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.1     The Bank Merger and the respective obligations of each party hereto to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a)     All approvals, consents or waivers of any Governmental Entity (as defined in the Merger Agreement) required for the consummation the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired or been terminated.

(b)     The HoldCo Merger shall have been consummated in accordance with the terms of the Merger Agreement.

(c)     No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

(d)     This Agreement shall have been adopted by the sole shareholder of each of Purchaser Bank and Company Bank.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.1     Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically upon the termination of the Merger Agreement.

Section 5.2     Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

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ARTICLE VI

GENERAL PROVISIONS

Section 6.1     Nonsurvival of Agreements. None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.2     Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), by email, by registered or certified mail (return receipt requested) or by commercial overnight delivery service, or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to Purchaser Bank, to:

First Community Bank

29 College Drive

Bluefield, Virginia 24605-0989

Attention: Gary R. Mills, CEO and President

Email: GRMILLS@fcbinc.com

With a copy (which shall not constitute notice) to:

William L. Pitman
Pitman Law Firm, LLC
110 Jervey Road
Greenville SC 29609
864.770.3088 (cell)
Bill@williampitmanlaw.com

If to the Company Bank, to:

Highlands Union Bank

340 West Main Street

Abingdon, Virginia 24210

Attention: Bryan Booher

E-mail: bbooher@hubank.com

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With a copy (which shall not constitute notice) to:

Neil E. Grayson

Nelson, Mullins

Poinsett Plaza, Suite 900

104 S. Main Street

Greenville, SC 29201-02122

E-mail: neil.grayson@nelsonmullins.com

All notices and other communications shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile, electronic mail or other wire transmission, (iii) three (3) business days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one (1) business day after being deposited with a reputable overnight courier.

Section 6.3     Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.4     Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile, e-mail delivery of a “.pdf” format data file, or other electronic means), all of which shall be considered one (1) and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

Section 6.5     Entire Agreement. This Agreement (including any exhibits thereto, the documents and the instruments referred to in this Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 6.6     Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Virginia applicable to agreements made and to be performed wholly within such state, except to the extent that the federal laws of the United States shall be applicable hereto.

Section 6.7     Assignment. Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the parties hereto and any attempted assignment in contravention of this Section 6.7 shall be null and void.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

FIRST COMMUNITY BANK By: Name: Gary S. Mills Title: President & Chief Executive Officer

Signature Page to Bank Merger Agreement

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HIGHLANDS UNION BANK By: Name: Robert W. Moser, Jr. Title: Chairman of the Board of Directors

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Appendix B

September 3, 2019

Board of Directors

Highlands Bankshares, Inc.

340 West Main Street

Abingdon, VA 24210

Dear Members of the Board:

We have acted as your financial advisor in connection with the proposed merger of Highlands Bankshares, Inc. (the “Company”) with and into First Community Bankshares, Inc. (the “Buyer”) (collectively, the “Transaction”) and you have requested that we provide our opinion (the “Opinion”) to the Board of Directors of the Company as to whether the Exchange Ratio is fair to the public shareholders of the Company from a financial point of view. For purposes of this letter, the public shareholders of the Company means the holders of outstanding shares of the Company’s common stock, other than the Buyer and its directors, officers and affiliates and the directors, officers, managers and affiliates of the Company.

The terms and conditions of the Transaction are more fully set forth in an Agreement and Plan of Merger (the “Agreement”) between the Company and the Buyer. Pursuant to the Agreement and for purposes of our Opinion, we understand that the consideration expected to be exchanged by the Buyer for the outstanding common and preferred stock of the Company, has an aggregate value of approximately $88.9 million. The consideration consists of 0.2703 shares of Buyer common stock for each share of Company common and preferred stock (the “Exchange Ratio”), subject to certain potential adjustments, as more fully set forth in the Agreement.

In connection with rendering our Opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding the Company and the Buyer;

(ii)	analyzed certain audited financial statements regarding the Company and the Buyer;

(iii)	analyzed certain internal financial statements and other financial and operating data concerning the Company and the Buyer prepared by management of the Company and Buyer;

(iv)

analyzed, on a pro forma basis, in reliance upon financial projections and other information concerning the Company and the Buyer prepared by and assumptions provided by the management of the Company and the Buyer, the effect of the Transaction on the balance sheet, capitalization ratios, earnings and tangible book value both in the aggregate and, where applicable, on a per share basis of the Buyer;

(v)	reviewed the reported prices and trading activity for the common stock of the Company and the Buyer;

September 3, 2019

(vi)	compared the financial performance of the Company and the Buyer with that of certain other publicly-traded companies and their securities that we deemed relevant to our analysis of the Transaction;

(vii)	reviewed the financial terms, to the extent publicly available, of certain merger or acquisition transactions that we deemed relevant to our analysis of the Transaction;

(viii)	reviewed the most recent draft of the Agreement and related documents provided to us by the Company;

(ix)

discussed with management of the Company and the Buyer the operations of and future business prospects for the Company and the Buyer and the anticipated financial consequences of the Transaction to the Company and the Buyer;

(x)	assisted in your deliberations regarding the material terms of the Transaction and your negotiations with the Buyer; and

(xi)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of the information and financial data provided to us by the Company and the Buyer and of the other information reviewed by us in connection with the preparation of our Opinion, and our Opinion is based upon such information. We have not assumed any responsibility for independent verification of the accuracy or completeness of any of such information or financial data. The managements of the Company and the Buyer have assured us that they are not aware of any relevant information that has been omitted or remains undisclosed to us. We have not assumed any responsibility for making or undertaking an independent evaluation or appraisal of any of the assets or liabilities of the Company or of the Buyer, and we have not been furnished with any such evaluations or appraisals; nor have we evaluated the solvency or fair value of the Company or of the Buyer under any laws relating to bankruptcy, insolvency or similar matters. We have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or the Buyer. With respect to the financial forecasts prepared by the Company and the Buyer, including the forecasts of potential cost savings and transaction costs, we have assumed that such financial forecasts have been reasonably prepared and reflect the best currently available estimates and judgments of the managements of the Company and the Buyer as to the future financial performance of the Company and the Buyer and that the financial results reflected by such projections will be realized as predicted. We have not received or reviewed any individual credit files nor have we made an independent evaluation of the adequacy of the allowance for loan losses of the Company or the Buyer. We have also assumed that the representations and warranties contained in the Agreement and all related documents are true, correct and complete in all material respects.

September 3, 2019

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. We are familiar with the Company and the Buyer, but within the past two years we have not provided investment banking services to the Company or the Buyer in connection with any other transactions or received investment banking fees from the Company or the Buyer. We serve as financial adviser to the Company in connection with the Transaction, and we are entitled to receive from the Company reimbursement of our expenses and a fee for our services as financial adviser to the Company, a significant portion of which is contingent upon the consummation of the Transaction. We are also entitled to receive a fee from the Company for providing our Opinion to the Board of Directors of the Company. The Company has also agreed to indemnify us for certain liabilities arising out of our engagement, including certain liabilities that could arise out of our providing this Opinion letter. Stephens expects to pursue future investment banking services assignments from participants in this Transaction. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of the Company or of any other participant in the Transaction. Please note that an officer of Stephens Inc. is a former member of the Board of Directors of the Company and is also a son of a current member of the Board of Directors of the Company.

We are not legal, accounting, regulatory or tax experts, and we have relied solely, and without independent verification, on the assessments of the Company and its other advisors with respect to such matters. We have assumed, with your consent, that the Transaction will not result in any material adverse legal, accounting, regulatory or tax consequences for the public shareholders of the Company.

The Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and on the information made available to us as of the date hereof. It should be understood that subsequent developments may affect this Opinion and that we do not have any obligation to update, revise or reaffirm this Opinion. We have assumed that the Transaction will be consummated on the terms of the latest draft of the Agreement provided to us, without material waiver or modification. We have assumed that in the course of obtaining the necessary regulatory, lending or other consents or approvals (contractual or otherwise) for the Transaction, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that would have a material adverse effect on the contemplated benefits of the Transaction to the public shareholders of the Company. We are not expressing any opinion herein as to the price at which the common stock or any other securities of the Company or the Buyer will trade following the announcement of the Transaction.

This Opinion is for the use and benefit of the Board of Directors of the Company for purposes of assisting with its evaluation of the Transaction. Our Opinion does not address the merits of the underlying decision by the Company to engage in the Transaction, the merits of the Transaction as compared to other alternatives potentially available to the Company or the relative effects of any alternative transaction in which the Company might engage, nor is it intended to be a recommendation to any person as to any specific action that should be taken in connection with the Transaction. This Opinion is not intended to confer any rights or remedies upon any other person. In addition, except as explicitly set forth in this letter, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company. We have not been asked to express any opinion, and do not express any opinion, as to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or to any group of such officers, directors or employees, relative to the compensation to other shareholders of the Company. Our Fairness Opinion Committee has approved the Opinion set forth in this letter. Neither this Opinion nor its substance may be disclosed by you to anyone other than your advisors without our written permission. Notwithstanding the foregoing, this Opinion and a summary discussion of our underlying analyses and role as financial adviser to the Company may be included in communications to shareholders of the Company, provided that we approve of the content of such disclosures prior to any filing or publication of such shareholder communications.

September 3, 2019

Based on the foregoing and our general experience as investment bankers, and subject to the assumptions and qualifications stated herein, we are of the opinion, on the date hereof, that the Exchange Ratio to be received by the public shareholders of the Company in the Transaction is fair to them from a financial point of view.

Very truly yours,

STEPHENS INC.

By: /s/ STEPHENS INC.

Appendix C

CODE OF VIRGINIA

TITLE 131 CORPORATION

CHAPTER 9. VIRGINIA STOCK CORPORATION ACT

ARTICLE 15. APPRAISAL RIGHTS AND OTHER REMEDIES

§ 13.1-729. Definitions

As used in this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer of such person. For purposes of subdivision B 4 of § 13.1-730, a person is deemed to be an affiliate of its senior executives.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the domestic corporation that is the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the survivor in a merger.

“Fair value” means the value of the corporation’s shares determined:

1. Immediately before the effectiveness of the corporate action to which the shareholder objects;

2. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

3. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles of incorporation pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the date the corporate action becomes effective until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a. Was the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares of the corporation having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b. Excluding the voting power of any shares of the corporation acquired pursuant to an offer for all shares having voting power if the offer was made within the previous one year for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action, had the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

c. Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate of the corporation, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Senior executive” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner.

Credits

Acts 1985, c. 522; Acts 1992, c. 575; Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2019, c. 734.

§ 13.1-730. Right to Appraisal

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, or would be required but for the provisions of subsection G of § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange in which the corporation is the acquired entity, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that are not acquired in the share exchange;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the disposition of assets is an interested transaction;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

5. Any other merger, share exchange, disposition of assets, or amendment of the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors;

6. Consummation of a domestication in which a domestic corporation becomes a foreign corporation if the shareholder does not receive shares in the foreign corporation resulting from the domestication that have terms as favorable to the shareholder in all material respects, and represent at least the same percentage interest in the total voting rights of the outstanding shares of the foreign corporation, as the shares held by the shareholder immediately before the domestication; or

7. Consummation of a conversion to an unincorporated entity pursuant to Article 12.2 (§ 13.1-722.8 et seq.).

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4, A 6, and A 7 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933;

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, and directors and by any beneficial shareholder or any voting trust beneficial owner owning more than 10 percent of such shares; or

c. Issued by an open end management investment company registered with the U.S. Securities and Exchange Commission under the federal Investment Company Act of 1940 and that may be redeemed at the option of the holder at net asset value.

2. The applicability of subdivision 1 shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights or in the case of an offer made pursuant to subsection G of § 13.1-718, the date of such offer; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders and no offer made pursuant to subsection G of § 13.1-718.

3. Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 at the time the corporate action becomes effective.

4. Subdivision 1 shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that (i) no such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as a part of a group, on the action, and (ii) any such limitation or elimination contained in an amendment of the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year after the effective date of such amendment if such action would otherwise afford appraisal rights.

Credits

Acts 1985, c. 522; Acts 1986, c. 540; Acts 1988, c. 442; Acts 1990, c. 229; Acts 1992, c. 575; Acts 1996, c. 246; Acts 1999, c. 288; Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2010, c. 782; Acts 2015, c. 611; Acts 2019, c. 734.

§ 13.1-731. Assertion of Rights by Nominees and Beneficial Owners

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or the voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder or a voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner.

Credits

Acts 1985, c. 522; Acts 2005, c. 765. Amended by Acts 2019, c. 734.

§ 13.1-732. Notice of Appraisal Rights

A. Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article, the meeting notice, or when no approval of such action is required pursuant to subsection G of § 13.1-718, the offer made pursuant to subsection G of § 13.1-718 shall state the corporation’s position as to the availability of appraisal rights.

If the corporation concludes that appraisal rights are or may be available, a copy of this article shall accompany the meeting notice or offer sent to those record shareholders who are or may be entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent entity shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C. Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657 and the corporation has concluded that shareholders are or may be entitled to assert appraisal rights under this article:

1. Written notice stating the corporation’s position as to the availability of appraisal rights shall be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and shall be accompanied by a copy of this article; and

2. Written notice stating the corporation’s position as to the availability of appraisal rights shall be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections H and I of § 13.1-657, may include the materials described in § 13.1-734, and shall be accompanied by a copy of this article.

D. Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A, B, or C shall be accompanied by:

1. The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2. The latest available quarterly financial statements of such corporation, if any.

E. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

F. The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

Credits

Acts 1985, c. 522; Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2012, c. 706; Acts 2015, c. 611; Acts 2019, c. 734.

§ 13.1-733. Notice of Intent to Demand Payment

A. If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Must deliver to the corporation’s secretary before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in subsection A of § 13.1-730 is to be approved by shareholders by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Shall deliver to the corporation’s secretary before the proposed action becomes effective written notice of the shareholder’s intent to demand payment if the proposed action is effectuated, except that such written notice is not required if the notice required by subsection C of § 13.1-732 is given less than 25 days prior to the date such proposed action is effectuated; and

2. Shall not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. If a corporate action specified in subsection A of § 13.1-730 does not require shareholder approval pursuant to subsection G of § 13.1-718, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares (i) shall deliver to the secretary of the corporation before the shares are purchased pursuant to the offer written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and (ii) shall not tender, or cause or permit to be tendered, any shares of such class or series in response to such offer.

D. A shareholder who fails to satisfy the requirements of subsection A, B, or C is not entitled to payment under this article.

Credits

Acts 1985, c. 522; Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2010, c. 782; Acts 2015, c. 611; Acts 2019, c. 734.

§ 13.1-734. Appraisal Notice and Form

A. If a corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver a written appraisal notice and the form required by subdivision B 1 to all shareholders who satisfy the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be delivered no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1. Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction as to the class or series of shares for which appraisal is sought;

2. State:

a. Where the form must be delivered and where certificates for certificated shares are required to be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subdivision b;

b. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice is delivered, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision b, the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision b; and

3. Be accompanied by a copy of this article.

Credits

Acts 1985, c. 522; Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2010, c. 782; Acts 2012, c. 706; Acts 2019, c. 734.

§ 13.1-735. Repealed

§ 13.1-735.1. Perfection of Rights; Right to Withdraw

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form delivered by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. In addition, if applicable, the shareholder shall certify on the form whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the secretary of the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

Credits

Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2019, c. 734.

§ 13.1-736. Repealed

§ 13.1-737. Payment

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent financial information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified in subsection B of § 13.1-739, such shareholder shall be deemed to have accepted such payment under subsection A in full satisfaction of the corporation’s obligations under this article.

C. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subdivision B 1 by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

Credits

Acts 1985, c. 522; Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2012, c. 706; Acts 2019, c. 734.

§ 13.1-738. After-Acquired Shares

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation’s secretary of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2, plus interest, to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after delivering the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2, plus interest, to each shareholder described in subdivision B 5.

Credits

Acts 1985, c. 522; Acts 2005, c. 765; Acts 2007, c. 165. Amended by Acts 2019, c. 734.

§ 13.1-739. Procedure if Shareholder Dissatisfied with Payment or Offer

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation’s secretary in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under § 13.1-737. A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation’s secretary in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

Credits

Acts 1985, c. 522; Acts 2005, c. 765. Amended by Acts 2019, c. 734.

§ 13.1-740. Court Action

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, regardless of whether they are residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares exceeds the amount paid by the corporation to the shareholder for such shares, plus interest or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

Credits

Acts 1985, c. 522; Acts 2005, c. 765. Amended by Acts 2019, c. 734.

§ 13.1-741. Court Costs and Counsel Fees

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all court costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess court costs against all or some of the shareholders demanding appraisal, in amounts that the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the expenses of the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the expenses incurred by any shareholder were of substantial benefit to other shareholders similarly situated, and that such expenses should not be assessed against the corporation, the court may direct that such expenses be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all expenses of the suit.

Credits

Acts 1985, c. 522; Acts 2005, c. 765. Amended by Acts 2019, c. 734.

§ 13.1-741.1. Limitations on Other Remedies for Fundamental Transactions

A. Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B. Subsection A does not apply to a corporate action that:

1. Was not authorized and approved in accordance with the applicable provisions of:

a. Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), Article 12.1 (§ 13.1-722.1:1 et seq.), Article 12.2 (§ 13.1-722.8 et seq.), or Article 13 (§ 13.1-723 et seq.);

b. The articles of incorporation or bylaws; or

c. The resolution of the board of directors authorizing the corporate action;

2. Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3. Is an interested transaction, unless it has been recommended by the board of directors in the same manner as is provided in subsection B of § 13.1-691 or has been approved by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4. Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a. The challenge to the corporate action is brought by a shareholder who did not consent to the corporate action and as to whom notice of the approval of the corporate action was not effective at least 10 days before the corporate action was effected; and

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

C. Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

Credits

Acts 2007, c. 165. Amended by Acts 2008, c. 91; Acts 2015, c. 611; Acts 2019, c. 734.